Exhibit 99.21

EXECUTION VERSION

Originally dated 5 August 2024,
as amended pursuant to amendment letters dated 9 August 2024, 30 August 2024 and 3 October 2024 and as further amended and restated by an amendment and restatement agreement dated 28 February 2025

SENIOR FACILITIES AGREEMENT

ATLAS

(as the Company)

arranged by

BNP PARIBAS

CITIBANK, N.A., LONDON BRANCH

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

J.P. MORGAN SE

NATIXIS

SOCIÉTÉ GÉNÉRALE

(as Mandated Lead Arrangers)

with

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

(as Agent)

and

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

(as Security Agent)

KIRKLAND & ELLIS INTERNATIONAL LLP

30 St. Mary Axe
London EC3A 8AF
Tel: +44 (0)20 7469 2000
Fax: +44 (0)20 7469 2001
www.kirkland.com

TABLE OF CONTENTS

1.	Definitions and Interpretation	4
2.	The Facilities	53
3.	Purpose	62
4.	Conditions of Utilisation	63
5.	Utilisation – Loans	67
6.	Repayment	69
7.	Illegality, Voluntary Prepayment and Cancellation	73
8.	Mandatory Prepayment	75
9.	Restrictions	80
10.	Interest	82
11.	Interest Periods	83
12.	Changes to the Calculation of Interest	85
13.	Fees	85
14.	Taxes	87
15.	Increased Costs	97
16.	Other Indemnities	100
17.	Mitigation by the Lenders	102
18.	Costs and Expenses	103
19.	Representations and Warranties	104
20.	Information Undertakings	111
21.	Financial Covenant	114
22.	General Undertakings	118
23.	Events of Default	121
24.	Changes to the Lenders	126
25.	Debt Purchase Transactions	138
26.	Changes to the Borrower	142
27.	Role of the Agent, the Mandated Lead Arrangers and Others	143
28.	Conduct of Business by the Finance Parties	154
29.	Sharing Among the Finance Parties	154
30.	Payment Mechanics	155
31.	Set-Off	160
32.	Notices	160
33.	Calculations and Certificates	163
34.	Partial Invalidity	163
35.	Remedies and Waivers	163
36.	Amendments and Waivers	163
37.	Confidentiality	175
38.	Counterparts	180
39.	Governing Law	180
40.	Enforcement	181
41.	Contractual Recognition of Bail-In	181
42.	Waiver of Jury Trial	183
43.	USA Patriot Act	183
44.	Acknowledgement regarding any Supported QFC	184

THIS AGREEMENT is originally dated 5 August 2024, as amended pursuant to amendment letters dated 9 August 2024, 30 August 2024 and 3 October 2024 and as further amended and restated by an amendment and restatement agreement dated 28 February 2025.

BETWEEN:

(1)	ATLAS INVESTISSEMENT, a private limited liability company (société par actions simplifiée à associé unique) organised under the laws of France, with registered office at 16 rue de la Ville L'Evêque - 75008 Paris, France, registered with the trade and companies register (Registre de commerce et des sociétés) of Paris under number 908 070 188 ("Topco");

(2)	ATLAS (formerly known as Atlas Luxco S.à r.l.), a private limited company (société par actions simplifiée) incorporated and existing under the laws of France, having its registered office at 16 rue de la Ville-L’Evêque, 75008 Paris, France and registered with the Trade and Companies Register (Registre de commerce et des sociétés) of Paris under number 935 295 519 (the "Company" and the "Original Borrower);

(3)	BNP PARIBAS, CITIBANK N.A., LONDON BRANCH, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, J.P. MORGAN SE, NATIXIS and SOCIÉTÉ GÉNÉRALE as bookrunners and mandated lead arrangers (the "Mandated Lead Arrangers");

(4)	THE FINANCIAL INSTITUTIONS listed in Part I (The Original Lenders) of Schedule 1 (The Lenders) as Lenders (the "Original Lenders");

(5)	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK as agent of the other Finance Parties (the "Agent"); and

(6)	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK as security agent for the Secured Parties (the "Security Agent").

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

"Accelerating Majority Lenders" means a Lender or Lenders whose Commitments aggregate sixty six and two-thirds (66 2/3) per cent. or more of the Total Commitments at that time, or if the Total Commitments at that time have been reduced to zero (0), a Lender or Lenders whose Commitments aggregated sixty six and two-thirds (66 2/3) per cent. or more of the Total Commitments immediately prior to that reduction.

"Acceptable Bank" means:

(a)	a bank or financial institution which has a long term unsecured credit rating of at least BBB- by S&P or Fitch or at least Baa3 by Moody's or a comparable rating from an internationally recognised credit rating agency, or any bank or financial institution which (having previously satisfied such requirement) ceases to satisfy the foregoing ratings requirement for a period of not more than three (3) Months (an "Acceptable Rated Bank");

(b)	any Finance Party or any Affiliate of a Finance Party;

(c)	any other bank or financial institution on the Approved List or which otherwise provides banking services to the Group or the Target Group (as applicable) and is notified in writing to the Agent on or before the Closing Date; and

(d)	any other bank or financial institution approved by the Agent (acting reasonably) or providing banking services to a business or entity acquired by a member of the Group or the Target Group (as applicable), provided that such services are terminated and moved to a bank or financial institution falling under another limb of this definition within six (6) Months of completion of the relevant acquisition.

"Acceptable Nation" means Australia, Canada, any member state of the EU, Japan, New Zealand, Switzerland, Norway, the UK, the US, or any other state, country or sub-division of a country which has a rating for its short-term unsecured and non credit-enhanced debt obligations of A-1 or higher by S&P or F1 or higher by Fitch or P-1 or higher by Moody's or by an instrumentality or agency of any such government having an equivalent credit rating or which state or country has been approved by the Agent (acting on the instructions of the Majority Lenders).

"Acceptable Rated Bank" has the meaning given to that term in paragraph (a) of the definition of Acceptable Bank.

"Accounting Period" means:

(a)	the accounting period of the Borrower commencing on the date of incorporation of the Borrower (or such other date as permitted or provided by applicable law) and ending on the first Accounting Reference Date thereafter (or such other date not more than seven days before or after the Accounting Reference Date, as the Borrower may determine); and

(b)	each fiscal year or other equivalent accounting period of the Borrower ending on the Accounting Reference Date (or such other date not more than seven days before or after the Accounting Reference Date, as the Borrower may determine) in each subsequent year.

"Accounting Principles" means, in respect of the Borrower, at its election, IFRS or generally accepted accounting principles in its jurisdiction of incorporation prior to or following the Repatriation Date, in each case to the extent applicable to the relevant financial statements and as applied by the Borrower from time to time.

"Accounting Reference Date" means 31 December, or otherwise, the accounting reference date of the Borrower.

"Acquisition" means the direct or indirect acquisition by the Company of Target Shares, including:

(a)	pursuant to the Offers and/or the Acquisition Documents;

(b)	which are contributed and/or transferred to the Company;

(c)	pursuant to or in connection with any Delisting and/or Squeeze-Out or Sell-Out; and

(d)	over the stock exchange, in the open market or via any other trading platform.

"Acquisition Documents" means the Offer Announcement, the Offer Document, any document in connection with any Squeeze-Out, any additional press release by the Company, any other document ancillary to or entered into in connection with any of the foregoing and any other document or agreement designated in writing as an Acquisition Document by the Company and the Agent.

"Additional Facility" means one or more additional term facilities made available pursuant to Clause 2.2 (Additional Facilities) which are documented under this Agreement including as new or existing facility commitment(s) and/or as an additional tranche or class of, or an increase of, or an extension of, any existing Term Facility or a previously incurred Additional Facility.

"Additional Facility Commencement Date" means in respect of an Additional Facility, the date, as elected by the Company, specified as the Additional Facility Commencement Date (being any date when the relevant Additional Facility is committed or available for utilisation or such other date specified by the Company) in the Additional Facility Notice relating to that Additional Facility.

"Additional Facility Commitment" means:

(a)	in relation to an Additional Facility Lender, the amount in the Base Currency set out in each Additional Facility Notice signed by that Additional Facility Lender and the amount of any other Additional Facility Commitment transferred to or assumed by it under this Agreement (including in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase)); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Additional Facility Commitment transferred to or assumed by it under this Agreement (including in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase)),

to the extent:

(i)	not cancelled, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero (0) pursuant to Clause 25 (Debt Purchase Transactions).

"Additional Facility Lender" means any Lender or other bank, trust, financial institution, fund, entity or other person which signs an Additional Facility Notice and confirms its willingness to provide all or a part of an Additional Facility.

"Additional Facility Lender Accession Notice" means a notice substantially in the form set out in Part I (Form of Additional Facility Lender Accession Notice) of Schedule 11 (Forms of Additional Facility Notifications) or any other form agreed between the Agent and the Company (each acting reasonably).

"Additional Facility Loan" means a loan made or to be made under any Additional Facility or the principal amount outstanding for the time being of that loan.

"Additional Facility Notice" means, in respect of an Additional Facility, a notice substantially in the form set out in Part II (Form of Additional Facility Notice) of Schedule 11 (Forms of Additional Facility Notifications) (or any other form agreed between the Agent and the Company (each acting reasonably)) delivered by the Company to the Agent in accordance with Clause 2.2 (Additional Facilities).

"Affiliate" means, in relation to:

(a)	any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

(b)	Natixis, shall also mean, any member of the Banque Populaire and Caisse d'Epargne networks within the meaning of articles L.512-11, L.512-86 and L.512-106 of the French monetary and financial Code (Code monétaire et financier); and

(c)	Crédit Agricole Corporate And Investment Bank, for the purposes of this agreement, Crédit Agricole S.A., any of its direct or indirect subsidiaries and any Caisse Régionale de Crédit Agricole.

"Agent's Spot Rate of Exchange" means the London foreign exchange market spot rate of exchange for the purchase of the relevant currency with the Base Currency at or about 11.00 a.m. (local time) on a particular day.

"Agreed Certain Funds Entity" means, with respect to any Agreed Certain Funds Utilisation of an Additional Facility, any member of the Group and/or Topco.

"Agreed Additional Facility Certain Funds Notice" has the meaning given to that term in Clause 4.6 (Utilisations during an Agreed Certain Funds Period).

"Agreed Certain Funds Period" means, in respect of any Additional Facility, such period specified in any relevant Agreed Additional Facility Certain Funds Notice.

"Agreed Certain Funds Utilisation" means, in respect of an Additional Facility, a Utilisation made or to be made under the Additional Facility during any Agreed Certain Funds Period.

"Agreed Security Principles" means the principles set out in Schedule 8 (Agreed Security Principles).

"Annual Financial Statements" means the annual audited financial statements for a Financial Year delivered pursuant to paragraph (a) of Section 1 of Schedule 12 (Information Undertakings) in accordance with the provisions of Clause 20.1 of (Information Undertakings).

"Applicable Metric" means any financial covenant or financial ratio or Incurrence-based permission, test, basket or threshold in any Finance Document (including any financial definition or component thereof and any financial ratio, test, basket or threshold or permission based on the calculation of Consolidated EBITDA or the Proportionate Net Leverage Ratio), any Default, Event of Default or other relevant breach of a Finance Document.

"Applicable Securities Laws" means any applicable law, rules, regulations and/or requirements (including of any Relevant Regulator) the Exchange Act, the Securities Act, the Swedish Offer Regulations, the Luxembourg Takeover Law and the Luxembourg Squeeze-Out and Sell-Out Law.

"Approved List" means the list of lenders and potential lenders agreed by the Company and the Majority Arrangers before the first Utilisation Date and held by the Agent (as the same may be amended from time to time pursuant to paragraph (c) of Clause 24.3 (Conditions of Transfer)).

"Arrangement Fee Letter" means the fee letter entitled "Project Meria - Senior Facilities Fee Letter" and dated 2 August 2024 from the Mandated Lead Arrangers to the Company.

"Asset Disposition" has the meaning given to that term in Schedule 15 (Certain New York Law Defined Terms).

"Assignment Agreement" means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor, the relevant assignee and the Company (each acting reasonably), provided that if that other form does not contain an undertaking substantially similar to the undertaking set out in the form set out in Schedule 5 (Form of Assignment Agreement) it shall not be a Creditor/Agent Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration, in each case required by any applicable law or regulation.

"Availability Period" means:

(a)	in relation to Facility B1, the period from (and including) the date of this Agreement to (and including) the last day of the Certain Funds Period;

(b)	in relation to Facility B2, the period from (and including) the date of this Agreement to (and including) the last day of the Certain Funds Period;

(c)	in relation to Facility B3, the period from (and including) the First Amendment Effective Date to (and including) the last day of the Certain Funds Period;

(d)	in relation to the Original Revolving Facility, the period from (and including) Settlement Date to (and including) the Termination Date applicable to the Original Revolving Facility; and

(e)	in relation to any Additional Facility, the period specified in the Additional Facility Notice delivered by the Company in accordance with Clause 2.2 (Additional Facilities) for that Additional Facility.

"Available Commitment" means, in relation to a Facility, a Lender's Commitment under that Facility minus (subject to as set out below):

(a)	the Base Currency Amount of its participation in any outstanding Utilisations under that Facility; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date.

For the purposes of calculating a Lender's Available Commitment in relation to any proposed Utilisation under a Revolving Facility only, a Lender's (or its Affiliate's) participation in any Revolving Facility Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from that Lender's Revolving Facility Commitment.

"Available Facility" means, in relation to a Facility, the aggregate for the time being of each Lender's Available Commitment in respect of that Facility.

"Backstop Bridge Facility" has the meaning given to that term in the Commitment Letter.

"Backstop Bridge Facilities Agreement" has the meaning given to that term in the Commitment Letter.

"Bank Levy" means any amount payable by any Finance Party or any of its Affiliates on the basis of, or in relation to:

(a)	its balance sheet or capital base or any part of that person or its liabilities, minimum regulatory capital or interest margin or any combination thereof (including the United Kingdom bank levy as set out in the Finance Act 2011 (as amended), the French taxe pour le financement du fonds de soutien aux collectivités territoriales as set out by Article 235 ter ZE bis of the French Code Général des impôts, the German bank levy as set out in the German Restructuring Fund Act 2010 (Restrukturierungsfondsgesetz), the Dutch bankenbelasting as set out in the Dutch bank levy act (Wet bankenbelasting), the Austrian bank levy as set out in the Austrian Stability Duty Act (Stabilitätsgesetz), the Spanish bank levy (Impuesto sobre los Depósitos en las Entidades de Crédito) as set out in the Law 16/2012 of 27 December 2012, the Swedish bank levy as set out in the Swedish Precautionary Support Act (Sw. lag (2015:1017) om förebyggande statligt stöd till kreditinstitut) (as amended)), the Belgian annual tax on financial institutions laid down in Articles 201/10 to 201/19 of the Belgian Code on Miscellaneous Taxes and Duties (Wetboek diverse rechten en taksen) and any other levy or tax in any jurisdiction levied on a similar basis or for a similar purpose;

(b)	any bank surcharge or banking corporation tax surcharge as set out in Chapter 4 of Part 7A of the United Kingdom Corporation Tax Act 2010 and any other surcharge or tax of a similar nature implemented in any other jurisdiction;

(c)	any financial activities taxes (or other taxes) of a kind contemplated in the European Commission consultation paper on financial sector taxation dated 22 February 2011 or the Single Resolution Mechanism established by EU Regulation 806/2014 of 15 July 2014; or

(d)	any windfall tax imposed on or calculated by reference to the interest income, commissions or interest margin of that person.

"Bankruptcy Code" means Title 11 of the United States Code.

"Base Currency" means:

(a)	for Facility B1, Facility B2 and Facility B3, US Dollars;

(b)	for the Original Revolving Facility, US Dollars; and

(c)	in relation to any Additional Facility, as agreed between the Company and the applicable Additional Facility Lenders.

"Base Currency Amount" means:

(a)	in relation to a Utilisation of a Facility, the amount specified in the Utilisation Request delivered by the Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency for that Facility, that amount converted into the Base Currency at the Agent's Spot Rate of Exchange at the time specified in Schedule 7 (Timetables)); and

(b)	in relation to an Additional Facility Commitment, the amount specified as such in the Additional Facility Notice delivered to the Agent by the Company pursuant to Clause 2.2 (Additional Facilities) (or, if the amount specified is not denominated in the Base Currency, that amount of the Additional Facility converted into the Base Currency at an exchange rate used by the Company (in good faith) and notified to the Agent or, if the Company has not so notified the Agent, at the Agent's Spot Rate of Exchange on the applicable Additional Facility Commencement Date), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation.

"Benchmark Rate Change" has the meaning given to that term in paragraph (a) of Clause 36.8 (Replacement of Screen Rate).

"Board of Directors" means:

(a)	with respect to the Company or any company or corporation, the board of directors or managers, as applicable, of that company or corporation, or any duly authorised committee thereof;

(b)	with respect to any limited liability company, the sole member, sole manager, board of managers, board of directors or other governing body, as applicable, of that limited liability company, or any duly authorised committee thereof;

(c)	with respect to any partnership, the board of directors or other governing body of the general partner of that partnership or any duly authorised committee thereof, except if a manager or a board of managers have been appointed in accordance with the constitutional documents of such partnership, in which case paragraph (a) above shall apply; and

(d)	with respect to any other person, the board or any duly authorised committee of that person serving a similar function.

Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors or equivalent (excluding employee representatives, if any) on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting (or equivalent) or as a formal board approval (or equivalent)). Any action or determination to be made by the Board of Directors may be made by the Board of Directors of the Company or (if that company's board constitutes the main governing body for the business of the Group) any Parent Entity.

"Borrower" means:

(a)	prior to the occurrence of the Repatriation Date, the Original Borrower, incorporated as a private limited company (société à responsabilité limitée) existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de commerce et des sociétés, Luxembourg) and constituting a Luxembourg Borrower for the purposes of this Agreement; and

(b)	following the occurrence of the Repatriation Date, the Original Borrower incorporated as a French société par actions simplifiée, registered with the trade and companies register (Registre de commerce et des sociétés) of Paris and constituting a French Borrower for the purposes of this Agreement.

"Break Costs" means, in respect of any Loan, the amount (if any) by which:

(a)	the applicable Term SOFR, if positive and disregarding any interest rate floor, which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount (if positive) which that Lender would be able to obtain by placing an amount equal to the principal amount of that Loan or Unpaid Sum received by it on deposit with a leading bank in the Relevant Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London, United Kingdom, Luxembourg City, Grand Duchy of Luxembourg, New York, United States of America, Stockholm, Sweden or Paris, France, and (in relation to any date for payment or purchase of a currency other than US Dollars) the principal financial centre of the country of that currency; and provided that for the purposes of any Utilisation and the determination and/or calculation of any periods in connection with the Certain Funds Period and/or any Utilisation, including for determining and/or calculating the date of any Utilisation Request and any Utilisation Date for any Loan and/or any Pre-Funding Loan, "Business Day" shall, at the Company’s option in relation to any determination of Business Days, have the same meaning as in any Acquisition Document.

"Capital Stock" has the meaning given to that term in Schedule 15 (Certain New York Law Defined Terms).

"Cash Equivalent Investments" means, at any time when held by a member of the Group or the Target Group (as applicable), any Cash Equivalents, Temporary Cash Investments or Investment Grade Securities (in each case as defined in Schedule 15 (Certain New York Law Defined Terms)) and (without double counting):

(a)	debt securities or other investments in marketable debt obligations issued or guaranteed by an Acceptable Nation or any agency thereof and having not more than one (1) year to final maturity;

(b)	certificates of deposit maturing within one (1) year after the relevant date of calculation and issued by an Acceptable Bank;

(c)	any investment in marketable debt obligations issued or guaranteed by any government of any Acceptable Nation, maturing within one (1) year after the relevant date of calculation and not convertible or exchangeable to any other security;

(d)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	which matures within one (1) year after the relevant date of calculation; and

(iii)	which has a credit rating of either A-1 or higher by S&P or F1 or higher by Fitch or P-1 or higher by Moody's, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its short term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(e)	bills of exchange issued in any Acceptable Nation or, in each case, any agency thereof and eligible for rediscount at the relevant central bank and accepted by a bank (or their dematerialised equivalent);

(f)	any investment which:

(i)	is an investment in money market funds:

(A)	with a credit rating of either A-1 or higher by S&P or F1 or higher by Fitch or P-1 or higher by Moody's; or

(B)	which invests substantially all their assets in securities of the types described in paragraphs (a) to (e) above;

(ii)	is any other money market investment (including repurchase agreements) and substantially all of the assets or collateral in respect of that investment have a credit rating of either A-1 or higher by S&P or F1 or higher by Fitch or P-1 or higher by Moody's; or

(iii)	can be turned into cash on not more than thirty (30) days' notice; or

(g)	any other debt security approved by the Majority Lenders (each acting reasonably and in good faith),

in each case, to which any member of the Group or member of the Target Group (as applicable) is alone (or together with other members of the Group or Target Group (as applicable)) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or Target Group (as applicable) or subject to any Security (other than a Permitted Lien).

"Centre of Main Interests" means the "centre of main interests" as such term is used in Article 3(1) of the EU Insolvency Regulation.

"CEO" means the chief executive officer of the Group or, if no chief executive officer is appointed, such other person fulfilling the functions of chief executive officer of the Group.

"Certain Funds Entities" means the Company and (solely to the extent any Major Event of Default, Major Representation and/or Major Undertaking (as applicable) applies to it) Topco.

"Certain Funds Period" means:

(a)	in respect of Facility B1 and Facility B2, the period beginning on (and including) the date of this Agreement and ending at 11:59 p.m. (in London) on the earliest of:

(i)	the Offer Termination Date; and

(ii)	the date falling twelve (12) months after (and excluding) the date of the Offer Announcement (or, if such date is not a Business Day, the next successive Business Day),

or, in each case, such later time and date as agreed by the Original Lenders (acting reasonably and in good faith); and

(b)	in respect of Facility B3, the period beginning on (and including) the First Amendment Effective Date and ending at 11:59 p.m. (in London) on the date falling twelve (12) months after (and excluding) the First Amendment Effective Date.

"Certain Funds Utilisation" means a Utilisation made or to be made during the Certain Funds Period (including for the avoidance of doubt, any Pre-Funding Loan).

"CFO" means the chief financial officer or finance director of the Group or, if no chief financial officer or finance director is appointed, such other person fulfilling the functions of chief financial officer or finance director of the Group.

"Change of Control" has the meaning given to that term in Clause 8.1 (Change of Control).

"Change of Control Notice" has the meaning given to that term in paragraph (a)(i) of Clause 8.1 (Change of Control).

"Change of Control Put Option Period" has the meaning given to that term in paragraph (a)(ii) of Clause 8.1 (Change of Control).

"Charged Property" has the meaning given to that term in the Intercreditor Agreement.

"Closing Date" means the first date on which Facility B is drawn to complete any Acquisition, being 27 August 2024.

"Commitment" means a Facility B Commitment, an Original Revolving Facility Commitment and an Additional Facility Commitment.

"Commitment Letter" means the commitment letter entitled "Project Meria – Amended & Restated Commitment Letter: Long-term Facilities" and dated 2 August 2024 from the Mandated Lead Arrangers and the Original Lenders to the Company.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate) (or in any other form agreed between the Company and the Agent (each acting reasonably)) and delivered by the Company to the Agent under Clause 20.2 (Provision and contents of Compliance Certificates).

"Confidential Information" means all information relating to Topco, the Company, NJJ Holding, Iliad Holding and its Subsidiaries, the Group, the Target Group, the Investors, the Transaction Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	Topco, the Company, NJJ Holding, Iliad Holding or any of its Subsidiaries, the Group, the Target Group, any Investor or any of their respective advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from Topco, the Company, NJJ Holding, Iliad Holding or any of its Subsidiaries, the Group, the Target Group, any Investor or any of their respective advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party or any of its Affiliates of Clause 37 (Confidentiality);

(ii)	is identified in writing at the time of delivery as non-confidential by Topco, the Company, NJJ Holding, Iliad Holding or any of its Subsidiaries, the Group, the Target Group, any Investor or any of their respective advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with Topco, the Company, NJJ Holding, Iliad Holding and its Subsidiaries, the Group, the Target Group and the Investors and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA on the date of this Agreement or in any other form agreed between the Company and the Agent, and in any case capable of being relied upon by (without requiring its signature by virtue of reliance on the Third Parties Act), and not capable of being materially amended without the consent of, the Company.

"Control Condition Satisfaction Date" means 26 February 2025, being the first date on which any of the following conditions was satisfied:

(a)	the Target Ownership Percentage is fifty (50) per cent. or more; or

(b)	the Target declares $200,000,000 or more of dividends (or any equivalent distributions or payments) in any twelve (12) Month period.

"Consolidated EBITDA" has the meaning given to that term in Clause 21.1 (Financial definitions).

"Constitutional Documents" means the constitutional documents of the Company.

"Control Date" means the date on which the Target is a wholly-owned Subsidiary of the Company and none of the Target Shares are listed or admitted to trading on any stock or investment exchanges or other exchange or market (and for the avoidance of doubt, there are no pending or threatened proceedings involving any Minority Shareholders (or former Minority Shareholders).

"CSSF" means the Commission de Surveillance du Secteur Financier of Luxembourg.

"Cure Amount" has the meaning given to that term in Clause 21.1 (Financial definitions).

"Debt" has the meaning given to that term in Schedule 15 (Certain New York Law Defined Terms).

"Debt Purchase Transaction" means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

"Declared Default" means the occurrence of an Event of Default which has resulted in a notice being served by the Agent under paragraph (b) of Clause 23.7 (Acceleration) and such notice has not been withdrawn, cancelled or otherwise ceased to have effect.

"Default" means an Event of Default or an event or circumstance which would (with the expiry of a grace period, the making of a determination, or the giving of notice provided for in Clause 23 (Events of Default), Schedule 14 (Events of Default) or any combination of the foregoing) be an Event of Default, provided that any such event or circumstance which requires the satisfaction of a condition as to materiality before it becomes an Event of Default shall not be a Default unless that condition is satisfied.

"Defaulting Lender" means any Lender (other than a Lender which is a member of the Group or an Investor Affiliate):

(a)	which has failed to make its participation in a Loan available or has notified the Agent or the Company that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders' participation);

(b)	which has otherwise disaffirmed, rescinded or repudiated a Finance Document or any term thereof;

(c)	which is a Non-Consenting Lender and which has failed to assist with any step required or desirable pursuant to and as contemplated by Clause 36.5 (Replacement of a Lender) within three (3) Business Days of the Company's request to do so;

(d)	which is a Transfer Defaulting Lender; or

(e)	with respect to which (or any Holding Company of which) an Insolvency Event has occurred and is continuing;

unless, in the case of paragraphs (a) and (b) above:

(i)	the Lender is disputing in good faith and acting reasonably whether it is contractually obliged to make the payment in question (and provides any supporting information reasonably requested by the Company as to why it is disputing whether it is contractually obliged to make the payment in question); or

(ii)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three (3) Business Days of its due date.

For the purposes of this Agreement, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become (or notified by the Company to the Agent as having become) a Defaulting Lender; and

(ii)	any Lender in relation to which it is aware (including by way of notification from the Company) that any of the events or circumstances referred to in paragraphs (a) to (e) above has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

"Delegate" means any delegate, agent, attorney, co-trustee or co-security agent appointed by the Security Agent.

"Delisting" means any delisting of the Target Shares from one or more stock or investment exchanges or other exchanges or markets.

"Designated Recipients" means:

(a)	Xavier de Neuville (xdeneuville@iliad-free.fr); and

(b)	such other person or persons notified to the Agent by the Company from time to time.

"Disruption Event" means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Effective Yield" means, in respect of any Debt, on the date of determination, the sum of (in each case expressed as a percentage per annum and without double counting):

(a)	any applicable Term SOFR or other benchmark floor, as applicable (or other devices having a similar effect) expressed as a percentage per annum (but only to the extent that the relevant floor exceeds the corresponding benchmark as at the date of determination);

(b)	the interest rate margin with respect to such Debt, provided that in determining the Effective Yield applicable to Facility B, in the case of any relevant Additional Facility the relevant interest rate margin shall be the highest actual or potential Margin for Facility B under this Agreement as at the First Amendment Effective Date;

(c)	the amount of any applicable original issue discount and upfront fees payable on the relevant Debt (converted to yield assuming a three-year average life and without any present value discount) but excluding the effect of any arrangement, structuring, syndication, underwriting or other fees payable in connection therewith that are not shared with all lenders or holders of such new or replacement loans.

"Equity Contribution" has the meaning given to that term in Clause 21.1 (Financial definitions).

"Equity Documents" means the Constitutional Documents and any document evidencing an Equity Contribution as described in paragraph (b) of the definition of "Equity Contribution".

"EU" means the European Union.

"EU Insolvency Regulation" means Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

"Event of Default" means any event or circumstance specified as such in Clause 23 (Events of Default) (save for Clauses 23.4 (Unlawfulness and Invalidity) and 23.8 (Excluded Matters)).

"Excess Cash Flow" has the meaning given to that term in Clause 21.1 (Financial definitions).

"Excess Cash Flow Deduction Amount" has the meaning given to that term in Clause 21.1 (Financial definitions).

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the US Securities and Exchange Commission (or any successor thereto) promulgated thereunder, as amended.

"Existing Lender" has the meaning given to that term in Clause 24.2 (Assignments and Transfers by Lenders).

"Existing Target Debt" means the outstanding Debt (and any interest, coupon, premia, fees, costs or expenses accruing thereon) made available to or guaranteed or secured by any member of the Target Group and existing immediately prior to the end of the Certain Funds Period.

"Existing Target Debt Document" means any document or instrument constituting, documenting or evidencing any indebtedness made available to or guaranteed or secured by any member of the Target Group and existing immediately prior to the end of the Certain Funds Period.

"Facility" means a Term Facility, a Revolving Facility and any Additional Facility, in each case, as the context requires.

"Facility B" means Facility B1 and/or Facility B2 and/or Facility B3 as the context requires.

"Facility B Commitment" means a Facility B1 Commitment and/or a Facility B2 Commitment and/or a Facility B3 Commitment in each case, as the context requires.

"Facility B Lender" means a Facility B1 Lender and/or a Facility B2 Lender and/or a Facility B3 Lender, in each case, as the context requires.

"Facility B Loan" means a Facility B1 Loan and/or a Facility B2 Loan and/or a Facility B3 Loan, in each case, as the context requires.

"Facility B1" means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

"Facility B1 Commitment" means:

(a)	in relation to an Original Lender, the amount in US Dollars set out in Schedule 1Part II (The Lenders as at the First Amendment Effective Date) of Schedule 1 (The Lenders) as its Facility B1 Commitment and the amount of any other Facility B1 Commitment transferred to or assumed by it under this Agreement (including in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase)); and

(b)	in relation to any other Lender, the amount in US Dollars of any Facility B1 Commitment transferred to or assumed by it under this Agreement (including in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase)),

to the extent:

(i)	not cancelled, reallocated, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero (0) pursuant to Clause 25 (Debt Purchase Transactions).

"Facility B1 Lender" means any Lender who makes available a Facility B1 Commitment or a Facility B1 Loan.

"Facility B1 Loan" means a loan made or to be made under Facility B1 or the principal amount outstanding for the time being of that loan.

"Facility B2" means the term loan facility made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Facilities).

"Facility B2 Commitment" means:

(a)	in relation to an Original Lender, the amount in US Dollars set out in Schedule 1Part II (The Lenders as at the First Amendment Effective Date) of Schedule 1 (The Lenders) as its Facility B2 Commitment and the amount of any other Facility B2 Commitment transferred to or assumed by it under this Agreement (including in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase)); and

(b)	in relation to any other Lender, the amount in US Dollars of any Facility B2 Commitment transferred to or assumed by it under this Agreement (including in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase)),

to the extent:

(i)	not cancelled, reallocated, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero (0) pursuant to Clause 25 (Debt Purchase Transactions).

"Facility B2 Lender" means any Lender who makes available a Facility B2 Commitment or a Facility B2 Loan.

"Facility B2 Loan" means a loan made or to be made under Facility B2 or the principal amount outstanding for the time being of that loan.

"Facility B3" means the term loan facility made available under this Agreement as described in paragraph (c) of Clause 2.1 (The Facilities).

"Facility B3 Commitment" means:

(a)	in relation to an Original Lender and an Original Facility B3 Lender, the amount in US Dollars set out in Schedule 1Part II (The Lenders as at the First Amendment Effective Date) of Schedule 1 (The Lenders) as its Facility B3 Commitment and the amount of any other Facility B3 Commitment transferred to or assumed by it under this Agreement (including in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase)); and

(b)	in relation to any other Lender, the amount in US Dollars of any Facility B3 Commitment transferred to or assumed by it under this Agreement (including in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase)),

to the extent:

(i)	not cancelled, reallocated, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero (0) pursuant to Clause 25 (Debt Purchase Transactions).

"Facility B3 Lender" means any Original Facility B3 Lender and any other Lender who makes available a Facility B3 Commitment or a Facility B3 Loan.

"Facility B3 Loan" means a loan made or to be made under Facility B3 or the principal amount outstanding for the time being of that loan.

"Facility Office" means the office or offices notified by a Lender or Finance Party to the Agent in writing on or before the date it becomes a Lender or Finance Party (or, following that date, by not less than five (5) Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"FATCA" means:

(a)	sections 1471 to 1474 of the Internal Revenue Code or any associated regulations or other official guidance (or any amended or successor version that is substantially comparable);

(b)	any treaty, law, regulation or other official guidance of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law, regulation or other official guidance referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of anything referred to in paragraphs (a) or (b) above with the IRS, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Internal Revenue Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Internal Revenue Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), the first date from which such payment may become subject to a deduction or withholding required by FATCA; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Internal Revenue Code not falling within paragraphs (a) or (b) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Fee Letter" means:

(a)	the Arrangement Fee Letter;

(b)	any letter, letters or other agreement entered into by reference to this Agreement between any Finance Party (or any of its Affiliates) and a member of the Group, setting out any of the fees payable in relation to the Facilities including any of the fees referred to in Clause13 (Fees); and

(c)	any agreement setting out fees payable to a Finance Party referred to in paragraph (o) of Clause 2.2 (Additional Facilities) or (e) of Clause 2.3 (Increase) or Clause 13.5 (Agent and Security Agent fees) of this Agreement or under or in relation to any other Finance Document.

"Finance Document" means this Agreement, any Compliance Certificate, any Fee Letter, each Increase Confirmation, each Additional Facility Notice and Additional Facility Lender Accession Notice, the First Amendment and Restatement Agreement, the Intercreditor Agreement, any Resignation Letter, any Selection Notice, any TEG Letter, any Transaction Security Document, any Utilisation Request and any other document designated as a Finance Document by the Agent and the Company (each acting reasonably).

"Finance Party" means the Agent, each Lender, each Mandated Lead Arranger and the Security Agent.

"Financial Covenant" has the meaning given to that term in Clause 21.2 (Financial Condition).

"Financial Half Year" has the meaning given to that term in Clause 21.1 (Financial definitions).

"Financial Quarter" has the meaning given to that term in Clause 21.1 (Financial definitions).

"Financial Statements" means Annual Financial Statements or Quarterly Financial Statements.

"Financial Year" has the meaning given to that term in Clause 21.1 (Financial definitions).

"First Amendment and Restatement Agreement" means the amendment and restatement agreement dated __ February 2025 between, among others, the Company and the Agent.

"First Amendment Effective Date" has the meaning given to the term "Effective Date" in the First Amendment and Restatement Agreement.

"Fitch" has the meaning given to that term in Schedule 15 (Certain New York Law Defined Terms).

"Funds Flow Statement" means any funds flow statement prepared by (or on behalf of) the Company setting out the sources and uses for each Acquisition to be made on the Settlement Date.

"Group" means the Company and each of its Subsidiaries from time to time provided that if the Target becomes a Subsidiary of the Company at any time, any references in any Finance Document to the Subsidiaries of the Company (including in this definition) shall exclude any Subsidiaries of the Target which are not Target Restricted Subsidiaries).

"Hedge Counterparty" means each person which is party to the Intercreditor Agreement as a "Hedge Counterparty".

"Hedging Agreement" has the meaning given to that term in the Intercreditor Agreement.

"Hedging Obligations" has the meaning given to that term in Schedule 15 (Certain New York Law Defined Terms).

"Holding Company" means, in relation to a company, corporation or any other entity, any other company, corporation or entity in respect of which it is a Subsidiary.

"Holding Entity" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"IFRS" has the meaning given to that term in Schedule 15 (Certain New York Law Defined Terms).

"Iliad Holding" means Iliad Holding, a limited liability company (société par actions simplifiée), having its registered office at 16 rue de la Ville l’Evêque, 75008 Paris, incorporated under number 811 282 789 RCS Paris.

"Immediate Family Members" means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

"Impaired Agent" means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise disaffirms, rescinds or repudiates a Finance Document or any term thereof;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraphs (a) or (b) of the definition of Defaulting Lender; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by administrative or technical error or a Disruption Event and payment is made within three (3) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

"Increase Confirmation" means a confirmation substantially in the form set out in Schedule 9 (Form of Increase Confirmation) or in any other form agreed between the Agent and the Company (in each case acting reasonably).

"Increase Lender" has the meaning given to that term in Clause 2.3 (Increase).

"Industry Competitor" means:

(a)	any person or entity (and any of its Affiliates or Related Funds) which is a competitor of a member of the Group or Target Group or Iliad Holding and any of its Subsidiaries or whose business is similar or related to a member of the Group, Target Group or Iliad Holding and any of their its Subsidiaries and any controlling shareholder of such persons, provided that this shall not include any person or entity (or any of its Affiliates or Related Funds) which is a bank, financial institution or trust, fund or other entity whose principal business or a material activity of whom is arranging, underwriting or investing in debt; and

(b)	a private equity sponsor (including any fund which is managed or advised by it or any of its Affiliates or Related Funds, and any of their respective Affiliates or Related Funds), provided that this shall not include any person whose principal business is investing in debt and which is:

(i)	acting on the other side of appropriate information barriers implemented or maintained as required by law or regulation from the person that would otherwise constitute a private equity sponsor; and

(ii)	managed and controlled separately from the person that would otherwise constitute a private equity sponsor and has separate personnel responsible for its interests under the Finance Documents, such personnel being independent from the interests of the entity, division or desk constituting the private equity sponsor, and no information provided under the Finance Documents is disclosed or otherwise made available to any personnel responsible for the interests of the entity, division or desk constituting the private equity sponsor.

"Initial Investor" means Mr. Xavier NIEL, of French nationality, born on 25 August 1967, in Maisons-Alfort (France).

"Initial Public Offering" means (a) an Equity Offering of common stock or other common equity interests of a member of the Group, a "Pushdown Entity" (as defined in the Intercreditor Agreement) or any Parent Entity or any successor of such member of the Group, Pushdown Entity or any Parent Entity (the "Listing Entity") or (b) the acquisition, purchase, merger or combination of the Company or any Parent Entity or any successor of such member of the Group by or with a publicly traded special purpose acquisition company or targeted acquisition company or any entity similar to the foregoing or any parent company of such company (a "SPAC IPO" and, such entity, a "SPAC IPO Entity" and together with a Listing Entity, each an "IPO Entity") and, in each of clause (a) or (b), following which there is a public market and, as a result of which, the shares of common stock or other common equity interests of the IPO Entity are listed on an internationally recognized exchange or traded on an internationally recognized market.

"Insolvency Event" means, in relation to a Finance Party, the appointment of a liquidator, receiver, administrative receiver, receiver and manager, controller, administrator, compulsory manager, custodian or other similar officer in respect of that Finance Party or all or substantially all of that Finance Party's assets or any analogous procedure or step being taken in any jurisdiction with respect to that Finance Party.

"Intercreditor Agreement" means the intercreditor agreement to be entered into on or prior to the Closing Date and made between, among others, the Company, the Original Debtors (as defined therein), the Agent, the Security Agent and the Original Lenders.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).

"Interim Facilities Agreement" means the interim facilities agreement to the extent entered into on or prior to the Closing Date between, among others, the Company and the Mandated Lead Arrangers.

"Interim Facility B2" has the meaning given to that term in the Interim Facilities Agreement.

"Interim Revolving Facility 1" has the meaning given to that term in the Interim Facilities Agreement.

"Internal Revenue Code" means the US Internal Revenue Code of 1986, as amended.

"Interpolated Term SOFR" means, in relation to the applicable Term SOFR for any Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	the most recent applicable Term SOFR for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Loan; or

(ii)	if no such Term SOFR is available for a period which is less than the Interest Period of that Loan, SOFR for a day which is two US Government Securities Business Days before the Quotation Day;

(b)	the most recent applicable Term SOFR for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for that Loan.

"Investment" has the meaning given to that term in Schedule 15 (Certain New York Law Defined Terms).

"Investor Affiliate" means (i) any Investor and each of its Affiliates, (ii) any sponsor, limited partnerships or entities managed or advised by an Investor or any of its Affiliates, (iii) any trust of an Investor or any of its Affiliates or in respect of which any such persons are a trustee, (iv) any partnership of an Investor or any of its Affiliates or in respect of which any such persons are a partner and (v) any trust, fund or other entity which is managed by, or is under the control of, an Investor or any of its Affiliates, but excluding (in each case) (A) any fund or entity that is affiliated with or managed and/or advised by any Investor where the principal business of such affiliated fund or entity is investing in debt (other than any such entity which is a Lender under Facility B2 or Facility B3) and (B) any member of the Group.

"Investors" means the Initial Investor and any other person holding (directly or indirectly) any issued share capital of the Company from time to time.

"Legal Opinion" means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent), or Clause 26 (Changes to the Borrower) or at any other time in connection with the Finance Documents.

"Legal Reservations" means:

(a)	the principle that certain remedies (including equitable remedies and remedies that are analogous to equitable remedies in the applicable jurisdiction) may be granted or refused at the discretion of the court, the principles of reasonableness and fairness, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration, examinership and other laws generally affecting the rights of creditors and secured creditors and similar principles or limitations under the laws of any applicable jurisdiction;

(b)	the time barring of claims under applicable limitation laws (including the Limitation Acts) and defences of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void and defences of set-off, counterclaim or acquiescence, and similar principles or limitations under the laws of any applicable jurisdiction;

(c)	the principle that in certain circumstances Security granted by way of fixed charge may be recharacterised as a floating charge or that Security purported to be constituted as an assignment may be recharacterised as a charge;

(d)	the principle that additional or default interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e)	the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(f)	the principle that the creation or purported creation of Security over (i) any asset not beneficially owned by the relevant charging company at the date of the relevant security document or (ii) any contract or agreement which is subject to a prohibition on transfer, assignment or charging, may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Security has purportedly been created;

(g)	the principle that the creation of Security may be subject to additional limitations and restrictions pursuant to the applicable law (including on capital maintenance) and is subject to the completion of applicable Perfection Requirements;

(h)	the principle that a court may not grant an order for specific performance with respect to contractual obligations other than payment obligations;

(i)	the possibility that a court may strike out a provision of a contract for rescission or oppression, undue influence or similar reason;

(j)	the principle that provisions limiting or excluding liability may be only effective to the extent that they do not cover gross negligence, fraud, wilful misconduct and that penalty clauses are subject to the general provisions of law;

(k)	the principle that a court may not give effect to any parallel debt provisions, covenants to pay the Security Agent or other similar provisions;

(l)	the principle that certain remedies in relation to regulated entities may require further approval from government or regulatory bodies or pursuant to agreements with such bodies;

(m)	similar principles, rights and defences under the laws of any Relevant Jurisdiction;

(n)	the principles of private and procedural laws of the Relevant Jurisdiction which affect the recognition and/or enforcement of a foreign court judgment and/or the enforcement of a security;

(o)	the principle that in certain circumstances pre-existing Security purporting to secure an additional facility, further advances or any Facility following a Structural Adjustment may be void, ineffective, invalid or unenforceable; and

(p)	any other matters which are set out as qualifications or reservations (however described) as to matters of law in the Legal Opinions.

"Lender" means:

(a)	an Original Lender;

(b)	any Facility B3 Lender as at the First Amendment Effective Date; or

(c)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Additional Facilities), Clause 2.3 (Increase) or Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement and provided that (among other things as provided by this Agreement) upon (i) termination in full of all Commitments of any Lender in relation to any Facility and (ii) payment in full of all amounts which are then due and payable to such Lender under that Facility, such Lender shall not be regarded as a Lender for that Facility for the purpose of determining whether any provision which requires consultation, consent, agreement or vote with any Lender (or any class thereof) has been complied with.

"Liabilities" has the meaning given to that term in the Intercreditor Agreement.

"Lien" has the meaning given to that term in Schedule 15 (Certain New York Law Defined Terms).

"Limitation Acts" means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

"Listing" means the listing or the admission to trading of all or any part of the share capital of any member of the Group or any Holding Company (the only material assets of which are shares or other investments (directly or indirectly in the Group)) of a member of the Group on any recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or in or on any other exchange or market in any jurisdiction or country or any other sale or issue by way of listing, flotation or public offering or any equivalent circumstances in relation to any member of the Group or any such Holding Company of any member of the Group in any jurisdiction or country.

"LMA" means the Loan Market Association.

"Loan" means a Term Loan or a Revolving Facility Loan.

"Loan Amount" means, at any date of determination, the aggregate principal outstanding amount of Facility B2 Loans, Facility B3 Loans and Additional Facility Loans as of that date.

"Loan to Own/Distressed Investor" means any person whose (or any of whose Affiliates' or Related Funds' including an Affiliate or a Related Fund of a Lender or a transferee which satisfies the requirements set out under paragraph (b) of Clause 24.3 (Conditions of Transfer)) principal business or material activity is:

(a)	investing in distressed debt or the purchase of loans or other debt securities with the intention of (or view to) owning the equity or gaining control of a business (directly or indirectly);

(b)	investing in equity and/or acquiring control of, or an equity stake in, a business (directly or indirectly); and/or

(c)	exploiting holdout or blocking positions,

provided that:

(i)	any Affiliate of such persons which are a Rated Bank which are managed and controlled independently to any such person who meets any of the criteria referred to in sub-paragraphs (a) to (c) above and provided that any information made available under the Finance Documents shall not be disclosed or made available to such person or its other Affiliates; and

(ii)	any Original Lender and any Facility B3 Lender as at the First Amendment Effective Date,

shall not, in each case, be a Loan to Own/Distressed Investor.

"LTV Ratio" means, at any date of determination, the ratio (expressed as a percentage) of (a) the Loan Amount as of that date divided by (b) the Target Share Value as of that date.

"Luxembourg" means the Grand Duchy of Luxembourg.

"Luxembourg Borrower" means a Borrower incorporated or established in Luxembourg.

"Luxembourg Squeeze-Out and Sell-Out Law" means the Luxembourg law of 21 July 2012 on mandatory squeeze-out and sell-out of securities of companies currently admitted or previously admitted to trading on a regulated market or having been offered to the public.

"Luxembourg Takeover Law" means the Luxembourg law of 19 May 2006 transposing Directive 2004/25/EC of the European Parliament and of the Council of 21 April 2004 on takeover bids.

"Major Event of Default" means any event or circumstance constituting an Event of Default that is continuing under:

(a)	paragraph (a) or (b) of Section 1 of Schedule 14 (Events of Default);

(b)	paragraph (e) of Section 1 of Schedule 14 (Events of Default);

(c)	paragraph (c) of Section 1 of Schedule 14 (Events of Default) insofar as it relates to a breach of any Major Undertaking in any material respect;

(d)	Clause 23.3 (Misrepresentation) insofar as it relates to a breach of any Major Representation in any material respect; or

(e)	Clause 23.4 (Unlawfulness and Invalidity),

in each case as it relates to:

(i)	in the case of any Acquisition or a Certain Funds Utilisation, the Certain Funds Entities only (and excluding: (x) any procurement obligations on the part of the Certain Funds Entities with respect to any member of the Target Group or any of their respective assets; and (y) any failure to comply, breach or Default by or resulting from (in whole or in part) the actions of any other member of the Group); and

(ii)	in the case of any other acquisition permitted by the terms of this Agreement or an Agreed Certain Funds Utilisation, the applicable Agreed Certain Funds Entities only (and excluding: (x) any procurement obligations on the part of the Agreed Certain Funds Entities with respect to any other member of the Group or any of their respective assets; and (y) any failure to comply, breach or Default by or resulting from (in whole or in part) the actions of any other member of the Group).

"Major Representation" means a representation or warranty under:

(a)	Clause 19.1 (Status);

(b)	Clause 19.2 (Binding obligations);

(c)	Clause 19.3 (Non-conflict with other obligations); and

(d)	Clause 19.4 (Power and authority),

in each case as it relates to:

(i)	in the case of any Acquisition or a Certain Funds Utilisation, the Certain Funds Entities only (and excluding: (x) any procurement obligations on the part of the Certain Funds Entities with respect to any member of the Target Group or any of their respective assets; and (y) any failure to comply, breach or Default by or resulting from (in whole or in part) the actions of any other member of the Group); and

(ii)	in the case of any other acquisition permitted by the terms of this Agreement or an Agreed Certain Funds Utilisation, the applicable Agreed Certain Funds Entities only (and excluding: (x) any procurement obligations on the part of the Agreed Certain Funds Entities with respect to any other member of the Group or any of their respective assets; and (y) any failure to comply, breach or Default by or resulting from (in whole or in part) the actions of any other member of the Group)

"Major Undertaking" means an undertaking under:

(a)	Section 1 (Limitation on Debt) of Schedule 13 (General Undertakings);

(b)	Section 2 (Limitation on Restricted Payments) of Schedule 13 (General Undertakings);

(c)	Section 3 (Limitation on Liens) of Schedule 13 (General Undertakings);

(d)	Section 4 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 13 (General Undertakings); and

(e)	Clause 22.9 (Offers);

in each case as it relates to:

(i)	in the case of any Acquisition or a Certain Funds Utilisation, the Certain Funds Entities only (and excluding: (x) any procurement obligations on the part of the Certain Funds Entities with respect to any member of the Target Group or any of their respective assets; and (y) any failure to comply, breach or Default by or resulting from (in whole or in part) the actions of any other member of the Group); and

(ii)	in the case of any other acquisition permitted by the terms of this Agreement or an Agreed Certain Funds Utilisation, the applicable Agreed Certain Funds Entities only (and excluding: (x) any procurement obligations on the part of the Agreed Certain Funds Entities with respect to any other member of the Group or any of their respective assets; and (y) any failure to comply, breach or Default by or resulting from (in whole or in part) the actions of any other member of the Group).

"Majority Arrangers" means one or more Mandated Lead Arrangers whose Commitments (together with the Commitments of its or their Affiliates who are not Mandated Lead Arrangers) aggregate more than fifty (50) per cent. of the Total Commitments as at the date of this Agreement.

"Majority Lenders" means, subject to paragraphs (e) and (f) of Clause 36.4 (Other exceptions):

(a)	a Lender or Lenders whose Commitments at that time aggregate more than fifty (50) per cent. of the Total Commitments; or

(b)	if the Total Commitments have at that time been reduced to zero, a Lender or Lenders whose Commitments aggregated more than fifty (50) per cent. of the Total Commitments immediately prior to that reduction.

"Management" means any members of management and/or employees of any member of the Group (for this purpose including any person who was a member of management or an employee when acquiring an interest) or any former member of management and/or any other person directly or indirectly holding any interest pursuant to a management investment plan, management equity plan, incentive scheme or similar arrangement.

"Management Investors" means the current, former or future officers, directors, employees and other members of the management of or consultants to any Parent Entity, Holding Company, the Company or any of their respective Subsidiaries, or spouses, family members or relatives thereof, or any trust, partnership or other entity for the benefit of or the beneficial owner of which (directly or indirectly) is any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company, any Subsidiary, any Holding Company or any Parent Entity.

"Margin" means:

(a)	in relation to any Facility B Loan:

(i)	prior to the Control Condition Satisfaction Date, 3.50% per annum, increasing to 4.00% per annum from and excluding the first anniversary of the Closing Date and 4.50% per annum from and excluding the second anniversary of the Closing Date; and

(ii)	on and following the Control Condition Satisfaction Date, 3.50% per annum, increasing to 3.75% per annum from and excluding the first anniversary of the Closing Date and 4.00% per annum from and excluding the second anniversary of the Closing Date;

(b)	in relation to any Original Revolving Facility Loan:

(i)	prior to the Control Condition Satisfaction Date, 3.50% per annum, increasing to 4.00% per annum from and excluding the first anniversary of the Closing Date and 4.50% per annum from and excluding the second anniversary of the Closing Date; and

(ii)	on and following the Control Condition Satisfaction Date, 3.50% per annum, increasing to 3.75% per annum from and excluding the first anniversary of the Closing Date and 4.00% per annum from and excluding the second anniversary of the Closing Date;

(c)	in relation to any Additional Facility Loan, the percentage rate per annum agreed with the Additional Facility Lenders and as indicated in the Additional Facility Notice for those Additional Facility Commitments;

(d)	in relation to any Unpaid Sum relating or referable to a Facility, the rate per annum specified above for that Facility; and

(e)	in relation to any other Unpaid Sum, the rate specified in paragraph (a) above.

"MAR" means Regulation (EU) 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse, as amended and the rules and regulations promulgated thereunder.

"Margin Loan" means the facility agreement dated 20 February 2023 (as amended and restated on 19 July 2023 and as amended and/or amended and restated further from time to time) between, among others, Atlas Luxco S.à r.l. as Borrower, Atlas Investissement as Holdco and Société Générale as Facility Agent.

"Material Adverse Effect" means any event or circumstance which in each case after taking into account all mitigating factors or circumstances (including any warranty, indemnity, insurance or other resources available to the Group (including the Target Group) or right of recourse against any third party with respect to the relevant event or circumstance and any obligation of any person in force to provide any additional equity investment in the Group):

(a)	has a material adverse effect on:

(i)	the consolidated business, assets or financial condition of the Group (taken as a whole); or

(ii)	the Group (taken as a whole) such that it would be unable to perform its payment obligations under the Finance Documents in respect of amounts of principal and interests payable thereunder; or

(b)	subject to the Legal Reservations and any Perfection Requirements, affects the validity or the enforceability of the Finance Documents (taken as a whole) to an extent which is materially adverse to the interests of the Finance Parties (taken as a whole) under the Finance Documents (taken as a whole), and, in each case, if capable of remedy, is not remedied within twenty (20) Business Days of the date on which the Agent gives written notice of the issue to the Company.

"Material Event of Default" means an Event of Default under any of paragraphs (a), (b) or (e) of Section 1 of Schedule 14 (Events of Default).

"Material Non-Public Information" means any information falling in any of (a) to (b):

(a)	any information which is “inside information” (as defined in MAR) in respect of the Target Shares, any “financial instrument” (as defined in MAR) in respect of the Target Shares, or in respect of the Target or SDR Issuer;

(b)	any information with respect to the Target and/or the Target Shares that, in accordance with Regulation FD, the Securities Act or the Exchange Act, is not generally available to the public and which a reasonable investor would consider important in reaching a decision to buy, sell or hold the Target Shares, provided that for the purpose of making the representation in paragraph (d) of Clause 19.23 (Material Non-Public Information) at any time prior to the Closing Date, any plan or intent of the Borrower or any Relevant Person with respect to the Offers shall not constitute Material Non-Public Information

"Maturing Revolving Facility Loan" has the meaning given to that term in paragraph (c) of Clause 6.3 (Repayment of Revolving Facility Loans).

“MFN Yield Cap” means a percentage rate per annum equal to the aggregate of:

(a)	1.50 per cent. per annum; plus

(b)	the Effective Yield for Facility B as at the First Amendment Effective Date.

"Minority Shareholder" means any holder of Target Shares, other than the Company or any Affiliate of the Company.

"Month" means a period starting on one (1) day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The rules set out above will only apply to the last month of any period.

"Moody's" has the meaning given to that term in Schedule 15 (Certain New York Law Defined Terms).

"New Debt Financing" has the meaning given to that term in the Intercreditor Agreement.

"New Lender" has the meaning given to that term in Clause 24.2 (Assignments and Transfers by Lenders).

"NJJ Holding" means NJJ Holding SAS, a French société par actions simplifiée à associé unique having its registered office at 16 rue de la Ville l’Evêque, 75008 Paris and registered in France under sole identification number 520 230 590 RCS Paris.

"Non-Consenting Lender" has the meaning given to that term in Clause 36.6 (Excluded Commitments).

"Non-Cooperative State" means, with respect to any payment made by a French Borrower, a "non-cooperative state or territory" (Etat ou territoire non coopératif) as set out in the list referred to in Article 238-0 A of the French Tax Code, as such list may be amended from time to time.

"Non-Responding Lender" has the meaning given to that term in Clause 36.6 (Excluded Commitments).

"Notifiable Debt Purchase Transaction" has the meaning given to that term in paragraph (h) of Clause 25 (Debt Purchase Transactions).

"OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury (or any successor thereto).

"Offer Announcement" means the public announcement by way of a press release being the formal offer for the acquisition of all Target Shares pursuant to the Swedish Offer Regulations as amended and/or supplemented.

"Offer Document" means the Schedule TO and Schedule 13E-3, which include the offer to purchase filed with the US Securities and Exchange Commission, and the offer to purchase published as approved by the Swedish Financial Supervisory Authority and in each case made available to all holders of Target Shares and containing details of the Offers, as amended and/or supplemented.

"Offer Termination Date" means the date on which the Offers have been irrevocably withdrawn, lapsed or have been otherwise terminated pursuant to the terms of the Offer Document for thirty (30) consecutive Business Days and have not been reissued (and no alternative offer has been made) within such thirty (30) Business Day period.

"Offers" means the separate but concurrent voluntary tender offers in Sweden and the US by the Company for the Target Shares pursuant to and in accordance with Applicable Securities Laws, the Offer Document and the Offer Announcement.

"Officer" means, with respect to any person:

(a)	the chairman of the Board of Directors, the CEO, the president, the CFO, any vice president, the treasurer, any director, managing director or the company secretary (or, in each case, any person holding a similar or equivalent role):

(i)	of such person; and/or

(ii)	if such person is owned or managed or represented by a single entity, of such entity; and/or

(b)	any other individual designated as an "Officer" or an "authorised signatory" with respect to such person.

"Officer's Certificate" means, with respect to any person, a certificate signed by one Officer of such person.

"Original Facility B3 Lender" means a Lender listed in Schedule 1Part II (The Lenders as at the First Amendment Effective Date) of Schedule 1 (The Lenders) as having a Facility B3 Commitment.

"Original Revolving Facility" means the revolving credit facility made available under this Agreement as described in paragraph (d) of Clause 2.1 (The Facilities).

"Original Revolving Facility Commitment" means:

(a)	in relation to an Original Lender, the amount in US Dollars set out in Schedule 1Part II (The Lenders as at the First Amendment Effective Date) of Schedule 1 (The Lenders) as its Original Revolving Facility Commitment and the amount of any other Original Revolving Facility Commitment transferred to or assumed by it under this Agreement (including in accordance with Clause 2.3 (Increase)); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Original Revolving Facility Commitment transferred to or assumed by it under this Agreement (including in accordance with Clause 2.3 (Increase)), to the extent:

(i)	not cancelled, reallocated, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero (0) pursuant to Clause 25 (Debt Purchase Transactions).

"Original Revolving Facility Lender" means any Lender who makes available an Original Revolving Facility Commitment or an Original Revolving Facility Loan.

"Original Revolving Facility Loan" means a loan made or to be made under the Original Revolving Facility or the principal amount outstanding for the time being of that loan.

"Original Revolving Facility Utilisation" means an Original Revolving Facility Loan.

"Parent Entity" means any direct or indirect parent of the Company.

"Participant Register" has the meaning given to that term in Clause 24.11 (Sub-participant Register).

"Participating Member State" means any member state of the EU that has the euro as its lawful currency in accordance with legislation of the EU relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Perfection Requirements" means the making or the procuring of the appropriate registrations, filing, recording, enrolments, registrations, notations in stock registries, endorsements, notarisation, stampings, acknowledgements and/or notifications of or under the Transaction Security Documents and/or the Security created thereunder and any other actions or steps, necessary in any jurisdiction or under any laws or regulations in order to create or perfect any Security or the Transaction Security Documents or to achieve the relevant priority expressed therein.

"Permitted Collateral Liens" has the meaning given to that term in Schedule 15 (Certain New York Law Defined Terms).

"Permitted Holders" means:

(a)	the Initial Investor and its Immediate Family Members;

(b)	the Management;

(c)	Management Investors;

(d)	any Related Person of any of the persons referred to in sub-paragraphs (a) to (c) (inclusive) above; and

(e)	any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, no person or other “group” (other than persons referred to in sub-paragraphs (i) to (iv) (inclusive) above collectively), has beneficial ownership of more than fifty per cent. (50%) of the votes capable of being cast in general meetings of the Company.

"Permitted Holding Company Activity" means:

(a)	providing administrative services, strategy, legal, accounting, treasury, financial, banking, management and support services to its Affiliates (including the management of its Subsidiaries and its Subsidiaries' assets, acting as the head of a tax group, providing payroll, IT, audit, compliance and similar services, providing healthcare and benefits, fulfilling periodic reporting requirements and secondment of employees), the incurrence of obligations and liabilities arising by operation of law or that are typical or incidental to the activities of a holding company and the ownership of assets and the incurrence and payment of costs, fees, taxes and expenses in connection with such services and activities;

(b)	incurring any indebtedness or other liabilities (including loans from Topco) and making any loan, in each case, not otherwise prohibited by the terms of this Agreement or the Intercreditor Agreement;

(c)	conducting any activities reasonably incidental to the incurrence of such indebtedness or other liabilities (including loans from Topco), including the servicing, purchase, redemption, amendment, exchange, refinancing or retirement and the performance of the terms and conditions thereof, the granting of Liens to secure such indebtedness or other liabilities or otherwise, in each case, not otherwise prohibited by the terms of this Agreement;

(d)	entering into, and activities undertaken with the purpose of fulfilling its obligations or exercising its rights under the Acquisition Documents, the Finance Documents or any finance document relating to indebtedness or other liabilities not otherwise prohibited to be incurred under this Agreement and any related finance, security or other document to the extent party thereto;

(e)	the ownership of (i) cash and Cash Equivalent Investments, (ii) shares or other equity or debt securities and (iii) other property and assets not otherwise prohibited under the terms of this Agreement;

(f)	paying dividends, making distributions and other payments or disposals as permitted or not otherwise prohibited under the terms of this Agreement, including any Restricted Payment or Permitted Payment permitted pursuant to Section 2 (Limitation on Restricted Payments) of Schedule 13 (General Undertakings);

(g)	performing activities substantially consistent with activities performed prior to the date of this Agreement;

(h)	entering into and performing any rights or obligations in respect of:

(i)	contracts and agreements with its officers, directors, employees, consultants or any person who directly or indirectly holds capital stock of the Company, the issuance, offering and sale of such capital stock to such persons, including compliance with applicable regulatory and other obligations in connection therewith and any purchase, repurchase, redemption, or the performance of the terms and conditions of an exercise of rights in respect of such capital stock;

(ii)	subscription or purchase agreements for securities or preferred equity certificates, public offering rights agreements, voting and other shareholder agreements, escrow agreements, engagement letters, underwriting agreements, dealer manager agreements, solicitation agency agreements, agreements with rating agencies and other agreements in respect of securities or any offering, issuance or sale thereof;

(iii)	engagement letters and reliance letters in respect of legal, accounting and advice or reports received or commissioned by it, in each case, in relation to transactions which are not otherwise prohibited under the terms of this Agreement; and

(iv)	other matters arising by operation of law;

(i)	the issuance, offering and sale of shares, other equity securities and debt securities (in each case to the extent not otherwise prohibited by the terms of this Agreement), including compliance with applicable regulatory and other obligations in connection therewith and (after an Equity Offering by the Company or any of its Holding Companies) undertaking any activities to the extent consistent with the activities of a listed company in the course of its business as a listed company or to comply with the requirements of any applicable authority and/or stock exchange;

(j)	pursuant to or in connection with the Transaction and/or the Offers, including the entry into, exercise of its rights and performance of obligations under the Transaction Documents and/or the Acquisition Documents;

(k)	acting in the manner specifically contemplated in the Tax Structure Memorandum;

(l)	the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries);

(m)	providing indemnification to officers, managers and directors;

(n)	granting Transaction Security, Security in respect of any indebtedness not otherwise prohibited by the terms of this Agreement (including in respect of any indebtedness incurred by any Holding Company of the Company) and any other Security in a manner not otherwise expressly prohibited under the terms of this Agreement and providing related guarantees and other guarantees to the extent consistent with the activities of a holding company in the ordinary course of its business as a holding company of the Group (or holding company of the Target Shares); and

(o)	any activities incidental to the foregoing.

"Permitted Indebtedness" means Debt permitted by the terms of this Agreement.

"Permitted Investment" has the meaning given to that term in Schedule 15 (Certain New York Law Defined Terms).

"Permitted Liens" has the meaning given to that term in Schedule 15 (Certain New York Law Defined Terms).

"Permitted Payments" means a Permitted Payment (as defined in paragraph (b) of Section 2 (Limitation on Restricted Payments) of Schedule 13 (General Undertakings)), Permitted Investment (as defined in Schedule 15 (Certain New York Law Defined Terms)), Restricted Payment as defined in paragraph (a) of Section 2 (Limitation on Restricted Payments) of Schedule 13 (General Undertakings) or Restricted Investment (as defined in Schedule 15 (Certain New York Law Defined Terms)) permitted by this Agreement.

"Permitted Reorganisation" means any amalgamation, demerger, merger, voluntary liquidation, consolidation, reorganisation, winding up or corporate reconstruction involving the Company or any of its Subsidiaries (a "Reorganisation") that is made on a solvent basis; provided that:

(a)	such Reorganisation is as expressly contemplated by the Tax Structure Memorandum; or

(b)

(i)	any payments or assets distributed in connection with such Reorganisation remain within the Company and its Subsidiaries;

(ii)	if any shares or other assets form part of the Charged Property, substantially equivalent Liens must be granted over such shares or assets of the recipient such that they form part of the Charged Property (ignoring for the purposes of assessing such equivalency any limitations required in accordance with the Agreed Security Principles or hardening periods (or any similar or equivalent concept)); and

(iii)	such amalgamation, demerger, merger, voluntary liquidation, consolidation, reorganisation, winding up or corporate reconstruction is not materially adverse to the Lenders, individually or in the aggregate.

"Permitted Structural Adjustment" means a Structural Adjustment permitted by this Agreement.

"Permitted Transaction" means:

(a)	the Transaction;

(b)	any steps, circumstances, actions, mergers, payments, transactions, disposals, acquisitions, events, reorganisations, arrangements, transactions or events contemplated by, arising under or relating to (including in respect of any regulatory, anti-trust or competition approval, licence, consent or authority necessary or desirable to be obtained in connection with) the Transaction, the Transaction Documents, the Interim Finance Documents (as defined in the Interim Facilities Agreement), the Funds Flow Statement, the Tax Structure Memorandum (other than any exit steps described therein) (and related documentation) (or, in each case, any actions or intermediate steps necessary or entered into to implement or arising in connection with any of those steps, circumstances, payments, arrangements, actions, transactions or events);

(c)	any steps, circumstances, actions, payments, transactions or events arising under or in connection with or related to any regulatory, anti-trust or competition approval, licence, consent or authorisation necessary or desirable to be obtained in connection with the Transaction (including any local and/or operational carve-out or hold separate structures or mechanisms) and/or any steps, circumstances, actions, payments, transactions or events arising under or in connection with or related to any request or other action or step by any regulatory, anti-trust or competition authority, the US Securities and Exchange Commission, the Swedish Financial Supervisory Authority or any other Relevant Regulator (or any similar or equivalent person to any of the foregoing in any jurisdiction) (or, in each case, the actions or intermediate steps necessary to implement any of those steps, circumstances, actions, merger, payments, transactions, disposals, acquisitions, events, reorganisations, arrangements, transactions or events);

(d)	a Permitted Reorganisation;

(e)	any steps, circumstances, actions, payments, transactions or events arising under, contemplated by or relating to any Delisting and/or Squeeze-Out (or, in each case, any intermediate steps or actions necessary to implement such steps, circumstances, actions, payments, transactions or events);

(f)	any steps, circumstances, actions, payments, transactions or events not prohibited by or permitted under the Existing Indebtedness and/or Existing Target Debt;

(g)	any conversion of a loan, credit or any other indebtedness outstanding into distributable reserves, share capital, share premium or other equity interests of any member of the Group or the Target Group or any other capitalisation, forgiveness, waiver, release or other discharge of any loan, credit or other indebtedness of any member of the Group or the Target Group, in each case on a cashless basis;

(h)	any repurchase of shares in any person upon the exercise of warrants, options or other securities convertible into or exchangeable for shares, if such shares represent all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for shares as part of a cashless exercise;

(i)	any transfer of the shares in, or issue of shares by, a member of the Group or the Target Group or any step, action or transaction including share issue or acquisition or consumption of debt, for the purpose of creating the group structure for the Acquisitions or effecting the Transaction as set out in the Tax Structure Memorandum (other than any exit steps described therein) including inserting any Holding Company or incorporating or inserting any Subsidiary in connection therewith, provided that after completion of such steps no Change of Control shall have occurred;

(j)	any closure of bank accounts in the ordinary course of business (provided that for any cash or securities accounts subject to Transaction Security, a new account is opened to replace such account and Transaction Security is provided over such account);

(k)	any "Liabilities Acquisition" (as defined in the Intercreditor Agreement);

(l)	any intermediate steps or actions necessary or entered into to implement steps, circumstances, payments or transactions permitted by this Agreement; and

(m)	any transaction to which the Agent (acting on the instructions of the Majority Lenders) shall have given prior written consent,

provided that the transfer of the Borrower's jurisdiction of incorporation and the change in its corporate form referred to in the Tax Structure Memorandum (and any steps required to implement such transfer or change (as applicable)) shall be permitted if the following conditions are complied with: (x) a TEG Letter duly countersigned by the Company is delivered to the Agent by the Repatriation Date and (y) on substantially equivalent terms to the Transaction Security granted by it pursuant to paragraph 2 (Finance Documents) of Part III (Conditions Subsequent) of Schedule 2 (Conditions Precedent and Subsequent) (A) a limited recourse securities account pledge agreement governed by French law is granted by Topco over the financial securities account opened in the name of Topco in the books of the Borrower and (B) to the extent French law governed receivables are owed (or may be owed) to Topco (as lender) by the Company (as borrower), a limited recourse pledge agreement governed by French law granted by Topco over such receivables.

"Pre-Funding Loan" has the meaning given to that term in Clause 6.5 (Pre-Funding Loans before the Settlement Date).

"Quarter Date" has the meaning given to that term in Clause 21.1 (Financial definitions).

"Quarterly Financial Statements" means the financial statements for a financial quarter delivered pursuant to paragraph (b) of Section 1 of Schedule 12 (Information Undertakings) in accordance with the provisions of Clause 20 (Information Undertakings).

"Quotation Day" means, in respect of a Loan, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is US Dollars) two (2) US Government Securities Business Days before the first day of that period;

(b)	(for any other currency) two (2) Business Days before the first day of that period,

unless market practice differs in the Relevant Market for that currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one (1) day, the Quotation Day will be the last of those days).

"Rated Bank" means a deposit-taking financial institution authorised by a financial services regulator to carry out the business of banking which holds a minimum long-term credit rating equal to or better than BBB- or Baa3 (as applicable) according to at least two (2) of Moody's, S&P and Fitch.

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

"Reference Banks" means up to three (3) Lenders or other banks or financial institutions as may be appointed by the Agent in consultation with the Company (provided that no Finance Party shall be appointed as a Reference Bank without its consent).

"Refinancing" has the meaning given to that term in paragraph (a) of Clause 3.1 (Purpose).

"Refinancing Indebtedness" has the meaning given to that term in Schedule 15 (Certain New York Law Defined Terms).

"Register" has the meaning given to that term in Clause 24.10 (The Register).

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Related Person" means, with respect to any Permitted Holder or person:

(a)	any controlling equity holder or Subsidiary of such person;

(b)	in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof;

(c)	any trust, corporation, partnership or other person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiary, stockholders, partners or owners thereof, or persons beneficially holding in the aggregate a majority (or more) controlling interest therein; and

(d)	any investment fund or vehicle managed, sponsored or advised by such person or any successor thereto, or by any Affiliate of such person or any such successor.

"Relevant Jurisdiction" means, in relation to the Borrower:

(a)	its jurisdiction of incorporation (or, as the case may be, organisation or establishment); and

(b)	the jurisdiction whose laws govern any of the Transaction Security Documents entered into by it.

"Relevant Market" means:

(a)	in relation to US Dollars, the market for overnight cash borrowing collateralised by US Government securities; and

(b)	in relation to any other currency, the London interbank market.

"Relevant Period" has the meaning given to that term in Clause 21.1 (Financial definitions).

"Relevant Person" means any Subsidiary of the Borrower or a Holding Entity of the Borrower or any other Subsidiary of that Holding Entity and any individual who is an officer, director or employee of the Borrower or any such Holding Entity or Subsidiary (or any person able to direct the decision-making of the Borrower or Topco, including but not limited to any person working on its behalf) who was or is at the relevant time involved in or influenced (whether individually or as part of any board, committee or body) (a) any decision or approval to enter into the Finance Documents or the transactions contemplated by the Finance Documents; or (b) the exercise of rights or performance of obligations under the Finance Documents, provided that, for the avoidance of doubt, if at any time any such person that was a Relevant Person but is no longer involved in or influences any of the actions listed in sub-paragraphs (a) or (b) above at such time, such person shall not be a Relevant Person for the purposes of this definition, on the relevant date, and provided further that for the purposes of Clause 19.23 (Material Non-Public Information) of this Agreement, (i) the fact that Xavier Niel as the President of Topco shall not in and of itself constitute evidence thereof and (ii) a direct or indirect shareholder of any entity (including but not limited to Xavier Niel) will not be presumed to be involved or influence such entity by reason of its mere status of shareholder where such shareholder does not take any positive action or step to that effect.

"Relevant Regulator" means the Swedish Financial Supervisory Authority, the Swedish Securities Council, the US Securities and Exchange Commission, the CSSF, any securities exchange, or any other entity, agency, body, governmental authority or person that has regulatory or supervisory authority or other similar power in connection with any Acquisitions.

"Repatriation Date" means 16 December 2024, being the date on which the Borrower's jurisdiction of incorporation was transferred from Luxembourg to France and its corporate form was changed (as anticipated by the Tax Structure Memorandum).

"Repeating Representations" has the meaning given to that term in paragraph (b) of Clause 19.24 (Repetition).

"Replaced Lender" has the meaning given to that term in paragraph (a) of Clause 36.5 (Replacement of a Lender).

"Replacement Notice" has the meaning given to that term in paragraph (a) of Clause 36.5 (Replacement of a Lender).

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Restricted Finance Party" means a Finance Party that notifies the Agent that a Sanctions Provision would result in a violation of, a conflict with or liability under:

(a)	EU Regulation (EC) 2271/96;

(b)	§7 of the German Außenwirtschaftsverordnung (in connection with the German Außenwirtschaftsgesetz); or

(c)	any similar applicable anti-boycott law, regulation or statute in force from time to time that is applicable to such entity.

"Revolving Facility" means the Original Revolving Facility.

"Revolving Facility Commitment" means an Original Revolving Facility Commitment or an Additional Revolving Facility Commitment.

"Revolving Facility Lender" means an Original Revolving Facility Lender or an Additional Revolving Facility Lender, in each case, as the context requires.

"Revolving Facility Loan" means:

(a)	in relation to any Utilisation under the Original Revolving Facility, an Original Revolving Facility Loan; and

(b)	in relation to any Utilisation under the relevant Additional Revolving Facility, an Additional Revolving Facility Loan.

"Revolving Facility Utilisation" means:

(a)	in relation to any Utilisation under the Original Revolving Facility, an Original Revolving Facility Utilisation; and

(b)	in relation to any Utilisation under the relevant Additional Revolving Facility, an Additional Revolving Facility Utilisation.

"Rollover Loan" means one or more Revolving Facility Loans:

(a)	made or to be made on the same day that a maturing Revolving Facility Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Revolving Facility Loan;

(c)	in the same currency as the maturing Revolving Facility Loan; and

(d)	made or to be made for the purpose of (directly or indirectly) refinancing that maturing Revolving Facility Loan.

"SDR Issuer" means Skandinaviska Enskilda Banken AB (publ);

"S&P" has the meaning given to that term in Schedule 15 (Certain New York Law Defined Terms).

"Sanctioned Country" means any country or territory that is, or whose government is, the subject of general or country-wide Sanctions, including, on the date of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea, so-called People’s Republic of Donetsk and so-called People’s Republic of Luhansk regions of Ukraine, but only to the extent applicable and during such time that they are the subject of such Sanctions.

"Sanctioned Person" means any person who is a designated target of Sanctions or is otherwise a subject of Sanctions (including as a result of being (a) owned or controlled directly or indirectly by any person or persons which is a Sanctioned Person, or (b) organised under the laws of, or a resident of, any Sanctioned Country or operating in a Sanctioned Country with the exception of customary roaming operations representing less than one (1) per cent. of the turnover of the relevant entity or (c) owned or controlled directly or indirectly by any person which is organized under the laws of, or resident of, any Sanctioned Country).

"Sanctions" means any economic or financial sanctions, trade embargoes or similar measures imposed, enacted, administered or enforced by any of the following (or by any agency of any of the following) or other relevant sanction authority:

(a)	the United Nations Security Council;

(b)	the US (including those administered by OFAC);

(c)	the European Union or any present or future member state thereof; or

(d)	the United Kingdom (including His Majesty's Treasury).

"Sanctions Provision" means Clause 19.19 (Anti-corruption law), Clause 19.20 (Anti-money laundering law), Clause 19.21 (Sanctions), Clause 22.5 (Anti-corruption law), Clause 22.6 (Anti-money laundering law) or Clause 22.7 (Sanctions), to the extent applicable to Sanctions.

"Sanctions-Related Business" means, in relation to any entity, any business with a Sanctioned Country or a Sanctioned Person, unless such business would be legal for that entity to undertake directly under then existing Sanctions.

"Secured Debt Documents" has the meaning given to that term in the Intercreditor Agreement.

"Secured Parties" means each Finance Party from time to time which is a Party and any Receiver or Delegate.

"Security" means a mortgage, charge, pledge, lien, security assignment, security transfer of title or other security interest having a similar effect.

"Selection Notice" means a notice substantially in the form set out in Part II (Form of Selection Notice) of Schedule 3 (Requests and Notices) given in accordance with Clause 11 (Interest Periods) in relation to a Term Facility or any other form agreed between the Agent (acting reasonably) and the Company.

"Sell-Out" means the sell-out procedure to acquire the Target Shares held by the Minority Shareholders of the Target pursuant to the Luxembourg Takeover Law or the Luxembourg Squeeze-Out and Sell-Out Law, as applicable.

"Separate Loan" has the meaning given to that term in paragraph (a) of Clause 6.4 (Loans and Commitments provided by a Defaulting Lender).

"Settlement Date" means the first date on which the settlement of both Offers has occurred in accordance with the Offer Document.

"SOFR" means the secured overnight financing rate administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

"Specified Time" means a day or time determined in accordance with Schedule 7 (Timetables).

"Squeeze-Out" means the squeeze-out procedure to acquire the Target Shares held by the Minority Shareholders of the Target pursuant to the Luxembourg Takeover Law or the Luxembourg Squeeze-Out and Sell-Out Law, as applicable.

"Structural Adjustment" means, in each case other than in accordance with or as contemplated by the terms of this Agreement:

(a)	an amendment, waiver or variation of the terms of some or all of the Finance Documents that results in or is intended to result from or has the effect of changing or which relates to:

(i)	an extension to the availability, change to the date of payment, reduction of tenor or redenomination of any amount under the Finance Documents;

(ii)	a reduction in the Margin (other than in accordance with the definition of Margin) or a reduction in the amount of any payment of principal, interest, fees, or commission or other amounts owing or payable to a Lender under the Finance Documents;

(iii)	the currency of payment of any amount under the Finance Documents;

(iv)	a redenomination of a Commitment or participation of any Finance Party into another currency;

(v)	a re-tranching of any or all of the Facilities;

(vi)	an increase in, or addition or a grant of, any Commitment or participation of any Finance Party or the Total Commitments; and/or

(vii)	the introduction of an additional loan, commitment, tranche or facility into the Finance Documents ranking pari passu with or junior to any of the Facilities,

in each case, other than: (x) in respect of an Additional Facility established pursuant to Clause 2.2 (Additional Facilities) or pursuant to Clause 2.3 (Increase) or (y) pursuant to Clause 36.8 (Replacement of Screen Rate); and/or

(b)	an amendment or waiver of a term of a Finance Document and any change (including changes to, the taking of or release coupled with the retaking of Security and/or guarantees and changes to and/or additional intercreditor arrangements) that is consequential on, incidental to, or required to implement or effect or reflect any of the amendments or waivers listed in paragraph (a) above.

"Subordinated Liabilities" has the meaning given to that term in the Intercreditor Agreement.

"Subsidiary" means, in relation to any person, any entity which is controlled directly or indirectly by that person and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time, and control for this purpose means the direct or indirect ownership of the majority of the voting share capital of such entity or the right or ability to direct management to comply with the type of material restrictions and obligations contemplated in this Agreement or to determine the composition of a majority of the Board of Directors (or like board) of such entity, in each case, whether by virtue of ownership of share capital, contract or otherwise.

"Super Majority Lenders" means, subject to paragraphs (e) and (f) of Clause 36.4 (Other exceptions):

(a)	a Lender or Lenders whose Commitments aggregate eighty (80) per cent. or more of the Total Commitments at that time; or

(b)	if the Total Commitments have at that time been reduced to zero (0), a Lender or Lenders whose Commitments aggregated eighty (80) per cent. or more of the Total Commitments immediately prior to that reduction.

"Swedish Financial Supervisory Authority" means the Financial Supervisory Authority of the Kingdom of Sweden (Sw. Finansinspektionen) or any successor thereto.

"Swedish Offer Regulations" means the Takeover Rules for Nasdaq Stockholm and Nordic Growth Market NGM issued on 1 January 2024.

"Swedish Takeover Rules" means the Swedish Offer Regulations, the Swedish Securities Council's (Sw. Aktiemarknadsnämnden) statements and rulings regarding the interpretation and application of the Swedish Offer Regulations, the Swedish Takeovers Act (Sw. lag (2006:451) om offentliga uppköpserbjudanden på aktiemarknaden) and the Swedish Financial Instruments Trading Act (Sw. lag (1991:980) om handel med finansiella instrument).

"Target" means Millicom International Cellular S.A (or any successor thereof).

"Target Common Shares" means the outstanding common shares, nominal value $1.50 per share of the Target.

"Target Group" means the Target and its Target Restricted Subsidiaries.

"Target SDR" means the Swedish Depositary Receipts representing Target Common Shares (each Swedish Depositary Receipt represents one such Target Common Share)

"Target Securities Account Pledge Agreement" has the meaning given to that term in paragraph 2 (Finance Documents) of Part III of Schedule 2 (Conditions Precedent and Subsequent).

"Target Share Post-Settlement Open Market Acquisition Reference Price" means, in relation to any Target Share Post-Settlement Open Market Acquisition Utilisation, the volume-weighted average price expressed in USD per one Target Share for the most recent day for which such information is available prior to the date of the Utilisation Request for that Target Share Post-Settlement Open Market Acquisition Utilisation.

For purposes of this definition, the Company may use any price information available for the Target Common Shares in regular trading on the Nasdaq Stock Market in the US and/or Target SDR in regular trading on the Nasdaq Stockholm in Sweden and any exchange rates in each as determined by the Company (acting in good faith) including any such price information and/or exchange rates published on Bloomberg.

"Target Share Post-Settlement Open Market Acquisition" means an open market purchase by the Company of Target Shares after the Settlement Date.

"Target Share Post-Settlement Open Market Acquisition Utilisation" means any Utilisation of Facility B2 or Facility B3 after the Settlement Date for financing a Target Share Post-Settlement Open Market Acquisition.

"Target Share Reference Price" means:

(a)	in relation to any Utilisation of Facility B2 other than a Target Share Post-Settlement Open Market Acquisition Utilisation, $24 per one Target Share; and

(b)	in relation to any Target Share Post-Settlement Open Market Acquisition Utilisation, the Target Share Post-Settlement Open Market Acquisition Reference Price.

"Target Shares" means the Target Common Shares and the Target SDRs.

"Target Share Value" means, at any date of determination, an amount in US Dollars equal to (a) the number of Target Shares beneficially owned (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) by the Company (pro forma for the completion of all Acquisitions in connection with which the Target Share Value is calculated) multiplied by (b) the Target Share Reference Price.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed or levied by any government or other taxing authority and "Taxes" and "Taxation" shall be construed accordingly.

"Tax Structure Memorandum" means the tax structure memorandum provided to the Agent referred to in paragraph 5 (Tax Structure Memorandum) of Part I (Conditions Precedent to Signing) of Schedule 2 (Conditions Precedent and Subsequent) (including, for the avoidance of doubt, any updated version provided to the Agent in accordance with the terms of that paragraph).

"TEG Letter" means each letter from the Agent delivered from time to time to a French Borrower pursuant to Clause 10.5 (Effective Global Rate (Taux Effectif Global)).

"Term Facility" means Facility B and any Additional Facility.

"Term Loan" means (i) a Facility B Loan and (as the case may be) (ii) an Additional Facility Loan.

"Term SOFR" means in relation to any Loan in USD:

(a)	the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate) and if such page or service is replaced or ceases to be available, the Agent may specify another page or service displaying the relevant rate in accordance with Clause 36.8 (Replacement of Screen Rate);

(b)	(if the term SOFR reference rate is not available for the Interest Period of that Loan) Interpolated Term SOFR (rounded to the same number of decimal places as Term SOFR) for that Loan; or

(c)	if:

(i)	no term SOFR reference rate is available for the Interest Period of that Loan; and

(ii)	it is not possible to calculate Interpolated Term SOFR for that Loan,

the USD Central Bank Rate (or if the USD Central Bank Rate is not available at the Specified Time on the Quotation Day, most recent USD Central Bank Rate for a day which is no more than five (5) US Government Securities Business Days before the relevant Quotation Day), as of, in the case of paragraphs (a) and (c) above the Specified Time on the Quotation Day for USD and for a period equal in length to the Interest Period of that Loan and, if any such rate applicable to:

(A)	a Facility B Loan is below zero (0) at any time when Term SOFR is fixed, Term SOFR for such Loan will be deemed to be zero (0);

(B)	an Original Revolving Facility Loan denominated in USD is below zero (0) at any time when Term SOFR is fixed, Term SOFR for such Loan will be deemed to be zero (0); and

(C)	an Additional Facility Loan denominated in USD is below any percentage agreed with the relevant Additional Facility Lenders in the Additional Facility Notice for those Additional Facility Commitments, Term SOFR will be deemed to be such percentage rate specified in such Additional Facility Notice.

"Termination Date" means:

(a)	prior to the Control Condition Satisfaction Date:

(i)	in respect of Facility B, the date falling eighteen (18) months after the Closing Date; and

(ii)	in respect of the Original Revolving Facility, the date falling eighteen (18) months after the Closing Date;

(b)	on and following the Control Condition Satisfaction Date:

(i)	in respect of Facility B, the date falling thirty-six (36) months after the Closing Date; and

(ii)	in respect of the Original Revolving Facility, the date falling thirty-six (36) months after the Closing Date; and

(c)	in respect of any Additional Facility Commitments, the date specified in the relevant Additional Facility Notice.

"Test Date" has the meaning given to that term in Clause 21.1 (Financial definitions).

"Testing Period" has the meaning given to that term in Clause 21.1 (Financial definitions).

"Third Parties Act" has the meaning given to that term in Clause 1.6 (Third Party Rights).

"Third Party Security Provider" has the meaning given to that term in the Intercreditor Agreement.

"Topco" means Atlas Investissement, a private limited liability company (société par actions simplifiée à associé unique) organised under the laws of France, with registered office at 16 rue de la Ville L'Evêque – 75008 Paris, France, registered with the trade and companies register (Registre de commerce et des sociétés) of Paris under number 908 070 188.

"Total Additional Facility Commitments" means at any time the aggregate amount of the applicable and designated Additional Facility Commitments under any applicable Additional Facility Notice, being zero (0) at the First Amendment Effective Date.

"Total Commitments" means at any time the aggregate of the Total Facility B Commitments, the Total Original Revolving Facility Commitments and the Total Additional Facility Commitments.

"Total Facility B Commitments" means at any time the aggregate of the Total Facility B1 Commitments, the Total Facility B2 Commitments and the Total Facility B3 Commitments.

"Total Facility B1 Commitments" means at any time the aggregate of the Facility B1 Commitments, being $0 as at the First Amendment Effective Date.

"Total Facility B2 Commitments" means at any time the aggregate of the Facility B2 Commitments, being $747,217,833.80 as at the First Amendment Effective Date.

"Total Facility B3 Commitments" means at any time the aggregate of the Facility B3 Commitments, being $67,639,108.34 as at the First Amendment Effective Date.

"Total Original Revolving Facility Commitments" means at any time the aggregate of the Original Revolving Facility Commitments, being $100,000,000 as at the First Amendment Effective Date.

"Total Revolving Facility Commitments" means at any time the Total Original Revolving Facility Commitments.

"Transaction" means the Acquisitions, the Refinancing, and the other transactions contemplated by the Transaction Documents or directly or indirectly in connection with the Acquisitions (in each case including the financing or refinancing thereof).

"Transaction Documents" means the Acquisition Documents, the Equity Documents and the Finance Documents.

"Transaction Security" means the Security created or expressed to be created in favour of the Security Agent and/or the Secured Parties (represented by the Security Agent, as the case may be) pursuant to the Transaction Security Documents.

"Transaction Security Documents" means:

(a)	each of the security documents listed as being a Transaction Security Document in paragraph 2 of Part II (Conditions Precedent to Closing) of Schedule 2 (Conditions Precedent and Subsequent);

(b)	any document entered into by a Holding Company of the Company creating or expressed to create the Transaction Security to be provided pursuant to paragraph 2 (Finance Documents) of Part III (Conditions Subsequent) of Schedule 2 (Conditions Precedent and Subsequent);

(c)	any document entered into by Topco and/or any member of the Group creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any member of the Group under any of the Finance Documents;

(d)	any "Security Document" (other than a "Topco Independent Transaction Security Document") and any "Transaction Security Document" (each as defined in the Intercreditor Agreement); and

(e)	any other document designated as a "Transaction Security Document" by the Company and the Agent (or the Security Agent) in writing (each acting reasonably).

"Transfer" has the meaning given to that term in Clause 24.2 (Assignments and Transfers by Lenders) and "Transferred" and "Transferee" shall be construed accordingly.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or in any other form agreed between the Agent and the Company (each acting reasonably).

"Transfer Consent Request" means a duly completed request for the Company's consent to a Transfer in the form set out in Part III (Form of Transfer Consent Request) of Schedule 3 (Requests and Notices) or in any other form approved by the Company provided that such request discloses the name of the proposed New Lender, the Facility and the amount of Commitments to which the proposed Transfer relates.

"Transfer Date" means, in relation to an assignment or a transfer, the proposed transfer date specified in the relevant Assignment Agreement or Transfer Certificate, or in the event that no Transfer Date is specified in the relevant Assignment Agreement or Transfer Certificate, the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

"Transfer Defaulting Lender" has the meaning given to that term in paragraph (n) of Clause 24.3 (Conditions of Transfer).

"UK" means the United Kingdom of Great Britain and Northern Ireland.

"Unpaid Sum" means any sum due and payable but unpaid by the Borrower under the Finance Documents.

"US" and "United States" means the United States of America.

"US Code" means the US Internal Revenue Code of 1986 (and any successor legislation thereto), as amended from time to time.

"US Government Securities Business Day" means any day other than:

(a)	a Saturday or a Sunday; and

(b)	a day on which the Securities Industry and Financial Markets Association (or any successor organization) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

"US Securities and Exchange Commission" means the Securities and Exchange Commission of the US or any successor thereto.

"USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Public Law 107-56.

"USD Central Bank Rate" means the percentage rate per annum which is the aggregate of:

(a)	the short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time or, if that target is not a single figure, the arithmetic mean of (i) the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York, and (ii) the lower bound of that target range; and

(b)	the applicable USD Central Bank Rate Adjustment.

"USD Central Bank Rate Adjustment" means, in relation to the USD Central Bank Rate prevailing at close of business on any US Government Securities Business Day, the 20 per cent. trimmed arithmetic mean (calculated by the Agent) of the USD Central Bank Rate Spreads for the five (5) most immediately preceding US Government Securities Business Days for which Term SOFR is available.

"USD Central Bank Rate Spread" means, in relation to any US Government Securities Business Day, the difference (expressed as a percentage rate per annum) calculated by the Agent of (i) Term SOFR for that Business Day; and (ii) the USD Central Bank Rate (which, for the purposes of this definition of USD Central Bank Rate Spread, shall disregard sub-paragraph (b) of the definition of USD Central Bank Rate) prevailing at close of business on that US Government Securities Business Day.

"Utilisation" means a Loan.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request" means a notice substantially in the relevant form set out in Part I (Form of Utilisation Request – Loans) of Schedule 3 (Requests and Notices) or any other form agreed between the Agent (acting reasonably) and the Company.

"VAT" means:

(a)	any value added tax imposed pursuant to the United Kingdom Value Added Tax Act 1994;

(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) as amended from time to time and any national legislation implementing that Directive or any predecessor to it or supplemental to that Directive; and

(c)	any other sales or turnover tax of a similar nature (whether imposed in the United Kingdom or a member state of the EU in substitution for, or levied in addition to, such tax referred to in paragraph (a) or (b) above, or imposed elsewhere).

"Waived Amount" has the meaning given to that term in paragraph (c) of Clause 8.6 (Invitation to Refuse Prepayment).

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the "Agent", the "Borrower", any "Finance Party", any "Lender", any "Mandated Lead Arranger", any "Party", any "Secured Party", the "Security Agent", "Topco" or any other person shall be construed so as to include its successors in title (including the surviving entity of any merger involving that person), permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	an "agency" of a state includes any local or other authority or other recognised body or agency, central or federal bank, department, government, legislature, minister, ministry, official or public or statutory person (whether autonomous or not) of, or of the government of, that state or any political sub-division in or of that state;

(iii)	a document in "agreed form" is a document (A) which is previously agreed in writing by or on behalf of the Agent and the Company; or (B) if such document is to be delivered pursuant to Clause 4.1 (Initial conditions precedent) or specified in Schedule 2 (Conditions Precedent and Subsequent) in the form required or contemplated by those provisions;

(iv)	an "agreement" includes any legally binding arrangement, contract, deed or instrument (in each case whether oral, written or entered into by way of a written offer and implicit acceptance);

(v)	an "amendment" includes any amendment, supplement, variation, novation, modification, replacement, restatement and/or amendment and restatement (however fundamental), and "amend" and "amended" shall be construed accordingly;

(vi)	"assets" includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present and future, actual or contingent and any interest in any of the foregoing;

(vii)	"available for utilisation" in respect of any indebtedness means that indebtedness being committed pursuant to the terms of an executed commitment letter, credit agreement, indenture, notes or other documentation notwithstanding that any documentary, drawdown or other substantive event including the execution of a long form credit agreement, the completion of an acquisition or condition to utilisation or issue thereof has not been satisfied including (if any of the proceeds are to be applied in connection with an acquisition or other transaction) the date on which the applicable acquisition agreement is signed or such other date on which the Group enters into a legally binding commitment for the relevant acquisition or such other transaction which will be funded by the proceeds of such indebtedness;

(viii)	a "consent" includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(ix)	a "disposal" includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(x)	the "equivalent" in any currency (the "first currency") of any amount in another currency (the "second currency") shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at an exchange rate used by the Company (in good faith) and notified to the Agent or if the Company has not notified to the Agent at the Agent's Spot Rate of Exchange for the purchase of the first currency with the second currency in the London foreign exchange market at or about 11.00 a.m. on a particular day (or at or about such time and on such date as the Agent may from time to time reasonably determine to be appropriate in the circumstances);

(xi)	"fair market value" (except as otherwise specifically provided for in Schedule 15 (Certain New York Law Defined Terms) and/or in the Luxembourg law governed Transaction Security Documents in which "fair market value" is defined, in accordance with the related Luxembourg case laws) may be conclusively established by means of an Officer's Certificate or a resolution of the Board of Directors of the Company setting out such fair market value as determined by such Officer or such Board of Directors in good faith;

(xii)	a "Finance Document" or a "Transaction Document" or any other agreement or instrument is (unless expressed to be a reference to such document, agreement or instrument in its original form or form as at a particular date) a reference to that Finance Document or Transaction Document or other agreement or instrument as amended and includes any increase in, addition to or extension of or other change to any facility under such agreement or instrument, in each case to the extent permitted by the terms of this Agreement;

(xiii)	a page or screen of an information service displaying a rate shall include:

(A)	any replacement page of that information service which displays that rate; and

(B)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Company;

(xiv)	a "Central Bank Rate" shall include any successor rate to, or replacement rate for, that rate;

(xv)	a "guarantee" includes:

(A)	an indemnity, counter-indemnity, guarantee or similar assurance against loss in respect of any indebtedness of any other person; and

(B)	any other obligation of any other person, whether actual or contingent, to pay, purchase, provide funds (whether by the advance of money to, the purchase of or subscription for shares, partnership interests or other investments in, any other person, the purchase of assets or services, the making of payments under an agreement or otherwise) for the payment of, to indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person, and "guaranteed" and "guarantor" shall be construed accordingly. For the avoidance of doubt, "guarantee" shall not include any item that is excluded from the definition of "Guarantee" in Schedule 15 (Certain New York Law Defined Terms);

(xvi)	"including" means including without limitation, and "includes" and "included" shall be construed accordingly;

(xvii)	"indebtedness" includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;

(xviii)	"losses" includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind, and loss shall be construed accordingly;

(xix)	references to any transaction being in the "ordinary course of business" of a member of the Group shall be construed to include any transaction that is consistent with industry practice in the industries in which the Group or the Target Group (as applicable) operates or consistent with past practice of any member of the Group or Target Group (as applicable);

(xx)	references to any matter being "permitted" under this Agreement or any other Finance Document or other agreement shall include references to such matters not being prohibited or otherwise being approved under this Agreement or such Finance Document or such other agreement;

(xxi)	a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, fund, joint venture, consortium, partnership or other entity, in each case whether or not having separate legal personality;

(xxii)	a "regulation" includes any regulation, rule, code, ordinance, official directive, requirement, determination, judgment, order, decree, ruling, request, guidance or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary for those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xxiii)	a "sub-participation" means any sub-participation or sub-contract (whether written or oral) or any other agreement or arrangement having an economically substantially similar effect, including any exposure transfer transaction, credit default or total return swap or derivative (whether disclosed, undisclosed, risk or funded) by a Lender of or in relation to any of its rights or obligations under, or its legal, beneficial or economic interest in relation to, the Facilities and/or Finance Documents to a counterparty and "sub-participate" and "sub-participant" shall be construed accordingly;

(xxiv)	"sufficient available information" means financial information selected and determined by the Company in good faith in order to test the applicable condition or ratio, including information required to be delivered to the Agent under this Agreement as well as other information including monthly management accounts and other internal Group accounts and financial information;

(xxv)	reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;

(xxvi)	the singular includes the plural (and vice versa);

(xxvii)	unless expressly stated to the contrary (or unless otherwise agreed between the Agent and the Company), a time of day is a reference to the time in London;

(xxviii)	unless expressly stated to the contrary, a reference in any Finance Document to the Agent or the Security Agent (an "Applicable Agent") being "authorised", "instructed" and/or "directed" to take any action by a Finance Party by the terms of such Finance Document shall mean irrevocably and unconditionally authorised, instructed or directed (as applicable) to take such action without any further consent, authorisation, instruction or direction from any Finance Party or any of their Affiliates;

(xxix)	unless expressly stated to the contrary, a reference in any Finance Document to an Applicable Agent being "instructed" or "directed" to take any action by a Finance Party by the terms of such Finance Document shall require the Applicable Agent to take such action promptly, without unreasonable delay and without requesting any further consent, authorisation, instruction or direction from any Finance Party or any of their Affiliates;

(xxx)	unless expressly stated to the contrary, where an Applicable Agent is required to act "reasonably", or in a "reasonable" manner, or as coming to an opinion or determination that is "reasonable" (or any similar or analogous wording is used) under the terms of any Finance Document (other than this paragraph (xxx)) and the Applicable Agent has not been instructed or directed by a Finance Party, or the requisite Finance Parties, by the terms of such Finance Document to take such action:

(A)	if the Applicable Agent determines that any instruction is or may be required by or from any Finance Party or any group of Finance Parties, it shall notify the Company as soon as reasonably practicable after making such determination;

(B)	the Applicable Agent shall first (prior to seeking, or notifying any Finance Party that it intends to seek, such instruction) consult with the Company (in good faith) in order to determine (1) whether any instruction from the requisite Finance Parties is required under the terms of the applicable Finance Document and (2) the period of time in which such instructions may be sought;

(C)	if, after such consultation, there is no agreement between the Company and the Applicable Agent and/or Applicable Agent determines (acting reasonably, in good faith and in accordance with the terms of the Finance Documents) that it is required to seek instructions from the requisite Finance Parties in accordance with the terms of the applicable Finance Document, it shall notify the Finance Parties from whom it is seeking such instruction of the requested instructions, together with, to the extent applicable, its proposed opinion, determination or other course of action and the period of time within which such instructions must be provided (acting reasonably and in good faith and taking into account such consultation with the Company);

(D)	unless such Finance Parties (acting reasonably, in good faith and in accordance with the terms of the Finance Documents) otherwise instruct or direct the Applicable Agent within the period of time within which such instructions were requested to be provided, the Applicable Agent shall act in accordance with its proposed opinion, determination or other course of action notified to the applicable Finance Parties in accordance with paragraph (C) above; and

(E)	if the Applicable Agent complies with this paragraph (xxx), it shall (1) be deemed to have been acting on the instructions of the requisite Finance Parties, (2) be under no obligation to determine the reasonableness of any instructions from any Finance Party and (3) not be responsible for any liability arising from such instructions or any delay or failure in the giving of such instructions and each other Finance Party by becoming a Party to this Agreement acknowledges and agrees to the actions of the Applicable Agent.

(xxxi)	any defined term or expression used in this Agreement or the other Finance Documents includes its cognate forms; and

(xxxii)	any capitalised term that is used but not defined in this Agreement has the meaning given in Schedule 15 (Certain New York Law Defined Terms).

(b)	For the purposes of the Finance Documents:

(i)	a Default or an Event of Default is "continuing" if it has not been remedied or waived;

(ii)	a Declared Default is "continuing" unless the underlying Event of Default has ceased to be continuing or the relevant demand or notice has been revoked, rescinded or otherwise made ineffective by the Agent (acting on the instructions of the Super Majority Lenders);

(iii)	if any Declared Default, Default or Event of Default has occurred but is no longer continuing (a "Cured Default"), any other Default or Event of Default which would not have arisen had the Cured Default not occurred, shall be deemed not to be continuing automatically upon, and simultaneous with, the remedy or waiver of the Cured Default. For the avoidance of doubt, any Default or Event of Default in respect of a failure to deliver any certificate, notice, document, report, financial statement or other information, in each case within a time period prescribed in a Finance Document shall be deemed to be cured upon performance of such obligation even though such performance is not within the prescribed period specified in any Finance Document; and

(iv)	no Default or Event of Default will occur if any obligation in any Finance Document is not satisfied solely as a result of any applicable Finance Party not having executed any relevant agreement, notice, letter, acknowledgement, confirmation, instrument or (as applicable) other document (after the Company or the relevant member of the Group has delivered to such Finance Party all documents and other evidence required by this Agreement to be delivered in connection with such obligation) on or before the relevant original deadline for compliance with that obligation and, in such circumstances, any such deadline in any Finance Document shall be automatically extended until such time as that Finance Party executes that agreement, notice, letter, acknowledgement, confirmation, instrument or (as applicable) other document.

(c)	The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(d)	Section, Clause and Schedule headings are for ease of reference only.

(e)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(f)	Notwithstanding anything to the contrary in any Finance Document, nothing in the Finance Documents shall prohibit a non-cash contribution of any asset (including any participation, claim, commitment, rights, benefits and/or obligations in respect of any indebtedness borrowed or issued by any member of the Group from time to time) by a person that is not a member of the Group to the Company provided that to the extent such transaction results in any Debt or claim being outstanding from the Company, such Debt or claim is permitted by the Finance Documents.

(g)	Unless a contrary indication appears, a reference to a basket amount, threshold or limit expressed in US Dollars includes the equivalent of such amount, threshold or limit in other currencies.

(h)	[Reserved]

(i)	The knowledge, awareness or belief of any member of the Group shall be limited to the actual knowledge, awareness or belief of the Board of Directors (or equivalent body) or Officer of such member of the Group at the relevant time.

(j)	The obligations of the Borrower and any member of the Group (including any procurement obligation), including the making of any payment (unless otherwise specified in a Fee Letter), any representation or warranty, general undertaking, any information undertaking or financial covenant under or pursuant to the Finance Documents (other than in relation to the utilisation of the Facilities pursuant to Clause 2 (The Facilities) to Clause 5 (Utilisation – Loans), any representation or warranty, general undertaking or event of default referred to in the definitions of Major Event of Default, Major Representation or Major Undertaking (as applicable), Clause 7.1 (Illegality), Clause 8.1 (Change of Control) and Clause 11 (Interest Periods)), shall not become effective or take effect until and from the Closing Date in accordance with the terms of this Agreement. This paragraph shall not apply to any term or obligation arising under paragraph (b) of Clause 13.1 (No deal, No fees), Clause 16.2 (Other indemnities), Clause 16.3 (Indemnity to the Agent) and Clause 18.1 (Transaction expenses).

(k)	For the purposes of calculating Break Costs under this Agreement, the applicable Term SOFR will be assessed by reference to the prevailing Term SOFR rate for the applicable reference period (or, if the prevailing Term SOFR rate is below zero (0), the prevailing rate will be deemed to be zero (0)) and any applicable Term SOFR floor greater than zero (0) will be disregarded. Notwithstanding anything in any Finance Document, no Break Costs shall apply to any prepayment or repayment of a Pre-Funding Loan prior to the Settlement Date.

(l)	Any corporation into which the Agent or Security Agent may be merged or converted, or any corporation with which the Agent or Security Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Agent or Security Agent shall be a party, or any corporation, including affiliated corporations, to which the Agent or Security Agent shall sell or otherwise transfer:

(i)	all or substantially all of its assets; or

(ii)	all or substantially all of its corporate trust business,

shall, on the date when the merger, conversion, consolidation or transfer becomes effective and to the extent permitted by any applicable laws and subject to any credit rating requirements set out in this Agreement become the successor Agent or Security Agent under this Agreement without the execution or filing of any paper or any further act on the part of the Parties, unless otherwise required by the Company, and after the said effective date all references in this Agreement to the Agent or Security Agent shall be deemed to be references to such successor corporation. Written notice of any such merger, conversion, consolidation or transfer shall immediately be given to the Company by the Agent or Security Agent.

(m)	Unless a contrary indication appears, where a request for consent is required from a member of the Group, when determining whether to grant such consent, that member of the Group may act in its sole and absolute discretion (which may be given, withheld, conditioned or delayed in its sole and absolute discretion and shall not, under any circumstances, be deemed given).

(n)	No transaction or arrangement between persons which are not members of the Group (whether or not such persons are Affiliates of the Group) shall be deemed to constitute an action (whether direct or indirect) by any member of the Group.

(o)	Any adjustment (including any increase, decrease, sum or inclusion) pursuant to the terms and paragraphs of any financial definition or component thereof (including Consolidated EBITDA and Proportionate Consolidated EBITDA) or pursuant to any other provision of a Finance Document shall be available and be determined by the Board of Directors of the Company acting in good faith at such time in each case without regard to whether or how such adjustment had been previously made or to the Accounting Principles (to the extent relevant).

(p)	In this Agreement, unless a contrary intention appears:

(i)	a reference to a Party includes a reference to that Party's successors and permitted assignees or permitted transferees but does not include that Party if it has ceased to be a Party under this Agreement;

(ii)	references to paragraphs, Clauses, Sections and Schedules are references to, respectively, paragraphs, sections and clauses of, and schedules to, this Agreement and references to this Agreement include its Schedules; and

(iii)	a reference to (or to any specified provision of) any agreement (including any of the Finance Documents) is to that agreement (or that provision) as amended or novated (however fundamentally) and includes any increase in, extension of or change to any facility made available under any such agreement (unless such amendment or novation is contrary to the terms of any Finance Document);

(q)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.3	Currency Symbols and Definitions

"$", "USD" and "US Dollars" mean at any time the lawful currency of the US.

1.4	French Terms

In this Agreement, where it relates to any French entity and unless the contrary intention appears, a reference to:

(a)	an "administration", "winding-up" or "dissolution" includes a "redressement judiciaire", "cession totale de l'entreprise", a "liquidation judiciaire", a "sauvegarde" (including a sauvegarde accélérée) under articles L. 620-1 to L. 670-8 of the French Code de commerce;

(b)	a "composition", "compromise", "assignment" or "arrangement with any creditor" includes a "conciliation" or a "mandat ad hoc" under articles L. 611-3 to L. 611-16 of the French Code de commerce (other than in respect of Schedule 14 (Events of Default);

(c)	a "compulsory manager", "liquidator", "receiver", "administrative receiver", "administrator", "trustee" or other similar officer includes an "administrateur judiciaire", "mandataire ad hoc", "conciliateur", "mandataire liquidateur" or any other person appointed as a result of any proceedings described in paragraphs (a) and (b) above and (d) below;

(d)	a "moratoire" includes a "moratorium" under a "conciliation" procedure in accordance with articles L. 611-4 to L. 611-15 of the French Code de commerce (other than in respect of Schedule 14 (Events of Default); and

(e)	a person being "unable to pay its debts" includes that person being in a state of "cessation des paiements" as defined in article L. 631-1 of the French Code de commerce.

1.5	Luxembourg Terms

In this Agreement, where it relates to a company incorporated or having its Centre of Main Interests in Luxembourg, a reference to:

(a)	a "winding-up", "administration", "liquidation" or "dissolution" includes, without limitation, any procedure or proceeding in relation to an entity becoming bankrupt (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), administrative dissolution without liquidation (dissolution administrative sans liquidation), moratorium or reprieve from payment (sursis de paiement), judicial reorganization (réorganisation judiciaire), general settlement with creditors, reorganisation or any other similar proceedings affecting the rights of creditors generally under Luxembourg law;

(b)	a "reorganisation" includes judicial reorganisation (réorganisation judiciaire);

(c)	an "agent" includes without limitation, a "mandataire";

(d)	a "liquidator", "receiver", "administrative receiver", "administrator", "compulsory manager" or the like includes:

(i)	insolvency receiver (curateur) or "juge-commissaire" appointed under the Luxembourg Commercial Code;

(ii)	"liquidateur" appointed under Articles 1100-1 to 1100-15 (inclusive) of the Luxembourg law of 10 August 1915 on commercial companies, as amended from time to time (the "Luxembourg Companies Act 1915");

(iii)	"liquidateur" or "juge-commissaire" appointed under Article 1200-1 of the Luxembourg Companies Act 1915; and

(iv)	"administrateur provisoire" appointed under the Luxembourg law of 7 August 2023 on business continuity and the modernisation of bankruptcy (the "Luxembourg Business Continuity Act");

(e)	"Security" or a "security interest" includes, without limitation, any "hypothèque", "nantissement", "gage", "privilège", "accord de transfert de propriété à titre de garantie", "gage sur fonds de commerce", "droit de rétention" or "sûreté réelle" whatsoever whether granted or arising by operation of law;

(f)	a person being "unable to pay its debts" includes that person being in a state of suspension or cessation of payments (cessation de paiements) and having lost or meeting the criteria to lose its commercial creditworthiness (ébranlement de crédit); and

(g)	a "set-off" includes, for purposes of Luxembourg law, legal set-off.

1.6	Third Party Rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or enjoy the benefit of any term of this Agreement or any other Finance Document.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party to this Agreement, or, as the case may be, a Finance Document, is not required to amend, rescind or vary this Agreement or any other Finance Document at any time.

1.7	Intercreditor Agreement

This Agreement is subject to, and has the benefit of, the Intercreditor Agreement. In the event of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall prevail, save for Clause 23.8 (Excluded Matters) where this Agreement shall prevail.

1.8	No Investor Recourse

No Finance Party will have any recourse to any Investor that is not party to a Finance Document (and to the extent an Investor is a party to a Finance Document there shall only be recourse to the extent of its liability under the terms of such Finance Document) in respect of any term of any Finance Document, any statements by Investors, or otherwise.

1.9	Personal Liability

Where any natural person gives a certificate or other document or otherwise gives a representation or statement on behalf of any of the parties to the Finance Documents pursuant to any provision thereof and such certificate or other document, representation or statement proves to be incorrect, the individual shall incur no personal liability in consequence of such certificate, other document, representation or statement being incorrect save where such individual acted fraudulently in giving such certificate, other document, representation or statement (in which case any liability of such individual shall be determined in accordance with applicable law) and each such individual may rely on this Clause 1.9 (subject to Clause 1.6 (Third Party Rights)) and the provisions of the Third Parties Act.

1.10	Cashless Rolls

Notwithstanding anything to the contrary contained in this Agreement or in any other Finance Document, to the extent that any Lender extends the maturity date of, or replaces, renews, exchanges for or refinances, any of its then-existing Loans with Additional Facility Loans, Refinancing Indebtedness, or loans incurred under a new Credit Facility, in each case, that are effected by means of a "cashless roll" or "cashless exchange" by such Lender, such extension, replacement, renewal, exchange or refinancing shall be deemed to comply with any requirement hereunder or any other Finance Document that such payment be made in "US Dollars", "in immediately available funds", "in cash" or any other similar requirement and shall be permitted for all purposes of the Finance Documents.

1.11	Non-wholly owned Subsidiaries

Where any member of the Group (the "first person") is required under this Agreement or any other Finance Document to ensure or procure certain acts, events or circumstances in relation to any other person (the "second person") and the first person owns less than fifty-one (51) per cent. in aggregate of the issued voting share capital (or instruments providing equivalent control) in the second person or is otherwise limited or restricted by applicable law or regulation, the first person shall only be obliged to use its reasonable efforts, subject to all limitations and restrictions on the influence it may exercise as a shareholder over the second person, pursuant to any agreement with the other shareholders or pursuant to any applicable law or regulation which requires the consent of the other shareholders or other person, and its obligation to ensure or procure shall not be construed as a guarantee for such acts, events or circumstances.

1.12	Authorisations

Each Party granting an authorisation or power of attorney to any other person (for the purpose of this Clause 1.12, the "Authorised Person") under this Agreement (including under Clause 27 (Role of the Agent, the Mandated Lead Arrangers and Others) below) or any other Finance Document hereby releases, to the extent legally possible, such other person from any restriction for self-dealing or double representation and the Authorised Person may release, to the extent legally possible, any person that it sub-authorises or grants a sub-power of attorney from the same restrictions. Any Party prevented by applicable law or its constitutional documents to grant the release from the restriction for self-dealing or double shall notify the relevant Authorised Person without undue delay.

2.	The Facilities

2.1	The Facilities

Subject to the terms of this Agreement:

(a)	the Facility B1 Lenders make available to the Borrower a term loan facility in US Dollars, in an aggregate amount equal to the Total Facility B1 Commitments ("Facility B1");

(b)	the Facility B2 Lenders make available to the Borrower a term loan facility in US Dollars, in an aggregate amount equal to the Total Facility B2 Commitments ("Facility B2");

(c)	the Facility B3 Lenders make available to the Borrower a term loan facility in US Dollars, in an aggregate amount equal to the Total Facility B3 Commitments ("Facility B3");

(d)	the Original Revolving Facility Lenders make available to the Borrower a revolving credit facility in an aggregate amount the Base Currency Amount of which is equal to the Total Original Revolving Facility Commitments (the "Original Revolving Facility").

2.2	Additional Facilities

(a)	Subject to this Clause 2.2, the Company may, at any time and from time to time by delivering to the Agent a duly completed Additional Facility Notice complying with paragraphs (b) and (c) below, establish an Additional Facility under this Agreement.

(b)	No consent of any Finance Party is required to establish an Additional Facility at any time (other than the Additional Facility Lenders making available the applicable Additional Facility), provided that (unless otherwise agreed by the Majority Lenders):

(i)	any Debt thereunder constitutes Permitted Debt pursuant to sub-paragraph (b)(i)(ii) of Section 1 (Limitation on Debt) of Schedule 13 (General Undertakings);

(ii)	such Additional Facility shall rank pari passu with Facility B;

(iii)	the Termination Date of such Additional Facility shall fall on a date that is no earlier than the Termination Date for Facility B2 or Facility B3 (as at the First Amendment Effective Date);

(iv)	if such Additional Facility is utilised within twelve (12) Months from the First Amendment Effective Date, either:

(A)	the Facility B Lenders have been offered an opportunity to participate in such Additional Facility;

(B)	pro forma for the incurrence of such Additional Facility, the Effective Yield applicable to such Additional Facility would not exceed the MFN Yield Cap; or

(C)	the Margin in respect of Facility B2 and Facility B3 (as applicable) is increased by the amount by which, pro forma for the incurrence of such Additional Facility, the Effective Yield applicable to such Additional Facility exceeds the MFN Yield Cap;

(v)	in relation to an Additional Facility which is amortising[1], either:

(A)	such Additional Facility does not amortise prior to the Termination Date for Facility B (as at the First Amendment Effective Date) at a rate (the "Maximum Additional Facility Amortisation Rate") of greater than one (1) per cent. per annum; or

1 NTD:	Repayment/prepayment mechanics in respect of amortising Facilities to be added at the time of the relevant Additional Facility Notice.

(B)	the Facility B2 Lenders and Facility B3 Lenders (as applicable) are offered a percentage amortisation per annum of not less than the percentage per annum by which the rate of amortisation applicable to such Additional Facility exceeds the Maximum Additional Facility Amortisation Rate, provided that each relevant Facility B Lender will be deemed to have declined any such offer, consented to the proposed amortisation of such Additional Facility and waived its rights under this sub-paragraph unless the Majority Lenders under Facility B have notified the Agent that they (x) accept such offer or (y) reject such offer and do not consent to the proposed amortisation of such Additional Facility, in each case by 11.00 a.m. (in Paris) on the date falling five (5) Business Days (or such longer period which the Company proposes) after the date of such offer, provided further that the consent of the Majority Lenders shall not be required for any Structural Adjustment to implement the acceptance of any offer under this paragraph (b)(v)(B);

(vi)	if the terms of the relevant Additional Facility contain mandatory prepayment provisions in respect of that Additional Facility that are additional to the mandatory prepayment provisions applicable to Facility B2 and Facility B3 contained in this Agreement (in each case, as at the relevant Additional Facility Commencement Date) (the "Additional Mandatory Prepayment Provisions"), the Facility B2 Lenders and Facility B3 Lenders (as applicable) shall be offered the benefit of such Additional Mandatory Prepayment Provisions in respect of Facility B2 and Facility B3 (as applicable), provided that each relevant Facility B Lender will be deemed to have declined any such offer, consented to the Additional Mandatory Prepayment Provisions in relation to the relevant Additional Facility and waived its rights under this sub-paragraph unless the Majority Lenders under Facility B have notified the Agent that they accept such offer by 11.00 a.m. (in Paris) on the date falling five (5) Business Days (or such longer period which the Company proposes) after the date of such offer, provided further that the consent of the Majority Lenders shall not be required for any Structural Adjustment to implement the acceptance of any offer under this paragraph (b)(vi)(B);

(vii)	the purpose of such Additional Facility shall be as set out in paragraph (d) of Clause 3.1 (Purpose);

(viii)	such Additional Facility may not be utilised prior to the date on which the Available Commitments in respect of Facility B3 are zero (provided that, for the avoidance of doubt, such Additional Facility may be utilised contemporaneously with the Available Commitments in respect of Facility B3 being reduced to zero).

(c)	The Additional Facility Notice shall not be regarded as having been duly completed unless it is signed by each party thereto and specifies the following matters in respect of such Additional Facility:

(i)	the proposed borrower(s) in respect of the Additional Facility (which shall be the Company);

(ii)	the person(s) to become Additional Facility Lenders in respect of the Additional Facility and the amount of the commitments of such Additional Facility allocated to each Additional Facility Lender;

(iii)	the aggregate amount of the commitments of the Additional Facility and the currency being made available and any other or optional currency or currencies (if any) which are available for utilisation under such Additional Facility;

(iv)	the Margin applicable to the Additional Facility and any applicable interest basis and margin ratchet;

(v)	the Additional Facility Commencement Date and Availability Period for the Additional Facility; and

(vi)	the Termination Date, repayment profile, ranking and related provisions, amortisation schedule (if any) and any mandatory prepayment provisions (including whether the Additional Facility will share rateably or less than rateably in mandatory prepayments), and such Additional Facility Notice shall be deemed to have been duly completed if it is signed by the Company and specifies the matters in sub-paragraphs (c)(i) to (c)(vi) above in respect of such Additional Facility.

(d)	Any Additional Facility established pursuant to this Clause 2.2 may share rateably in any mandatory prepayment of the Term Facilities.

(e)	Subject to the conditions set out in paragraph (b) above being satisfied, following receipt by the Agent of a duly completed Additional Facility Notice and with effect from the relevant Additional Facility Commencement Date (or any later date on which the conditions set out in paragraph (f) below are satisfied) the relevant Additional Facility shall come into effect and be established in accordance with its terms and:

(i)	the Additional Facility Lenders participating in the relevant Additional Facility shall make available that Additional Facility in the aggregate amount set out in the Additional Facility Notice;

(ii)	the Borrower and each Additional Facility Lender under the relevant Additional Facility shall assume such obligations towards one another and/or acquire such rights against one another as the Borrower and such Additional Facility Lenders would have assumed and/or acquired had the Additional Facility Lenders been Original Lenders in respect of the relevant Additional Facility;

(iii)	in relation to an Additional Facility Lender which is not already a Lender, each Additional Facility Lender under the relevant Additional Facility shall become a Party as a Lender;

(iv)	each Additional Facility Lender under the relevant Additional Facility shall become a Party as a "Lender" and each Additional Facility Lender under the relevant Additional Facility and each of the other Finance Parties shall assume such obligations towards one another and acquire such rights against one another as those Additional Facility Lenders and those Finance Parties would have assumed and/or acquired had the Additional Facility Lenders been Original Lenders in respect of the relevant Additional Facility; and

(v)	the Commitments of the other Lenders shall continue in full force and effect.

(f)	The establishment of an Additional Facility will only be effective on:

(i)	the execution of the Additional Facility Notice relating to such Additional Facility by the Company and/or the relevant Borrower(s) and the relevant Additional Facility Lender(s) and delivery of such executed notice to the Agent;

(ii)	in relation to an Additional Facility Lender which is not already a Lender, receipt by the Agent of an Additional Facility Lender Accession Notice from each person referred to in the relevant Additional Facility Notice as an Additional Facility Lender and the accession of each Additional Facility Lender to the Intercreditor Agreement in the capacity of a "Senior Lender" (as defined in the Intercreditor Agreement); and

(iii)	in relation to an Additional Facility Lender which is not already a Lender, the performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that Additional Facility Lender making available an Additional Facility, the completion of which the Agent shall promptly notify to the Company, and (unless agreed otherwise with the applicable Additional Facility Lender) no Utilisation Request in relation to an Additional Facility shall be valid unless prior to (or simultaneously with) the delivery of the relevant Utilisation Request in relation to such Additional Facility, the requirements of this Clause 2.2 have been satisfied.

(g)	Each Finance Party irrevocably authorises, empowers and instructs:

(i)	the Agent promptly (upon request of (and as reasonably requested by) the Company) to acknowledge, execute and confirm acceptance of each Additional Facility Notice; and

(ii)	the Agent and the Security Agent promptly (upon request of (and as reasonably requested by) the Company) to acknowledge, execute and confirm acceptance of each Additional Facility Lender Accession Notice and if applicable, the documentation required for the Additional Facility Lender to accede to the Intercreditor Agreement and to execute any necessary additional Transaction Security Documents, amendments, confirmations, supplements or revisions to any Finance Document as may be required in order to ensure that any Additional Facility ranks and benefits from the Transaction Security in accordance with the provisions set out in the Additional Facility Notice.

(h)	The Agent and the Security Agent (if applicable) shall as soon as reasonably practicable send to the Company a copy of each executed Additional Facility Notice and, if applicable, Additional Facility Lender Accession Notice and if applicable, the documentation required for the Additional Facility Lender to accede to the Intercreditor Agreement.

(i)	Except to the extent provided in paragraph (b) above, the terms applicable to any Additional Facility (including ranking, security and intercreditor rights) will be those agreed by the Additional Facility Lenders in respect of that Additional Facility and the Company. If there is any inconsistency between any such term agreed in respect of an Additional Facility and any other term of a Finance Document, the term agreed in respect of the Additional Facility shall prevail with respect to such Additional Facility (subject to the conditions in paragraph (b) above). Notwithstanding any provision of a Finance Document to the contrary, there shall be no obligation or requirement to enter into any hedging arrangement or other derivative transaction in relation to any Additional Facility.

(j)	Each Additional Facility Lender, by executing the relevant Additional Facility Notice confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any consent, release, waiver or amendment that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the relevant Additional Facility becomes effective and that it is bound by that decision and by the operations of any other provisions of this Agreement in relation to such consent, release, waiver or amendment.

(k)	No Lender will have any obligation to participate in an Additional Facility (unless it has executed and delivered an Additional Facility Lender Accession Notice or otherwise become an Additional Facility Lender in respect of that Additional Facility). By signing an Additional Facility Notice as an Additional Facility Lender, each such entity agrees to commit the Additional Facility Commitments set out against its name in that Additional Facility Notice.

(l)	With respect to an Additional Facility, without the prior written consent of the Company (in its sole and absolute discretion), there shall be no obligation (and neither the Agent nor the Security Agent shall be permitted) to notify any Finance Party who is not participating in such Additional Facility Commitments as an Additional Facility Lender of the existence (or the terms) of such Additional Facility Notice until the conditions to the availability of such Additional Facility Commitments have been waived or satisfied and the first Utilisation Date has occurred with respect to such Additional Facility. Thereafter, the Agent may (after consultation with the Company) disclose the terms of such Additional Facility Notice to any of the other Finance Parties.

(m)	Clause 24.6 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Additional Facility Lender as if references in that Clause to:

(i)	an Existing Lender were references to all the Lenders immediately prior to the establishment of the relevant Additional Facility;

(ii)	the New Lender were references to that Additional Facility Lender; and

(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment.

(n)	The Finance Parties shall be required to enter into any amendment to the Finance Documents (including in relation to any changes to, the taking of, or the release coupled with the retaking of, Transaction Security in accordance with the Intercreditor Agreement) required by the Company in order to facilitate or reflect any of the matters contemplated by this Clause 2.2. The Agent and the Security Agent are each authorised and instructed by each Finance Party (without any consent, sanction, authority or further confirmation from them) to execute any such amended or replacement Finance Documents (and shall do so on the request of and at the cost of the Company).

(o)	Any member of the Group may pay to an Additional Facility Lender a fee in the amount and at the times agreed between any member of the Group and the Additional Facility Lender in a Fee Letter.

(p)	The Borrower and Topco confirms that all Transaction Security granted by it will, subject only to the terms of the Transaction Security Documents, extend to include the Additional Facility Loans and any other obligations arising under or in respect of the Additional Facility Commitments.

(q)	The establishment, terms or conditions or use of proceeds of any Additional Facility shall be governed by this Clause 2.2 which shall apply irrespective and notwithstanding any other provision of this Agreement (including Clause 7 (Illegality, Voluntary Prepayment and Cancellation), Clause 30.6 (Partial payments), Clause 36 (Amendments and Waivers) and Schedule 8 (Agreed Security Principles)) and whether such Additional Facility is in place prior to the Additional Facility Commencement Date for the purposes of this Agreement.

2.3	Increase

(a)	The Company may by giving prior notice to the Agent after the effective date of a cancellation of:

(i)	the Commitments of a Lender in accordance with Clause 7.1 (Illegality); or

(ii)	the Commitments of a Lender in accordance with Clause 36.5 (Replacement of a Lender),

request that the Total Commitments be increased (and the Total Commitments under that Facility shall be so increased) in an aggregate amount in the applicable Base Currency of up to the amount of the Commitments so cancelled as follows:

(A)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds, entities or other persons (each an "Increase Lender") selected by the Company (each of which shall not be a member of the Group, and which satisfies all the Agent's "know your customer" or similar checks referred to in paragraph (b)(ii)(B) below, and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender (for the avoidance of doubt, no Party shall be obliged to assume the obligations of a Lender pursuant to this sub-paragraph (A) without the prior consent of that Party));

(B)	the Borrower and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Borrower and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(C)	each Increase Lender shall become a Party as a Lender and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(D)	the Commitments of the other Lenders shall continue in full force and effect; and

(E)	any increase in the Total Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Total Commitments will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender which the Agent shall, if all applicable conditions set out in this Clause are satisfied, execute promptly on request;

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)	the Increase Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement in the applicable capacity; and

(B)	the performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Company and the Increase Lender.

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	Unless the Agent otherwise agrees or the increased Commitment is assumed by an Existing Lender, the Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 24.5 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 24.7 (Procedure for transfers) and if the Increase Lender was a New Lender.

(e)	The Company (or another member of the Group) may pay to the Increase Lender a fee in the amount and at the times agreed between the Company (or another member of the Group) and the Increase Lender in a Fee Letter.

(f)	Clause 24.6 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to an Increase Lender as if references in that Clause to:

(i)	an "Existing Lender" were references to all the Lenders immediately prior to the relevant increase;

(ii)	the "New Lender" were references to that Increase Lender; and

(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment.

(g)	The Finance Parties shall be required to enter into any amendment to the Finance Documents (including in relation to any changes to, the taking of, or the release coupled with the retaking of, Transaction Security in accordance with the Intercreditor Agreement) required by the Company in order to facilitate or reflect any of the matters contemplated by this Clause 2.3. The Agent and the Security Agent are each authorised and instructed by each Finance Party (without any consent, sanction, authority or further confirmation from them) to execute any such amended or replacement Finance Documents (and shall do so on the request of and at the cost of the Company).

2.4	Finance Parties' rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by the Borrower which relates to a Finance Party's participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by the Borrower.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.5	Lender Affiliates

(a)	A Lender may nominate (by written notice to the Agent and the Company, including in the Transfer Certificate or Assignment Agreement pursuant to which such Lender becomes a Party) a branch or Affiliate (a "Designated Affiliate") to discharge its obligations to participate in one or more Loans (a "Designated Loan") as set out in paragraph (b) below.

(b)	Any branch or Affiliate nominated by a Lender to participate in a Loan shall:

(i)	participate therein in compliance with the terms of this Agreement;

(ii)	be entitled, to the extent of its participation, to all the rights and benefits of a Lender under the Finance Documents, provided that such rights and benefits shall be exercised on its behalf by its nominating Lender save where law or regulation requires the branch or Affiliate to do so; and

(iii)	in the case of an Affiliate, become party to the Intercreditor Agreement as a "Senior Lender" by delivery of a duly completed "Creditor/Agent Accession Undertaking" (as defined in the Intercreditor Agreement).

(c)	Each Lender shall remain liable and responsible for the performance of all obligations assumed by a Designated Affiliate on its behalf under this Clause 2.5 and non-performance of a Lender's obligations by its Designated Affiliate following a nomination under this Clause 2.5 shall not relieve such Lender from its obligations under this Agreement (but without prejudice to a Lender's rights under Clause 24 (Changes to the Lenders)).

(d)	Each Lender shall procure that each of its Designated Affiliates complies (in respect of its Designated Loans) with the obligations of a Lender in Clause 14 (Taxes) as if such Designated Affiliate were a "Lender" from the date on which the Designated Affiliate is nominated.

(e)	The Borrower shall not be liable to pay (i) any amount otherwise required to be paid by the Borrower under Clause 14 (Taxes) or Clause 15.1 (Increased costs) (arising as a result of laws or regulations in force or known to be coming into force on the date the relevant branch or Affiliate was nominated) or (ii) any cash repayment of a Loan to the extent that paragraph (c) of Clause 6.3 (Repayment of Revolving Facility Loans) would otherwise apply to such Loan, in each case in excess of the amount it would have been obliged to pay if that Lender had not nominated its branch or Affiliate to participate in the Facility or, to the extent that such Lender nominated such branch or Affiliate for particular Loans in the Transfer Certificate or Assignment Agreement pursuant to which such Lender became a Party, in excess of the amount which it would have been obliged to pay had that Lender continued to make only those particular Loans through that branch or Affiliate. Each Lender shall promptly notify the Agent and the Company of the Tax jurisdiction from which its branch or Affiliate will participate in the relevant Loans and such other information regarding that branch or Affiliate as the Company may reasonably request.

(f)	Any notice or communication to be made to a branch or an Affiliate of a Lender pursuant to Clause 32 (Notices):

(i)	may be served directly upon the branch or Affiliate, at the address supplied to the Agent by the nominating Lender pursuant to its nomination of such branch or Affiliate, where the Lender or the relevant branch or Affiliate requests this in order to mitigate any legal obligation to deduct Tax from any payment to such branch or Affiliate or any payment obligation which might otherwise arise pursuant to Clause 14 (Taxes) or Clause 15 (Increased Costs); or

(ii)	in any other circumstance, may be delivered to the Facility Office of the Lender, who will act as the representative of any Affiliate it nominates for all administrative purposes under this Agreement.

(g)	If a Lender nominates an Affiliate, that Lender and that Affiliate:

(i)	will be treated as having a single Commitment (being the Commitment of that Lender) but for all other purposes (other than those referred to in paragraphs (c) and (f)(i) above and sub-paragraph (ii) below) will be treated as separate Lenders; and

(ii)	will be regarded as a single Lender for the purpose of:

(A)	voting in relation to any matter in connection with a Finance Document; and

(B)	compliance with Clause 24.2 (Assignments and Transfers by Lenders).

(h)	The Borrower, the Agent, the Security Agent and the other Finance Parties will be entitled to deal only with the designating Lender, except all payments of principal, interest, fees, costs, Taxes and commissions in connection with a Designated Loan shall be for the account of the relevant Designated Affiliate. For the avoidance of doubt, this shall not apply to any commitment fee which shall be for the account of the relevant Lender.

(i)	A Lender that has made a nomination in accordance with paragraphs (a) to (h) above may revoke such nomination in relation to any future Loans by giving the Agent at least five (5) Business Days' written notice.

(j)	Upon such Designated Affiliate ceasing to be a Designated Affiliate, the Lender will automatically assume (and be deemed to assume without further action by any Party) all rights and obligations previously vested in the Designated Affiliate.

(k)	This Clause 2.5 is without prejudice to a Lender's right to Transfer its Commitments to an Affiliate under Clause 24 (Changes to the Lenders).

3.	Purpose

3.1	Purpose

(a)	The Borrower shall apply all amounts borrowed by it under Facility B1 and Facility B2 towards the financing or refinancing (directly or indirectly) of:

(i)	any amounts paid or payable in connection with any Acquisition (including (i) replenishing any balance sheet cash utilised to finance any Acquisitions and/or (ii) any Permitted Payment to refinance amounts paid from the proceeds of any Equity Contribution in connection with any Acquisition) and/or pursuant to or in connection with any Delisting and/or Squeeze Out;

(ii)	the repayment, redemption, purchase or other discharge of indebtedness of the Borrower including under the Margin Loan (the "Existing Indebtedness") (together with any accrued interest, broken funding costs, redemption premia, prepayment fees, fees, costs and/or expenses and other amounts payable in connection with that repayment, redemption, purchase or discharge) (the "Refinancing");

(iii)	the payment of Transaction Costs and other fees, costs, expenses and taxes (including stamp duties) incurred in connection with any Acquisition or the Refinancing (including any financing fees); and/or

(iv)	the payment of other amounts identified in the Tax Structure Memorandum,

including in each case drawing cash onto balance sheet and/or pre-funding any amounts (including any Pre-Funding Loans) pending its application towards any purposes set out above, provided that, if Interim Facility B2 has been utilised under the Interim Facilities Agreement then any amount borrowed under Facility B must first be applied towards refinancing the corresponding amount of Interim Facility B2 in full (but, for the avoidance of doubt, Facility B may also be utilised contemporaneously for any purpose set out above).

(b)	The Borrower shall apply all amounts borrowed by it under Facility B3 towards the financing or refinancing (directly or indirectly) of:

(i)	any amounts paid or payable in connection with any Acquisition (including (i) for the avoidance of doubt, any Target Share Post-Settlement Open Market Acquisition and (ii) (x) replenishing any balance sheet cash utilised to finance any Acquisitions and/or (y) any Permitted Payment to refinance amounts paid from the proceeds of any Equity Contribution in connection with any Acquisition);

(ii)	the payment of fees, costs, expenses and taxes (including stamp duties) incurred in connection with any Acquisition (including, for the avoidance of doubt, any Target Share Post-Settlement Open Market Acquisition) (including any financing fees).

(c)	The Borrower shall apply all amounts drawn by it under the Original Revolving Facility towards the financing or refinancing (directly or indirectly) of the payment of (i) any interest, fees, costs and expenses in connection with Facility B and/or the Original Revolving Facility and/or (ii) the payment of any taxes payable by the Company and/or Topco, provided that, if Interim Revolving Facility 1 has been utilised under the Interim Facilities Agreement then any amount borrowed under the Original Revolving Facility must first be applied towards refinancing the corresponding amount of Interim Revolving Facility 1 in full (but, for the avoidance of doubt, the Original Revolving Facility may also be utilised contemporaneously for any permitted purpose).

(d)	The Borrower shall apply all amounts borrowed by it under an Additional Facility towards the purposes applicable to Facility B2 and/or Facility B3 as set out in paragraphs (a) and (b) above.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Initial conditions precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to the first Utilisation under this Agreement and any subsequent Utilisation made on or before the Settlement Date if, on or before the Utilisation Date for that Utilisation, the Agent has received (or waived the requirement to receive) all of the documents and other evidence listed in Part I (Conditions Precedent to Signing) and Part II (Conditions Precedent to Closing) of Schedule 2 (Conditions Precedent and Subsequent) and (unless specified therein to be in another form or substance or where not required to be in form and substance satisfactory to the Agent or any other Finance Party) such documents or other evidence are in form and substance satisfactory to the Agent (acting reasonably) acting on the instructions of:

(i)	the Majority Arrangers (acting reasonably); or

(ii)	the Majority Lenders (acting reasonably).

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that the conditions described in paragraph (a) above have been received by it or waived.

(c)	Other than to the extent that the Majority Arrangers or the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Mandated Lead Arrangers and the Lenders each authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

(a)	Subject to Clause 4.1 (Initial conditions precedent) and paragraph (b) below, the Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to a Utilisation, other than one to which Clause 4.5 (Utilisations during the Certain Funds Period) or Clause 4.6 (Utilisations during an Agreed Certain Funds Period) applies, if on the proposed Utilisation Date:

(i)	in the case of a Rollover Loan, no Declared Default is continuing; and

(ii)	in the case of any other Utilisation (other than referred to in paragraph (a)(i) above), no Event of Default is continuing;

(iii)	in relation to any Utilisation of Facility B2 only, the Borrower has confirmed in the Utilisation Request that pro forma for such Utilisation and completion of all Acquisitions in connection with which the LTV Ratio is calculated the LTV Ratio as at the date of the Utilisation Request is not greater than 45%;

(iv)	in relation to any Utilisation of Facility B3 only, the Borrower has confirmed in the Utilisation Request that pro forma for such Utilisation and completion of all Acquisitions in connection with which the LTV Ratio is calculated the LTV Ratio as at the date of the Utilisation Request is not greater than 50%; and

(v)	in relation to any Utilisation of an Additional Facility, the Borrower has confirmed in the Utilisation Request that pro forma for such Utilisation and completion of all Acquisitions in connection with which the LTV Ratio is calculated the LTV Ratio as at the date of the Utilisation Request is not greater than 50%.

(b)	The Agent (acting on the instructions of the relevant Majority Lenders (and, in the case of Clauses 4.2(a)(iii), 4.2(a)(iv) and 4.2(a)(v) above, the relevant Super Majority Lenders) (in each case, acting reasonably) participating in the relevant Utilisation under the Facility concerned) may waive the requirement set out in paragraph (a) in relation to a proposed Utilisation.

4.3	[Reserved]

4.4	Maximum number of Utilisations

(a)	A Borrower (or the Company) may not deliver a Utilisation Request if, as a result of the proposed Utilisation more than:

(i)	thirty (30) Facility B Loans (or such higher number as may be agreed by the Company and the Agent) would be outstanding;

(ii)	twelve (12) Original Revolving Facility Loans (or such higher number as may be agreed by the Company and the Agent) would be outstanding, or

(iii)	the maximum number of Utilisations of that Additional Facility (as agreed between the Company and the Agent) would be outstanding.

(b)	Any Loan which is a Separate Loan shall not be taken into account in this Clause 4.4.

4.5	Utilisations during the Certain Funds Period

(a)	Subject to Clause 4.1 (Initial conditions precedent), during the Certain Funds Period, a Lender will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to a Loan which is a Certain Funds Utilisation if on the proposed Utilisation Date:

(i)	no Change of Control has occurred;

(ii)	it has not, since the date of this Agreement (or, if later, the date on which such Lender became a Party), become unlawful for that Lender to participate in any Utilisation or to maintain its Commitment or participation in any Utilisation provided that:

(A)	the relevant Lender first takes all reasonable steps to overcome, avoid and mitigate such unlawfulness (including by assigning or transferring to an Affiliate its Commitment or participation in each Loan, as otherwise permitted by this Agreement); and

(B)	the relevant Lender has promptly notified the Company of the relevant illegality in accordance with Clause 7.1 (Illegality) prior to the date of the Utilisation Request;

and provided further that such illegality alone will not excuse any other Lender from participating in the relevant Certain Funds Utilisation and will not in any way affect the obligations of any other Lender;

(iii)	no Major Event of Default is continuing or would result from the making of such utilisation; and

(iv)	in relation to any Utilisation of Facility B2 only, the Borrower has confirmed in the Utilisation Request that pro forma for such Utilisation and completion of all Acquisitions in connection with which the LTV Ratio is calculated the LTV Ratio as at the date of the Utilisation Request is not greater than 45%; and

(v)	in relation to any Utilisation of Facility B3 only, the Borrower has confirmed in the Utilisation Request that pro forma for such Utilisation and completion of all Acquisitions in connection with which the LTV Ratio is calculated the LTV Ratio as at the date of the Utilisation Request is not greater than 50%.

(b)	During the Certain Funds Period (save in respect of a Lender in circumstances where one of the requirements described in paragraph (a)(i) to (a)(v) (inclusive) above is not satisfied (which, in respect of paragraph (a)(ii) above, shall allow the relevant Lender to take such action in respect of itself only (and only to the extent required to rectify such unlawfulness) and shall not permit any other Finance Parties to take such action) and accordingly that Lender is not obliged to comply with Clause 5.4 (Lenders' participation)), none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments;

(ii)	rescind, terminate or cancel this Agreement or any of the Facilities or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would directly or indirectly prevent or limit the making of a Certain Funds Utilisation;

(iii)	subject to Clause 4.1 (Initial conditions precedent), refuse to participate in the making of a Certain Funds Utilisation;

(iv)	exercise any right of set-off or counterclaim or similar right or remedy in respect of a Utilisation to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document or exercise any enforcement rights under any Transaction Security Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or

(vi)	take any other action or make or enforce any claim (in its capacity as a Lender) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of a Certain Funds Utilisation, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements in respect of an Event of Default which is continuing shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

(c)	Notwithstanding anything in any Finance Document, at the request of the Company, this Clause 4.5 and any provisions relation to this Clause 4.5, including the definitions of Certain Funds Entities, Certain Funds Period, Certain Funds Utilisation, Major Event of Default, Major Representation and Major Undertaking, shall be amended as necessary or desirable to comply with any Applicable Securities Laws or at the request of any Relevant Regulator.

4.6	Utilisations during an Agreed Certain Funds Period

(a)	Subject to Clause 4.1 (Initial conditions precedent), during the relevant Agreed Certain Funds Period an Additional Facility Lender (as the case may be) will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to a relevant Loan which is an Agreed Certain Funds Utilisation:

(i)	if the Company and each of the relevant Additional Facility Lenders have agreed that the relevant Additional Facility shall be made available on a "certain funds basis" for a specified purpose in connection with such agreed purpose, for such period and on such terms or conditions (if any) as the Company and the relevant Additional Facility Lenders shall agree and notify in writing to the Agent on or prior to the date of the Utilisation Request (such notice, an "Agreed Additional Facility Certain Funds Notice"),

(ii)	if on the proposed Utilisation Date the Borrower has confirmed in the Utilisation Request that pro forma for such Utilisation and completion of all Acquisitions in connection with which the LTV Ratio is calculated the LTV Ratio as at the date of the Utilisation Request is not greater than 50%.

(b)	During the Agreed Certain Funds Period none of the relevant Additional Facility Lenders (as the case may be) shall be entitled in respect of an Agreed Certain Funds Utilisation (and the corresponding Commitments to which it relates) to:

(i)	cancel any of the relevant Additional Facility Commitments;

(ii)	rescind, terminate or cancel the relevant Additional Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have in respect of a Facility to which the provisions of this Clause apply to the extent to do so would directly or indirectly prevent or limit the making of an Agreed Certain Funds Utilisation;

(iii)	subject to Clause 4.1 (Initial conditions precedent), refuse to participate in the making of an Agreed Certain Funds Utilisation;

(iv)	exercise any right of set-off or counterclaim or similar right or remedy in respect of a Utilisation to the extent to do so would prevent or limit the making of an Agreed Certain Funds Utilisation;

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document or exercise any enforcement rights under any Transaction Security Document in respect of a Facility to which the provisions of this Clause apply to the extent to do so would prevent or limit the making of an Agreed Certain Funds Utilisation;

(vi)	take any other action or make or enforce any claim (in its capacity as a Lender) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of an Agreed Certain Funds Utilisation; or

(vii)	make or enforce any claim under any indemnity or in respect of any payment obligation of any member of the Group as set out in the Finance Documents, including Clause 14 (Taxes), Clause 15.1 (Increased costs), Clause 13 (Fees) and Clause 16 (Other Indemnities), provided that:

(A)	immediately upon the expiry of the relevant Agreed Certain Funds Period all such rights, remedies and entitlements in respect of an Event of Default which is continuing shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the applicable Agreed Certain Funds Period; and

(B)	this Clause 4.6 shall be without prejudice to, and shall not prevent or limit the exercise of, any rights of any of the Finance Parties in respect of any other Facility, Loan, Utilisation or Commitment.

(c)	Notwithstanding anything in any Finance Document, at the request of the Company, this Clause 4.6 and any provisions relation to this Clause 4.6, including the definitions of Agreed Certain Funds Entities, Agreed Certain Funds Period, Agreed Certain Funds Utilisation, Major Event of Default, Major Representation and Major Undertaking, shall be amended as necessary or desirable to comply with any Applicable Securities Laws or at the request of any Relevant Regulator.

5.	Utilisation – Loans

5.1	Delivery of a Utilisation Request

A Borrower (or the Company on its behalf) may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time (or such later time as the Agent may agree (acting reasonably)).

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan shall be irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	it identifies the relevant Borrower;

(iii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iv)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(v)	the proposed Interest Period complies with Clause 11 (Interest Periods).

(b)	Multiple Utilisations may be requested in a Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be:

(i)	in relation to Facility B, the applicable Base Currency;

(ii)	in relation to the Original Revolving Facility, the Base Currency; and

(iii)	in relation to an Additional Facility, as agreed by the relevant Additional Facility Lenders and specified in the applicable Additional Facility Notice.

(b)	The amount of a proposed Utilisation of Facility B1 must be in a minimum amount of $1,000,000 or, if less, the applicable Available Facility and in any event such that its Base Currency Amount is less than or equal to the applicable Available Facility.

(c)	The amount of a proposed Utilisation of Facility B2 must be in a minimum amount of $1,000,000 or, if less, the applicable Available Facility and in any event such that its Base Currency Amount is less than or equal to the applicable Available Facility.

(d)	The amount of a proposed Utilisation of Facility B3 must be in a minimum amount of $1,000,000 or, if less, the applicable Available Facility and in any event such that its Base Currency Amount is less than or equal to the applicable Available Facility.

(e)	The amount of a proposed Original Revolving Facility Utilisation must be in a minimum amount of $250,000 for Original Revolving Facility Utilisations or, if less, the Available Facility.

(f)	The amount of a proposed Utilisation of an Additional Facility must be in the minimum amount agreed between the Company and the relevant Additional Facility Lenders (acting reasonably) or, if less, the Available Facility and in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Lenders' participation

(a)	If the conditions set out in this Agreement have been met, and subject to Clause 6.3 (Repayment of Revolving Facility Loans), each Lender shall make its participation in each Loan available on the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility in each case in relation to the relevant Facility immediately prior to making the Loan.

5.5	Limitations on Utilisations

The Original Revolving Facility may not be utilised unless Facility B has been utilised (but, for the avoidance of doubt, the Original Revolving Facility may be utilised contemporaneously with Facility B, including on the Closing Date).

5.6	Cancellation of Commitment

(a)	The Facility B1 Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B1.

(b)	The Facility B2 Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B2.

(c)	The Facility B3 Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B3.

(d)	The Original Revolving Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Original Revolving Facility or if Facility B has not been utilised on or prior to the end of the Certain Funds Period, at the end of the Certain Funds Period.

(e)	The Additional Facility Commitments which, at that time, are unutilised at the end of the Availability Period for those Additional Facility Commitments shall be immediately cancelled at the end of the Availability Period for those Additional Facility Commitments.

6.	Repayment

6.1	Repayment of Facility B Loans

(a)	The Borrower shall repay, or procure the repayment of, the aggregate outstanding principal amount of each Facility B Loan borrowed by it in full on the Termination Date in respect of Facility B.

(b)	Subject to Clause 6.5 (Pre-Funding Loans before the Settlement Date), the Borrower may not reborrow any part of a Facility B Loan which is repaid.

6.2	Repayment of Additional Facility Loans

(a)	The Borrower shall repay, or procure the repayment of, the aggregate outstanding principal amount of any Additional Facility Loan borrowed by it in full on the Termination Date applicable to that Additional Facility.

(b)	The Borrower may not reborrow any part of an Additional Facility Loan made available under an Additional Facility which is repaid.

6.3	Repayment of Revolving Facility Loans

(a)	Subject to paragraphs (b) and (c) below, each Borrower which has drawn a Revolving Facility Loan shall repay that Revolving Facility Loan on the last day of its Interest Period.

(b)	Without prejudice to each Borrower's obligation under paragraph (a) above, if one or more Revolving Facility Loans are to be made available to the Borrower:

(i)	on the same day that one or more maturing Revolving Facility Loan(s) are due to be repaid by the Borrower;

(ii)	in the same currency as the maturing Revolving Facility Loan(s); and

(iii)	in whole or in part for the purpose of refinancing the maturing Revolving Facility Loan(s),

the aggregate amount of the new Revolving Facility Loan(s) shall, unless the relevant Borrower or the Company notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Revolving Facility Loan(s) so that:

(A)	if the aggregate amount of the maturing Revolving Facility Loan(s) exceeds the aggregate amount of the new Revolving Facility Loan(s), the relevant Borrower will only be required to make a payment under Clause 30.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess;

(B)	if the aggregate amount of the maturing Revolving Facility Loan(s) is equal to or less than the aggregate amount of the new Revolving Facility Loan(s), the relevant Borrower will not be required to make a payment under Clause 30.1 (Payments to the Agent);

(C)	to the extent that a Lender's participation (if any) in the maturing Revolving Facility Loan(s) exceeds its participation in the new Revolving Facility Loan(s) (an "Individual Lender Shortfall"), that Lender's participation (if any) in the new Revolving Facility Loan(s) shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Revolving Facility Loan(s) and that Lender will not be required to make a payment under Clause 30.1 (Payments to the Agent) in respect of its participation in the new Revolving Facility Loan(s); and

(D)	each Lender will be required to make a payment under Clause 30.1 (Payments to the Agent) in respect of its participation in the new Revolving Facility Loan(s) only to the extent that its participation (if any) in the new Revolving Facility Loan(s) exceeds its participation (if any) in the maturing Revolving Facility Loan(s) and the remainder of that Lender's participation in the new Revolving Facility Loan(s) shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Revolving Facility Loan(s), and the Agent may apply any payment made under Clause 30.1 (Payments to the Agent) in respect of a participation in any new Revolving Facility Loans pursuant to sub-paragraph (D) above in repayment of any Individual Lender Shortfall relating to the corresponding maturing Revolving Facility Loan(s) referred to in sub-paragraph (C) above.

(c)	If any Revolving Facility Loan is not repaid on the last day of its Interest Period (the "Maturing Revolving Facility Loan") and the applicable Borrower (or the Company on its behalf) has not notified the Agent that it intends to repay the Maturing Revolving Facility Loan on the last day of its Interest Period, a Rollover Loan (with an Interest Period corresponding to the Maturing Revolving Facility Loan) shall be deemed to have been drawn on the last day of the Interest Period for, and applied in repayment of, the Maturing Revolving Facility Loan.

(d)	The Borrower shall repay, or procure the repayment of, the aggregate outstanding principal amount of each Revolving Facility Loan borrowed by it in full upon the date on which the aggregate outstanding principal amount of all Facility B Loans borrowed by it are repaid in full (and following any such repayment of a Revolving Facility Loan, the corresponding Revolving Facility Commitments shall be cancelled).

6.4	Loans and Commitments provided by a Defaulting Lender

(a)	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in any Revolving Facility Loan then outstanding will be automatically extended to the Termination Date in relation to the relevant Revolving Facility and will be treated as a separate Revolving Facility Loan (the "Separate Loans") denominated in the currency in which the relevant participations are outstanding.

(b)	A Borrower to whom a Separate Loan is outstanding may prepay all or part of that Separate Loan by giving not less than one (1) Business Days’ notice to the Agent (or such shorter time period as agreed between the Borrower and the Agent) prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (b) to the Defaulting Lender concerned as soon as practicable on receipt.

(c)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower (or the Company on its behalf) by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Lender on the last day of each Interest Period of that Loan).

(d)	The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans and/or any Loans under a Separate Facility other than to the extent inconsistent with paragraphs (a) to (c) above, in which case those paragraphs shall prevail in respect of any Separate Loan and/or any Loans under a Separate Facility.

6.5	Pre-Funding Loans before the Settlement Date

(a)	For the purposes of this Clause 6.5:

"Agent Withheld Amounts" means any amounts (including amounts withheld on account of fees, costs and expenses that are due or will on the Settlement Date become due pursuant to Clause 13 (Fees) and/or Clause 18 (Costs and Expenses)) withheld by the Agent from the cash proceeds of the relevant Pre-Funding Loans on the instructions of the Company (or the relevant Borrower) in accordance with the relevant Utilisation Request.

"Lender Withheld Amounts" means any amounts (including amounts withheld on account of fees, costs and expenses that are due or will on the Settlement Date become due pursuant to Clause 13 (Fees) and/or Clause 18 (Costs and Expenses)) withheld by the Lenders from the cash proceeds of the relevant Pre-Funding Loans on the instructions of the Company (or the relevant Borrower) in accordance with the relevant Utilisation Request.

"Pre-Funding Date" means the date on which a Pre-Funding Loan is made or to be made.

"Pre-Funding Loan" means any Loan made or to be made under Facility B, if the Utilisation Date for such Loan is (or will be) a date prior to the Settlement Date, or the principal amount outstanding for the time being of that Loan. A Pre-Funding Loan shall be identified as such in the relevant Utilisation Request.

"Pre-Funding Repayment Amount" means, at the relevant time, the aggregate outstanding principal amount of any Pre-Funding Loans, less any Agent Withheld Amounts and any Lender Withheld Amounts.

"Pre-Funding Repayment Date" means the date falling two (2) Business Days following (and excluding) the Proposed Settlement Date (or such other date as may be agreed between the Company and the Agent (acting on the instructions of the Majority Lenders (acting reasonably))).

"Proposed Settlement Date" means the expected day for the Settlement Date specified by the Company falling not more than eight (8) Business Days after the Pre-Funding Date (or such other date as may be agreed between the Company and the Agent (acting on the instructions of the Majority Lenders (acting reasonably))).

(b)	Notwithstanding anything to the contrary in this Agreement or other Finance Documents, the Borrower may require, in its sole and absolute discretion, the Lenders to make a Pre-Funding Loan.

(c)	If a Pre-Funding Loan has been made:

(i)	the Company shall notify the Agent promptly upon the occurrence of the Settlement Date (and, upon receipt of such notification, the Agent shall promptly notify the Lenders of the same); and

(ii)	if the Settlement Date has not occurred by 11:59 p.m. on the Proposed Settlement Date, then:

(A)	the relevant Borrower shall (unless the Settlement Date occurs on or prior to the Pre-Funding Repayment Date) repay or procure the repayment of the Pre-Funding Repayment Amount on or prior to the Pre-Funding Repayment Date (and, for the avoidance of doubt, no prior notice shall be required to be given in respect of such repayment); and

(B)	any Agent Withheld Amounts and/or Lender Withheld Amounts shall be deemed to be applied in repayment of the aggregate outstanding principal amount of the relevant Pre-Funding Loans at the same time as any repayment is made pursuant to sub-paragraph (A) above such that repayment of the Pre-Funding Repayment Amount shall be deemed to repay the aggregate outstanding principal amount of the Pre-Funding Loans in full (and the Agent shall be entitled to apply any Agent Withheld Amounts, and the Lenders shall be entitled to apply any Lender Withheld Amounts, in each case in accordance with this sub-paragraph (B), notwithstanding paragraph (d) below), and the relevant Borrower shall be under no further liability or obligation with respect to the relevant Pre-Funding Loans or the Pre-Funding Repayment Amount.

(d)	Until the Settlement Date has occurred, the Agent shall not disburse any Agent Withheld Amounts, and no Lender shall disburse any Lender Withheld Amounts, to any Finance Party for whose account such amounts have been withheld in accordance with the relevant Utilisation Request, and the Agent shall retain and not disburse to any person any Agent Withheld Amounts, and each Lender shall retain and not disburse to any person any Lender Withheld Amounts, held by the Agent or that Lender (as applicable) for its own account in accordance with the relevant Utilisation Request. Following the occurrence of the Settlement Date:

(i)	the Agent shall be entitled to disburse any Agent Withheld Amounts to each Finance Party for whose account such amounts have been withheld in accordance with the relevant Utilisation Request and any Agent Withheld Amounts held by the Agent for its own account shall be deemed released and applied for the purposes specified in the relevant Utilisation Request; and

(ii)	each Lender shall be entitled to disburse any Lender Withheld Amounts to each Finance Party for whose account such amounts have been withheld in accordance with the relevant Utilisation Request and any Lender Withheld Amounts held by a Lender for its own account shall be deemed released and applied for the purposes specified in the relevant Utilisation Request, and the Finance Parties acknowledge and agree that such disbursement in accordance with this paragraph (d) constitutes payment of the relevant fees on the Settlement Date, notwithstanding that such amounts may only be received by the relevant Finance Parties after such date.

(e)	Interest shall only accrue on any Pre-Funding Loan from the relevant Pre-Funding Date and the Borrower to which such Pre-Funding Loan is made shall pay such interest at the end of the first Interest Period relating to such Pre-Funding Loan, provided that if the Settlement Date does not occur the Borrower to which such Pre-Funding Loan is made shall pay such interest on the Pre-Funding Repayment Date.

(f)	A Pre-Funding Loan will have an Interest Period of one (1) week or such other period agreed between the Borrower and the Agent (acting on the instructions of the Majority Lenders (acting reasonably) in relation to the relevant Pre-Funding Loan).

(g)	Notwithstanding anything to the contrary in this Agreement or other Finance Documents, if a Pre-Funding Loan is made to the Borrower:

(i)	this shall not constitute the occurrence of the "Closing Date" and instead the "Closing Date" shall be deemed to occur on the Settlement Date; and

(ii)	no original issue discount, arrangement fees, upfront fees, ticking fees, closing payments, commissions, or other fees, costs or expenses (including pursuant to Clause 13 (Fees) and/or Clause 18 (Costs and Expenses)) shall be due or payable relating to any Pre-Funding Loans during any period prior to the Settlement Date.

(h)	Notwithstanding anything to the contrary in this Agreement (including Clause 6.1 (Repayment of Facility B Loans), Clause 9.3 (No reborrowing of Term Facilities) and Clause 9.8 (Effect of Repayment and Prepayment on Commitments)) or other Finance Documents, if any part of Facility B is repaid prior to the Settlement Date:

(i)	no Lender's Commitment under Facility B shall be reduced or cancelled by the amount repaid; and

(ii)	each Lender's Facility B Commitment shall remain available for borrowing and/or reborrowing, as applicable, on one occasion only in accordance with the terms of this Agreement subject to Clause 4.1 (Initial conditions precedent).

7.	Illegality, Voluntary Prepayment and Cancellation

7.1	Illegality

(a)	If after the date of this Agreement (or, if later, the date the relevant Lender became a Party) it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its Commitment or participation in any Utilisation:

(i)	that Lender, shall promptly notify the Agent and the Company upon becoming aware of that event, setting out the details thereof (such notice a "Lender Illegality Notice");

(ii)	upon receipt by the Agent and the Company of the Lender Illegality Notice, each Available Commitment of that Lender will be immediately reduced and cancelled to the extent necessary to comply with applicable laws; and

(iii)	to the extent that Lender's participation has not been assigned or transferred pursuant to Clause 36.5 (Replacement of a Lender), each Borrower shall repay that Lender's participation in the Utilisations made to that Borrower to the extent necessary to comply with applicable laws on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the Lender Illegality Notice (being no earlier than the last Business Day of any applicable grace period permitted by law) and that Lender's Commitments shall be cancelled in the amount of the participations repaid.

This paragraph (a) is without prejudice to the obligations of the Finance Parties under Clause 17.1 (Mitigation) and the Company's rights in relation thereto.

7.2	Voluntary cancellation

(a)	The Borrower may, by not less than two (2) Business Days' prior notice to the Agent (or such shorter period as the Agent (acting on the instructions of the Majority Lenders under the relevant Facility (each acting reasonably) may agree):

(i)	immediately cancel the whole or any part of an Available Facility; or

(ii)	immediately upon any prepayment in accordance with Clause 7.4 (Voluntary prepayment of Revolving Facility Utilisations) cancel the whole or any part of any Revolving Facility Commitment subject to such prepayment.

(b)	Any cancellation under this Clause 7.2 shall reduce the Commitments of the Lenders rateably under that Facility.

7.3	Voluntary prepayment of Term Loans

(a)	The Borrower may in its sole and absolute discretion:

(i)	by not less than two (2) Business Days' prior notice to the Agent (or such shorter period as the Agent (acting on the instructions of the Majority Lenders under the relevant Facility (each acting reasonably)) may agree), such notice being conditional or revocable in the Borrower's discretion; or

(ii)	immediately upon a Change of Control,

prepay the whole or any part of that Term Loan.

(b)	The Borrower may elect to apply a prepayment of Term Loans made under this Clause 7.3 against any or all of the Terms Loans in such proportions as it selects in its sole and absolute discretion.

7.4	Voluntary prepayment of Revolving Facility Utilisations

The Borrower may in its sole and absolute discretion:

(a)	by not less than two (2) Business Days' prior notice to the Agent (or such shorter period as the Agent (acting on the instructions of the Majority Lenders under the relevant Facility (each acting reasonably)) may agree), such notice being conditional or revocable in the Borrower's discretion; or

(b)	immediately upon a Change of Control,

prepay the whole or any part of a Revolving Facility Utilisation.

8.	Mandatory Prepayment

The undertakings in this Clause 8 shall continue for so long as any sum remains payable or capable of becoming payable under the Finance Documents or any Commitment is in force.

8.1	Change of Control

(a)	If a Change of Control occurs:

(i)	the Company shall promptly notify the Agent upon becoming aware of that Change of Control (the "Change of Control Notice") and the Agent shall promptly notify the Lenders accordingly; and

(ii)	each Lender shall be entitled to cancel its Commitments and require repayment of all of its share of the Utilisations and payment of all amounts owing to it under the Finance Documents, in each case by notification to the Agent within thirty (30) days after the date of the Change of Control Notice (the "Change of Control Put Option Period"), whereupon:

(A)	the undrawn Commitments of such Lender shall, by no less than five (5) Business Days' prior notice to the Company (or, in the case that a Change of Control which results from a Listing, on the settlement date in respect of such Listing to the extent such Lender has provided a prepayment notice to the Agent at least five (5) Business Days prior to such settlement date), be cancelled and such Lender shall have no obligation to fund or participate in any new Utilisation (in each case other than a Rollover Loan); and

(B)	on the date falling thirty (30) days after the expiry of the Change of Control Put Option Period (or, in the case that a Change of Control which results from a Listing, if later, on the settlement date in respect of such Listing), all outstanding Utilisations provided by such Lender, together with accrued interest, and all other amounts accrued or owing to such Lender under the Finance Documents shall become immediately due and payable, and the relevant Borrower will immediately prepay all Utilisations and amounts provided by or owing to that Lender and procure that any cash collateral provided by that Lender is released.

(b)	If a Lender has not notified the Agent in accordance with the provisions of paragraph (a) above by the end of the Change of Control Put Option Period in respect of that Change of Control (only), that Lender shall not be able to cancel its Commitments or require repayment of all or any part of its share of the Utilisations and the prepayment of any other amount owing to it under the Finance Document, in each case pursuant to paragraph (a) above.

(c)	For the purposes of this Clause 8.1, "Change of Control" means:

(i)	the Initial Investor and its Immediate Family Members together cease to beneficially own (directly or indirectly) equity share capital having the right to cast more than fifty per cent. (50%) of the votes capable of being cast in general meetings of the Company;

(ii)	Topco ceasing to hold directly at least ninety per cent. (90%) of the issued equity share capital of the Company;

(iii)	the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the date of this Agreement), other than one or more Permitted Holders, being or becoming the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act as in effect on the date of this Agreement) of more than fifty per cent. (50%) of the total voting power of the Voting Stock of the Company other than in connection with any transaction or series of transactions in which the Company shall become the wholly owned Subsidiary of a Holding Company so long as no person or group, as noted above, other than a Permitted Holder, holds more than fifty per cent. (50%) of the total voting power of the share capital having the right to cast votes in general meetings of such Holding Company; or

(iv)	any sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation or other business transaction) in one or a series of related transactions of all or substantially all the assets of the Group (taken as a whole) to persons who are not members of the Group or Permitted Holders, provided that notwithstanding the foregoing:

(A)	a transaction will not be deemed to involve a Change of Control solely as a result of the Company becoming a direct or indirect wholly owned Subsidiary of a Holding Company if:

(1)	the direct or indirect holders of the share capital having the right to cast votes in general meetings of such Holding Company immediately following that transaction are substantially the same as those holders in respect of the Company immediately prior to that transaction; or

(2)	immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than fifty per cent. (50%) of the share capital having the right to cast votes in general meetings of such holding company

(B)	the right to acquire share capital having the right to cast votes in general meetings (so long as such person does not have the right to direct the voting of the share capital having the right to cast votes in general meetings subject to such right) or any veto power in connection with the acquisition or disposition of share capital having the right to cast votes in general meetings will not cause a party to be a beneficial owner;

(C)	any step, matter or transaction entered into in order to effect a Permitted Transaction shall not constitute a Change of Control; and

(D)	any shares issued to Management or Management Investors for the purposes of facilitating any rollover investment in the Group shall not constitute a Change of Control provided that such roll over is completed within ten (10) Business Days.

8.2	Excess Cash Flow

(a)	The Company will ensure that within twenty (20) Business Days of the due date for the delivery of the Annual Financial Statements or applicable Quarterly Financial Statements at the end of each Financial Half Year (commencing with the Financial Half Year ending 31 December 2024), an amount (if positive) equal to:

(i)	the amount equal to the applicable percentage set out in paragraph (b) below of Excess Cash Flow for such Financial Half Year; less

(ii)	the Excess Cash Flow Deduction Amount,

is applied in prepayment of:

(A)	first, any amounts outstanding under the Original Revolving Facility (without any cancellation or reduction of Original Revolving Facility Commitments); and

(B)	secondly, in prepayment of the Term Loans under each Term Facility (pro rata across such Term Facilities),

in each case in accordance with Clause 8.5 (Application of prepayments).

(b)	The applicable percentage in respect of any mandatory prepayment under paragraph (a) above is set out in the table below opposite the applicable Proportionate Net Leverage Ratio as demonstrated by the Annual Financial Statements or applicable Quarterly Financial Statements at the end of each Financial Half Year and, for this purpose, the Proportionate Net Leverage Ratio shall be calculated taking into account any prepayment made under paragraph (a) above (without double counting) until such time (if any) as such ratio falls to the next or subsequent level, whereupon that applicable percentage shall apply:

Proportionate Net Leverage Ratio	Percentage of Excess Cashflow
Greater than 3.00 :1	100%
Equal to or less than 3.00:1 but greater than 2.50:1	50%
Equal to or less than 2.50:1	0%

8.3	Take-Out Financing and Net Cash Proceeds

(a)	If, following the date of this Agreement, the Company receives:

(i)	any Take-Out Financing Proceeds, the Company shall promptly prepay the Term Loans under each Term Facility (pro rata across such Term Facilities) after such amounts have first been applied in prepayment of the Backstop Bridge Facility as required under the Backstop Bridge Facilities Agreement; or

(ii)	Net Cash Proceeds from an Equity Offering excluding (1) any Equity Contributions contemplated in the Tax Structure Memorandum or otherwise in connection with the Transaction or (2) any Equity Contributions from Topco following the Closing Date (together with any Take-Out Financing Proceeds, the "Relevant Proceeds"), the Company shall promptly prepay the Term Loans under each Term Facility (pro rata across such Term Facilities) and, to the extent required under the Backstop Bridge Facilities Agreement, the Backstop Bridge Facility, on a pro rata basis, in each case in an amount equal to one hundred (100) per cent of the applicable Relevant Proceeds plus any accrued and unpaid interest payable in relation to Facility B and the Backstop Bridge Facility, as applicable provided that, notwithstanding anything in any Finance Document, at the Company’s option in its sole and absolute discretion, no such proceeds shall be applied in prepayment of any participations of any Declining Lender under and as defined in the Backstop Bridge Facilities Agreement.

(b)	The repayment price for any Facility B Loan required to be prepaid in accordance with this Clause 8.3 shall equal one hundred (100) per cent. of the principal amount of the Facility B Loan to be repaid plus accrued and unpaid interest thereon, if any, to, but not including, the date of prepayment.

(c)	In this Agreement:

"Excluded Take-Out Financing Proceeds" means any Take-Out Financing Proceeds under any Debt permitted under Section 1 (Limitation on Debt) of Schedule 13 (General Undertakings), other than paragraph (b)(xiii) of Section 1 (Limitation on Debt) of Schedule 13 (General Undertakings). For the avoidance of doubt and notwithstanding any other provisions in this Agreement, any net cash proceeds received by the Company from a Utilisation of any Facility under this Agreement (including Facility B3 and/or an Additional Facility) shall constitute Excluded Take-Out Financing Proceeds.

"Take-Out Financing Proceeds" means the net cash proceeds received by the Company following the date of this Agreement on issuance or borrowing of any high yield debt securities or any syndicated loan financing by the Company, other than any issuance or borrowing connection with the Transaction, in each case, excluding:

(a)	any Excluded Take-Out Financing Proceeds;

(b)	all taxes incurred and required to be paid or reserved against (as reasonably determined by the Company on the basis of their existing rates or as otherwise determined in accordance with this Agreement) in connection with such transaction; and

(c)	legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid, reasonably estimated to be actually payable or accrued as a liability under IFRS (including any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Borrower and after taking into account any available tax credits or deductions and any tax sharing agreements), in connection with such transaction, including pursuant to Clause 18 (Costs and Expenses).

8.4	Restriction on prepayment

The provisions of Clause 8.1 (Change of Control), Clause 8.2 (Excess Cash Flow) or Clause 8.3 (Take-Out Financing and Net Cash Proceeds) are subject to the terms of the Intercreditor Agreement. Any amount which would otherwise be required by such provisions to be applied in prepayment of the Loans shall only be so applied (notwithstanding the relevant provision of this Agreement) if and to the extent that it is permitted under the Intercreditor Agreement.

8.5	Application of prepayments

(a)	Any prepayment made pursuant to Clause 8.1 (Change of Control) shall be applied to prepay each Loan or portions thereof of each Lender that has properly elected to be (or is required to be) prepaid in accordance with the provisions of such Clause.

(b)	For the avoidance of doubt, the amount of any prepayment obligation under this Agreement (each a "Prepayment Amount") shall be reduced to the extent that any part of the relevant Prepayment Amount is applied in accordance with any of the provisions above or below against (or otherwise to reduce) the Backstop Bridge Facility.

(c)	Subject to paragraph (a) above, the Borrower shall use its reasonable endeavours and take all reasonable steps to ensure that any transaction giving rise to a prepayment obligation or obligation to provide cash cover is structured in such a way that it will not be unlawful for the Borrower or other members of the Group to move the relevant proceeds received between members of the Group, to the extent such action would be necessary to comply with such prepayment obligation, to enable a mandatory prepayment to be lawfully made and the proceeds lawfully applied as provided under this Clause 8 or Section 4 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 13 (General Undertakings) and/or minimise the costs and Taxes of making such mandatory prepayment. If, however, after the Borrower or other member of the Group has used all such reasonable endeavours and taken such reasonable steps:

(i)	it will still be unlawful for such a prepayment to be made and the proceeds so applied;

(ii)	it will still be unlawful to make funds available to a member of the Group that could make such a prepayment;

(iii)	it will still result in any member of the Group making funds available to, or receiving funds from, another member of the Group to enable such a prepayment to be made incurring costs or expenses (including any material Tax liabilities) which will exceed three (3) per cent. of the amount of such prepayment or it gives rise to a risk of liability for the entity concerned or its directors or officers; and/or

(iv)	it will give rise to a risk of liability for a member of the Group and/or its officers or directors (or gives rise to a risk of breach of fiduciary or statutory duties by any director or officer or a risk of personal liability), then such prepayment shall not be required to be made, subject to, an obligation to use other Group cash which is not subject to similar restrictions to prepay an equivalent amount where the use of such cash would not be materially prejudicial to overall Group liquidity or the availability of Group liquidity to members of the Group requiring funds, provided always that if the restriction preventing such payment/provision of cash cover or giving rise to such liability is subsequently removed, an amount equal to any relevant proceeds will be applied in prepayment and/or the provision of cash cover in accordance with this Clause 8 or Section 4 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 13 (General Undertakings) at the end of the relevant Interest Period(s) to the extent that such payment has not otherwise been made.

(d)	Notwithstanding anything to the contrary in this Agreement, in the event any Net Available Cash from an Asset Disposition is received by any person the entire issued share capital of which (or any other ownership interest in) is not owned directly or indirectly by the Borrower, the amount required to be applied in prepayment pursuant to this Agreement in respect of such proceeds or such item (after taking account of all applicable exceptions and exclusions but without double counting any such deduction) (if any) shall be further reduced by a percentage equal to the percentage of the share capital of (or other ownership interests in) that person (the entire share capital of which is not held directly or indirectly by the Borrower), and shall then (in respect to such person which is not a member of the Group) be limited to such amounts actually received by the shareholder that is the member of the Group therein.

(e)	For the avoidance of doubt, there shall be no requirement to apply any amount required to be applied in prepayment of the Term Facilities pursuant to Section 4 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 13 (General Undertakings) in prepayment of any Revolving Facility.

(f)	The Company may elect that any prepayment to be made pursuant to Section 4 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 13 (General Undertakings) be applied in prepayment in accordance with this Agreement on the last day of the Interest Period relating to the relevant Loan(s) to be repaid. If the Company makes that election then a proportion of the Loan(s) equal to the amount of the relevant prepayment will be due and payable on the last day of its applicable Interest Period.

(g)	To the extent that any portion of any Excess Cash Flow or Net Available Cash from which a prepayment of any Term Loan is required to be made is denominated in a currency other than the Base Currency applicable to that Term Loan, the prepayment required in respect of such Term Loans shall not exceed the net amount of Excess Cash Flow or Net Available Cash in the Base Currency applicable to that Term Loan that is actually received by the Company upon converting such portion into the Base Currency.

8.6	Invitation to Refuse Prepayment

(a)	The Agent shall notify the Lenders as soon as practicable of any proposed prepayment of Term Loans under Clause 7.3 (Voluntary prepayment of Term Loans), Clause 8.2 (Excess Cash Flow) or Section 4 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 13 (General Undertakings).

(b)	At the Company's request only, a Lender (a "Non-Accepting Lender") to which the proposed prepayment under Clause 7.3 (Voluntary prepayment of Term Loans), Clause 8.2 (Excess Cash Flow) or Section 4 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 13 (General Undertakings) would otherwise be made, may give notice to the Agent prior to the deadline specified by the Company in such request (being not less than five (5) Business Days from the date of such request or any shorter period agreed between the Company and the Agent (acting reasonably)), that such Lender will waive its right to receive such prepayment in full (or, with the consent of the Agent (acting reasonably), in part) to the extent specified in its notice.

(c)	If any Non-Accepting Lender delivers any notice under paragraph (b) above, the amount in respect of which that Non-Accepting Lender has waived its right to prepayment (the "Waived Amount") may be retained by the Group for purposes permitted by this Agreement (including making Restricted Payments) or, at the Company's option, such Waived Amount may be offered to any Lenders under that Facility that do wish to receive such further part of the Waived Amount (apportioned between such Lenders in the Company's sole and absolute discretion if there is an insufficient amount to meet their wishes) or (notwithstanding any other restriction in this Agreement) applied in prepayment of any other Permitted Indebtedness.

8.7	Excluded proceeds

Any Excess Cash Flow or Net Available Cash shall, pending any prepayment required under the provisions of this Agreement (and without prejudice to any potential future prepayment obligation) be available for use by the Group for any purposes permitted by this Agreement.

9.	Restrictions

9.1	Notices of Cancellation or Prepayment

(a)	Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 7 (Illegality, Voluntary Prepayment and Cancellation) or Clause 8.6 (Invitation to Refuse Prepayment) shall (subject to the terms of those Clauses), unless a contrary indication appears in this Agreement, specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	The Borrower shall be permitted to deliver a conditional or revocable notice of voluntary cancellation and/or voluntary prepayment under this Agreement (and for the avoidance of doubt, the Borrower shall not be liable for Break Costs as a result of that payment not being made).

9.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs (if applicable), without premium or penalty, provided that no Break Costs shall apply to any Pre-Funding Loan prepaid or repaid on or prior to the Settlement Date.

9.3	No reborrowing of Term Facilities

Subject to Clause 6.5 (Pre-Funding Loans before the Settlement Date), no Borrower may reborrow any part of a Term Facility which is prepaid.

9.4	Reborrowing of Revolving Facility

Unless a contrary indication appears in this Agreement, any part of a Revolving Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

9.5	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.6	No reinstatement of Commitments

Subject to Clause 2.3 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

9.7	Agent's receipt of Notices

If the Agent receives a notice under Clause 7 (Illegality, Voluntary Prepayment and Cancellation) or an election under Clause 8.6 (Invitation to Refuse Prepayment), it shall promptly forward a copy of that notice or election to either the Company or the affected Lender, as appropriate.

9.8	Effect of Repayment and Prepayment on Commitments

(a)	If all or part of a participation of a Lender in a Term Loan is repaid or prepaid and is not available for redrawing, that Lender's Commitment under the relevant Facility shall be reduced and cancelled by an amount equal to the amount repaid or prepaid.

(b)	Should there be more than one Loan that is required to be partially prepaid pursuant to the terms of this Agreement, the Company may designate which such Loans shall be prepaid under the applicable Facility and the amount of each such Loan to be prepaid, provided that the aggregate amount prepaid on each repayment date complies with the requirements of this Clause 9.8.

10.	Interest

10.1	Calculation of interest

The rate of interest on each Loan for an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	Term SOFR.

10.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period and, if the Interest Period is longer than six (6) Months, on the dates falling at six (6) Monthly intervals after the first day of the Interest Period (unless otherwise agreed by the Majority Lenders in relation to the relevant Loan).

10.3	Default interest

(a)	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall, to the extent permitted by law, accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one (1) per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Borrower on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one (1) per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded (to the extent permitted under applicable law) with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of rates of interest

(a)	The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest relating to a Loan.

(b)	This Clause 10.4 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.

10.5	Effective Global Rate (Taux Effectif Global)

(a)	For the purpose of articles L. 314-1 to L. 314-5 and R. 314-1 et seq. of the French Code de la consommation and article L. 313-4 of the French Code monétaire et financier, the Parties acknowledge that:

(i)	the effective global rate (taux effectif global) calculated on the date of this Agreement (or on the date of accession of a French Borrower) or on the date on which any Borrower becomes a French Borrower, based on assumptions as to the period rate (taux de période) and the term (durée de période) and on the assumption that the interest rate and all other fees, costs or expenses payable under this Agreement will be maintained at their original level throughout the term of this Agreement (or as applicable as from the date of accession of any relevant French Borrower) or on the date on which any Borrower becomes a French Borrower, is set out in a TEG Letter from the Agent to any French Borrower; and

(ii)	a TEG Letter forms part of this Agreement and any French Borrower acknowledges receipt (or as applicable as at the date of its accession to this Agreement) of a TEG Letter.

11.	Interest Periods

11.1	Selection of Interest Periods and Terms

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Loan and has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Term Loan must be delivered to the Agent by the Borrower not later than the Specified Time and, following the Specified Time, is irrevocable.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period for the applicable Loan will be three (3) Months unless the Utilisation Request or the previous Selection Notice for the relevant Loan selects an Interest Period which is stated to apply until the Borrower selects a different Interest Period in accordance with paragraph (a) above.

(d)	Subject to this Clause 11.1 and paragraph (f) of Clause 6.5 (Pre-Funding Loans before the Settlement Date), the Borrower may select an Interest Period of (i) (x) one (1) week in respect of a Pre-Funding Loan and (y) one (1), three (3) or six (6) Months in respect of a Loan; or (ii) such other period agreed between the Borrower and the Agent (acting on the instructions of all of the Lenders (acting reasonably) in relation to the relevant Loan).

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(f)	Each Interest Period for a Term Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	A Revolving Facility Loan has one Interest Period only.

(h)	The Borrower may select an Interest Period other than as set out in paragraph (d) above, if necessary or desirable:

(i)	to align an Interest Period to a Quarter Date or the last calendar day or last Business Day of any Month;

(ii)	to align an Interest Period with an Interest Period for any other Loan then outstanding or to an interest or coupon payment date in respect of or any Permitted Indebtedness;

(iii)	to implement or facilitate any hedging in relation to any of the Facilities or any payment thereunder; or

(iv)	to facilitate a consolidation of Loans, Facilities or tranches in accordance with Clause 11.3 (Consolidation and division of Term Loans) or a Benchmark Rate Change in accordance with Clause 36.8 (Replacement of Screen Rate).

11.2	Non Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.3	Consolidation and division of Term Loans

(a)	If two or more Interest Periods:

(i)	relate to Term Loans to be made to the same Borrower under the same Facility; and

(ii)	end on the same date,

those Term Loans will, unless that Borrower requests to the contrary in a Selection Notice for the next Interest Period (or has specified to the contrary in the Utilisation Request or a Selection Notice previously delivered in accordance with Clause 11.1 (Selection of Interest Periods and Terms) relating to any of those Term Loans) or those Term Loans are denominated in different currencies, be consolidated into, and treated as, a single Loan under the applicable Facility on the last day of the Interest Period.

(b)	Subject to Clause 4.4 (Maximum number of Utilisations) and Clause 5.3 (Currency and amount) if the Borrower requests in a Selection Notice that a Term Loan be divided into two or more Term Loans under the relevant Facility, that Term Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, having an aggregate Base Currency Amount equal to the Base Currency Amount of the relevant Term Loan immediately before its division.

(c)	If:

(i)	two (2) or more Facilities (the "Consolidation Facilities") are provided on substantively identical terms (save for any differences that are not material to the ongoing operation of such Consolidation Facilities (including, for example, the purpose of any Consolidation Facility where such Consolidation Facility is fully drawn));

(ii)	the Interest Period of all Loans under the Consolidation Facilities end on the same day; and

(iii)	the currency and Borrower of all Loans under the Consolidation Facilities are the same,

then the Company may (acting in its sole and absolute discretion) direct that the Consolidation Facilities are to be consolidated for the purpose of the Finance Documents and treated for all purposes as one single Facility (and such consolidation shall have effect from such time as the Company specifies in a notice (including any Additional Facility Notice) delivered to the Agent).

(d)	For the avoidance of doubt, a consolidation or division of Term Loans and/or Facilities effected in accordance with this Clause 11.3 shall not constitute a novation.

12.	Changes to the Calculation of Interest

(a)	Except as otherwise provided in this Agreement, the Borrower shall, promptly on demand by a Lender, pay (or procure there is paid) to that Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum in respect of a Loan being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, together with any demand under paragraph (a) above, provide to the Agent a certificate confirming the amount of (and giving reasonable details of the calculation of) its Break Costs for any Interest Period in which they accrue, a copy of which shall be provided to the Company (except that no Finance Party shall be required to disclose any information that is confidential or proprietary (as determined by such Finance Party (acting reasonably)).

(c)	If, at or prior to 11.30 a.m. on the date falling three (3) Business Days prior to the date of such proposed payment, a Borrower (or the Company on its behalf) notifies the Agent that it proposes to pay all or part of any Loan or Unpaid Sum in respect of a Loan on a day other than the last day of the Interest Period for that Loan or Unpaid Sum:

(i)	the Agent shall promptly notify the Lenders of such proposed payment;

(ii)	each Lender shall confirm the amount of its anticipated Break Costs at or prior to 5.00 pm on the Business Day prior to the date of such proposed payment; and

(iii)	if any Lender fails to confirm the amount of its anticipated Break Costs in respect of such payment in accordance with sub-paragraph (ii) above, no Break Costs shall be payable to such Lender.

13.	Fees

13.1	No deal, No fees

(a)	Subject to paragraph (b) below and unless otherwise specified in a Fee Letter, no fees (including for the avoidance of doubt, arrangement, underwriting, market participation, original issue discount, ticking and commitment fees), commissions, costs or other expenses will be payable (i) in respect of any Facilities unless both the Closing Date and the Settlement Date occur or (ii) in respect of any Facility which is not utilised and is cancelled.

(b)	Reasonable and properly incurred legal costs, expenses and disbursements in connection with the drafting and negotiation of the Finance Documents and any other pre-agreed costs or expenses, in each case, up to an amount agreed (if any agreed) between the Mandated Lead Arrangers and the Company (or on its behalf) will be payable by the Company (or on its behalf) (or, in the case of costs, expenses and disbursements incurred by the Agent, up to an amount (if any agreed) agreed between the Agent and the Company (or on its behalf)) even if the Closing Date does not occur.

13.2	Arrangement fee

The Company shall pay (or procure there is paid) to the Mandated Lead Arrangers arrangement, commitment and funding fees in the amounts and at the times agreed in the Arrangement Fee Letter.

13.3	Ticking fee

The Company shall pay (or procure there is paid) to the Agent on account of the applicable Lender a ticking fee (if any) in respect of Facility B only in the amount and at the times agreed in the Arrangement Fee Letter.

13.4	Commitment fee

(a)	The Company shall pay (or procure there is paid) to the Agent (for the account of each Lender) a fee in the Base Currency computed at:

(i)	the rate of thirty (30) per cent. of the applicable Margin from time to time on that Lender's Available Commitment under Facility B2 for the period commencing from (and excluding) the Settlement Date and ending on the last day of the Availability Period applicable to Facility B2;

(ii)	the rate of thirty (30) per cent. of the applicable Margin from time to time on that Lender's Available Commitment under Facility B3 for the period commencing from (and excluding) the First Amendment Effective Date and ending on the last day of the Availability Period applicable to Facility B3;

(iii)	the rate of thirty (30) per cent. of the applicable Margin from time to time on that Lender's Available Commitment under the Original Revolving Facility for the period commencing from (and excluding) the Settlement Date and ending on the last day of the Availability Period applicable to the Original Revolving Facility; and

(iv)	the rate and for the period (if any) specified in the relevant Additional Facility Notice on that Additional Facility Lender's Available Commitment under the relevant Additional Facility.

(b)	Each accrued commitment fee is payable:

(i)	in respect of Facility B2 or the Original Revolving Facility (as applicable), on the last day of each successive period of three (3) Months (with the first such period commencing from and excluding the Settlement Date) which ends during the Availability Period applicable to Facility B2, the Original Revolving Facility or the relevant Additional Facility (as applicable);

(ii)	in respect of Facility B3; (i) on the first payment date falling on or after the First Amendment Effective Date in respect of the commitment fees payable under paragraph (b)(i) above, and (ii), thereafter, on the last day of each successive period of three (3) Months (with the first such period commencing from and excluding the First Amendment Effective Date) which ends during the Availability Period applicable to Facility B3;

(iii)	on the last day of the Availability Period applicable to Facility B2, Facility B3, the Original Revolving Facility or the relevant Additional Facility (as applicable); and

(iv)	if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

(c)	No commitment fee shall be payable if the Settlement Date does not occur.

(d)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

13.5	Agent and Security Agent fees

The Company shall pay (or procure there is paid) to the Agent and the Security Agent (in each case for its own account) a fee in the amount and at the times agreed in the applicable Fee Letter.

14.	Taxes

14.1	Tax Definitions

In this Agreement:

"Change of Law" means any change which occurs after the date of this Agreement or, if later, after the date on which the relevant Lender became a Lender pursuant to this Agreement (as applicable) in any law, regulation or treaty (or in the published interpretation, administration or application of any law, regulation or treaty) or any published practice or published concession of any relevant tax authority other than any change that occurs pursuant to or in connection with:

(a)	the United Kingdom ceasing to be a member state of the EU; or

(b)	the adoption, ratification, approval or acceptance of the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting of 24 November 2016 in or by any jurisdiction.

"French Borrower" means a Borrower incorporated or having its registered seat in France.

"French Qualifying Lender" means, in relation to a payment by or on behalf of a French Borrower under a Finance Document, a Lender which is beneficially entitled (in the case of a French Treaty Lender, within the meaning of the relevant French Treaty) to such payment under a Finance Document and is:

(a)	a Lender to whom such payment by or on behalf of a French Borrower can be made without a Tax Deduction on account of Tax imposed by France under the laws of France (other than pursuant to a French Treaty); or

(b)	a French Treaty Lender.

"French Treaty Lender" means, in relation to a payment by or on behalf of a French Borrower under a Finance Document, a Lender which is beneficially entitled to such payment under a Finance Document:

(a)	is treated as a resident of a French Treaty State for the purposes of the relevant French Treaty and is entitled to the benefit of such French Treaty;

(b)	does not carry on a business in France through a permanent establishment with which that Lender's participation in the Loan is effectively connected; and

(c)	fulfils all other conditions which must be fulfilled in order to obtain full exemption from Tax imposed by France on such payment to that Lender, including the completion of any necessary procedural formalities.

"French Treaty State" means a jurisdiction having a double taxation agreement (a "French Treaty") in force with France which makes provision for full exemption from Tax imposed by France on the relevant payment.

"Luxembourg Qualifying Lender" means, in relation to a payment by or in respect of a Luxembourg Borrower under a Finance Document, a Lender which is beneficially entitled (in the case of a Luxembourg Treaty Lender, within the meaning of the relevant Luxembourg Treaty) to such payment under a Finance Document and is:

(a)	a Lender to whom such payment by or on behalf of the Luxembourg Borrower can be made without a Tax Deduction on account of Tax imposed by Luxembourg under the laws of Luxembourg (other than pursuant to a Luxembourg Treaty); or

(b)	a Luxembourg Treaty Lender.

"Luxembourg Treaty Lender" means, in relation to a payment by or in respect of a Luxembourg Borrower under a Finance Document, a Lender which:

(a)	is treated as a resident of a Luxembourg Treaty State for the purposes of the relevant Luxembourg Treaty and is entitled to the benefit of such Luxembourg Treaty;

(b)	does not carry on a business in Luxembourg through a permanent establishment with which that Lender's participation in the Loan is effectively connected; and

(c)	fulfils all other conditions which must be fulfilled under the relevant Luxembourg Treaty and Luxembourgish law in order to obtain full exemption from Tax imposed by Luxembourg on the relevant payment, including the completion of any necessary procedural formalities.

"Luxembourg Treaty State" means a jurisdiction having a double taxation agreement (a "Luxembourg Treaty") in force with Luxembourg which makes provision for full exemption from Tax imposed by Luxembourg on payments of interest.

"Protected Party" means a Finance Party which is or will be subject to a liability or required to make a payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Qualifying Lender" means a French Qualifying Lender or a Luxembourg Qualifying Lender.

"Tax Credit" means a credit against, refund of, relief or remission for, or rebate or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by the Borrower to a Finance Party under Clause 14.3 (Tax Gross Up) or a payment under Clause 14.4 (Tax Indemnity).

"Treaty Lender" means a French Treaty Lender or a Luxembourg Treaty Lender.

14.2	Tax interpretation

Unless a contrary indication appears, in this Clause 14 a reference to "determines" or "determined" means a determination made acting reasonably and in good faith and the term "Lender" shall also include an "Issuing Bank".

14.3	Tax Gross Up

(a)	All payments shall be made by the Borrower under each Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is a change in the rate or the basis of any Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall promptly notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall promptly notify the Borrower.

(c)	If a Lender is not, or ceases to be, a Qualifying Lender with respect to any jurisdiction relevant to such Lender, it shall promptly notify the Agent. If the Agent receives such notification from a Lender it shall promptly notify the Borrower. Without prejudice to the foregoing, each Lender shall promptly provide to the Agent (if requested by the Agent):

(i)	a written confirmation that it is or, as the case may be, is not, a Qualifying Lender with respect to such jurisdiction; and

(ii)	such documents and other evidence as the Agent may reasonably require to support any confirmation given pursuant to sub-paragraph (i) above.

Until such time as a Lender has complied with any request pursuant to this paragraph (c), the Agent and the Borrower shall be entitled to treat such Lender as not being a Qualifying Lender with respect to such jurisdiction for all purposes under the Finance Documents.

(d)	Subject to the limitations and exclusions herein, if a Tax Deduction is required by law to be made by or on behalf of the Borrower, the amount of the payment due from the Borrower under a Finance Document shall be increased to an amount which, after any Tax Deductions, leaves an amount equal to the payment which would have been due had no Tax Deduction been required.

(e)	A payment by a French Borrower in respect of an amount due from a French Borrower shall not be increased under paragraph (d) above by reason of a Tax Deduction on account of Tax imposed by France if, on the date the payment falls due:

(i)	the relevant Lender is not or has ceased to be a French Qualifying Lender, other than as a result of any Change of Law; or

(ii)	such Tax Deduction is the result of, or has been increased by, the relevant Lender’s failure to comply with its obligations under paragraph (i) below,

provided that the exclusion for Change of Law after the date a Finance Party became a Finance Party under the Agreement in sub-paragraph (i) above shall not apply in respect of any Tax Deduction on account of Tax imposed by France on a payment made to a Finance Party if such Tax Deduction is imposed solely because this payment is made to an account opened in the name of or for the benefit of that Finance Party in a financial institution situated in a Non-Cooperative State.

(f)	A payment by a Luxembourg Borrower in respect of an amount due from a Luxembourg Borrower shall not be increased under paragraph (d) above by reason of a Tax Deduction on account of Tax imposed by Luxembourg if, on the date the payment falls due:

(i)	the relevant Lender is not or has ceased to be a Luxembourg Qualifying Lender, other than as a result of any Change of Law;

(ii)	such Tax Deduction is the result of, or has been increased by, the relevant Lender’s failure to comply with its obligations under paragraph (i) below; or

(iii)	such Tax Deduction is required by virtue of the Luxembourg law dated 23 December 2005 as amended from time to time.

(g)	If the Borrower is required by law to make a Tax Deduction it shall make the Tax Deduction and any payment required in connection with that Tax Deduction in the time allowed by law and in the minimum amount required by law.

(h)	Within thirty (30) days after making either a Tax Deduction or a payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction or payment shall deliver to the Agent for the relevant Finance Party evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment has been made to the relevant tax authority; provided that the Borrower will not be in breach of this paragraph (h) if it delivers such evidence as soon as reasonably practicable after the expiry of such period.

(i)	A Lender and the Borrower which makes a payment to which that Lender is entitled, shall co-operate in completing or assisting with the completion of any procedural formalities and the provision of such information as, in each case, necessary for the Borrower to obtain authorisation to make that payment without a Tax Deduction and maintain or re-obtain that authorisation where an authorisation expires or otherwise ceases to have effect.

(j)	Any Lender which enters into a sub-participation under this Agreement:

(i)	which results in that sub-participant being or being treated as the beneficial owner of the interest on the portion of the Loans so sub-participated, is not entitled to receive payments under this Clause 14.3 or Clause 14.4 (Tax Indemnity) in respect of such interest and irrespective of whether the sub-participant would have been entitled to receive any payment under this Clause 14.3 or Clause 14.4 (Tax Indemnity) had it become a Lender that is beneficially entitled to such interest, it being understood however that, in accordance with paragraph (g) above, if the Borrower is required to make a Tax Deduction on the portion of the Loans so subparticipated, it shall make the Tax Deduction and any payment required in connection with that Tax Deduction with respect to the portion of the Loans so sub-participated in the time allowed and in the minimum amount required by law; or

(ii)	which would result in that Lender ceasing to be beneficially entitled to interest on the portion of the Loans so participated under a Finance Document shall notify in writing to the Agent, on or before the date of the sub-participation, as to the amount of the Loans in respect of which it ceased to be the beneficial owner.

(k)	If:

(i)	a Tax Deduction should have been made in respect of a payment made by or on account of the Borrower to a Lender or the Agent under a Finance Document;

(ii)	either:

(A)	the Borrower (or the Agent, if it is the applicable withholding agent) was unaware, and could not reasonably be expected to have been aware, that such Tax Deduction was required and as a result did not make the Tax Deduction or made a Tax Deduction at a reduced rate;

(B)	in reliance on the notifications and confirmations provided by the relevant Finance Party pursuant to Clause 14.7 (Lender Status Confirmation) the Borrower did not make such Tax Deduction or made a Tax Deduction at a reduced rate; or

(C)	the relevant Finance Party has not complied with its obligations under paragraphs (b) or (c) of this Clause 14.3 and as a result the Borrower did not make the Tax Deduction or made a Tax Deduction at a reduced rate; and

(iii)	the Borrower would not have been required to make an increased payment under paragraph (d) above in respect of that Tax Deduction,

then the Lender that received the payment in respect of which the Tax Deduction should have been made or made at a higher rate undertakes to promptly upon the request by the Borrower (or the Agent, if it is the applicable withholding agent) reimburse Borrower (or the Agent, if it is the applicable withholding agent) for the amount of the Tax Deduction that should have been made (and any penalty interest and expenses payable or incurred in connection with any failure to pay or any delay in paying any of the same) as determined by the Borrower (the "Relevant Amount") only to the extent the Tax Deduction has not already been accounted for to the tax authority by the relevant Finance Party and, further, Borrower shall be entitled, at the sole and absolute discretion of the Borrower but provided that the Lender has not already reimbursed the Borrower for the Relevant Amount pursuant to the request by the Borrower, to set-off an amount equal to any Relevant Amount payable by a Lender pursuant to this paragraph (k) against any amount payable by the Borrower pursuant to this Agreement (and the Agent or, as the case may be, the Security Agent shall treat such set-off as reducing only amounts due to the relevant Lender).

14.4	Tax Indemnity

(a)	The Borrower shall, within ten (10) Business Days following receipt by the Borrower of a written demand by the Agent, pay (or procure there is paid) to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines (acting reasonably and in good faith) will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in relation to a payment received or receivable from the Borrower under a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the laws of the jurisdiction (or any political subdivision thereof) in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the laws of the jurisdiction (or jurisdictions) (or any political subdivision thereof) in which that Finance Party's Facility Office or other permanent establishment is located in respect of amounts received or receivable in that jurisdiction (or in respect of amounts attributable or allocable to the permanent establishment), if that Tax is imposed on or calculated by reference to the income, profits or gains or interest margin received or receivable by that Finance Party or if that Tax is considered a franchise Tax (imposed in lieu of net income Tax) or a branch profits or similar Tax; or

(ii)	if and to the extent that a loss, liability or cost:

(A)	is compensated for by an increased payment pursuant to Clause 14.3 (Tax Gross Up);

(B)	would have been so compensated but was not so compensated because any of the exclusions in Clause 14.3 (Tax Gross Up) applied;

(C)	is suffered or incurred by a Lender and would not have been suffered or incurred if such Lender had been a Qualifying Lender in relation to the Borrower at the relevant time, unless that Lender was not a Qualifying Lender at the relevant time as a result of a Change of Law;

(D)	is suffered or incurred by a Lender as a result of such Lender's failure to comply with its obligations under Clause 14.6 (Filings) or Clause 14.7 (Lender Status Confirmation);

(E)	relates to a FATCA Deduction required to be made by a Party;

(F)	is compensated for by Clause 14.8 (Stamp taxes) or Clause 14.9 (VAT) (or would have been so compensated for under either Clause but was not so compensated because any of the exceptions set out therein applied);

(G)	is increased as a result of the Protected Party not complying with paragraph (c) below; or

(H)	(for the avoidance of doubt) is suffered or incurred in respect of any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy).

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent will notify the Company and the Borrower.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 14.4, notify the Agent.

14.5	Tax Credits

(a)	If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(i)	a Tax Credit or similar Tax benefit is attributable either to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(ii)	that Finance Party or an Affiliate of such Finance Party has obtained and utilised that Tax Credit or similar Tax benefit either on a standalone or an affiliated basis,

that Finance Party and/or the applicable Affiliate shall promptly pay an amount to the Borrower which that Finance Party determines, providing such evidence to the Borrower in respect of such amounts as the Borrower may reasonably and in good faith request in writing and the Finance Party can reasonably provide, will leave it or the Affiliate of such Finance Party (as the case may be) (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

(b)	The provisions of paragraph (a) above shall remain binding on each person which has received a Tax Payment notwithstanding that such person may have ceased to be a Party.

14.6	Filings

Each Lender shall promptly after becoming a Lender under this Agreement and from time to time thereafter submit such forms and documents, complete such other procedural formalities and take such other action as may be necessary (at any time) for the Borrower to obtain and maintain authorisation (at all times) to make payment to it under this Agreement without having to make a Tax Deduction (or, where it is not legally possible to obtain authorisation to make payment without a Tax Deduction, with the smallest Tax Deduction permitted by law).

14.7	Lender Status Confirmation

(a)	Each Lender which becomes a Party after the date of this Agreement shall indicate, in the Transfer Certificate, the Assignment Agreement or the Increase Confirmation or the Additional Facility Lender Accession Notice which it executes on becoming a Party as a Lender which of the following categories it falls into in respect of each category of payment:

(i)	in respect of a French Borrower:

(A)	not a French Qualifying Lender;

(B)	a French Qualifying Lender (other than by virtue of being a French Treaty Lender); or

(C)	a French Qualifying Lender by virtue of being a French Treaty Lender (on the assumption that all procedural formalities have been completed); and

(ii)	in respect of a Luxembourg Borrower:

(A)	not a Luxembourg Qualifying Lender;

(B)	a Luxembourg Qualifying Lender (other than by virtue of being a Luxembourg Treaty Lender); or

(C)	a Luxembourg Qualifying Lender by virtue of being a Luxembourg Treaty Lender (on the assumption that all procedural formalities have been completed).

(b)	Upon written request of the Company to an Original Lender (such request to be given no later than fifteen (15) Business Days before the first interest payment date), that Original Lender shall indicate to the Company and the Agent, before the first interest payment date, in which of the following categories it falls in respect of each category of payment:

(i)	in respect of a French Borrower:

(A)	not a French Qualifying Lender;

(B)	a French Qualifying Lender (other than by virtue of being a French Treaty Lender); or

(C)	a French Qualifying Lender by virtue of being a French Treaty Lender (on the assumption that all procedural formalities have been completed); and

(ii)	in respect of a Luxembourg Borrower:

(A)	not a Luxembourg Qualifying Lender;

(B)	a Luxembourg Qualifying Lender (other than a Luxembourg Treaty Lender); or

(C)	a Luxembourg Qualifying Lender by virtue of being a Luxembourg Treaty Lender (on the assumption that all procedural formalities have been completed),

and, upon such request, the relevant Original Lender shall also indicate to the Company and the Agent that it is not incorporated or acting through a Facility Office situated in a Non-Cooperative State.

(c)	If an Original Lender, a New Lender, an Increase Lender or an Additional Facility Lender fails to indicate its status in respect of a Borrower in accordance with paragraphs (a) or (b) above (as applicable) then such Original Lender, New Lender, Increase Lender or an Additional Facility Lender shall be treated for the purposes of this Agreement (including by the Borrower) as if it is not:

(i)	a French Qualifying Lender (in the case of a failure to indicate its status under paragraph (a)(i) above or paragraph (b)(i) above); or

(ii)	a Luxembourg Qualifying Lender (in the case of a failure to indicate its status under paragraph (a)(ii) above or paragraph (b)(ii) above),

until such time as it notifies the Agent and the Company which category applies. For the avoidance of doubt, a Transfer Certificate, Assignment Agreement, Increase Confirmation or Additional Facility Lender Accession Notice shall not be invalidated by any failure of a Lender to comply with this Clause 14.7.

(d)	Each Lender which becomes a Party after the date of this Agreement shall also specify, in the Transfer Certificate, the Assignment Agreement, the Increase Confirmation or the Additional Facility Lender Accession Notice which it executes on becoming a Party, that it is not incorporated or acting through a Facility Office situated in a Non-Cooperative State.

14.8	Stamp taxes

The Company shall pay (or procure payment) and, within ten (10) Business Days following receipt by the Borrower of a written demand by the Agent, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration, documentary and other similar transfer Taxes payable in respect of any Finance Document except:

(a)	any such stamp duty, registration, documentary or other similar transfer Tax payable in respect of an assignment, novation, transfer, sub-participation or sub-contract of a Loan (or part thereof) or other disposal of any of a Finance Party's rights or obligations under a Finance Document;

(b)	to the extent that such stamp duty, registration, documentary or other similar transfer Tax is payable upon a voluntary registration made by any Party if such registration is not necessary to evidence, prove, maintain, enforce, compel or otherwise assert the rights of such Party or obligations of any Party under a Finance Document; or

(c)	any Luxembourg registration duties (droits d'enregistrement) payable in the case of voluntary registration of the Finance Documents by a Finance Party with the Administration de l'Enregistrement, des Domaines et de la TVA in Luxembourg, or registration of the Finance Documents in Luxembourg when such registration is not required to enforce, compel or otherwise assert the rights of that Finance Party under the Finance Documents.

14.9	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies and accordingly, subject to paragraph (b) below if VAT is or becomes chargeable on any supply or supplies made by any Finance Party to any Party under a Finance Document: (i) if such Finance Party is required to account to the relevant tax authority for the VAT, then that Party shall pay to such Finance Party (in addition to and at the same time as paying any other consideration for that supply or supplies) an amount equal to the amount of the VAT upon such Finance Party providing an appropriate VAT invoice to such Party; or (ii) if such Party is required to directly account for such VAT under the reverse charge procedure provided for by any relevant VAT provisions of the jurisdiction in which such Party received such supply, then such Party shall account for the VAT at the appropriate rate (and the relevant Finance Party must promptly provide an appropriate VAT invoice to such Party stating that the amount is charged in respect of a supply that is subject to VAT but that the reverse charge procedure applies).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this sub-paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient determines (acting reasonably and in good faith) relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient determines (acting reasonably and in good faith) that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party shall reimburse or indemnify (as the case may be) such Finance Party against any VAT incurred by that Finance Party in respect of the costs or expenses, to the extent that the Finance Party determines (acting reasonably and in good faith) that neither it nor any group of which it is a member for VAT purposes is entitled to credit or repayment in respect of the VAT from the relevant tax authority.

(d)	Any reference in this Clause 14.9 to any party shall, at any time when such party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply or (as appropriate) receiving the supply under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the EU or any other similar provision in any jurisdiction which is not a member state of the EU)) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

14.10	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

14.11	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

15.	Increased Costs

15.1	Increased costs

(a)	Subject to Clause 15.3 (Exceptions), the Company shall, promptly on demand by the Agent, pay (or procure payment) for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or treaty after the date of this Agreement (or, if later, the date it became a Party);

(ii)	compliance with any law or regulation or treaty made after the date of this Agreement (or, if later, the date it became a Party); or

(iii)	the implementation or application of, or compliance with, Basel III, Basel IV or CRD IV (each as defined in paragraph (b) of Clause 15.3 (Exceptions)) or any law or regulation that implements or applies Basel III, Basel IV or CRD IV.

(b)	In this Agreement:

"Increased Costs" means:

(a)	a reduction in the rate of return from a Facility or on a Finance Party's (or its Affiliate's) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or providing an Additional Facility Lender Accession Notice or funding or performing its obligations under any Finance Document.

15.2	Increased cost claims

A Finance Party shall, as soon as reasonably practicable upon becoming aware of an event giving rise to a claim under Clause 15.1 (Increased costs), notify the Agent and the Company of that event attaching a certificate:

(a)	(confirming the amount of the relevant claim and providing reasonable details of the circumstances giving rise to such claim and the calculation of such amount;

(b)	confirming that it is its policy to seek to recover such Increased Costs from other similar borrowers in relation to similar facilities; and

(c)	confirming that it had not already taken such Increased Costs into account as part of its fees and pricing in connection with the Facilities,

provided that nothing in this Clause 15.2 shall oblige a Finance Party to disclose anything which would in its reasonable opinion constitute a breach of any law or regulation, any fiduciary duty or any duty of confidentiality (in each case which is applicable to such Finance Party).

15.3	Exceptions

(a)	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by or on behalf of the Borrower;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 14.4 (Tax Indemnity) or would have been compensated for under Clause 14.4 (Tax Indemnity) but was not so compensated because any of the exclusions in paragraph (b) of Clause 14.4 (Tax Indemnity) applied;

(iv)	compensated for by Clause 14.8 (Stamp taxes) or Clause 14.9 (VAT) (or would have been so compensated for under either Clause but was not so compensated because any of the exceptions set out in the relevant Clause applied);

(v)	attributable to a change (whether of basis, timing or otherwise) in the Tax on the overall net income of the Finance Party (or any Affiliate of it) or of the branch or office through which it participates in any Utilisation;

(vi)	(for the avoidance of doubt) suffered or incurred in respect of any Bank Levy (or any payment attributable to, or any liability arising as a consequence of, a Bank Levy);

(vii)	attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (or, if later, the date the relevant Finance Party became a Party) (but excluding any amendment to Basel II arising out of Basel III) ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates));

(viii)	attributable to the implementation or application of, or compliance with, Basel III, Basel IV or CRD IV to the extent that a Finance Party knew about or could reasonably be expected to have known about the Increased Cost on or prior to the date on which it became a Finance Party;

(ix)	attributable to the breach by the Finance Party making such claim of any law, regulation or treaty or the terms of any Finance Document;

(x)	attributable to any penalty having been imposed by the relevant central bank or monetary or fiscal authority upon the Finance Party (or any Affiliate of it) making such claim by virtue of its having exceeded any country or sector borrowing limits or breached any directives imposed upon it; or

(xi)	not notified to the Agent or the Company in accordance with Clause 15.2 (Increased cost claims) and in any event within thirty (30) days of becoming aware of the event giving rise to such claim.

(b)	In this Clause 15.3, reference to a Tax Deduction has the same meaning given to the term in Clause 14.1 (Tax Definitions).

(c)	In this Agreement:

"Basel III" means:

(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated;

(b)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III.

"Basel IV" means any guidelines and standards published by the Basel Committee on Banking Supervision regarding capital requirements, leverage ratio and liquidity standards applicable to banks, following Basel III.

"CRD IV" means "EU CRD IV" and "UK CRD IV".

"EU CRD IV" means:

(a)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(b)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

"UK CRD IV" means:

(a)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the "Withdrawal Act");

(b)	the law of the United Kingdom or any part of it, which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC and its implementing measures; and

(c)	direct EU legislation (as defined in the Withdrawal Act), which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act.

16.	Other Indemnities

16.1	Currency indemnity

(a)	If any sum due from the Borrower under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against the Borrower; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings against the Borrower,

the Borrower shall as an independent obligation, promptly on demand, indemnify the Mandated Lead Arrangers and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person (acting reasonably and in good faith) at the time of its receipt of that Sum, provided that if the amount produced or payable as a result of the conversion is greater than the relevant Sum due, the relevant Finance Party will, unless a Declared Default is continuing, refund any such excess amount to the Borrower.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

(a)	The Company shall, promptly on demand (which demand shall be accompanied by reasonable calculations or details of the amount demanded) indemnify the Mandated Lead Arrangers and each other Secured Party against any cost, loss or liability (other than in relation to Tax in respect of which Clause 14 (Taxes) shall apply) incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by the Borrower to pay any amount due under a Finance Document on its due date, including, any cost, loss or liability arising as a result of Clause 29 (Sharing Among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in a Utilisation requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default, negligence or wilful misconduct by that Finance Party alone); or

(iv)	any prepayment payable by the Borrower under the Finance Documents not being paid after irrevocable notice of such prepayment has been made to the Agent.

(b)	The Company shall promptly on demand indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate (each an "Indemnified Person"), against any cost, loss, liability or expense (limited, in the case of legal fees and expenses, to one counsel to such Indemnified Persons taken as a whole and in the case of a conflict of interest, one additional counsel to the affected Indemnified Persons similarly situated, taken as a whole (and if reasonably necessary one local counsel in any Relevant Jurisdiction)) incurred by that Indemnified Person in connection with or arising out of litigation, arbitration, administrative proceedings or regulatory enquiry commenced or threatened relating to the Acquisitions, or the funding of the Acquisitions, except to the extent such cost, loss, liability or expense (x) resulted directly from fraud, the gross negligence or wilful misconduct of that Indemnified Person or results from such Indemnified Person breaching a term of, or not complying with, any of its obligations under the Finance Documents or any Confidentiality Undertaking given by the Indemnified Person, (y) resulted from or relates to any disputes solely among the Indemnified Persons and not arising out of any act or omission by any member of the Group provided that each Indemnified Person shall only be indemnified if it:

(i)	notifies the Company in writing within a reasonable time after the relevant Indemnified Person becomes aware of such event provided that a failure to notify the Company shall not relieve the Company from any liability that it may have under this Clause 16, except to the extent that the rights or defences of a member of the Group have been prejudiced by such failure;

(ii)	consults with the Company fully and promptly with respect to the conduct of the relevant claim, action or proceeding;

(iii)	conducts such claim, action or proceeding properly and diligently (based on advice from its legal counsel, to the extent permitted by law and without being under any obligation to disclose any information which it is not lawfully permitted to disclose); and

(iv)	does not settle any such claim, action or proceeding without the Company's prior written consent (such consent not to be unreasonably withheld or delayed).

(c)	The indemnities contained in this Clause 16 shall not apply to the extent a cost, loss, liability or expense is of a description falling in the categories set out in paragraph (b) of Clause 14.4 (Tax Indemnity) or Clause 15.3 (Exceptions).

(d)	Notwithstanding any other provision in this Agreement, each Indemnified Person shall be entitled to rely on the indemnities contained in this Clause 16.2 as if it were a Party.

(e)	Neither (x) any Indemnified Person, nor (y) the Initial Investor, the Investors, the Company (nor, in each case, any of their respective Subsidiaries or Affiliates) shall be liable for any indirect, special, punitive or consequential losses or damages in connection with its activities related to the Facilities or the Finance Documents.

16.3	Indemnity to the Agent

The Company shall promptly on demand indemnify the Agent against any reasonable third party cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is an Event of Default, provided that if after doing so it is established that the event or matter is not an Event of Default, such cost, loss or liability of investigation shall be for the account of the Lenders;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	instructing lawyers, accountants, tax advisors, surveyors or other professional advisers or experts as permitted under this Agreement.

16.4	Cost Details

Notwithstanding any other term of this Agreement or the other Finance Documents, the Borrower shall not be required to pay any amount under any Finance Document (including any costs, indemnities or expenses) unless:

(a)	it has first been provided with reasonable details of the circumstances giving rise to such payment and of the calculation of the relevant amount (including where applicable, details of hours worked, rates and individuals involved); and

(b)	it has received satisfactory evidence (acting reasonably) that such amounts (including any costs, indemnities and expenses) have been properly incurred,

provided that paragraph (a) above shall not apply to Clause 18.3 (Enforcement and preservation costs) and paragraphs (a) and (b) above shall not apply to any costs or expenses to be paid to the Agent or the Security Agent or amounts paid under Clause 14.3 (Tax Gross Up). The Agent and the Security Agent shall provide documentary evidence of any fees, costs, expenses or other amounts, where applicable.

17.	Mitigation by the Lenders

17.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any Facility ceasing to be available, a Lender not being obliged to fund or any amount becoming payable under or pursuant to, or cancelled pursuant to any of paragraph (a)(ii) of Clause 4.5 (Utilisations during the Certain Funds Period), Clause 7.1 (Illegality), Clause 14 (Taxes) or Clause 15 (Increased Costs), or any amount payable under a Finance Document by a French Borrower becoming not deductible from that French Borrower's taxable income for French tax purposes by reason of that amount being (1) paid or accrued to a Finance Party incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative State or (2) paid to an account opened in the name of or for the benefit of that Finance Party in a financial institution situated in a Non-Cooperative State, including:

(i)	obtaining and maintaining all necessary Authorisations (if any) required under all applicable laws and regulations to enable it to lawfully perform all of its obligations as contemplated by this Agreement and (with respect to a Lender) to fund, issue or maintain its participation in any Utilisation;

(ii)	assigning, transferring or sub-participating its rights and obligations under the Finance Documents to an appropriately authorised Affiliate or Related Fund which may lawfully perform all of its obligations as contemplated by this Agreement and (with respect to a Lender) which may lawfully fund, issue and maintain its participation in any Utilisation; and

(iii)	changing its Facility Office to a Facility Office that may lawfully perform all of its obligations as contemplated by this Agreement and (with respect to a Lender) which may lawfully fund, issue or maintain its participation in any Utilisation.

(b)	Paragraph (a) above does not in any way limit the obligations of the Company under the Finance Documents.

17.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it in a material respect.

18.	Costs and Expenses

18.1	Transaction expenses

(a)	The Company shall promptly after receipt of the corresponding invoice pay (or procure payment to) the Agent, the Mandated Lead Arrangers, and the Security Agent (and, in the case of the Security Agent, any Receiver or Delegate) the amount of all reasonable costs and expenses (including legal and notarial fees (subject to agreed caps, if any)) reasonably incurred by any of them (evidence of which shall be provided to the Company) in relation to the Finance Documents and the arrangement, negotiation, preparation, printing, execution and perfection of the Facilities and any other Finance Documents referred to in this Agreement up to a maximum amount agreed (if any).

(b)	Any amounts to be paid to or on behalf of the Mandated Lead Arrangers pursuant to paragraph (a) above shall be:

(i)	limited to amounts in respect of reasonably, documented and properly incurred third party costs and out-of-pocket expenses; and

(ii)	subject to caps agreed between the Company and the Mandated Lead Arrangers prior to the date of this Agreement (including in respect of legal and notarial fees).

18.2	Amendment costs

If (a) the Borrower requests an amendment, waiver, release or consent (including any release in relation to any Finance Document or any release of any Transaction Security) or (b) an amendment or other step or action is required pursuant to Clause 2.3 (Increase) or Clause 30.10 (Change of currency), the Company shall (or shall procure that a member of the Group will), promptly on demand, reimburse each of the Agent and the Security Agent for the amount of all reasonable third party costs and expenses (including legal and notarial fees) properly incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) (in each case, subject to agreed caps (if any)) in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Enforcement and preservation costs

The Company shall, within ten (10) Business Days of demand, pay (or procure payment) to each Mandated Lead Arranger and each other Secured Party the amount of all costs and expenses (including legal and notarial fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

18.4	Transfer costs and expenses

Notwithstanding any other term of this Agreement or the other Finance Documents, if a Finance Party assigns or transfers any of its rights, benefits or obligations under the Finance Documents or enters into any sub-participation, no member of the Group shall be required to pay any indemnity, fees, costs, expenses or other amounts relating to, or arising in connection with that assignment, transfer or sub-participation (including any transfer Taxes and any amounts relating to the registration, perfection or amendment of the Transaction Security during or after the date of this Agreement) unless such assignment, transfer or sub-participation, is entered into at the request of the Borrower or occurs while a Declared Default is continuing).

19.	Representations and Warranties

The Company represents and warrants to each of the Finance Parties in respect of itself only (and, in the case of the Repeating Representations only, Topco represents and warrants to each of the Finance Parties in respect of itself only) (in each case at the times specified in Clause 19.24 (Repetition) that:

19.1	Status

(a)	It is duly incorporated (or, as the case may be, organised or established) and validly existing under the laws of its jurisdiction of its incorporation (or, as the case may be, organisation or establishment).

(b)	It has the power to own its material assets and carry on its material business substantially as it is now being conducted, save to the extent that failure to do so would not have a Material Adverse Effect.

19.2	Binding obligations

Subject to the Legal Reservations and the Perfection Requirements, the obligations expressed to be assumed by it under each Finance Document to which it is a party constitute its legal, valid, binding and enforceable obligations to the extent that a failure to do so would have a Material Adverse Effect.

19.3	Non-conflict with other obligations

Subject to the Legal Reservations and the Perfection Requirements, the entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not contravene:

(a)	any law or regulation applicable to it in any material respect; or

(b)	its constitutional documents in any material respect,

in each case, to an extent which would have a Material Adverse Effect.

19.4	Power and authority

It has (or will have on the relevant date(s)) the power to enter into and perform, and has taken all necessary action to authorise its entry into and performance of, each of the Finance Documents to which it is a party or will be a party and to carry out the transactions contemplated by those Finance Documents to the extent failure to do so would have a Material Adverse Effect.

19.5	Validity and admissibility in evidence

Subject to the Legal Reservations and the Perfection Requirements, all material Authorisations required by it in order:

(a)	to enable it to enter into, exercise its rights and comply with its material obligations under the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected (or will have been at the date required by the relevant Finance Document) and are (or will be) in full force and effect, in each case to the extent that failure to have such Authorisations would have a Material Adverse Effect.

19.6	Governing law and enforcement

(a)	Subject to the Legal Reservations, the choice of governing law of the Finance Documents as expressed in such Finance Document will be recognized in its jurisdiction of incorporation to the extent failure to do so would have a Material Adverse Effect.

(b)	Subject to the Legal Reservations and the Perfection Requirements, any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognized and enforced in its Relevant Jurisdictions to the extent failure to do so would have a Material Adverse Effect.

19.7	Filing and stamp taxes

Subject to the Legal Reservations and the Perfection Requirements, under the laws of its Relevant Jurisdiction it is not necessary that any stamp, registration, notarial or similar Tax be paid on or in relation to any Finance Documents to which the Borrower is a party, except where the Finance Documents are either:

(a)	physically attached (annexé(s)) to a public deed or to any other document subject to mandatory registration in Luxembourg;

(b)	referred to in a public deed or used before a Luxembourg official authority or any autorité constituée or before a Luxembourg Court, notably by being referred to in a writ, to the extent that the Finance Documents are subject to mandatory registration within a fixed cut-off date (délai de rigueur);

(c)	deposited in the minutes of a notary (déposé au rang des minutes d'un notaire); or

(d)	voluntarily registered,

it being understood that this Clause 19.7 does not extend to any Transfer made pursuant to Clause 24 (Changes to the Lenders) or, as the case may be, to the enforcement of Transaction Security and except for any registration, filing, recording or enrolling of any Tax or fee which is payable in relation to any Finance Document which is referred to in any Legal Opinion and which will be made and paid promptly after the date of the relevant Finance Document (other than to the extent that the Agent's legal advisers have agreed to make any such filings).

19.8	Tax Structure Memorandum

To the best of the knowledge, information and belief of the Company, all material factual information relating to the Group (taken as a whole) contained in the Tax Structure Memorandum is accurate in all material respects on the date of the relevant the Tax Structure Memorandum or (if different) as at the date ascribed thereto in the Tax Structure Memorandum.

19.9	Financial statements

(a)	The Annual Financial Statements (together with the notes thereto) most recently delivered pursuant to paragraph (a) of Section 1 of Schedule 12 (Information Undertakings):

(i)	give in all material respects a true and fair view of the unconsolidated financial position of the Borrower as at the date to which they were prepared and for the Accounting Period then ended; and

(ii)	were, subject to the terms of this Agreement, prepared in all material respects on a basis consistent with the Accounting Principles consistently applied.

(b)	The Quarterly Financial Statements (together with the notes thereto) most recently delivered pursuant to paragraph (b) of Section 1 of Schedule 12 (Information Undertakings):

(i)	fairly present in all material respects the unconsolidated financial position of the Borrower as at the date to which they were prepared and for the Quarter Date to which they relate; and

(ii)	were, subject to the terms of this Agreement, prepared in all material respects on a basis consistent in all material respects with the Accounting Principles consistently applied,

in each case (A) having regard to the fact they were prepared for management purposes and to the extent appropriate for Quarterly Financial Statements not subject to audit procedures; (B) subject to year-end adjustments and (C) save as set out therein.

19.10	No litigation

No litigation, arbitration, administrative proceeding of or before any court, arbitral body or agency which is reasonably likely to be materially adversely determined and which, if materially adversely determined, would have a Material Adverse Effect has been started or, to its knowledge is threatened in writing or is pending against it.

19.11	Taxation

(a)	No claims are being made or asserted against it with respect to Taxes which have not been reflected in its most recent financial statements which are reasonably likely to be determined adversely to it and which, if so adversely determined, and after taking into account any indemnity or claim against any third party with respect to such claim, would have a Material Adverse Effect.

(b)	It is not overdue in the filing of any Tax returns (taking into account any extension or grace periods) and it is not overdue in the payment of any amount in respect of Tax (taking into account any extension or grace period) save, in each case, to an extent that would not have a Material Adverse Effect.

19.12	Ownership

It has good, valid and marketable title to, or valid leases or licences of, or is otherwise entitled to use, all material assets necessary for the conduct of the business substantially as it is presently being conducted, where failure to do so would have a Material Adverse Effect.

19.13	Pari passu ranking

Subject to any applicable Legal Reservations and the Perfection Requirements, its payment obligations under each of the Finance Documents (except pursuant to a Notifiable Debt Purchase Transaction) rank at least pari passu in right and priority of payment with all of its other present unsecured and unsubordinated indebtedness (actual or contingent) except indebtedness preferred by laws of general application to companies or other persons.

19.14	No Insolvency

None of the circumstances set out in paragraph (e) of Section 1 of Schedule 14 (Events of Default) applicable to it have, in each case, subject to the thresholds and exceptions set out in such Sections and the other provisions of such Sections have arisen or (to its knowledge) been threatened against it in writing, and, in each case, excluding such actions, proceedings, steps or process which have been discharged, revoked or otherwise lapsed.

19.15	No Event of Default

No Event of Default is continuing.

19.16	Compliance with securities laws

Subject to Legal Reservations:

(a)	the Borrower and (to the best of its knowledge) each other Relevant Person is in compliance in all material respects with all, and has not breached any, laws and regulations applicable to the Borrower or such Relevant Person (as applicable) with respect to the Target SDRs and the Target Common Shares (including synthetic exposures through derivatives) and any derivatives in respect thereof including all securities laws or regulations, the rules and regulations of the Nasdaq Stock Market in the US and the Nasdaq Stockholm in Sweden; and all laws and regulations relating to market abuse (including the MAR), insider dealing, market manipulation, including anti-fraud rules, regulations relating to reporting and/or disclosure of its holdings and/or positions in respect of or relating to securities); and

(b)	neither the entering into of the Finance Documents nor the granting of any Security pursuant to the Finance Documents gives rise to any breach of rules relating to market abuse or insider dealing (including the MAR) in respect of the Borrower or a Subsidiary of the Borrower or a Holding Entity of the Borrower, or any other Subsidiary of that Holding Entity.

19.17	Margin regulations

(a)	No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of Regulations T, U or X of the Board of Governors.

(b)	The Borrower is not a United States person or a foreign person controlled by a United States person, each within the meaning of Regulation X of the Board of Governors.

19.18	US securities laws

(a)	Neither the Borrower nor any affiliates (as defined under the Securities Act) of the Borrower, nor any person acting on its or their behalf, has, within the preceding 30-day period (i) offered or sold in the United States of America or to any U.S. Person (as such term is defined in Regulation S under the Securities Act) any Target Shares, or any security of the same class or series as the Target Shares, any instruments representing interests in the Target Shares or any depositary shares representing the right to receive any such securities or (ii) engaged in any “directed selling efforts” (as defined in Regulation S under the Securities Act) in the United States of America with respect to any Target Shares .

(b)	The Target Shares that are subject to the Transaction Security are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act.

(c)	Neither Topco, nor the Borrower, nor any Subsidiary of the Borrower or Holding Entity of the Borrower, or any other Subsidiary of that Holding Entity is a party or subject to any shareholder’s agreement, voting agreement, investor rights agreement, lock-up agreement, standstill agreement or any similar arrangement relating to any Target Shares or other securities of the Target (including no corporate governance guidelines arrangements between any of Topco or the Borrower, on the one hand, and any other party, on the other hand, that have or would have a similar effect) unless:

(i)	such agreement(s):

(A)	are not entered into with the Target or any “affiliate” (as defined under the Securities Act) thereof;

(B)	expressly reference this Agreement and provide that the rights and remedies of the Finance Parties and any of their agents and affiliates under this Agreement and the other Finance Documents will not be restricted or amended or otherwise adversely affected by such agreement(s);

(C)	would not cause any acknowledgment, representation, warranty or agreement set forth herein or in any Finance Document to be breached (as if, in the case of any such acknowledgment, representation or warranty, it were repeated as of the date of entry into such agreement(s)); and

(D)	the Agent has been provided with copies of such agreement(s) (for the attention of the Lenders) and in its sole discretion acting on the instructions of all Lenders the Agent has provided its written consent with respect to and in advance of entry into such agreement(s).

(d)	The Target is a “foreign private issuer” (as defined in Rule 405 under the Securities Act), and, to the knowledge of the Borrower, there is no “substantial U.S. market interest” as defined in Rule 902(j) of Regulation S in the Target Shares or any security of the same class or series as the Target Shares.

(e)	The Borrower is not, and after giving effect to the transactions contemplated by the Finance Documents, will not be, required to register as an “investment company” under the Investment Company Act of 1940, as amended.

19.19	Anti-corruption law

(a)	Neither the Borrower, its directors (in their capacity as directors) and officers, nor any other Subsidiary of the Borrower nor (to the best of its knowledge) any of the respective directors (in their capacity as directors) and officers of any Subsidiary of the Borrower, nor any employee of the Borrower and any other Subsidiary of the Borrower, is engaged in or conduct any activity which would violate any applicable anti-corruption laws or regulations in any applicable jurisdiction.

(b)	The Borrower has conducted its business in compliance with applicable anti-corruption laws and has instituted and maintains policies and procedures designed to prevent violation of such laws, regulations and rules.

19.20	Anti-money laundering law

(a)	Neither the Borrower, its directors (in their capacity as directors) and officers, nor any other Subsidiary of the Borrower nor (to the best of its knowledge) any of the respective directors (in their capacity as directors) and officers of any Subsidiary of the Borrower, nor any employee of the Borrower and any other Subsidiary of the Borrower, is engaged in or conduct any activity which would violate any applicable anti-money laundering laws or regulations in any applicable jurisdiction.

(b)	The Borrower has conducted its business in compliance with applicable anti-money laundering laws and instituted and maintains policies and procedures designed to prevent violation of such laws, regulations and rules.

19.21	Sanctions

(a)	The Borrower does not use and will not at any time use the proceeds of a Facility, or lend, contribute or otherwise make available such proceeds to any acquired entity or Subsidiary or any other person, to fund or facilitate any Sanctions-Related Business or in any other manner that would constitute a violation of Sanctions by the Borrower or a Finance Party.

(b)	The Borrower and any other Subsidiary of the Borrower:

(i)	has taken reasonable measures and maintains policies and procedures, to ensure that it, and their respective directors, officers and employees, do not violate any applicable Sanctions; and

(ii)	is not and none of its directors, officers or representatives is in violation of any applicable Sanctions.

(c)	None of the Borrower, its directors and officers, nor any other Subsidiary of the Borrower nor (to the Borrower’s knowledge) their respective directors and officers or the agents, employees or Affiliates of the Borrower and any other Subsidiary of the Borrower is:

(i)	a Sanctioned Person; and

(ii)	engaged in an activity with, or has received funds or any other assets from, a Sanctioned Person or a person, incorporated or resident in a Sanctioned Country, in each case in violation of applicable Sanctions.

(d)	In relation to any Lender (each a "Restricted Creditor") which notifies the Agent and the Borrower that the Extraterritorial US Legislation (Sanctions against Cuba, Iran and Libya)(Protection of Trading Interests) Order 1996 (the "UK Order") and/or the Council Regulation (EC) No 2271/96 of 22 November 1996 protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom (the "EU Blocking Regulation") should apply, this Clause 19.21 shall only benefit a Restricted Creditor to the extent that these provisions would not result in that Restricted Creditor being in: (i) any violation of, conflict with or liability under the EU Blocking Regulation or (ii) a violation or conflict with the UK Order. In connection with any waiver, determination or direction relating to any part of this Clause 19.21 of which a Restricted Creditor does not have the benefit, the Commitments of that Restricted Creditor will be excluded for the purpose of determining whether the consent of the Majority Lenders, the Super Majority Lenders or other requisite number or majority has been obtained or whether the determination of the Majority Lenders, the Super Majority Lenders or other requisite majority or number has been made.

19.22	Centre of Main Interests and establishments

For the purposes of the EU Insolvency Regulation, so far as it is aware as at the date of this Agreement, its Centre of Main Interests is situated in its jurisdiction of incorporation and it has no "establishment" (as that term is used in Article 2(h) of the EU Insolvency Regulation) in any other jurisdiction, provided that, any step, matter or transaction related to the change in the Centre of Main Interests of the Borrower to France as contemplated under the Tax Structure Memorandum shall be permitted under this provision.

19.23	Material Non-Public Information

Neither the Borrower nor (to the best of its knowledge) any Relevant Person:

(a)	on the Closing Date or as at the date it is repeated under Clause 19.24 (Repetition), is in possession of any Material Non-Public Information relating to the Target, the SDR Issuer or the Target Shares which would: (i) restrict the Borrower’s ability to deal in the Target Shares or grant Security over the Target Shares to the Security Agent or (ii) affect its ability to enter into or perform its obligations under the Finance Documents;

(b)	has provided to any Finance Party any Material Non-Public Information relating to the Target, the SDR Issuer or the Target Shares (other than (i) insofar that it is entering into the Finance Documents and the transactions contemplated thereby to occur on or prior to the Closing Date or (ii) in accordance with the provisions of Clause 37.5 (Inside information);

(c)	has engaged in market abuse (including insider dealing) or market manipulation in entering into and performing its obligations under the Finance Documents; or

(d)	has made the decision to enter into the Finance Documents or any transaction contemplated by them (or has been influenced in making such decision) on the basis of Material Non-Public Information.

19.24	Repetition

(a)	The representations and warranties contemplated in this Clause 19 shall be made on the date of this Agreement and on the Closing Date.

(b)	The representations and warranties made by the Company and Topco as set out in Clauses 19.1 (Status) to 19.5 (Validity and admissibility in evidence) (such representations and warranties being the "Repeating Representations") shall be deemed to be repeated by reference to the facts and circumstances existing on such date on each Utilisation Date and on the first day of each Interest Period (other than with respect to a Rollover Loan). In addition:

(i)	the representation at Clause 19.17 shall be deemed to be repeated on each Utilisation Date;

(ii)	the representations at Clause 19.16(a) (Compliance with securities laws) and Clause 19.18 (US securities laws) shall be deemed repeated on each date on which Target Shares are deposited into the relevant securities account; and

(iii)	the representations at Clause 19.23 shall be deemed to be repeated (x) on each date on which Target Shares are deposited into or withdrawn from the relevant securities account subject to Transaction Security and (y) on each date the Borrower disposes or enters into a binding commitment to dispose of, or purchases or enters into a binding commitment to purchase, any Target Shares.

(c)	The representations and warranties set out in paragraphs (a) and (b) of Clause 19.9 (Financial statements) in respect of each set of Financial Statements delivered as contemplated by Schedule 12 (Information Undertakings) shall only be made once in respect of such set of Financial Statements, on the date such Financial Statements are delivered.

(d)	Notwithstanding any other provisions to the contrary in this Clause 19:

(i)	the representations and warranties set out in this Clause 19 shall be qualified by all of the information included in the Tax Structure Memorandum (including any annexes to the Tax Structure Memorandum), the Offer Document, the Acquisition Documents and any other information disclosed to the Mandated Lead Arrangers or the Agent in writing prior to the date of this Agreement;

(ii)	the representations and warranties set out in this Clause 19 are made so far as the Company is aware and shall not extend to matters beyond such awareness (which shall not include the knowledge and/or awareness of any other member of the Group, the Target Group or their respective management); and

(iii)	any representation or warranty made on or prior to the Control Date shall not be made (or deemed to be made) in respect of any matters relating to the Target Group.

20.	Information Undertakings

The undertakings in this Clause 20 shall, unless otherwise indicated in this Agreement, continue for so long as any sum remains payable or capable of becoming payable under the Finance Documents or any Commitment is in force. Each of the undertakings and obligations in this Clause 20 shall be subject to the provisions of Clause 20.6 (Offer) to Clause 20.9 (Restrictions) (inclusive).

20.1	Financial Statements

(a)	Following the Closing Date, the Company shall comply with the information undertakings set out in Schedule 12 (Information Undertakings).

(b)	Notwithstanding anything to the contrary in paragraph (a) above:

(i)	for purposes of this Clause 20, the Company shall be permitted to use financial statements and/or management accounts consolidated at any level of the Target Group for which the Target has customarily prepared financial statements and/or management accounts with respect to periods commencing prior to the first anniversary of the Closing Date;

(ii)	if consolidated financial statements and/or management accounts cannot be provided due to the lack of appropriate financial systems and/or the accounting principles applied by members of the Group are not consistent, aggregated financial statements and/or management accounts may be provided (and appropriate adjustments made for any intra-Group transactions);

(iii)	delivery of financial statements and/or management accounts in the same format as customarily prepared by the Target Group shall satisfy the requirements of this Clause 20; and

(iv)	if the Company elects to use financial statements and/or management accounts consolidated at any level of the Target Group in accordance with sub-paragraph (i) above, the Company shall also provide (or will procure that the relevant member of the Target Group provides), on or prior to the due date for delivery of the relevant Financial Statements, an unaudited summary of the material differences between the financial information disclosed in the Financial Statements relating to the relevant members of the Target Group and the financial information relating to the Group for the same Relevant Period.

20.2	Provision and contents of Compliance Certificates

In respect of any Testing Period ending on or after the First Test Date, the Company shall deliver to the Agent on or prior to the due date for delivery of each set of Quarterly Financial Statements and Annual Financial Statements which relate to the applicable Testing Period ending on the last day of the Financial Quarter to which such Quarterly Financial Statements and Annual Financial Statements relate, a Compliance Certificate signed by an Officer of the Company:

(a)	confirming whether or not as at such Test Date the Group was in compliance with the Financial Covenant and setting out in reasonable detail any relevant calculations with respect to compliance with the Financial Covenant; and

(b)	confirming that, so far as the Company is aware, no Event of Default is continuing or, if an Event of Default is continuing, what Event of Default is continuing and the steps being taken to remedy that Event of Default.

20.3	Notification of Event of Default

The Company shall notify the Agent of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless the Company is aware that a notification has already been provided).

20.4	FPI status

The Company shall notify the Agent promptly upon becoming aware that the Target has ceased to be a “foreign private issuer” (within the meaning of Rule 3b-4 under the Exchange Act).

20.5	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or the interpretation, administration or application of) any law or regulation made after the date of this Agreement (or, if later, the date upon which a person became a Party);

(ii)	any change in the status of the Borrower or the composition of the shareholders of the Borrower after the date of this Agreement (or, if later, the date upon which a person became a Party); or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of sub-paragraph (iii) above, any prospective New Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it (or publicly available), the Borrower shall promptly, upon the request of the Agent or any Lender, supply, or procure the supply of, such documentation and other evidence not previously supplied to the Agent or the relevant Lender as is reasonably necessary in order for the Agent, such Lender or any prospective New Lender (provided that it has entered into a Confidentiality Undertaking as required by Clause 37 (Confidentiality)) to carry out and be satisfied with the results of all necessary "know your customer" or other similar checks under applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents and which have not already been satisfied.

(b)	Each Lender shall promptly, upon the request of the Agent, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary "know your customer" or other similar checks that it is required to carry out under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.6	Offers

The Company shall:

(a)	provide the Agent with such information as the Agent may reasonably request and which is available to the Company regarding the status and progress of the Acquisition (including, the current level of acceptances in respect of any Offer) (in each case subject to any confidentiality, regulatory or other restrictions relating to the supply of such information); and

(b)	promptly notify the Agent if the Offers lapse or are withdrawn.

20.7	Notes Reporting

Notwithstanding any other term of the Finance Documents (including this Clause 20), following the issuance of any Notes (as defined in the Intercreditor Agreement, provided that such Notes are issued pursuant to a Rule 144A or Regulation S offering), delivery to the Agent of a copy of each set of financial statements of any Notes Issuer (as defined in the Intercreditor Agreement) (or, if applicable, the financial statements of such Holding Company or Subsidiary of the Notes Issuer which may be delivered for financial reporting purposes pursuant to the documentation governing the Notes) which are delivered to Noteholders (as defined in the Intercreditor Agreement) shall be deemed to satisfy all requirements of this Clause 20 (including as regards the form of and requirements in relation to financial statements and any accompanying information, statements and management commentary and the time periods to deliver such Financial Statements if such time period in the Notes is longer than the time periods set out in this Agreement), this Agreement and the other Finance Documents such that no further documents, statements or information shall be required to be delivered pursuant to this Clause 20, this Agreement and the other Finance Documents provided that, where applicable, the Company shall still be required to comply with the obligations under:

(a)	Clause 20.2 (Provision and contents of Compliance Certificates); and

(b)	Clause 20.5 ("Know your customer" checks).

20.8	Public Reporting

Notwithstanding any other term of the Finance Documents (including this Clause 20), following the occurrence of any Listing, delivery to the Agent of a copy of each set of financial statements of the relevant IPO Entity which are delivered to public shareholders in that IPO Entity shall be deemed to satisfy all requirements of this Clause 20 (including as regards the form of and requirements in relation to financial statements and any accompanying information, statements and management commentary), this Agreement and the other Finance Documents such that no further documents, statements or information shall be required to be delivered pursuant to this Clause 20, this Agreement and the other Finance Documents provided that, where applicable, the Company shall still be required to comply with the obligation under:

(a)	Clause 20.2 (Provision and contents of Compliance Certificates); and

(b)	Clause 20.5 ("Know your customer" checks).

20.9	Restrictions

Notwithstanding any other term of the Finance Documents, all reporting and other information requirements in the Finance Documents shall be subject to any confidentiality, legal, regulatory or other restrictions relating to the supply of information concerning the Group or the Target Group (as applicable) or otherwise binding on any member of the Group or the Target Group (as applicable) and in no circumstances shall any member of the Group or the Target Group (as applicable) be required to disclose (and in no circumstances shall any breach, Default or Event of Default arise from a failure to disclose) any information subject to such restrictions or any other information that it considers in good faith to be commercially sensitive with respect to a Finance Party.

21.	Financial Covenant

21.1	Financial definitions

For the purposes of this Agreement:

"Backstop Proceeds Loan" means any loan from the Company to the Target to on-lend the proceeds of the Backstop Bridge Facility or the Backstop Revolving Facility.

"Company Net Debt" means, on any Test Date, (a) the Debt of the Company on an unconsolidated basis as at that Test Date minus (b) the aggregate amount of cash and Cash Equivalent Investments of the Company on an unconsolidated basis as at that Test Date. The Company Net Debt shall exclude any amounts outstanding under the Backstop Bridge Facility and the Backstop Revolving Facility to the extent the proceeds of such amounts outstanding have been on-lent to the Target as a Backstop Proceeds Loan and are included as Target Net Debt.

"Consolidated EBITDA" has the meaning given to that term in Schedule 15 (Certain New York Law Defined Terms).

"Consolidated Net Debt" has the meaning given to that term in Schedule 15 (Certain New York Law Defined Terms).

"Cure Amount" means the cash proceeds of Equity Contributions designated as such by the Company by notice to the Agent (in a Compliance Certificate or otherwise).

"Distributions" means, in respect of any Financial Half Year, the aggregate of (without double counting):

(a)	the amount of dividends or other distributions of any kind received by the Company from the Target or in respect of the Target Shares held by the Company during that Financial Half Year and paid in cash only; and

(b)	the amount of any return of capital or share premium received by the Company from the Target or in respect of the Target Shares held by the Company during that Financial Half Year and paid in cash only.

"Equity Contribution" means the aggregate investment in cash or in kind (including by way of the contribution of Target Shares or other equity interests in the Target) (directly or indirectly) in the Company by way of:

(a)	any subscription for shares or other equity contribution (howsoever described) issued by, and any capital contributions (including by way of premium and/or contribution to the capital reserves and on a cash or cashless basis) to, the Company via Topco; and/or

(b)	any loans, notes, bonds or like instruments issued by or made to the Company via Topco which are subordinated to the Facilities as Subordinated Liabilities pursuant to the Intercreditor Agreement or otherwise on terms satisfactory to the Agent (acting reasonably) (including, for the avoidance of doubt, any Subordinated Shareholder Funding (as defined in Schedule 15 (Certain New York Law Defined Terms)).

"Excess Cashflow" means, in respect of any Financial Half Year the aggregate of the Distributions received by the Company during that Financial Half Year less an amount equal to the amount necessary to cover Taxes and operating expenses incurred by the Company during that Financial Half Year.

"Excess Cash Flow Deduction Amount" means in relation to any Financial Half Year, the aggregate of:

(a)	the aggregate amount of Debt Service for that Financial Half Year;

(b)	any amounts committed or designated by the Company prior to the date on which any mandatory prepayment pursuant to Clause 8.2 (Excess Cash Flow) is made to be applied to finance or refinance Debt Service in the twelve (12) months following that Financial Half Year; and

(c)	$10,000,000.

"Financial Half Year" means the period commencing on the day after one Half Year Date and ending on the next Half Year Date.

"Financial Quarter" means the period commencing on the day immediately following a Quarter Date and ending on the next occurring Quarter Date.

"Financial Year" means each annual accounting period of the Borrower ending on the Accounting Reference Date (or such other date not more than seven days before or after the Accounting Reference Date, as the Borrower may determine) in each year.

"First Test Date" means the first Quarter Date falling after the first complete Financial Quarter after the Closing Date.

"Half Year Date" means each of 30 June and 31 December or such other dates which correspond to the half year end dates within the applicable Financial Year.

"Proportionate Consolidated EBITDA" means, on any Test Date, the sum of:

(a)	(i) the Consolidated EBITDA of the Target Group, on a consolidated basis, for the Testing Period ending on that Test Date multiplied by (ii) the Target Ownership Percentage as at that Test Date; plus

(b)	if a positive number, (i) the Consolidated EBITDA of the Company, on a consolidated basis, for the Testing Period ending on that Test Date minus (ii) the Consolidated EBITDA of the Target Group under paragraph (a)(i) above but only to the extent included in the Consolidated EBITDA of the Company.

"Proportionate Net Debt" means, on any Test Date, the sum of:

(a)	(i) the Target Net Debt as at that Test Date multiplied by (ii) the Target Ownership Percentage as at that Test Date; plus

(b)	the Company Net Debt as at that Test Date,

provided that such calculation shall not double count any Debt (including in respect of any other Debt).

"Proportionate Net Leverage Ratio" means, on any Test Date, the ratio of (a) Proportionate Net Debt as at that Test Date to (b) Proportionate Consolidated EBITDA for the Testing Period ending on that Test Date.

"Quarter Date" means each of 31 March, 30 June, 30 September and 31 December or such other dates which correspond to the quarter end dates within the Financial Year in accordance with the accounting practices of the Group.

"Relevant Period" means:

(a)	(if ending on a Quarter Date) each period of four consecutive Financial Quarters ending on a Quarter Date; or

(b)	(if ending on the last day of a calendar month or any other date not being a Quarter Date) the period of twelve (12) consecutive months ending on the last day of a calendar month or such other appropriate date, which in each case for the avoidance of doubt may include periods prior to the Closing Date in accordance with Clause 21.3 (Calculations).

"Target Net Debt" means, on any Test Date, the Consolidated Net Debt of the Target Group on a consolidated basis as at that Test Date. The Target Net Debt shall include the aggregate outstanding principal amount of the Backstop Proceeds Loans.

"Target Ownership Percentage" means, at any date of determination, the ratio (expressed as a percentage) of (a) the number of Target Shares beneficially owned (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) by the Company divided by (b) the total number of Target Shares issued and outstanding provided that, for the purpose of this calculation, any Target Shares held in treasury by the Target will be excluded.

"Test Date" means the First Test Date and each subsequent Quarter Date, or if any such date is not a Business Day, the Company may elect that such date shall be the next Business Day or the immediately preceding Business Day.

"Testing Period" means each period of four consecutive Financial Quarters ending on a Test Date.

21.2	Financial Condition

The Company shall ensure that, on any Test Date (in respect of the Testing Period ending on such Test Date), the Proportionate Net Leverage Ratio as set out in the relevant Compliance Certificate shall not exceed the ratio set out in the table below opposite the applicable Testing Period (the "Financial Covenant").

Testing Period	Proportionate Net Leverage Ratio
Ending on the First Test Date, the second Test Date, the third Test Date and the fourth Test Date	4.50:1
Ending on the fifth Test Date, the sixth Test Date, the seventh Test Date and the eighth Test Date	4.30:1
Ending on the ninth Test Date, the tenth Test Date, the eleventh Test Date and the twelfth Test Date	3.90:1
Ending on the thirteenth Test Date, the fourteenth Test Date, the fifteenth Test Date, the sixteenth Test Date and the seventeenth Test Date	3.50:1

21.3	Calculations

(a)	Financial Covenant

(i)	The first Test Date for determining whether the Test Condition is met for the purposes of testing the Financial Covenant will be the First Test Date.

(ii)	The Financial Covenant will be tested:

(A)	on a rolling basis for the Testing Periods ending on each of the relevant Test Dates; and

(B)	on the date of delivery of the Compliance Certificate with respect to the applicable Testing Period (by reference to the Financial Statements for the applicable Testing Period).

(b)	Applicable Metrics determined and calculated in accordance with Finance Documents

For the purposes of determining and/or calculating any Applicable Metric, such determinations and/or calculations will be determined and/or calculated in accordance with the Finance Documents.

(c)	Applicable Metrics determined in good faith

In relation to the definitions set out in Clause 21.1 (Financial definitions) and all other related provisions of the Finance Documents (including this Clause 21.3 (Calculations), Schedule 13 (General Undertakings), Schedule 15 (Certain New York Law Defined Terms) and any Applicable Metric) all determinations and/or calculations will be as determined in good faith by an Officer of the Company (including in respect of any adjustments permitted by this Agreement).

(d)	Periods prior to the Closing Date

Consolidated EBITDA for any part of a Relevant Period falling prior to the Closing Date shall be calculated on an actual basis over the Relevant Period (whereby for any part of the applicable Relevant Period or Testing Period (as applicable) falling prior to the date on which the Target Group became part of the Group, such amount shall be calculated based on actual historic data for the corresponding period available and by reference to the Target Group as adjusted in accordance with the provisions of this Clause and the other provisions of this Agreement).

(e)	Business Day adjustments

In the event that:

(i)	any Accounting Reference Date (or other end date of any Financial Year or Accounting Period) or other Quarter Date is adjusted by the Company to avoid an Accounting Reference Date (or other end date of any Financial Year or Accounting Period) or other Quarter Date falling on a day which is not a Business Day and/or to ensure that an Accounting Reference Date (or other end date of any Financial Year or Accounting Period) or other Quarter Date falls on a particular day of the week; or

(ii)	there is any adjustment to a scheduled payment date to avoid payments becoming due on a day which is not a Business Day,

if that adjustment results in any amount being paid in a Relevant Period in which it would otherwise not have been paid, for the purpose of calculating any Applicable Metric under the Finance Documents the Company may (at its option) treat such amount as if it was paid in the Relevant Period in which it would have been paid save for any such adjustment.

(f)	No double-counting

For the purpose of this Clause 21.3 (Calculations) and to the extent any Applicable Metric is used as the basis (in whole or in part) for permitting any transaction or making any determination under this Agreement (including on a pro forma basis) no item shall be included or excluded more than once where to do so would result in double counting.

22.	General Undertakings

The undertakings in this Clause 22 shall, unless otherwise indicated in this Agreement, remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	General Undertakings

The Borrower shall comply with the covenants set out in Schedule 13 (General Undertakings).

22.2	Compliance with Laws

The Borrower will comply with all laws and regulations binding upon it save where non-compliance would not have a Material Adverse Effect.

22.3	Holding company

The Company shall not trade, carry on any business, own any material assets or incur any material liabilities except for a Permitted Holding Company Activity.

22.4	Further Assurance

(a)	Subject to the Agreed Security Principles and the terms of the Transaction Security Documents, Topco and the Company shall promptly do all such acts or execute all such documents as the Security Agent may reasonably specify as being necessary:

(i)	to complete the Perfection Requirements in relation to the Security created under or evidenced by the Transaction Security Documents or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law; and

(ii)	if a Declared Default is continuing, to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Subject to the Agreed Security Principles and as required by the terms of the Transaction Security Documents, at the reasonable request of the Security Agent, Topco and the Company shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

(c)	In relation to any provision of the Finance Documents which requires Topco, the Company or any other person to deliver any document for the purposes of granting any guarantee or Security for the benefit of all or any of the Finance Parties, the Security Agent agrees to execute as soon as reasonably practicable any such agreed form document which is presented to it for execution.

22.5	Anti-corruption law

(a)	The Borrower shall not directly or indirectly use the proceeds of the Facilities for any purpose which would breach any applicable anti-corruption laws or regulations in any applicable jurisdiction.

(b)	The Borrower shall:

(i)	conduct its businesses in compliance with applicable anti-corruption laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.

22.6	Anti-money laundering law

(a)	The Borrower shall not directly or indirectly use the proceeds of the Facilities for any purpose which would breach any applicable anti-money laundering laws or regulations in any applicable jurisdiction.

(b)	The Borrower shall:

(i)	conduct its businesses in compliance with applicable anti-money laundering laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.

22.7	Sanctions

(a)	The Borrower shall not, directly or indirectly, use the proceeds of any Loan hereunder, or lend, contribute or otherwise make available such proceeds to any person, in any manner that would result in a violation of Sanctions by any Finance Party (including as a result of the proceeds of the Facilities being used to fund or facilitate any activities or business of, with or related to (or otherwise to make funds available to or for the benefit of) any person who is a Sanctioned Person).

(b)	The Borrower shall ensure that (i) no person that is a Sanctioned Person will have any legal or beneficial interest in any funds repaid or remitted by the Borrower to any Finance Party in connection with the Facilities, and (ii) it shall not use any revenue or benefit derived from any activity or dealing with a Sanctioned Person for the purpose of discharging amounts owing to any Finance Party in respect of the Facilities.

(c)	The Borrower shall implement and maintain appropriate safeguards designed to prevent any action that would be contrary to paragraph (a) or (b) above.

(d)	In relation to any Restricted Creditor which notifies the Agent and the Company that the UK Order and/or the EU Blocking Regulation should apply, this Clause 22.7 shall only benefit a Restricted Creditor to the extent that these provisions would not result in that Restricted Creditor being in: (i) any violation of, conflict with or liability under the EU Blocking Regulation or (ii) a violation or conflict with the UK Order. In connection with any waiver, determination or direction relating to any part of this Clause 22.7 of which a Restricted Creditor does not have the benefit, the Commitments of that Restricted Creditor will be excluded for the purpose of determining whether the consent of the Majority Lenders, the Super Majority Lenders or other requisite majority or number of Lenders has been obtained or whether the determination of the Majority Lenders or other requisite majority or number of Lenders has been made.

22.8	Taxation

The Borrower shall pay and discharge all material Taxes imposed by any agency of any state upon it or its assets within the time period allowed (taking into account any extension or grace period) without incurring material penalties (except to the extent that (a) such payment is being contested in good faith or (b) adequate reserves or provisions (including holding the benefit of any insurance or other risk mitigation product) are being maintained for those Taxes or (c) failure to do so would not be expected to have a Material Adverse Effect).

22.9	Offers

The Company shall:

(a)	comply in all material respects with applicable laws and regulations in relation to the Offers, save where non-compliance would not be materially prejudicial to the interests of the Lenders (taken as a whole) under the Finance Documents; and

(b)	not amend or waive any material term or condition of the Offers or Offer Announcement in a way which would reasonably be expected to be materially adverse to the interests of the Lenders (taken as a whole), other than:

(i)	with the consent of the Majority Lenders;

(ii)	as necessary or desirable to comply with any Applicable Securities Law in respect of the Offers (including at the request of a Relevant Regulator);

(iii)	involving an increase to the cash consideration payable in respect of the Target Shares pursuant to the Offers;

(iv)	the waiver, amendment or reduction of any minimum acceptance condition or any other condition of the Offers or Offer Announcement; and/or

(v)	the extension of any acceptance period in respect of the Offers.

22.10	Margin Loan

The Company shall procure to provide on the Closing Date evidence (in form and substance satisfactory to the Agent, acting reasonably) of prepayment and cancellation in full of the Margin Loan.

22.11	FPI Status Event

Upon the Target ceasing to be a “foreign private issuer” (within the meaning of Rule 3b-4 under the Exchange Act) (an “FPI Status Event”) (provided that at such time any Target Shares remain, or are required to be, subject to the Transaction Security), the Company shall cooperate with the Finance Parties in good faith to implement, with effect within a reasonable timeframe after such occurrence (and in no event later than on the last day of the fiscal year in which the FPI Status Event occurred) such amendments to this Agreement and all other applicable Finance Documents (including within limitation the Intercreditor Agreement and any Transaction Security Document) as may be required by the Finance Parties to prevent any Finance Party, in its reasonable determination, from becoming “a person subject to section 16” (within the meaning of Rule 16a-2 under the Exchange Act) in respect of the Target Shares, acting reasonably and in good faith and consistent with customary market practices of financial institutions reputable in the business of equity derivatives and/or margin loans in the United States in respect of financings secured by shares of issuers subject to section 16 under the Exchange Act.

22.12	Margin regulations

(a)	The Company shall not take any action reasonably likely to cause the transactions contemplated by the Finance Documents to violate or result in a violation of Regulations T, U or X of the Board of Governors.

(b)	The Company shall not become a United States person or foreign person controlled by a United States person, each within the meaning of Regulation X of the Board of Governors.

22.13	US securities laws

(a)	Neither Topco, nor the Borrower, nor any Subsidiary of the Borrower or Holding Entity of the Borrower, or any other Subsidiary of that Holding Entity will, during the term of this Agreement, enter into or otherwise be subject to any shareholder’s agreement, lock-up agreement, standstill agreement or any similar agreement relating to any Target Shares or other securities of the Target (including no corporate governance guidelines arrangements between any of Topco or the Borrower, on the one hand, and any other party, on the other hand, that have or would have a similar effect) unless such agreement(s):

(i)	expressly reference this Agreement and provide that the rights and remedies of the Finance Parties and any of their agents and affiliates under this Agreement and the other Finance Documents will not be restricted or amended or otherwise adversely affected by such agreement(s);

(ii)	would not cause any acknowledgment, representation, warranty or agreement set forth herein or in any Finance Document to be breached (as if, in the case of any such acknowledgment, representation or warranty, it were repeated as of the date of entry into such agreement(s)); and

(iii)	subject to Clause 37.5 (Inside information), the Agent has been provided with copies of such agreement(s) (for the attention of the Lenders) and in its sole discretion acting on the instructions of all Lenders, the Agent has provided its written consent with respect to and in advance of entry into such agreement(s).

(b)	At any time when an Event of Default has occurred and is continuing, the Borrower will not, directly or indirectly, take any action with respect to any Target Shares or securities convertible into or exercisable or exchangeable for any Target Shares under circumstances where such action would cause the exemption afforded by Section 4(a)(2) of the Securities Act or the safe harbor of Regulation S thereunder to not be applicable or available for any actual or potential offer, sale, pledge, contract or disposition by any Finance Party in respect of the Transaction Security (whether or not any Finance Party has elected to exercise any remedies under the Finance Documents).

(c)	The Company shall not become, at any time prior to the expiration of one year after the Closing Date, an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is or is required to be registered under Section 8 the Investment Company Act of 1940, as amended.

23.	Events of Default

23.1	Events of Default

Each of the events or circumstances set out in this Clause 23 (save for Clause 23.7 (Acceleration) and Clause 23.8 (Excluded Matters)) and in Section 1 of Schedule 14 (Events of Default) shall constitute an Event of Default.

23.2	Financial Covenant

(a)	The Company fails to comply with its obligations under Clause 21.2 (Financial Condition) (subject to the terms of that Clause) and:

(i)	the date falling twenty (20) Business Days after the date on which the Compliance Certificate for such Testing Period was required to be delivered (the "Cure Period") has passed; and

(ii)	such non-compliance has not been cured or prevented pursuant to the provisions of paragraph (b) and/or (c) below,

and, for the avoidance of doubt, no Default or Event of Default shall occur under this paragraph (a) until the Cure Period has expired.

(b)	Equity Cure

The Company may cure or prevent a breach of the Financial Covenant in respect of any Testing Period (the "Applicable Period") if, prior to the expiry of the Cure Period, the Group has received one or more Cure Amounts and the Company has elected that all or any part of any Cure Amounts so received shall, at the option of the Company, be:

(i)	included for the Testing Period as if provided immediately prior to such Test Date by increasing the amount of Proportionate Consolidated EBITDA (an "EBITDA Cure") and if, following such inclusion and increase, the Financial Covenant would have been complied with for the Testing Period, the relevant failure to comply with the Financial Covenant shall be treated as having been cured or prevented; or

(ii)	included for the Testing Period as if provided immediately prior to such Test Date by decreasing Proportionate Net Debt (a "Net Debt Cure") and if, following such inclusion and decrease, the Financial Covenant would have been complied with for the Testing Period, the relevant failure to comply with the Financial Covenant shall be treated as having been cured or prevented; or

provided that:

(A)	the Company shall not be entitled to exercise EBITDA Cures or Net Debt Cures:

(1)	on more than three (3) occasions from the Closing Date in aggregate; or

(2)	in two consecutive Financial Quarters or in more than two Financial Quarters in any Financial Year;

(B)	there shall be no restriction on any Cure Amount exceeding the amount necessary to prevent or cure the relevant failure to comply with the Financial Covenant;

(C)	any Cure Amount so provided and any adjustments to Proportionate Consolidated EBITDA and Proportionate Net Debt pursuant to this paragraph (b) will be taken into account for the Applicable Period and each of the next three (3) successive Relevant Periods;

(D)	there shall be no requirement to apply any Cure Amount in prepayment of the Facilities;

(E)	(other than for the purpose of adjusting the calculation of the Financial Covenant in accordance with the provisions of this Clause 23.2), any EBITDA Cure or Net Debt Cure shall not count towards any other calculation, permission or usage under or in respect of the Finance Documents (including when calculating the applicable Margin), provided that the cash proceeds of any Cure Amount, to the extent remaining as cash on balance sheet and without double-counting, may be taken into account as cash for the purposes of this Agreement; and

(F)	in relation to any EBITDA Cure or Net Debt Cure:

(1)	on or prior to the delivery of the relevant Compliance Certificate for the Applicable Period, the Compliance Certificate for that Applicable Period shall set out the revised Financial Covenant for the Applicable Period by giving effect to the adjustments to Proportionate Consolidated EBITDA or Proportionate Net Debt (as applicable) under this paragraph (b) and confirming that such Cure Amount has been provided following the end of the Testing Period; and

(2)	following the delivery of the relevant Compliance Certificate for the Applicable Period, the Company shall deliver to the Agent a revised Compliance Certificate which shall set out the revised Financial Covenant for the Applicable Period.

(c)	Deemed Cure

If the Financial Covenant has been breached, but is complied with when tested on the next Test Date, then, any prior breach of the Financial Covenant or any Default or Event of Default arising therefrom shall not (and shall not be deemed to) directly or indirectly constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default, unless a Declared Default has arisen and is continuing before delivery of the Compliance Certificate in respect of the Relevant Period ending on such next Test Date.

23.3	Misrepresentation

(a)	Any representation, warranty or written statement made or deemed to be made by the Company or Topco in any of the Finance Documents to which it is a party to is or proves to be incorrect or misleading in any material respect when made or deemed to be made (or when repeated or deemed to be repeated) by reference to the facts and circumstances then existing.

(b)	No Event of Default will occur under paragraph (a) above if the circumstances giving rise to that misrepresentation are remedied within sixty (60) days of the date of the giving of notice by the Agent in respect of such misrepresentation.

23.4	Unlawfulness and Invalidity

(a)	Any provision of any Finance Document is or becomes invalid or (subject to the Legal Reservations and Perfection Requirements) unenforceable in any material respect or shall be repudiated by the Company or Topco or the validity or enforceability of any material provision of any Finance Document shall at any time be contested by the Company or Topco and this, individually or cumulatively, would materially adversely affect the interests of the Finance Parties (taken as a whole) under the Finance Documents and is not remedied within sixty (60) days of the giving of notice by the Agent in respect of such failure.

(b)	It is or becomes unlawful for the Company or Topco to perform any of its material obligations under any of the Finance Documents and this individually or cumulatively would materially adversely affect the interests of the Finance Parties under the Finance Documents and is not remedied within sixty (60) days of the giving of notice by the Agent in respect of such failure.

23.5	Repudiation and recission of agreements

(a)	The Company or Topco rescinds in writing or purports to rescind in writing or repudiates in writing or purports to repudiate in writing a Finance Document or any of the Transaction Security.

(b)	An Event of Default will only occur under paragraph (a) of this Clause 23.5 if such circumstance:

(i)	materially and adversely affects the interests of the Lenders (taken as a whole) under the Finance Documents; and

(ii)	is capable of remedy and is not remedied within sixty (60) days of the Agent giving notice to the Company.

23.6	FPI Status Event

The Company fails to comply with its obligations under Clause 20.4 (FPI status).

23.7	Acceleration

Subject to Clause 4.5 (Utilisations during the Certain Funds Period) and Clause 4.6 (Utilisations during an Agreed Certain Funds Period), at any time after the occurrence of an Event of Default which is continuing, the Agent may, but only if so directed by the Accelerating Majority Lenders, by written notice to the Company (but, in respect of a French Borrower, subject to the mandatory provisions of articles L. 611-16 and L. 620-1 to L. 670-8 of the French Code de commerce):

(a)	terminate all or part of the availability of the Facilities whereupon the relevant part of the Facilities shall cease to be available for utilisation, the relevant part of the undrawn portion of the Commitments of each of the Lenders shall be cancelled and no Lender shall be under any further obligation to make Utilisations under this Agreement in respect of the part of the Commitments so cancelled;

(b)	declare all or part of the Utilisations, together with accrued interest thereon and any other sum then payable under any of the Finance Documents to be immediately due and payable whereupon such amounts shall become so due and payable; and/or

(c)	declare all or part of the Utilisations to be payable on demand whereupon the same shall become payable on demand.

23.8	Excluded Matters

(a)	Notwithstanding any other term of this Agreement or any other Finance Document, none of:

(i)	any steps, circumstances, actions, merger, payments, transactions or events contemplated by or relating to the Transaction Documents, the Funds Flow Statement, the Tax Structure Memorandum (other than any exit steps described therein) (and related documentation) (or, in each case, the actions or intermediate steps necessary to implement or arising in connection with any of those steps, circumstances, actions, transactions or events);

(ii)	any steps, circumstances, actions, payments, transactions or events arising under or in connection with or related to any regulatory, anti-trust or competition approval, licence, consent or authorisation necessary or desirable to be obtained in connection with the Transaction (including any local and/or operational carve-out or hold separate structures or mechanisms) and/or any steps, circumstances, actions, payments, transactions or events arising under or in connection with or related to any request or other action or step by any regulatory, anti-trust or competition authority, the US Securities and Exchange Commission, the Swedish Financial Supervisory Authority or any other Relevant Regulator (or any similar or equivalent person to any of the foregoing in any jurisdiction) (or, in each case, the actions or intermediate steps necessary to implement any of those steps, circumstances, actions, payments, transactions or events);

(iii)	any steps, circumstances, actions, payments, transactions or events arising under, contemplated by or relating to any Delisting and/or Squeeze-Out (or, in each case, any intermediate steps or actions necessary to implement such steps, circumstances, actions, payments, transactions or events);

(iv)	any steps, circumstances, actions, payments, transactions or events not prohibited by or permitted under the Existing Indebtedness and/or Existing Target Debt;

(v)	any breach of any representation, warranty, obligation, covenant, undertaking or other term of (or default or event of default under) a Hedging Agreement;

(vi)	any breach of any representation, warranty, undertaking or other term of (or default or event of default under) an Existing Target Debt Document or any document relating to existing financing arrangements of or any instrument constituting, documenting or evidencing any indebtedness made available to or guaranteed or secured by any member of the Group or the Target Group (including Existing Indebtedness and Existing Target Debt) and existing immediately prior to the end of the Certain Funds Period arising as a direct or indirect result of any member of the Group or the Target Group entering into and/or performing its obligations under any Finance Document, or otherwise, or carrying out the Transaction or any other transactions contemplated by the Transaction Documents;

(vii)	prior to the Control Date, any act or omission on the part of any member of the Target Group (including any procurement obligation in relation to any member of the Target Group) or breach of any representation, warranty, undertaking or other term of (or Default or Event of Default under) any Finance Document by any member of the Target Group or any other circumstance relating to the Target Group;

(viii)	any Withdrawal Event; and/or

(ix)	any Permitted Reorganisation,

in any case, shall constitute, or result in, a breach of any representation, warranty, undertaking or other term of the Finance Documents or a Default or an Event of Default or a Major Event of Default, actual or potential, and each such event shall be expressly permitted under the terms of the Finance Documents, including the use of the proceeds of any Utilisation for any purpose set out in the Tax Structure Memorandum or the Funds Flow Statement.

(b)	Notwithstanding anything in any Finance Document, prior to the Control Date:

(i)	to the extent that the Company undertakes under the Finance Documents to procure compliance by members of the Target Group to any term of the Finance Documents or where any term, representation, warranty, undertaking or requirement (including any Event of Default) of the Finance Documents is expressed directly or indirectly to apply to a member of the Target Group, such term, representation, warranty, undertaking or requirement (including any Events of Default) will be subject to all limitations and restrictions on the influence the Company may exercise merely as a shareholder of the Target by voting its shares (or the access it has to the relevant information in such capacity, as applicable) in accordance with Applicable Securities Law, Luxembourg corporate law but without any obligation to compensate or to offer any compensation to any Minority Shareholders of the Target and without any obligation to exercise its rights as a shareholder to influence the composition of any board (and, for the avoidance of doubt, no breach of any such term, representation, warranty, undertaking or requirement and no Default or Event of Default shall occur if, having exercised all such influence, the relevant term, undertaking or requirement is nevertheless breached); and

(ii)	no representations, warranties or undertakings shall be, in each case, given or deemed to be given directly or indirectly by a member of the Target Group.

(c)	For the purposes of this Clause 23.8, "Withdrawal Event" means the withdrawal of any participating member state of the EU from the single currency of the participating member states of the EU and/or the redenomination of the euro into any other currency by the government of any current or former participating member state of the EU and/or the withdrawal (or any governmental decision to withdraw or any vote or referendum electing to withdraw) of any member state from the EU, including Brexit.

24.	Changes to the Lenders

24.1	Successors

Subject to the terms of this Clause 24, the Finance Documents shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors, transferees, assigns and any New Lender and each such successor, transferee, assignee and any New Lender undertakes to carry out any actions required including the actions contemplated in this Clause 24 or the other provisions of this Agreement.

24.2	Assignments and Transfers by Lenders

Subject to this Clause 24 and to Clause 25 (Debt Purchase Transactions), any Lender (an "Existing Lender") may:

(a)	assign any of its rights;

(b)	transfer (including by way of novation) any of its rights and obligations; or

(c)	enter into a sub-participation in respect of any of its rights and obligations,

under any Finance Document (a "Transfer") to:

(i)	another bank or financial institution or to a trust, fund or other entity, in each case, which is regularly engaged in or established for the purpose of making, purchasing or investing in or securitising loans, securities or other financial assets; or

(ii)	any other person approved in writing by the Company,

(each a "New Lender").

24.3	Conditions of Transfer

(a)	On or prior to the end of the Certain Funds Period, the prior written consent of the Company (which may be given, withheld, conditioned or delayed in its sole and absolute discretion and shall not, under any circumstances, be deemed given) is required for any Transfer of any Facility.

(b)	After the end of the Certain Funds Period, the prior written consent of the Company (not to be unreasonably withheld or delayed and deemed given if the Company does not respond within ten (10) Business Days of receipt by the Company and each Designated Recipient of a duly completed Transfer Consent Request) is required for any Transfer of any Facility, unless such Transfer is made by a Lender:

(i)	to:

(A)	its Affiliate or Related Fund; or

(B)	another Lender or its Affiliate or Related Fund under that Facility;

(ii)	to a person who is included on the Approved List; or

(iii)	at a time when a Material Event of Default is continuing,

provided that:

(A)	Advance Transfer Notice: the Existing Lender and the proposed New Lender have delivered to the Company and each Designated Recipient by email a duly completed Advance Transfer Notice at least five (5) Business Days prior to the date of the relevant Transfer (or in the case of a Transfer under paragraph (b)(i) above, on the date of the relevant Transfer); and

(B)	Overriding Restrictions: in all cases and at all times no Transfer shall be made to any of the following persons unless the prior written consent of the Company (which may be given, withheld, conditioned or delayed in its sole and absolute discretion and shall not, under any circumstances, be deemed given) is obtained:

(1)	an Industry Competitor;

(2)	a Defaulting Lender (or any person that would, upon becoming a Lender, be a Defaulting Lender) and/or a Non-Consenting Lender;

(3)	a Loan to Own/Distressed Investor (except if a Material Event of Default is continuing);

(4)	any Sanctioned Person (or any person that would, upon becoming a Lender, be a Sanctioned Person); or

(5)	in respect of a Transfer of any part of a Facility, a New Lender incorporated or acting through a Facility Office situated in a Non-Cooperative State.

(C)	Additional Facilities: if the Transfer is in respect of an Additional Facility, the restrictions (if any) specified in the relevant Additional Facility Notice establishing such Additional Facility Commitments are complied with provided that, for the avoidance of doubt, an Additional Facility Notice may specify that some or all of the restrictions in this Clause 24.3 shall not apply to the relevant Additional Facility.

(c)	The Company and the Agent (acting on the instructions of the Majority Lenders) may, each acting reasonably, by agreement amend or revise the Approved List from time to time. In addition to the foregoing, the Company may unilaterally (i) remove up to five (5) names from the Approved List in each Financial Year by notice to the Agent with immediate effect, but there shall be no ability to remove Existing Lenders or their Affiliates or Related Funds (excluding, in each case, Defaulting Lenders) from the Approved List provided that the Company replaces each name which is removed with a new name; and (ii) remove any names from the Approved List (and there shall be no limit on the number of names which are removed for this purpose) at any time and from time to time if the Company determines (acting in good faith): (I) that such persons or entities are, or may be, Sanctioned Persons or otherwise the target of or restricted by Sanctions (whether or not a Lender at the time); or (II) the administrator or other relevant person or body of an international payments or clearing system has taken measures to exclude such persons or entities from such international payments or clearing systems. Lenders shall be entitled to propose replacement names to be added to the Approved List (through the Agent) which the Company agrees to consider in good faith provided, however, that (and without being subject to limitations specified above) any Sanctioned Person (whether or not a Lender at the time) shall be automatically removed from the Approved List with immediate effect without any further steps being required from the Company or the Agent.

(d)	Where this Clause 24 provides that the Company's prior written consent is required for a Transfer, the following provisions shall apply:

(i)	in order to request the Company's consent to a Transfer, the Existing Lender shall deliver to the Company and each Designated Recipient by email a duly completed Transfer Consent Request accurately disclosing the relevant terms of that Transfer;

(ii)	in relation to any Transfer under paragraph (b) above, the Company shall not be deemed to have unreasonably withheld or delayed its consent if:

(A)	the relevant Transfer Consent Request has not been duly completed or validly delivered;

(B)	the Company has, in good faith, requested further information in connection with the relevant Transfer or Transfer Consent Request, in which case such information shall be delivered to the Company and each Designated Recipient by email along with a revised Transfer Consent Request; or

(C)	the Company considers in good faith that the relevant Transfer is not in the best interests of the Group (taken as a whole), any member of the Group or any Investor,

and the Company shall be under no obligation to disclose its reasons for withholding or delaying its consent; and

(iii)	to the extent that the Company provides its consent to a Transfer, such consent shall be limited to the Transfer on the terms described in the Transfer Consent Request (and any change to such terms shall require a further consent from the Company on the basis of a further Transfer Consent Request).

(e)	Any Existing Lender will enter into a Confidentiality Undertaking with any potential New Lender (other than in the case of an Affiliate or Related Fund of such Existing Lender) prior to providing it with any information about the Finance Documents or the Group. The Existing Lender shall provide a copy of each Confidentiality Undertaking and any amendments to it to the Company.

(f)	Unless the Company and the Agent otherwise agree, an assignment or transfer of part of a Lender's Commitments (when aggregated with its Affiliates' and Related Funds' Commitments being concurrently assigned or transferred under that Facility) shall, unless such assignment or transfer is of all of that Lender's remaining Commitments in that Facility, be a minimum amount:

(i)	in the case of Facility B1 and, unless set out to the contrary in the relevant Additional Facility Notice, any Additional Facility denominated in US Dollars:

(A)	of $1,000,000 (and integral multiples thereof); and

(B)	such that the Lender's remaining Commitments under the applicable Facility (when aggregated with its Affiliates' and Related Funds' Commitments under that Facility) is in a minimum amount of $1,000,000;

(ii)	in the case of Facility B2 and, unless set out to the contrary in the relevant Additional Facility Notice, any Additional Facility denominated in US Dollars:

(A)	of $1,000,000 (and integral multiples thereof); and

(B)	such that the Lender's remaining Commitments under the applicable Facility (when aggregated with its Affiliates' and Related Funds' Commitments under that Facility) is in a minimum amount of $1,000,000;

(iii)	in the case of Facility B3 and, unless set out to the contrary in the relevant Additional Facility Notice, any Additional Facility denominated in US Dollars:

(A)	of $1,000,000 (and integral multiples thereof); and

(B)	such that the Lender's remaining Commitments under the applicable Facility (when aggregated with its Affiliates' and Related Funds' Commitments under that Facility) is in a minimum amount of $1,000,000;

(iv)	in the case of the Original Revolving Facility:

(A)	of $1,000,000 (and integral multiples thereof); and

(B)	such that the Lender's remaining Commitments under the applicable Revolving Facility (when aggregated with its Affiliates' and Related Funds' Commitments under that Revolving Facility) is in a minimum amount of $1,000,000; and

(v)	in the case of any other Additional Facility:

(A)	such minimum amount (and integral multiple) set out in the relevant Additional Facility Notice; and

(B)	such that the Base Currency Amount of that Lender's remaining Additional Facility Commitments (when aggregated with its Affiliates and Related Funds, Additional Facility Commitments under that Additional Facility) is in any minimum amount set out in the relevant Additional Facility Notice.

(g)	An assignment under this Clause 24 will only be effective upon:

(i)	receipt by the Agent of a copy of the prior written consent of the Company to the assignment as required pursuant to paragraph (a) or (b) above or evidence satisfactory to the Agent and the Company that such consent is not required or (if applicable) such consent is deemed to be given in accordance with the provisions of this Clause 24;

(ii)	receipt by the Agent (in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that it will assume the same obligations to each of the other Finance Parties and the other Secured Parties as it would have been under had it been an Original Lender;

(iii)	if the procedure in Clause 24.8 (Procedure for assignment) is complied with;

(iv)	unless the New Lender is already a party to the Intercreditor Agreement in its capacity as a Lender, upon the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(v)	following the performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(h)	A transfer under this Clause 24 will only be effective:

(i)	on receipt by the Agent of a copy of the prior written consent of the Company to the transfer as required pursuant to paragraph (a) or (b) above or receipt by the Agent and the Company of written confirmation from the relevant Existing Lender that such consent is not required in accordance with the provisions of this Clause 24;

(ii)	on receipt by the Agent (whether in the Transfer Certificate or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent and the Company (each acting reasonably)) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender;

(iii)	if the procedure set out in Clause 24.7 (Procedure for transfers) is complied with;

(iv)	unless the New Lender is already party to the Intercreditor Agreement in its capacity as a Lender, upon the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(v)	following the performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(i)	Any assignment or transfer under a Revolving Facility or any other Facility in respect of which the Available Facility is not zero (0) must result in an assignment or transfer of a rateable amount of a Lender's participation in Utilisations and Available Commitments thereunder.

(j)	Without prejudice to this Clause 24.3, the Borrower hereby expressly consents to each Transfer permitted pursuant to this Clause 24. The Borrower also accepts and confirms that all guarantees, indemnities and Security granted by it under any Finance Document will, notwithstanding any such Transfer, continue and be preserved for the benefit of the New Lender and each of the other Finance Parties in accordance with the terms of the Finance Documents.

(k)	If:

(i)	a Lender Transfers, creates a trust over, sub-participates, sub-contracts or otherwise disposes of any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the Transfer, trust, sub participation, sub-contract or other change occurs, the Company would be obliged to make a payment or increased payment to the relevant Lender, New Lender or Lender acting through its new Facility Office under Clause 14 (Taxes) or Clause 15 (Increased Costs), then the relevant Lender, New Lender and/or Lender acting through its new Facility Office is not entitled to receive payment under those Clauses to any greater extent than the Existing Lender or Lender acting through its previous Facility Office would have been if the Transfer, trust, sub-participation, sub-contract or other change had not occurred, provided that no Lender may Transfer, create a trust over or otherwise dispose of its rights or obligations under the Finance Documents or change its Facility Office if the Transfer, trust or other change would give rise to a requirement to prepay on illegality under Clause 7.1 (Illegality) in relation to the New Lender or the Existing Lender acting through its new Facility Office.

(l)	Except with the prior written consent of the Company (which may be given, withheld, conditioned or delayed in its sole and absolute discretion and shall not, under any circumstances, be deemed given), a Lender may not change its Facility Office if the new Facility Office is situated in a Non-Cooperative State.

(m)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the Transfer becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(n)	If any Transfer is executed (or purported to be executed) in breach of any of the provisions of this Clause 24 (including, for the avoidance of doubt, any purported Transfer for which the Company's consent has been provided but which is purported to be effected on terms different to those disclosed in the relevant Transfer Consent Request) any Lender which is party to the purported Transfer (whether as an Existing Lender or a proposed New Lender) shall be a "Transfer Defaulting Lender".

(o)	Notwithstanding the terms of the Finance Documents, if an Existing Lender which is an Original Lender Transfers any or all of its Commitments to a New Lender (including an Affiliate or Related Fund) permitted in accordance with paragraphs (a) and (b) of Clause 24.3 (Conditions of Transfer) on or prior to the end of the Certain Funds Period (the "Pre-Closing Transferred Commitments") the Existing Lender shall:

(i)	fund, and be liable to the Borrower for, the Pre-Closing Transferred Commitments in respect of that Loan by 9.30 a.m. on the applicable Utilisation Date if that New Lender has failed to so fund (or has confirmed that it will not be able to fund) on the applicable Utilisation Date (as applicable) in respect of the relevant Facility or Facilities; and

(ii)	retain exclusive control over all rights and obligations with respect to the Pre-Closing Transferred Commitments, including all rights with respect to waivers, consents, modifications, amendments and confirmations as to satisfaction of the requirement to receive all of the documents and other evidence listed in Schedule 2 (Conditions Precedent and Subsequent) until after the expiry of the Certain Funds Period.

(p)	Any assignment or transfer by an Existing Lender to a New Lender shall only be effective if it transfers or assigns the Existing Lender's share of the relevant Facility pro rata against the Existing Lender's Available Commitment and its participations in Utilisations under that Facility.

(q)	Each New Lender shall deliver to the Agent a copy of the trade confirmation in respect of the relevant Transfer or confirm the price of such Transfer (a "Trade Confirmation"), at the same time as it (or the Existing Lender) provides the Transfer Certificate or Assignment Agreement in respect of the Transfer to the Agent pursuant to paragraph (a) of Clause 24.7 (Procedure for transfers) or paragraph (a) of Clause 24.8 (Procedure for assignment).

24.4	Assignments by Lenders

Upon an assignment becoming effective, the Existing Lender will be released from its obligations under the Finance Documents to the extent they are assumed by the New Lender.

24.5	Assignment or transfer fee

The New Lender shall, on or before the date upon which an assignment or transfer to it takes effect pursuant to this Clause (a), pay to the Agent (for its own account) a fee of $5,000 (plus VAT if applicable) provided that in the case of related assignments or transfers on the same Transfer Date by or to any Lender and/or its Affiliates or Related Funds, only one such fee shall be payable.

24.6	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any member of the Group;

(iii)	the performance and observance by any member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements or information (whether written or oral) made or supplied in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities and all other risks arising in connection with its participation in the Finance Documents and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Each New Lender confirms to the Company that it has all Authorisations required for lending to the Borrower under the Facility in which it is a Lender.

(d)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred by such Existing Lender under this Clause (a); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Transaction Documents or otherwise.

24.7	Procedure for transfers

(a)	Subject to the conditions set out in Clause 24.3 (Conditions of Transfer) and Clause 36.5 (Replacement of a Lender), a transfer by novation is effected in accordance with paragraph (e) below when the Agent executes an otherwise duly completed Transfer Certificate executed and delivered to it by the Existing Lender and the New Lender.

(b)	The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt of a duly completed Transfer Certificate which appears on its face to comply with the terms of this Agreement and appears to be delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and record the transfer in the Register.

(c)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it in accordance with the provisions of this Clause 24.7 once it is satisfied it has complied with all necessary "know your customer" or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(d)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Agent to execute any duly completed Transfer Certificate on its behalf.

(e)	On the Transfer Date:

(i)	to the extent that in such Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security, the Borrower and such Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (such rights and obligations being referred to in this Clause 24.7 as "discharged rights and obligations");

(ii)	the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the discharged rights and obligations only insofar as the Borrower and that New Lender have assumed and/or acquired the same in place of the Borrower and such Existing Lender;

(iii)	the Agent, the Mandated Lead Arrangers, the New Lender and the other Finance Parties shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such New Lender been an Original Lender with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer and to that extent the Agent, the Mandated Lead Arrangers and the relevant Existing Lender and the other Finance Parties (other than the New Lender) shall each be released from further obligations to each other under the Finance Documents; and

(iv)	such New Lender shall become a party hereto as a Lender.

24.8	Procedure for assignment

(a)	Subject to the conditions set out in Clause 24.3 (Conditions of Transfer) and Clause 36.5 (Replacement of a Lender), an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it in accordance with the provisions of this Clause 24.8 once it is satisfied it has complied with all necessary "know your customer" or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 24.14 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released from the obligations (the "Relevant Obligations") expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a party as a Lender and will be bound by obligations equivalent to the Relevant Obligations.

24.9	Sub-participations

(a)	Notwithstanding Clause 24.3 (Conditions of Transfer), on or prior to the end of the Certain Funds Period, the prior written consent of the Company (which may be given, withheld, conditioned or delayed in its sole and absolute discretion and shall not, under any circumstances, be deemed given) is required for any Transfer by a Lender by way of a sub-participation of any Facility unless such Transfer by way of sub-participation is by an Original Lender to any of its Affiliates or, in the case of a Term Facility only, its Related Fund provided that, for the avoidance of doubt, paragraph (o) of Clause 24.3 (Conditions of Transfer) shall apply to any such Transfer.

(b)	Notwithstanding Clause 24.3 (Conditions of Transfer), after the end of the Certain Funds Period, the prior written consent of the Company (which may be given, withheld, conditioned or delayed in its sole and absolute discretion and shall not, under any circumstances, be deemed given except with respect to a proposed Transfer by way of sub-participation of Facility B1, Facility B2 or Facility B3 where such consent will be deemed to have been granted if the Company does not respond within ten (10) Business Days of receipt by the Company and each Designated Recipient of a duly completed Transfer Consent Request) is required for any Transfer by a Lender by way of a sub-participation unless:

(i)	the proposed sub-participant is not a person to whom proviso (B) (Overriding Restrictions) of paragraph (b) of Clause 24.3 (Conditions of Transfer) (or any provision thereof) applies;

(ii)	such Lender remains a Lender under this Agreement with all rights and obligations pertaining thereto and remains liable under this Agreement and the other Finance Documents in relation to those obligations;

(iii)	such Lender retains at all times exclusive control over all rights and obligations in relation to the participations and Commitments that are the subject of the relevant sub-participation, including all voting and similar rights (for the avoidance of doubt, free of any agreement or understanding pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligations);

(iv)	the relationship between the Lender and the proposed sub-participant is that of a contractual debtor and creditor (including in the bankruptcy or similar event of the Lender or the Borrower);

(v)	the proposed sub-participant will have no proprietary interest in the benefit of the Finance Documents or in any monies received by the relevant Lender under or in relation to any of the Finance Documents (in its capacity as sub-participant under that arrangement);

(vi)	the proposed sub-participant will under no circumstances (A) be subrogated to, or be substituted in respect of, the relevant Lender's claims under any of the Finance Documents or (B) otherwise have any contractual relationship with, or rights against, the Borrower under or in relation to any of the Finance Documents (in its capacity as sub-participant under that arrangement);

(vii)	the applicable sub-participation agreement states that the conditions above are applicable to further sub-participations (and such provision must be capable of being relied upon and directly enforceable by the Company against the relevant sub-participant); and

(viii)	if the sub-participation is in respect of an Additional Facility, the restrictions (if any) specified in the relevant Additional Facility Notice establishing such Additional Facility Commitments are complied with, and, for the avoidance of doubt, paragraph (o) of Clause 24.3 (Conditions of Transfer) shall apply to any sub-participation which occurs in breach of these provisions.

(c)	Without prejudice to paragraph (o) of Clause 24.3 (Conditions of Transfer), if, as a result of laws or regulations in force or known to be coming into force at the time of any sub-participation the Borrower would be obliged to make payment to the Lender of any amount required to be paid by the Borrower under Clause 14 (Taxes) or Clause 15 (Increased Costs), that Lender shall not be entitled to receive or claim any amount under those Clauses in excess of the amount that it would have been entitled to receive or claim if that sub-participation had not occurred.

(d)	Unless the Company has provided its prior written consent in accordance with this Clause 24.9 (which may be given, withheld, conditioned or delayed in its sole and absolute discretion and shall not, under any circumstances, be deemed given), no sub-participation of Commitments made pursuant to this Clause 24.9 shall confer voting or similar rights on any sub-participant and any term purporting to grant such rights shall be void and unenforceable.

(e)	Notwithstanding anything to the contrary in this Agreement or in the Finance Documents, subject to the overriding restrictions set out in Clause 24.3(b)(i)(B), there shall be no restrictions on non-voting sub-participations (and any such non-voting sub-participations shall be permitted without the consent of the Company), provided that any such Lender retains at all times exclusive control over all rights and obligations in relation to the participations and Commitments that are the subject of the relevant sub-participation, including all voting and similar rights (for the avoidance of doubt, free of any agreement or understanding pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligations).

(f)	Notwithstanding anything to the contrary in this Agreement or in the Finance Documents, nothing shall prohibit the Lenders or any Affiliate of a Lender from entering into, whether directly or indirectly, any hedging and/or derivatives transactions of any kind in relation to the Target, the Target Shares and/or the Facility.

24.10	The Register

(a)	The Agent, acting for this purpose as the agent of the Borrower, shall maintain (in electronic form or otherwise) at its address referred to in Clause 32.2 (Addresses):

(i)	each Transfer Certificate referred to in Clause 24.7 (Procedure for transfers) and each Assignment Agreement referred to in Clause 24.8 (Procedure for assignment) each Increase Confirmation and each Additional Facility Notice delivered to and accepted by it; and

(ii)	with respect to each Facility, a register for the recording of the names and addresses of the Lenders and the Commitment of, and principal amount and stated interest owing to, each Lender from time to time (the "Register") under such Facility, which may be kept in electronic form.

(b)	The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Agent shall provide the Company and any Borrower with a copy of the Register within one (1) Business Day of request.

(c)	Each Party irrevocably authorises and instructs the Agent to make the relevant entry in the Register (and which the Agent shall do promptly) on its behalf for the purposes of this Clause 24.10 without any further consent of, or consultation with, such Party. No assignment or transfer shall be effective unless recorded in the Register.

(d)	The Agent shall, upon request by an Existing Lender (as defined in Clause 24.2 (Assignments and Transfers by Lenders)) or a New Lender, confirm to that Existing Lender or New Lender whether a transfer or assignment from that Existing Lender or (as the case may be) to that New Lender has been recorded on the Register (including details of the Commitment of that Existing Lender or New Lender in each Facility).

24.11	Sub-participant Register

Each Lender that sells a sub-participation in a Loan or other obligation under a Finance Document shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each sub-participant and the principal amounts (and stated interest) of each sub-participant's interest in such Loans or other obligations (for the purposes of this provision, the "Participant Register"); provided that no such Lender shall have any obligation to disclose all or any portion of a Participant Register (including the identity of any sub-participant or any information relating to a sub-participant's interest in any Commitments, Loans or other obligations under any Finance Document) to any person, except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form within the meaning of Section 5f.103-1(c) and Proposed Section 1.163-5(b) of the US Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such sub-participation for all purposes of the Finance Documents notwithstanding any notice to the contrary.

24.12	Copies of documentation

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement, Additional Facility Notice, Additional Facility Lender Accession Notice or an Increase Confirmation, send to the Company, a copy of that Transfer Certificate, Assignment Agreement, Additional Facility Notice, Additional Facility Lender Accession Notice or Increase Confirmation (and the relevant Trade Confirmation), provided that, the Company may request that any Transfer Certificates and/or Assignment Agreements are instead delivered on a periodic basis at intervals specified by the Company. The Agent shall provide, upon the request of the Company, in relation to any specified Transfer Certificate, Assignment Agreement, Additional Facility Notice, Additional Facility Lender Accession Notice or Increase Confirmation, a copy of such document (and the relevant Trade Confirmation) to the Company within one (1) Business Day of receipt of such request.

24.13	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause (a), each Lender may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by the Borrower or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

24.14	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 24.7 (Procedure for transfers) or any assignment pursuant to Clause 24.8 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six (6) Months, on the next of the dates which falls at six (6) monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 24.14, have been payable to it on that date, but after deduction of the Accrued Amounts.

24.15	Accession of Additional Facility Lender

Any person which provides Additional Facility Commitments or an Additional Facility Loan shall become a party to the Intercreditor Agreement as a Lender and shall, at the same time, become a Party as a Lender by executing an Additional Facility Lender Accession Notice.

24.16	Preservation of security

(a)	In the event that a Transfer by any of the Finance Parties of its rights and/or obligations under any relevant Finance Documents occurred or was deemed to occur by way of novation, the Borrower explicitly agrees that all security interests and guarantees created under any Finance Documents shall be preserved for the benefit of the New Lender and the Finance Parties, including in respect of Topco, in accordance with the provisions of article 1278 of the Luxembourg Civil Code.

(b)	Each Party agrees that upon any transfer or assignment under this Clause 24, any Security created under any French law governed Transaction Security Documents shall be preserved and maintained for the benefit of the Security Agent, the New Lender and the remaining Finance Parties pursuant to articles 1334 et seq. of the French Code civil.

(c)	A New Lender may with respect to a transfer or assignment of rights and obligations or any assignment of rights by an Existing Lender under this Agreement, if it considers it necessary to make such transfer effective as against any third party, arrange for the Transfer Certificate or Assignment Agreement to be notified to the relevant French entity by registered letter with acknowledgment of receipt in accordance with article 1324 of the French Code civil.

25.	Debt Purchase Transactions

(a)	No member of the Group (each a "Purchaser") shall enter into any Debt Purchase Transaction other than (to the extent applicable to the specified Debt Purchase Transaction) in accordance with the other provisions of this Clause 25.

(b)	A Purchaser may purchase by way of assignment, pursuant to Clause 24 (Changes to the Lenders), a participation in any Loan and any related Commitment where:

(i)	such purchase is a result of a non-cash contribution of such indebtedness (including any participation, claim, commitment, rights, benefits and/or obligations in respect of any indebtedness borrowed or issued by any member of the Group from time to time) by a person that is not a member of the Group; or

(ii)	such purchase is made:

(A)	for a consideration of less than par;

(B)	using one of the processes set out at paragraphs (c) and (d) below; and

(C)	at a time when no Material Event of Default is continuing.

(c)	Any Debt Purchase Transaction entered into by a Purchaser may be entered into pursuant to a solicitation process (a "Solicitation Process") which is carried out as follows:

(i)	prior to 11.00 a.m. on a given Business Day (the "Solicitation Day"), the relevant Purchaser or a financial institution acting on its behalf (the "Purchase Agent") will approach at the same time each Lender which participates in the relevant Facilities to invite them to offer to sell to the relevant Purchaser, an amount of their participation in one or more Facilities;

(ii)	any Lender wishing to make such an offer shall, by 11.00 a.m. on the second (2nd) Business Day following such Solicitation Day, communicate to the Purchase Agent details of the amount of its participations, and in which Facilities, it is offering to sell and the price at which it is offering to sell such participations;

(iii)	any such offer by a Lender shall be irrevocable until 11.00 a.m. on the third (3rd) Business Day following such Solicitation Day and shall be capable of acceptance by the relevant Purchaser on or before such time by communicating its acceptance in writing to the Purchase Agent or, if it is the Purchase Agent, the relevant Lenders;

(iv)	the Purchase Agent (if someone other than the Purchaser) will communicate to the relevant Lenders which offers have been accepted by 12 noon on the third (3rd) Business Day following such Solicitation Day;

(v)	in any event by 11.00 a.m. on the fourth (4th) Business Day following such Solicitation Day, the Purchaser shall notify the Agent of the amounts of the participations purchased through the relevant Solicitation Process and the identity of the Facilities to which they relate and the Agent shall disclose such information to any Lender that requests such disclosure;

(vi)	if it chooses to accept any offers made pursuant to a Solicitation Process, the Purchaser shall be free to select which offers and in which amounts it accepts but on the basis that in relation to a participation in a particular Facility it accepts offers in inverse order of the price offered (with the offer or offers at the lowest price being accepted first) and that if in respect of participations in a particular Facility it receives two or more offers at the same price it shall only accept such offers on a pro rata basis;

(vii)	any purchase of participations in the Facilities pursuant to a Solicitation Process shall be completed and settled on or before the fifth (5th) Business Day after the relevant Solicitation Day; and

(viii)	in accepting any offers made pursuant to a Solicitation Process, the Company shall be free to select which offers and in which amounts it accepts.

(d)	Following the completion of a Solicitation Process, a Debt Purchase Transaction may be entered into by a Purchaser pursuant to a bilateral process (a "Bilateral Process") which is carried out as follows:

(i)	a Purchaser may by itself or through the same or another Purchase Agent at any time during the period commencing on the expiry of the relevant Solicitation Process and ending ninety (90) days thereafter, purchase participations from Lenders pursuant to secondary market purchases and/or pursuant to such bilateral arrangements with any Lenders as the Purchaser shall see fit;

(ii)	any purchase of participations in the Facilities pursuant to a Bilateral Process shall be completed and settled by the relevant Purchaser on or before the second (2nd) Business Day after the expiry of the Bilateral Process period referred to in sub-paragraph (i) above; and

(iii)	a Purchaser shall promptly notify the Agent of the amounts of each participation purchased through such Bilateral Process and the identity of the Facilities to which they relate and the Agent shall disclose such information to any Lender that requests the same.

(e)	For the avoidance of doubt, there is no limit on the number of occasions a Solicitation Process or Bilateral Process may be implemented.

(f)	In relation to any Debt Purchase Transaction entered into pursuant to this Clause 25, notwithstanding any term of the Finance Documents (in the case of a Lender which is a member of the Group, for so long as it remains a member of the Group):

(i)	on completion of the relevant assignment pursuant to Clause 24 (Changes to the Lenders), the portions of the Term Loans to which it relates shall, unless there would be a material adverse tax impact on the Group as a result of such cancellation, be extinguished if the purchaser is the relevant Borrower;

(ii)	such Debt Purchase Transaction and the related extinguishment referred to in sub-paragraph (i) above shall not constitute a prepayment of the Facilities;

(iii)	for the purpose of testing compliance with the Financial Covenant, any impact of any Debt Purchase Transaction on Consolidated EBITDA shall be ignored;

(iv)	the Purchaser which is the assignee shall be deemed to be an entity which fulfils the requirements of Clause 24.2 (Assignments and Transfers by Lenders) to be a New Lender (as defined in such Clause);

(v)	no member of the Group shall be deemed to be in breach of any provision of Section 1 (Limitation on Debt) or Section 2 (Limitation on Restricted Payments) of Schedule 13 (General Undertakings) solely by reason of such Debt Purchase Transaction;

(vi)	Clause 29 (Sharing Among the Finance Parties) shall not be applicable to the consideration paid under such Debt Purchase Transaction;

(vii)	for the avoidance of doubt, any extinguishment of any part of the Term Loans shall not affect any amendment or waiver which prior to such extinguishment had been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement;

(viii)	unless all amounts owing to the other Lenders under this Agreement will be paid in full at the same time as such prepayment, the Purchaser will not be entitled to receive any prepayment pursuant to this Agreement and the amount of any such prepayment which would have been so received by it shall at the election of the Company (in its sole and absolute discretion) either be reduced by such amount or such amount shall be applied pro rata to prepay all other Lenders in the relevant Facility;

(ix)	any enforcement proceeds or other amount received by a Purchaser as a result of a Debt Purchase Transaction (in the case of such other amount, in circumstances where the Borrower has failed to pay to the Lenders all amounts otherwise due and payable (the amount not so paid being a "shortfall")) shall be held on trust for distribution to the other Finance Parties and such Purchaser shall promptly (and in any event within ten (10) Business Days) pay an amount equal to such enforcement proceeds or such shortfall, as the case may be, to the Security Agent for application in accordance with clause 16 (Application of proceeds) of the Intercreditor Agreement;

(x)	any amount that is due to a Purchaser that enters into a Debt Purchase Transaction and which is received by the Agent pursuant to Clause 30.6 (Partial payments) shall be applied as if such payment were due under paragraph (a)(iv) of Clause 30.6 (Partial payments); and

(xi)	a Purchaser shall not be entitled to exercise any rights or be entitled to any payment pursuant to Clause 14 (Taxes) and Clause 15 (Increased Costs).

(g)	Each Purchaser that becomes a Lender pursuant to this Clause 25 and each Purchaser or Investor Affiliate that provides a Facility or has a Commitment transferred to it or a Commitment is assumed by it in accordance with this Agreement (including any Additional Facility) irrevocably acknowledges and agrees that (in the case of an Investor Affiliate, for so long as it remains an Investor Affiliate):

(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, unless the Agent otherwise agrees, it shall not attend or participate in the same or be entitled to receive the agenda or any minutes of the same;

(ii)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders; and

(iii)	solely in ascertaining the Majority Lenders, the Majority Revolving Facility Lenders, the Accelerating Majority Lenders, the Super Majority Lenders, all Lenders or whether any given percentage (other than unanimity) of the Total Commitments has been obtained to give an instruction or approve any request for a consent, waiver, amendment, or other vote under the Finance Documents such Commitment owned by such Purchaser or Investor Affiliate shall be deemed to be zero (0), provided that, in each case, such consent, waiver, amendment or other vote:

(A)	does not result or is not intended to result in any Commitment of that Purchaser or Investor Affiliate under a particular Facility being treated in any manner which is inconsistent with the treatment proposed to be applied to any other Commitment under such Facility; or

(B)	is not materially detrimental (in comparison to the other Finance Parties) to the rights and/or interests of that Purchaser or Investor Affiliate solely in its capacity as a Finance Party (and, for the avoidance of doubt, excluding its interests as a holder of equity in the Company (whether directly or indirectly)), and each Purchaser or Investor Affiliate (as applicable) upon becoming a Party expressly agrees and acknowledges that the operation of this paragraph (g) shall not of itself be so detrimental to it in comparison to the other Finance Parties or otherwise.

(h)	Each Lender shall, unless the Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Purchaser or an Investor Affiliate (a "Notifiable Debt Purchase Transaction"), such notification to be substantially in the form set out in Part I (Form of Notice on Entering into Notifiable Debt Purchase Transaction) of Schedule 10 (Forms of Notifiable Debt Purchase Transaction Notice) or any other form agreed between the Agent (acting reasonably) and the Company.

(i)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party is terminated or ceases to be with a Purchaser or an Investor Affiliate, such notification to be substantially in the form set out in Part II (Form of Notice on Termination of Notifiable Debt Purchase Transaction) of Schedule 10 (Forms of Notifiable Debt Purchase Transaction Notice) or any other form agreed between the Agent (acting reasonably) and the Company.

(j)	For the avoidance of doubt, an Investor Affiliate shall be permitted to enter into a Debt Purchase Transaction subject only to paragraphs (g) and (h) above.

(k)	Notwithstanding anything to the contrary in this Clause 25 or any other provision of a Finance Document, a Purchaser may (1) enter into any Debt Purchase Transaction or (2) be, or beneficially own all or any part of the share capital of an entity that is, a Lender or a party to a Debt Purchase Transaction, in each case in respect of any Commitments acquired from:

(i)	any Mandated Lead Arranger, any Original Lender or any of their Affiliates or Related Funds within ninety (90) days from (and excluding) the Closing Date; or

(ii)	any mandated lead arranger, underwriter, manager, bookrunner or original lender in respect of any Additional Facility within ninety (90) days from (and excluding) the later of (x) the applicable Additional Facility Commencement Date, (y) the date of first utilisation of such Additional Facility or (y) the last date of any syndication period in respect of such Additional Facility, in each case without being required to comply with the requirements for a Solicitation Process or Bilateral Process (or any related conditions or other requirements) and provided that no restriction on the assignment, transfer or sub-participation (including pursuant to Clause 24 (Changes to the Lenders) or this Clause 25) shall apply to any such Commitment for so long as it is held by or sub-participated to a Purchaser.

26.	Changes to the Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents other than pursuant to a Permitted Transaction or Permitted Reorganisation or pursuant to Section 6 (Merger and Consolidation) of Schedule 13 (General Undertakings) and/or as otherwise permitted pursuant to the other provisions of this Agreement.

27.	Role of the Agent, the Mandated Lead Arrangers and Others

27.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)	Each other Finance Party acknowledges and agrees that the Agent may enter in its name and on its behalf (and expressly authorises the Agent to enter) into contractual arrangements pursuant to or in connection with the Finance Documents to which the Agent is also a party (in its capacity as Agent or otherwise).

27.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 24.10 (The Register), paragraph (a) above shall not apply to any Transfer Certificate, Assignment Agreement or Increase Confirmation.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Mandated Lead Arrangers or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent shall provide to the Company, within five (5) Business Days of a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and electronic mail address (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(g)	The Agent shall provide to the Company, within one (1) Business Day of a request by the Company, details of any responses received from each Lender and each other Finance Party to any amendment or other consent request made by the Company and each Lender and each other Finance Party hereby consents to the disclosure of such information by the Agent to the Company.

(h)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(i)	Upon the Agent becoming an Impaired Agent, the Company shall provide a copy of the list of all the Lenders to each Finance Party.

(j)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party and no others shall be implied.

(k)	The Agent is hereby authorised to and shall provide to the Company upon its request such information as may be required to assess the progress of any amendment or consent request that may be in process from time to time pursuant to the terms of the Finance Documents (including the identity and votes of Lenders that have approved, rejected or not responded to any such request).

27.3	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

27.4	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent or any Mandated Lead Arranger, as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Security Agent or the Mandated Lead Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.5	Business with the Group

The Agent, the Security Agent and the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group and its Holding Companies.

27.6	Rights and discretions

(a)	The Agent and the Security Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised and, other than in the case of manifest error, shall have no duty or obligation to verify or confirm that the person who, as applicable, gave such representation or sent such communication, notice or document is in fact authorised to do so;

(ii)	rely on any statement made by an Officer, director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(iii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked, and no revocation of any such instructions shall affect any actions taken by the Agent or the Security Agent in reliance on such instructions prior to actual receipt of a written notice of revocation; and

(iv)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of sub-paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default) arising under paragraphs (a) or (b) of Section 1 of Schedule 14 (Events of Default);

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders (or any relevant group of Lenders) has not been exercised;

(iii)	any notice or request made by the Company is made on behalf of and with the consent and knowledge of the Borrower; and

(iv)	no Notifiable Debt Purchase Transaction:

(A)	has been entered into;

(B)	has been terminated; or

(C)	has ceased to be,

with an Investor Affiliate or a member of the Group.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable, including, for the purposes of determining the consent level required for and effecting any amendment, waiver of consent under this Agreement.

(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(i)	be liable for any error of judgement made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Agent's gross negligence or wilful misconduct or breach of any term of the Finance Documents.

(g)	Unless a Finance Document provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Mandated Lead Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

27.7	Majority Lenders' instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders or such Lenders indicated by any such contrary indication.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders or applicable group of Lenders) until it has received such security or indemnification as it may reasonably require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders or applicable group of Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

(f)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(g)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those instructions or that clarification.

27.8	Responsibility for documentation

None of the Agent, the Security Agent or the Mandated Lead Arrangers is responsible for:

(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Mandated Lead Arrangers, the Borrower or any other person given in or in connection with any Finance Document or the Tax Structure Memorandum or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

27.9	No duty to monitor

(a)	The Agent shall not be bound to enquire:

(i)	whether or not any Default has occurred;

(ii)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(iii)	whether any other event specified in any Finance Document has occurred.

27.10	Exclusion of liability

(a)	Without limiting paragraph (i) below (and without prejudice to the provisions of paragraph (e) of Clause 30.11 (Disruption to Payment Systems etc.) and any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable (including for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence, wilful misconduct or breach of any terms of the Finance Documents;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security, unless as a result any damages, costs or losses are directly caused by its gross negligence, wilful misconduct or breach of any terms of the Finance Documents; or

(iii)	without prejudice to the generality of sub-paragraph (i) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent may rely on this Clause 27.10 subject to Clause 1.6 (Third Party Rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for:

(i)	any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose; or

(ii)	any delay or failure by a Lender (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by a Lender pursuant to paragraph (c) of Clause 30.1 (Payments to the Agent).

(d)	Nothing in this Agreement shall oblige the Agent or the Mandated Lead Arrangers to carry out:

(i)	any "know your customer" or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Mandated Lead Arrangers.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

27.11	Lenders' indemnity to the Agent

(a)	Subject to paragraph (b) below, each Lender shall (in proportion to its Available Commitments and participations in the Utilisations then outstanding to the Available Facilities and all the Utilisations then outstanding) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent's gross negligence, wilful default or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 30.11 (Disruption to Payment Systems etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).

(b)	If the Available Facilities are then zero (0), each Lender's indemnity under paragraph (a) above shall be in proportion to its Available Commitments to the Available Facilities immediately prior to their reduction to zero (0), unless there are then any Utilisations outstanding, in which case it shall be in proportion to its participations in the Utilisations then outstanding to all the Utilisations then outstanding.

27.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the UK or any other jurisdiction agreed by the Company as successor by giving notice to the Lenders and the Company.

(b)	Alternatively the Agent may resign by giving thirty (30) days' notice to the Lenders and the Company, in which case the Majority Lenders (with the consent of the Company) may appoint a successor Agent (acting through an office in France, the UK or any other jurisdiction agreed by the Company but which shall not be incorporated in a Non-Cooperative State).

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in France, the UK or any other jurisdiction agreed by the Company but which shall not be incorporated in a Non-Cooperative State) provided that the consent of the Company shall not be required (but a consultation with the Company shall be required) in case of an appointment of a Lender as Agent.

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (b) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a Party as Agent) agree with the proposed successor Agent amendments to this Clause 27 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent shall (at its own cost) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent's resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) in respect of the period in which it was appointed Agent and this Clause 27 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations among themselves as they would have had if such successor had been an original Party.

(h)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (b) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 14.11 (FATCA Information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(ii)	the information supplied by the Agent pursuant to Clause 14.11 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date, and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

(i)	[Reserved]

27.13	Replacement of the Agent

(a)	With the consent of the Borrower, the Majority Lenders may by giving thirty (30) days' notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in France, the UK or any other jurisdiction agreed by the Borrower but which shall not be incorporated in a Non-Cooperative State) provided that the consent of the Borrower shall not be required (but a consultation with the Borrower shall be required) in case of an appointment of a Lender as Agent.

(b)	The Borrower may, on no less than thirty (30) days' prior notice to the Agent, require the Lenders to replace the Agent and appoint a replacement Agent if any amount payable under a Finance Document by a French Borrower becomes not deductible from that French Borrower's taxable income for French tax purposes by reason of that amount (i) being paid or accrued to an Agent incorporated, domiciled, established or acting through an office situated in a Non-Cooperative State or (ii) paid to an account opened in the name of that Agent in a financial institution situated in a Non-Cooperative State. In this case, the Agent shall resign and a replacement Agent shall be appointed by the Majority Lenders (after consultation with the Borrower) within thirty (30) days after notice of replacement was given.

(c)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(d)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders (or as applicable the Company) to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of (solely in respect of the period in which it was Agent) Clause 16.3 (Indemnity to the Agent) and this Clause 27 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(e)	Any successor Agent and each of the other Parties shall have the same rights and obligations among themselves as they would have had if such successor had been an original Party.

27.14	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Mandated Lead Arrangers is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

27.15	Relationship with the Lenders

(a)	Subject to Clause 24.14 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

(c)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under Clause 32.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address, department and officer by that Lender for the purposes of Clause 32.2 (Addresses) and paragraph (a) of Clause 32.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

27.16	Credit appraisal by the Lenders

Without affecting the responsibility of the Company or the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including:

(a)	the financial condition, status and nature of each member of the Group and its Holding Companies;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of the Tax Structure Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

27.17	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

27.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.19	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each of the Mandated Lead Arrangers and/or the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters, certificates or reports already accepted by the Mandated Lead Arrangers and/or the Agent) the terms of any reliance letter, hold harmless letter, engagement letters or similar letters relating to the Tax Structure Memorandum or any reports, certificates or letters provided by accountants, auditors or other persons in connection with the Finance Documents or the transactions contemplated in the Finance Documents, reports, certificates or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

27.20	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any quotation supplied to the Agent by a Reference Bank, unless directly caused by its gross negligence, wilful default or wilful misconduct.

(c)	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any quotation supplied to the Agent by a Reference Bank and any officer, employee or agent of each Reference Bank may rely on this Clause 27.20 subject to Clause 1.6 (Third Party Rights) and the provisions of the Third Parties Act.

27.21	Role of the Security Agent

(a)	The Security Agent shall, at all times, act in accordance with the terms set forth in the Intercreditor Agreement.

(b)	The declaration of trust pursuant to which the Security Agent declares itself trustee of the Transaction Security (to the extent permitted by the applicable law), for which it will hold on trust for the Secured Parties, is contained in the Intercreditor Agreement.

(c)	In acting or otherwise exercising its rights or performing its duties under any of the Finance Documents, the Security Agent shall act in accordance with the provisions of this Agreement and the Intercreditor Agreement and shall seek any necessary instruction or direction from the Agent. In so acting, the Security Agent shall have the rights, benefits, protections, indemnities and immunities set out in this Agreement and the Intercreditor Agreement.

(d)	In the event there is an inconsistency or conflict between the rights, duties, benefits, obligations, protections, immunities or indemnities of the Security Agent (the "Security Agent Provisions") as contained in this Agreement and/or the Intercreditor Agreement, on the one hand, and in any of the other Finance Documents, on the other hand, the Security Agent Provisions contained in this Agreement and/or the Intercreditor Agreement shall prevail and apply.

(e)	The Security Agent is hereby authorised by the Secured Parties to sign or countersign any Assignment Agreement, Transfer Certificate, Additional Facility Notice, Additional Facility Lender Accession Notice, Increase Confirmation or similar document in connection therewith without investigation or inquiry, if, on its face, it appears to conform to the form contemplated in this Agreement or, if applicable, the same is signed by the Agent.

28.	Conduct of Business by the Finance Parties

(a)	No provision of this Agreement will:

(i)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(ii)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(iii)	oblige any Finance Party to disclose any computations in respect of Tax or, except as contemplated by Clause 14.10 (FATCA Deduction) or Clause 14.11 (FATCA Information), information relating to its affairs (tax).

(b)	Notwithstanding anything to the contrary herein or in any Finance Document, each of Topco and the Borrower acknowledges that: (i) prior to the Termination Date, any Lender and its Affiliates may buy or sell any Target Shares or other securities of the Target or buy or sell options or futures contracts to enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to the Facility, in each case, that such Lender or its Affiliates believes in good faith to comply with applicable securities laws; (ii) any Lender and its Affiliates may also be active in the market for any Target Shares or such other securities other than in connection with any hedging activities in relation to any Loan; (iii) any Lender shall make its own determination as to whether, when or in what manner any hedging or market activities in any Target Shares or such other securities shall be conducted and shall do so in a manner that it deems appropriate (including with respect to applicable securities laws); and (iv) any market activities of any Lender and its Affiliates with respect to any Target Shares or such other securities affect the market price or volatility of the Target Shares or such other securities, as well as the LTV Ratio, each in a manner that may be adverse to the counterparty.

29.	Sharing Among the Finance Parties

29.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers (including by way of set-off) any amount from the Borrower other than in accordance with Clause 30 (Payment Mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.6 (Partial payments).

29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 30.6 (Partial payments) towards the obligations of the Borrower to the Sharing Finance Parties.

29.3	Recovering Finance Party's rights

On a distribution by the Agent under Clause 29.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from the Borrower, as between the Borrower and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the Borrower.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

(a)	as between the Borrower and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Borrower.

29.5	Exceptions

(a)	This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 29, have a valid and enforceable claim against the Borrower.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

30.	Payment Mechanics

30.1	Payments to the Agent

(a)	Subject to paragraph (c) below, on each date on which the Borrower or a Lender is required to make a payment under a Finance Document the Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London), as specified by the Agent (other than a Non-Cooperative State) by not less than five (5) Business Days' notice.

(c)	Notwithstanding paragraph (a) above, to the extent specified by the relevant Borrower (or the Company on its behalf) (in its sole and absolute discretion) in the relevant Utilisation Request, any payment to be made by a Lender under a Facility in connection with any Utilisation of a Facility on or prior to the end of the Certain Funds Period (or any other Utilisation of any Facility to the extent agreed between the Company and any relevant Lender under such Facility and notified to the Agent) pursuant to Clause 5.4 (Lenders' participation) shall not be made available to the Agent but rather shall be made available directly to the relevant beneficiaries of such payments specified in the relevant Utilisation Request.

30.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to the Borrower) and Clause 30.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days' notice or such shorter period as agreed between that Party and the Agent (acting reasonably) or, in the case of a Loan, to such account specified in the relevant Utilisation Request, with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London) provided that such country is not a Non-Cooperative State.

30.3	Distributions to the Borrower

The Agent may (with the consent of the Borrower or in accordance with Clause 31 (Set-Off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent, together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Agent shall notify the Company of that Lender's identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender, provided that this paragraph (c) is without prejudice to the Group's rights against the Lender who failed to fund.

30.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, the Borrower or a Lender which is required to make a payment under the Finance Documents to the Agent, as the case may be, in accordance with Clause 30.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest bearing account held with an Acceptable Rated Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Borrower or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 30.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 27.13 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 30.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 30.2 (Distributions by the Agent).

30.6	Partial payments

(a)	Unless otherwise provided in this Agreement, if the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by the Borrower under those Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by all of the Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

(d)	For the avoidance of doubt, this Clause 30.6 shall not apply to any prepayment or repayment pursuant to or in connection with paragraph (v) of Clause 36.4 (Other exceptions).

30.7	Set-off by the Borrower

(a)	All payments to be made by the Borrower under the Finance Documents shall be calculated and be made, save to the extent contemplated in Clause 6.3 (Repayment of Revolving Facility Loans) or Clause 14 (Taxes), without (and free and clear of any deduction for) set-off or counterclaim (provided that nothing in the Finance Documents shall prevent, or shall be construed so as to prevent, any member of the Group (i) setting-off any amount or payment due from a Defaulting Lender against any amount or payment owed by a member of the Group and provided further that in the event of any such set-off by a member of the Group, for the purposes of the Finance Documents, the Agent or, as the case may be, the Security Agent shall treat such set-off as reducing only payments due to the relevant Defaulting Lender and/or (ii) exercising any right of counterclaim against a Defaulting Lender or any amount or payment due from a Defaulting Lender).

(b)	The Agent shall not be liable in any way for any action taken by it pursuant to paragraph (a) above and, for the avoidance of doubt, the provisions of Clause 27.10 (Exclusion of liability) shall apply in relation thereto.

30.8	Business Days

(a)	Any payment which is due to be made under the Finance Documents on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	Subject to paragraph (a) above, any deadline applicable to the Borrower that falls on a day that is not a Business Day shall be extended to the next Business Day.

(c)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Unless otherwise agreed with the Party to which such payment is to be made, each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

30.10	Change of currency

(a)	Unless otherwise prohibited by law, if a single currency or currency unit becomes the lawful currency of two or more countries or if a single currency or currency unit ceases to be the lawful currency of one or more country or if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country (or, as the case may be, the relevant single currency) shall be translated into, or paid in, the currency or currency units of that country designated by the Agent (after consultation with the affected Lenders and the Company and in each case acting reasonably); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank or as otherwise imposed by law for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably), or at such other rate as may be agreed by the Company and the Agent (each acting reasonably, in good faith and in accordance with the provisions of sub-paragraph (i) above).

(b)	Without prejudice to paragraph (a) above, if a change in any currency of any relevant country occurs (or if a single currency or currency unit ceases to be the lawful currency of one or more country) after the date of this Agreement, the Finance Documents will be amended to the extent to which the Agent, acting reasonably and in good faith and after consultation with the Company, determines to be necessary to satisfy the requirements of, and reflect the matters contemplated by, paragraph (a) above, to reflect the change in currency or any generally accepted financial conventions and market practice in the Relevant Market relating to dealing in any new currency and, in each case, so far as is reasonably practicable, to put the Borrower in no worse a position than that which they would have been had such change or event not taken place. Any such changes agreed upon in writing by the Agent and the Company shall be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 36 (Amendments and Waivers).

30.11	Disruption to Payment Systems etc.

If the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion (acting reasonably and in good faith), it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 36 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

31.	Set-Off

(a)	Subject to Clause 4.5 (Utilisations during the Certain Funds Period) and Clause 4.6 (Utilisations during an Agreed Certain Funds Period), a Finance Party may, at any time while a Declared Default is continuing, set-off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation, other than escrow, trust, and tax accounts. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	Notices

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by electronic mail or letter.

32.2	Addresses

The address and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party or other person for any communication or document to be made or delivered under or in connection with the Finance Documents shall be as follows:

(a)	in the case of the Borrower, that identified on its signature page to this Agreement;

(b)	in the case of each Mandated Lead Arranger, each Lender or the Borrower, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent and the Security Agent, that identified on its signature page to this Agreement,

or any substitute address, electronic mail address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days' notice.

32.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of electronic mail, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's or Security Agent's signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Agent.

32.4	Notification of postal address and electronic mail address

Promptly upon receipt of notification of an address or electronic mail address or change of address or electronic mail address pursuant to Clause 32.2 (Addresses) or changing its own address or electronic mail address, the Agent shall notify the other Parties.

32.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

32.6	Electronic communication

(a)	Any communication to be made under or in connection with the Finance Documents may be made by electronic mail (including unencrypted electronic mail) or other electronic means (including by way of posting to a secured website) if the Parties:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication (with such agreement to be deemed to be given by each person which is a Party unless otherwise notified to the contrary by the Agent or the Security Agent and the Company);

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days' notice.

(b)	Any electronic communication made between Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(c)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 32.6.

32.7	Use of websites

(a)	The Company may satisfy its obligations under this Agreement to deliver any information by posting this information onto an electronic website designated by the Company and the Agent (the "Designated Website") if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

(b)	The Agent shall supply each Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

(d)	If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

32.8	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English (other than the constitutional documents of the Borrower), and if so required by the Agent (acting reasonably), accompanied by a certified English translation provided that:

(A)	a translation for any document which is a constitutional, statutory or other official document shall not be required to be certified; and

(B)	an English translation will prevail unless the document is a constitutional, statutory or other official document.

33.	Calculations and Certificates

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and determinations

(a)	Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

(b)	Where any person gives a certificate on behalf of any parties to the Finance Documents pursuant to any provision thereof and such certificate proves to be incorrect, the individual shall incur no personal liability in consequence of such certificate being incorrect save where such individual acted fraudulently in giving such certificate (in which case any liability of such individual shall be determined in accordance with applicable law).

33.3	Day count convention and interest calculation

(a)	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days in the case of US Dollar-denominated Loans or, in any case where the practice in the Relevant Market differs, in accordance with that market practice, and (subject to paragraph (b) below) without rounding.

(b)	The total amount of any accrued interest, commission or fee (or of any amount equal to that interest, commission or fee) which is, or becomes, payable under a Finance Document shall be rounded to two (2) decimal places.

34.	Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36.	Amendments and Waivers

36.1	Required consents

(a)	This Clause 36 is subject to the terms of the Intercreditor Agreement.

(b)	Subject to the other provisions of this Clause 36, any term of the Finance Documents (other than the Fee Letters which may be amended or waived in accordance with their terms) may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(c)	The Agent (or, if applicable, the Security Agent) may effect, on behalf of any Finance Party, any amendment, waiver, consent or release permitted by this Clause 36 and any amendment, waiver, consent or release made or effected in accordance with the provisions of this Clause 36, or in accordance with any other term of this Agreement or any other Finance Documents shall, in each case, be binding on all Parties. In the event that any of the Finance Parties is not entitled to grant to the Agent (or, if applicable, the Security Agent) the authority referred to in this Agreement it shall be obliged to appear with and (if required) execute at the same time as, the Agent (or, if applicable, the Security Agent), upon the request of the Agent (or, if applicable, the Security Agent), to formalise any actions or measures that are required. By virtue of this Agreement, each of the Finance Parties shall be obliged to cooperate with the Agent (or, if applicable, the Security Agent), including to participate in the negotiation and execution of the documents, either in public or private, that may be required for the execution and effectiveness of the provisions contained in this Agreement or any other Finance Document.

(d)	Each Finance Party irrevocably and unconditionally authorises and instructs the Agent (or, if applicable, the Security Agent) (without any further consent, sanction, authority or further confirmation from them (for the benefit of the Agent and the Company) to execute any documentation relating to a proposed amendment or waiver as soon as the requisite Lender consent is received in accordance with this Clause 36 (or on such later date as may be agreed by the Agent (or, if applicable, the Security Agent) and the Company)) provided that if the requisite Lender consent has not been received but, following any action which a member of the Group is entitled to take or require any Finance Party to take under Clause 36.5 (Replacement of a Lender), the requisite Lender consent would have been received, each Finance Party irrevocably and unconditionally authorises and instructs the Agent (or, if applicable, the Security Agent) to execute any documentation relating to a proposed amendment or waiver, so long as such amendment or waiver is conditional upon such action being taken by a member of the Group.

(e)	Without prejudice to the foregoing, the Finance Parties shall enter into any documentation necessary to implement an amendment or waiver once that amendment or waiver has been approved by the requisite number of Lenders determined in accordance with this Clause 36 (or on such later date as may be agreed by the Agent (or, if applicable, the Security Agent) and Company).

(f)	Unless a contrary indication appears, for the purposes of taking any step, decision, direction or exercise of discretion under the terms of the Finance Documents, each Finance Party shall be required to act reasonably and in good faith in taking such step, decision, direction or exercising such discretion.

(g)	In respect of any request for a consent, waiver, amendments or other vote under the Finance Documents, a Lender may not vote part (but may vote all) of its Commitments in favour of or against such request and a Lender may not abstain from voting part (but may abstain from voting all) of its Commitments in respect of such request, other than, in each case, with the prior written consent of the Company (in its sole and absolute discretion) and, in the event that any Lender purports to vote its Commitments in breach of this paragraph (g) in respect of any request made by a member of the Group, such Lender shall be deemed to have voted all of its Commitments in favour of such request.

36.2	All Lender Matters

(a)	Subject to Clause 36.4 (Other exceptions) and Clause 36.9 (Implementation of Additional Facilities and Permitted Structural Adjustment), and other than as expressly permitted by the provisions of this Agreement (including this Clause 36) or any other Finance Document, an amendment, waiver or (in the case of a Transaction Security Document) a consent in respect of any term of any Finance Document that has the effect of changing:

(i)	the definitions of "Accelerating Majority Lenders", "Majority Lenders", "Super Majority Lenders" and "Structural Adjustment" in Clause 1.1 (Definitions);

(ii)	the definitions of "Change of Control" and "Permitted Holders";

(iii)	the Termination Date applicable to an Additional Facility, if such amended Termination Date would fall on a date prior to the Termination Date applicable to Facility B (as at the First Amendment Effective Date);

(iv)	any provision which expressly requires the consent of all the Lenders;

(v)	the specified waterfall order of priority ranking set out in the Intercreditor Agreement to the extent such amendment or waiver (or any consent or release be agreed thereunder or in relation thereto) would adversely affect the interests of the Lenders under this Agreement (in their capacity as such) (provided that any Permitted Structural Adjustment or the introduction of an Additional Facility or the introduction of any other Permitted Indebtedness shall not be deemed to adversely affect the interests of the Lenders);

(vi)	Clause 2.4 (Finance Parties' rights and obligations);

(vii)	Clause 24 (Changes to the Lenders) to the extent further restricting the rights of the Lenders to assign, transfer or sub-participate their rights or obligations under the Finance Documents;

(viii)	Clause 29 (Sharing Among the Finance Parties); and

(ix)	this Clause 36,

shall not be made without the prior consent of all the Lenders and the Company, provided that an amendment to Clause 24 (Changes to the Lenders) in accordance with paragraph (vii) above shall only require the consent of each Lender who will be subject to any such additional restrictions unless such amendment, waiver, consent or release is required or made to implement or reflect any Permitted Structural Adjustment, an Additional Facility or any Permitted Indebtedness.

36.3	Super Majority Lender Matters

Subject to Clause 36.4 (Other exceptions) and Clause 36.9 (Implementation of Additional Facilities and Permitted Structural Adjustment), and other than as expressly permitted by the provisions of this Agreement (including this Clause 36) or any other Finance Document, an amendment, waiver or (in the case of a Transaction Security Documents) a consent in respect of any term of any Finance Document that has the effect of changing:

(a)	Clause 8.1 (Change of Control);

(b)	Clause 8.3 (Take-Out Financing and Net Cash Proceeds);

(c)	changing the nature or scope of:

(i)	[Reserved];

(ii)	the Charged Property; or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed; or

(d)	the release of all or substantially all of the Transaction Security,

shall not be made without the prior consent of the Super Majority Lenders and the Borrower unless:

(A)	such amendment, waiver, consent, release or action is conditional upon or to become effective on or following repayment and cancellation in full of all amounts due and owing under the Facilities;

(B)	the Borrower confirms to the Security Agent that such amendment, waiver, consent, release or action is required to effect or, implement a disposal, the Incurrence of any indebtedness and grant of any Security in connection therewith (including any New Debt Financing), a Permitted Transaction or any other action, in each case, permitted under and in accordance with the terms of the Finance Documents (including, in the case of such a disposal of shares in the Borrower, the release of not only any Transaction Security over those shares but also any guarantee or such Transaction Security granted by the Borrower), provided that if that disposal, financing, Permitted Transaction or such other action is not consummated within the timeline notified by the Borrower to the Agent, subject to the Agreed Security Principles, a new guarantee and (if applicable) new Transaction Security in respect of the obligations of a member of the Group under any of the Finance Documents on the same terms as those released is promptly granted over the assets which were released from such Transaction Security;

(C)	such amendment, waiver, consent, release or action is required to effect or implement an Additional Facility, New Debt Financing or a Permitted Structural Adjustment (or otherwise permitted by this Agreement);

(D)	such: (i) release is in respect of any guarantee or Transaction Security that is not required pursuant to the Agreed Security Principles; or (ii) amendment, consent or waiver is made pursuant to the Agreed Security Principles; or

(E)	such amendment, waiver, consent, release or action is otherwise permitted by or contemplated (or is otherwise approved) under the Finance Documents (including pursuant to clause 2.7 (Additional and/or Refinancing Debt), clause 15.1 (Non-Distressed Disposals) or clause 18 (New Debt Financings) of the Intercreditor Agreement),

and, in each case, the Company confirms to the Security Agent that such release (x) is permitted under this Agreement and (y) has been or will be simultaneously given and as a result no consent, sanction, authority or further confirmation from any Secured Party for that amendment, waiver, consent, release or action shall be required and the Security Agent is irrevocably authorised and instructed to take such action provided for in this Clause 36.3 and pursuant to and in accordance with the other provisions of this Agreement, the Intercreditor Agreement and the other Finance Documents.

36.4	Other exceptions

(a)	Except for a Permitted Structural Adjustment, a Structural Adjustment by any Lender shall only require the prior consent of the Company and each Lender that is participating in that Structural Adjustment and shall not require the consent of any other Lender unless such Structural Adjustment is to increase the Commitments to an extent not otherwise permitted under this Agreement or reduce the tenor of any of the Facilities, in which case, such Structural Adjustment shall also require the consent of the Majority Lenders (including those Lenders participating in the Structural Adjustment).

(b)	Any Permitted Structural Adjustment may be effected pursuant to an amendment to this Agreement (a "Structural Adjustment Amendment Agreement") executed and delivered by the Company and each consenting Lender in respect of the Permitted Structural Adjustment (the "Consenting Lenders"). The Company shall promptly notify the Agent and the Agent shall promptly notify each Lender as to the effectiveness of any Structural Adjustment Amendment Agreement. Each Structural Adjustment Amendment Agreement may, without the consent of any Lender other than the applicable Consenting Lenders, effect such amendments to this Agreement and the other Finance Documents as may be necessary or appropriate, in the opinion of the Consenting Lenders and the Company, to give effect to the provisions of this paragraph (b) including any amendments necessary to treat the applicable Loans and/or Commitments of the Consenting Lenders as a new "class" of loans and/or commitments hereunder.

(c)	No consent from any Finance Party shall be required in connection with the implementation of (and any related amendment or waiver as part of the implementation of) an Additional Facility pursuant to Clause 2.2 (Additional Facilities) or any Permitted Indebtedness and/or Additional Facility Notice (other than the consent of the relevant Additional Facility Lender(s) or person(s) providing the Additional Facility or Permitted Indebtedness).

(d)	Any amendment or waiver which relates adversely to the specific rights or obligations of the Agent, any Mandated Lead Arranger, a Reference Bank, the Security Agent or a Restricted Finance Party (in each case in such capacity) respectively may not be effected without the consent of the Agent, the relevant Mandated Lead Arranger, the relevant Reference Bank, the Security Agent or the relevant Restricted Finance Party (as the case may be). For the avoidance of doubt, this paragraph (d) shall not entitle any Party to refuse its consent to any release of a guarantee or Transaction Security which would otherwise be permitted under another provision of the Finance Documents.

(e)	Any amendment, agreement, replacement or waiver which relates to the rights or obligations applicable to a particular Utilisation, Facility or class of Lenders and which does not materially and adversely affect the rights or interests of Lenders in respect of other Utilisations, Facilities or another class of Lender shall, if the Company so elects, only require the consent of the Majority Lenders, Super Majority Lenders or all Lenders (as applicable) as if references in this paragraph (e) to "Majority Lenders", "Majority Revolving Facility Lenders", "Super Majority Lenders" or "Lenders" were only to Lenders participating in that Utilisation, Facility or forming part of that affected class. For the avoidance of doubt, this paragraph (e) is without prejudice to the ability to effect, make or grant any amendment, waiver, consent or release pursuant to or in accordance with paragraph (d) above.

(f)	Where the Company requests the consent of the Majority Lenders, Majority Revolving Facility Lenders or Super Majority Lenders in relation to any amendment or waiver, if the relevant Total Commitments have been reduced to zero (0) at the time of such request, at the Company's option, the consent of the Majority Lenders, Majority Revolving Facility Lenders or Super Majority Lenders shall be deemed to have been given in respect of such amendment or waiver.

(g)	With the prior written consent of the Company, each individual Lender may waive its right to a prepayment (including by way of amendment or waiver to any of the provisions) under this Agreement (including Clause 8 (Mandatory Prepayment)) or any other amounts which have become due and payable to it under this Agreement or any other Finance Documents.

(h)	Any amendment to Clause 8.1 (Change of Control) or waiver thereof may be approved with the consent of the Majority Lenders provided that any waiver of a Change of Control shall be at the option of each individual Lender.

(i)	Any amendment or waiver which relates only to the provisions governing transfers, assignments or sub-participations by Lenders and which makes such provisions more restrictive for any of the Lenders (including any amendment to Clause 24 (Changes to the Lenders) to the extent further restricting the rights of the Lenders to assign, transfer or sub-participate their rights or obligations under the Finance Documents) shall only require the consent of each Lender who will be subject to the resulting additional restrictions.

(j)	Notwithstanding anything to the contrary in the Finance Documents, a Finance Party may unilaterally waive, relinquish or otherwise irrevocably give up all or any of its rights under any Finance Document with the consent of the Company.

(k)	If the Company or the Agent (at the request of the Company) has requested the Finance Parties (or any of them) to give a consent in relation to, or to agree a release, waiver or amendment of, any provision of the Finance Documents or other vote of Lenders under the terms of this Agreement, then in the case of any Finance Party who has delivered a consent or agreement to such request, on and from the date of notification thereof to the Agent, (i) that Finance Party shall be deemed to have given its consent or agreement to such request, (ii) such consent or agreement shall be deemed to have been received by the Agent and (iii) such consent or agreement shall, unless otherwise agreed or stipulated by the Company, from such time be irrevocable and binding on such Finance Party and any permitted assignee, transferee or counterparty to a sub-participation.

(l)	If and only to the extent the Company agrees or stipulates to this effect in connection with any consent, release, waiver, amendment or vote under this Agreement, any Finance Party or its permitted assignee or transferee that has expressly rejected, not consented or not agreed to a request for an amendment, waiver, consent or release shall, unless it is (and only until it becomes) a Non-Consenting Lender, have the right to change or revoke its decision and subsequently deliver to the Agent a consent or agreement to such request at any time during the period for which the vote and request process is open for consents and acceptances as determined by the Company and notified by the Agent to such Lender (and subject to any extension of such period as agreed between the Company and the Agent). For the avoidance of doubt, unless the Company stipulates or agrees otherwise, the period for any such process shall end as soon as the requisite Lender consent is received as provided in paragraph (k) above.

(m)	No amendment or waiver of a term of any Fee Letter or other side letter shall require the consent of any Finance Party other than any such person which is party to such letter.

(n)	Notwithstanding anything to the contrary, any amendment, waiver, consent or release of a Finance Document made in accordance with Clause 2.3 (Increase), Clause 36.5 (Replacement of a Lender), Clause 36.9 (Implementation of Additional Facilities and Permitted Structural Adjustment) or the Intercreditor Agreement shall be binding on all Parties without further consent of any Party.

(o)	Any term of the Finance Documents may be amended or waived by the Company and the Agent (or, if applicable, the Security Agent) without the consent of any other Party if that amendment or waiver is to cure defects or omissions; resolve ambiguities or inconsistencies (including any defects, omissions, ambiguities or manifest inconsistency between a term of a Transaction Security Document and a provision of the Agreed Security Principles); reflect changes of a minor, technical or administrative nature or manifest error; is otherwise only for the benefit of all or any of the Lenders; or (provided that such waiver or amendment does not adversely affect the interests of the other Lenders whose consent is not required for the applicable amendment) is consequential on, incidental to, or required to implement an approved amendment, waiver, consent or release.

(p)	Any amendment, waiver, consent or release made or effected in accordance with any of the paragraphs of this Clause 36.4, or in accordance with any other term of any of the Finance Documents, shall be binding on all Parties. Each Secured Party irrevocably and unconditionally authorises and instructs the Agent (for the benefit of the Agent and the Company) to execute any documentation relating to a proposed amendment or waiver as soon as the requisite Lender consent is received (or on such later date as may be agreed by the Agent and the Company). Without prejudice to the foregoing, the Finance Parties shall enter into any documentation necessary to implement an amendment or waiver once that amendment or waiver has been approved by the requisite number of Lenders determined in accordance with this Clause 36.

(q)	Any Default, Event of Default or any notice, demand, declaration and/or other step or action taken under or pursuant to Clause 23.7 (Acceleration) may be revoked or, as the case may be, waived with the consent of the Majority Lenders.

(r)	Notwithstanding anything to the contrary in the Finance Documents, any re-designation or transfer of all or any part of a Commitment and/or a participation in any Utilisation to a new tranche or facility established as an Additional Facility or pursuant to a Structural Adjustment or any other term of any of the Finance Documents (or any other similar or equivalent transaction) may be approved with the consent of the Lender holding that Commitment and/or, as the case may be, participation (or part thereof) and the Company (without any requirement for any consent or approval from any other person).

(s)	To the extent disenfranchised in accordance with paragraph (g) of Clause 25 (Debt Purchase Transactions) the Commitment and/or participation of any member of the Group, any Investor Affiliate shall not be included for the purpose of calculating the Total Commitments or participations under the relevant Facility or Facilities when ascertaining whether any relevant percentage (including, for the avoidance of doubt, Accelerating Majority Lenders, Majority Lenders and Super Majority Lenders) of Total Commitments and/or participations has been obtained to approve that request.

(t)	Each Finance Party authorises and instructs the Agent to enter into any amendment or waiver of any term of any Finance Document requested by the Company for the purpose of granting additional rights and benefits to the Lenders and/or any group of Lenders and which does not impose material additional liabilities or obligations on such Lenders and/or group of Lenders (as applicable), in each case without the requirement for any consent of any other Finance Party.

(u)	For the avoidance of doubt, any amendment, waiver, consent or release shall require the prior written consent of the Company.

(v)	Notwithstanding anything in any Finance Document, the Company may request that the requirement in the IH Share Security (as defined hereafter) that the financial securities issued by Iliad Holding pledged pursuant to the securities account pledge agreement (the "IH Share Security") represent at least 25% (or such lower percentage corresponding to the percentage of pledged shares pursuant to the share pledge granted by the children of Initial Investor following the Donation (as defined therein)) of the ordinary shares of Iliad Holding be disapplied, reduced or otherwise waived. Within five (5) Business Days of receipt of such request from the Company, the Security Agent shall, subject to the Agent having received the consent of the Majority Lenders (acting reasonably and in good faith), execute any documentation required by the Company in order for such requirement to be disapplied, reduced or otherwise waived and the Security Agent is irrevocably authorised and instructed to execute such documentation and take any other steps or actions in connection therewith without any further consent, sanction, authority or confirmation from any Secured Party.

36.5	Replacement of a Lender

(a)	If at any time:

(i)	any Finance Party becomes or is a Non-Consenting Lender or a Defaulting Lender;

(ii)	any Finance Party delivers (or the Borrower becomes aware that any Finance Party may be entitled to deliver) a Lender Illegality Notice;

(iii)	any Finance Party makes any claim (or the Borrower becomes aware that any Finance Party may be entitled to make any claim) pursuant to Clause 14.3 (Tax Gross Up), Clause 14.4 (Tax Indemnity) or Clause 15.1 (Increased costs); or

(iv)	any amount payable to any Finance Party by the Borrower under a Finance Document is not, or will not be (when the relevant corporate income tax is calculated) treated as a deductible charge or expense for French tax purposes for the Borrower by reason of that amount being (i) paid or accrued to a Finance Party incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative State, or (ii) paid to an account opened in the name of or for the benefit of a Finance Party in a financial institution situated in a Non-Cooperative State, then the Company may by written notice (a "Replacement Notice") to the Agent and such Finance Party (a "Replaced Lender"):

(A)	replace a participation of such Replaced Lender by requiring such Replaced Lender to (and such Replaced Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) on such dates as specified in the Replacement Notice (which shall be a date falling no less than three (3) Business Days' after the date of the Replacement Notice) all or part of its rights and obligations under this Agreement to a Lender constituting a New Lender under Clause 24.2 (Assignments and Transfers by Lenders) (a "Replacement Lender") selected by the Company which confirms its (or their) willingness to assume and does assume all or part of the obligations of the Replaced Lender (including the assumption of the Replaced Lender's participations or unfunded or undrawn participations (as the case may be) on the same basis as the Replaced Lender) for a purchase price in cash payable at the time of transfer in an amount equal to the applicable outstanding principal amount of such Replaced Lender's participation in the outstanding Utilisations and all related accrued interest (to the extent that the Agent has not given a notification under Clause 24.14 (Pro rata interest settlement), Break Costs (if any) and other amounts payable in relation thereto under the Finance Documents in respect of such transferred participation;

(B)	prepay (or procure that another member of the Group prepays) on such dates as specified in the Replacement Notice all or any part of such Lender's participation in the outstanding Utilisations and all related accrued interest, Break Costs (if any) and other amounts payable in relation thereto under the Finance Documents in respect of such participation; and/or

(C)	cancel all or part of the undrawn Commitments of that Replaced Lender on such date or dates specified in the Replacement Notice.

(b)	Any notice delivered under paragraph (a) above (or any subsequent notice for this purpose, as applicable) may be accompanied by a Transfer Certificate complying with Clause 24.7 (Procedure for transfers), and/or an Assignment Agreement complying with Clause 24.8 (Procedure for assignment) and any other related documentation to effect the transfer or assignment, which Transfer Certificate, Assignment Agreement and any other related documentation to effect the transfer or assignment (if attached) shall be promptly (and by no later than three (3) Business Days from receiving such Transfer Certificate, Assignment Agreement and any other related documentation) executed by the relevant Replaced Lender and returned to the Company. Notwithstanding the requirements of Clause 24 (Changes to the Lenders) or any other provisions of the Finance Documents, if a Replaced Lender does not execute and/or return a Transfer Certificate, an Assignment Agreement and any other related documentation to effect the transfer or assignment as required by this paragraph (b) within three (3) Business Days of delivery by the Company, the relevant transfer or transfers or assignment and assignments shall automatically and immediately be effected for all purposes under the Finance Documents on payment of the replacement amount to the Agent (for the account of the relevant Replaced Lender) (notwithstanding failure to execute such documentation by the relevant Replaced Lender), and the Agent may (and is authorised and required by each Finance Party to) execute, without requiring any further consent, sanction, authority, further confirmation or action from any other party, a Transfer Certificate, Assignment Agreement and any other related documentation to effect the transfer or assignment on behalf of the relevant Replaced Lender which is required to transfer its rights and obligations or assign its rights under this Agreement pursuant to paragraph (a) above which shall be effective for the purposes of Clause 24.7 (Procedure for transfers) and Clause 24.8 (Procedure for assignment). The Agent shall not be liable in any way for any action taken by it pursuant to this paragraph (b) and, for the avoidance of doubt, the provisions of Clause 27.10 (Exclusion of liability) shall apply in relation thereto.

(c)	Unless otherwise agreed by the Majority Lenders or provided pursuant to another provision of this Agreement, the replacement of a Lender pursuant to this Clause 36.5 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent or Security Agent in its capacity as such;

(ii)	neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender; and

(iii)	in no event shall the Lender replaced under this Clause 36.5 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

36.6	Excluded Commitments

(a)	If the Company or the Agent (at the request of the Company) has requested the Finance Parties (or any of them) to give a consent in relation to, or to agree a release, waiver or amendment of any provision of the Finance Documents or other vote of any or all Lenders under the terms of this Agreement, then in the case of:

(i)	any Non-Responding Lender;

(ii)	any Replaced Lender, on and from the date of the relevant Replacement Notice; and

(iii)	any Defaulting Lender, on and from the date on which it becomes a Defaulting Lender,

unless the Company agrees otherwise (with respect to each such individual Non-Responding Lender, Replaced Lender and/or Defaulting Lender) that Non-Responding Lender, Replaced Lender or Defaulting Lender (as applicable):

(A)	shall be automatically excluded from participating in that vote;

(B)	its participations and Commitments shall be deemed to be zero (0) for the denominator of the relevant percentage of the Commitments or otherwise when ascertaining whether the approval of the Majority Lenders, the Majority Revolving Facility Lenders, the Super Majority Lenders, all Lenders, or any other class of Lenders (as applicable) has been obtained with respect to that request for a consent or agreement, and

(C)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement or any specified group of Lenders has been obtained to approve the request.

(b)	For the purposes of this Agreement:

"Non-Consenting Lender" means a Rejecting Lender or a Non-Responding Lender.

"Non-Responding Lender" means any Lender (other than a Rejecting Lender) where:

(a)	the Company or the Agent (at the request of the Company) has requested the Lenders (or any group of Lenders) to give a consent in relation to, or to agree to a release, waiver or amendment of, any provisions of the Finance Documents or other vote of the Lenders (or any group of Lenders) under the terms of the Finance Documents (the "Relevant Consent"); and

(b)	such Lender has not unconditionally consented or agreed to (including, for the avoidance of doubt, any conditional consent or agreement to, and any failure to respond to) the Relevant Consent by 5.00 p.m. on:

(i)	(x) the date falling ten (10) Business Days or (y) if such Lender has failed to assist with any steps required to implement the Company's right to prepay a Non-Responding Lender, three (3) Business Days; or

(ii)	such other time specified by the Company (but if shorter than ten (10) Business Days (other than in connection with paragraph (i)(y) above), agreed by the Agent (acting reasonably)),

after the date of such request being made.

"Rejecting Lender" means a Lender, where:

(a)	the Company or the Agent (at the request of the Company) has requested the Lenders (or any group of Lenders) to give a consent in relation to, or to agree to a release, waiver or amendment of, any provisions of the Finance Documents or other vote of the Lenders (or any group of Lenders) under the terms of the Finance Documents (the "Applicable Consent");

(b)	the Majority Lenders have consented to the Applicable Consent; and

(c)	such Lender that has expressly rejected, not consented or not agreed to the Applicable Consent and has not (to the extent permitted by paragraph (l) of Clause 36.4 (Other exceptions)) changed or revoked such decision and subsequently consented or agreed to that Applicable Consent by 5.00 p.m. on:

(i)	(x) the date falling ten (10) Business Days or (y) if such Lender has failed to assist with any steps required to implement the Company's right to prepay a Rejecting Lender, three (3) Business Days; or

(ii)	such other time specified by the Company (but if shorter than ten (10) Business Days (other than in connection with paragraph (i)(y) above), agreed by the Agent (acting reasonably)),

after the date of such request being made.

36.7	Disenfranchisement of Restricted Finance Parties

Insofar as any amendment, waiver, determination, declaration, decision (including a decision to accelerate) or direction (each a "Relevant Measure") in respect of the Sanctions Provision concerns, is referred to or otherwise relates to any Sanctions, Sanctioned Country and/or Sanctioned Persons, a Restricted Finance Party may in its sole and absolute discretion (but shall be under no obligation to) notify in writing to the Agent that it does have, in the given circumstances, the benefit of the provision in respect of which the Relevant Measure is sought. The Commitments of each Lender that is a Restricted Finance Party that has not notified the Agent to that effect under this Clause 36.7 and the vote of any other Restricted Finance Party which would be required to vote in accordance with the provisions of this Agreement and that has not notified the Agent to that effect under this Clause 36.7 will be excluded for the purpose of determining whether the consent of the requisite Finance Parties to approve such Relevant Measure has been obtained or whether the Relevant Measure by the requisite Finance Parties has been made.

36.8	Replacement of Screen Rate

(a)	Subject to paragraph (d) below, any amendment, replacement or waiver proposed by the Company and delivered in writing to the Agent which relates to a change to (i) the benchmark rate, base rate or reference rate (the "Benchmark Rate") to apply in relation to a currency in place of the existing Benchmark Rate for such currency under an applicable Facility, or (ii) the method of calculation of any Benchmark Rate, (in each case including any amendment, replacement or waiver to the definition of "Term SOFR", including an alternative or additional page, service or method for the determination thereof, or which relates to aligning any provision of a Finance Document to the use of that Benchmark Rate, including making appropriate adjustments to this Agreement for basis, duration, time and periodicity for determination of that Benchmark Rate for any Interest Period and making other consequential and/or incidental changes) (a "Benchmark Rate Change") may be made with the consent of the Majority Lenders.

(b)	If no Benchmark Rate Change for such currency has been made or implemented pursuant to paragraph (a) above and the Company or the Agent (acting on the instructions of the Majority Lenders) requests the making of a Benchmark Rate Change and notifies the Agent or the Company (as applicable) thereof, then the Company and the Agent (acting on the instructions of the Majority Lenders) shall enter into consultations in respect of a Benchmark Rate Change; provided that if such Benchmark Rate Change cannot be agreed upon by the earlier of (x) the end of a consecutive period of thirty (30) days and (y) the date which is five (5) Business Days before the end of the current Interest Period, (or in the case of a new Utilisation, the date which is five (5) Business Days before the date upon which the Utilisation Request will be served, as notified by the Company to the Agent), the Benchmark Rate applicable to any Lender's share of a Loan for each Interest Period which in respect of any Loan, commences after the Trigger Date for the currency of such Loan and prior to (or during) the date on which a Benchmark Rate Change for that currency has been agreed shall, in each case (unless otherwise agreed by the Company and the Agent (acting on the instructions of the Majority Lenders participating in the applicable Facility)) be replaced by the rate certified to the Agent by that Lender as soon as practicable (and in any event by the date falling two (2) Business Days before the date on which interest is due to be paid in respect of the relevant Interest Period) to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan in the relevant interbank market.

(c)	Notwithstanding the definitions of "Term SOFR" in Clause 1.1 (Definitions) or any other term of any Finance Document, the Agent may from time to time (with the prior written consent of the Company) specify a Benchmark Rate Change for any currency for the purposes of the Finance Documents, and each Lender authorises the Agent to make such specification.

(d)	Notwithstanding the other provisions of this Clause 36.8, no Benchmark Rate Change or other amendments or waivers in connection therewith shall be made without the prior written consent of the Company (which may be given, withheld, conditioned or delayed in its sole and absolute discretion and shall not, under any circumstances, be deemed given) which:

(i)	would result in an increase in the weighted average cost of the applicable Facility (whether by an increase in the Margin, fees or otherwise but taking into account, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of any Benchmark Rate Change to such applicable Facility (including any spread adjustment to reflect the differential between the weighted average Benchmark Rate before and after such Benchmark Rate Change)) to the Borrower;

(ii)	are a change to the date of an interest payment date;

(iii)	would result in the Borrower being subject to more onerous obligations under the Finance Documents;

(iv)	would result in any rights or benefits of the Borrower under the Finance Documents being lost or reduced;

(v)	would result in any limitations on the number of voluntary prepayments or on the ability to select non-standard Interest Periods; or

(vi)	would include a credit adjustment (or similar), payment of break costs or a fallback cost of funds for market disruption.

(e)	For the purposes of this Clause 36.8:

"Trigger Date" in respect of the Screen Rate or other rate used to calculate any Benchmark Rate means the earliest of:

(i)	the date upon which the administrator of that Screen Rate or other rate publicly announces that it has ceased to provide that Screen Rate or other rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate or other rate; or

(ii)	the date upon which the supervisor of the administrator of that Screen Rate or other rate publicly announces that such Screen Rate or other rate has been permanently or indefinitely discontinued.

36.9	Implementation of Additional Facilities and Permitted Structural Adjustment

(a)	The Agent and/or the Security Agent, as the case may be, shall, on behalf of the Secured Parties (unless a Secured Party is required under applicable law to do so in its own name, in which case the relevant Secured Party shall) and is hereby authorised to enter into such agreement or agreements with the Borrower and/or the holders of the Liabilities pursuant to any Additional Facility, other New Debt Financing or Permitted Structural Adjustment and/or their agents and trustees to enter into any confirmation, amendment, replacement of or supplement to the Finance Documents (including any amendment, waiver or release in respect of any Transaction Security Document or any grant of Transaction Security pursuant to a new Transaction Security Document), provided that any such release is coupled with a substantially simultaneous re-granting on substantially the same terms or as otherwise contemplated or permitted by this Clause 36.9 or Clause 36.3 (Super Majority Lender Matters) or clause 18.2 (Transaction Security: New Debt Financings) of the Intercreditor Agreement and/or take any other action (subject to the Agreed Security Principles) as is necessary or appropriate in order to:

(i)	give effect to the terms of any Additional Facility or other New Debt Financing or Permitted Structural Adjustment; or

(ii)	facilitate the establishment of any Additional Facility or other New Debt Financing or Permitted Structural Adjustment entered into in compliance with this Agreement,

in each case subject to the provisions of this Clause 36.9 and provided that such New Debt Financing or Permitted Structural Adjustment or confirmation, amendment, replacement of or supplement to the Finance Documents (including any amendment, waiver or release in respect of any Transaction Security Document or any grant of Transaction Security pursuant to a new Transaction Security Document) is permitted by and entered into in compliance with this Agreement and the Intercreditor Agreement (and the Company confirms that is the case).

(b)	The Agent and the Security Agent are irrevocably authorised and instructed by each other Secured Party (without the requirement for any further authorisation or consent from any other Secured Party) to enter into such documentation and take any such action contemplated or permitted by this Clause 36.9 and provided that it is permitted by Clause 36.3 (Super Majority Lender Matters) and shall do so promptly on request and at the expense of the Company. Except where otherwise required by applicable law, any such amendment shall not require the consent of any Secured Party and shall be effective and binding on all Parties upon the execution thereof by the Borrower, each of the Agent and the Security Agent.

(c)	Notwithstanding the foregoing, nothing in this Clause 36.9 shall oblige the Security Agent, the Agent or any other Secured Party to execute any document if it would impose personal liabilities or obligations on, or adversely affect the rights, duties or immunities of the Security Agent, the Agent or such Secured Party (provided that the Incurrence of such Additional Facility, New Debt Financing or Permitted Structural Adjustment shall not be deemed to adversely affect the rights of any Secured Party) and nothing in this Clause 36.9 shall be construed as a commitment to advance or arrange any such Additional Facility, New Debt Financing or Permitted Structural Adjustment. The Agent and the Security Agent are authorised and instructed by the Secured Parties to execute any document or take any other action set out in this Clause 36 on behalf of the Secured Parties.

37.	Confidentiality

37.1	Confidential Information

(a)	Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 37.2 (Disclosure of Confidential Information) and Clause 37.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

(b)	Nothing in any Finance Document shall prevent disclosure of any Confidential Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Finance Documents or any transaction carried out in connection with any transaction contemplated by the Finance Documents to become an arrangement described in Part II A 1 of Annex IV of Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU.

37.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information in connection with the Transaction on an as needed and confidential basis if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information and provided that such Finance Party shall remain liable for any failure on the part of such receiving party to keep all Confidential Information confidential and not to disclose it to anyone and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information;

(b)	to any person:

(i)	to (or through) whom it Transfers (or may potentially Transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Borrower and to any of the Borrower's Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraphs (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including any person appointed under paragraph (c) of Clause 27.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above, provided that if the intended recipient is a person to whom the Finance Party would be required to obtain the consent of the Company in order to Transfer a Commitment to such person, that Finance Party must obtain the prior written consent of the Company prior to the making of such disclosure;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or at the request of an administrative authority, or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange (including any Applicable Securities Laws, Relevant Regulator or any other tax or bank supervisory authority) or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 24.13 (Security over Lenders' rights);

(vii)	to whom information is required by law to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	with, to or through whom that Finance Party enters into (or may enter into), whether directly or indirectly, any hedging and/or derivatives transactions of any kind in relation to the Target, the Target Shares and/or the Facility.

(ix)	who is a Party; or

(x)	with the consent of the Company,

in each case, such Confidential Information as that Finance Party shall (acting reasonably and in good faith) consider appropriate provided that:

(A)	in relation to paragraphs (b)(i) or (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has first entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has first entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price sensitive information; or

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is first informed of its confidential nature and that some or all of such Confidential Information may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party (acting reasonably and in good faith), it is not practicable so to do in the circumstances, and a copy of any such Confidentiality Undertaking and any amendment thereto shall be provided to the Company within ten (10) Business Days of request by the Company;

(c)	to any person appointed by that Finance Party or by a person to whom paragraphs (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) provided that the service provider to whom the Confidential Information is to be given has first entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers, amended to the extent necessary to ensure that it is addressed to, or capable of being relied upon by, the Company without requiring its signature by virtue of reliance on the Third Parties Act and is not capable of being materially amended without the prior written consent of the Company, or such other form of Confidentiality Undertaking agreed between the Company and the relevant Finance Party, and a copy of any such Confidentiality Undertaking and any amendment thereto shall be provided to the Company within ten (10) Business Days of request by the Company;

(d)	such Confidential Information to any person to (or through) whom it transfers, or may transfer, any asset subject to security under a Transaction Security Document following an enforcement of the security expressed to be created by such Transaction Security Document;

(e)	such Confidential Information to any person following the occurrence of an Event of Default (in which case the relevant Confidential Information, together with any Material Non-Public Information, may be used by any Lender party hereto, its affiliates, agents and/or hedging counterparties in connection with, or upon, the exercise of any remedies hereunder or under any other Finance Document or any action or proceeding relating to this Agreement or any other Finance Document or the enforcement of rights hereunder or thereunder);

(f)	such Confidential Information to any rating agency or reputable actual or potential providers of credit risk insurance in relation to the Facilities who, in each case, have been made aware of, and agree to be bound by, the obligations under this Clause 37.2 or are in any event subject to confidentiality obligations as a matter of law and practice provided that the rating agency and/or provider of credit risk insurance to whom the Confidential Information is to be given is first informed of its confidential nature and that some or all of such Confidential Information may be price sensitive information, provided that, notwithstanding anything to contrary herein, in no circumstance shall a Finance Party disclose Confidential Information to a person described in (x) sub-paragraph (b)(B)(1) or (b)(B)(4) or (y) sub-paragraph (b)(B)(2), (b)(B)(3), (b)(B)(4) or (b)(B) (except if a Material Event of Default is continuing at the time such disclosure is made) of Clause 24.3 (Conditions of Transfer) unless the prior written consent of the Company (which may be given, withheld, conditioned or delayed in its sole and absolute discretion and shall not, under any circumstances, be deemed given) is obtained. In addition, notwithstanding anything to the contrary herein, any Finance Party, its affiliates, agents or hedging counterparties may use Confidential Information (together with any Material Non-Public Information received by any Finance Party relating to the Company, the Target Shares or the Target) in connection with, or upon, the exercise of remedies hereunder or under any other Finance Document or any action or proceedings relating hereto or any other Finance Document or the enforcement of rights hereunder or thereunder.

37.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or the Borrower the following information:

(i)	name of the Borrower;

(ii)	country of domicile of the Borrower;

(iii)	place of incorporation of the Borrower;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Mandated Lead Arrangers;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facilities;

(ix)	type of Facilities;

(x)	ranking of Facilities;

(xi)	Termination Date for Facilities;

(xii)	changes to any of the information previously supplied pursuant to sub-paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or the Borrower by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Borrower represents that none of the information set out in paragraph (a) above is, nor will at any time be, unpublished price sensitive information.

(d)	The Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or the Borrower; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or the Borrower by such numbering service provider.

37.4	Entire agreement

This Clause 37 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

37.5	Inside information

Each of the Finance Parties:

(a)	acknowledges that some or all of the Confidential Information is or may be material non-public and/or price sensitive information (and acknowledges that none of any members of the Group, any members of the Target Group, Iliad Holding or any of its Subsidiaries, expressly or impliedly, makes any representation as to whether that is the case) and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse;

(b)	undertakes not to use any Confidential Information for any unlawful purpose; and

(c)	agrees with that, without prejudice to the obligations of any member of the Group to deliver or provide information to the Finance Parties as required by any Finance Document, there shall be no requirement, pursuant to this Agreement or otherwise, for any other member of the Group, any members of the Target Group, Iliad Holding or any of its Subsidiaries or any Investor or any of their Affiliates to publish or otherwise make public any unpublished price-sensitive or inside information or any other information which if known to the public would be likely to have an effect on the price of any securities issued by any member of the Group, any member of the Target Group, Iliad Holding or any of its Subsidiaries, in each case unless otherwise agreed by the Company.

37.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 37.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 37.

37.7	Continuing obligations

The obligations in this Clause 37 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) Months from the earlier of:

(a)	the date on which all amounts payable by the Borrower under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

37.8	Electronic Communication

For reasons of technical practicality, electronic communication may be sent in unencrypted form, even if the content may be subject to confidentiality and banking secrecy.

38.	Counterparts

Each Finance Document, Assignment Agreement or Transfer Certificate may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any signature (including (x) any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record and (y) any facsimile, e-pencil or .pdf signature) hereto or any other certificate, agreement or document related to this transaction, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper based record keeping system to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of any Finance Document, Assignment Agreement or Transfer Certificate.

39.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law, provided that Schedule 12 (Information Undertakings), Schedule 13 (General Undertakings), Schedule 14 (Events of Default) and Schedule 15 (Certain New York Law Defined Terms) of this Agreement and any non-contractual obligations arising out of or in connection with those Schedules, which shall be interpreted in accordance with the laws of the State of New York (without prejudice to the fact that this Agreement is governed by English law).

40.	Enforcement

40.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute") including in relation to Schedule 12 (Information Undertakings), Schedule 13 (General Undertakings), Schedule 14 (Events of Default) and Schedule 15 (Certain New York Law Defined Terms) of this Agreement and any non-contractual obligations arising out of or in connection with those Schedules.

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

40.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(i)	irrevocably appoints Kirkland & Ellis International LLP of 30 St. Mary Axe, London EC3A 8AF, United Kingdom (Attention: Cedric van den Borren / Evgeny Zborovsky / Antoine Lebienvenu / James Collins) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the Borrower of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower must promptly (and in any event within ten (10) Business Days of such event taking place) appoint another agent on terms acceptable to the Agent (acting reasonably and in good faith). Failing this, the Agent may appoint another agent for this purpose.

(c)	The Borrower may irrevocably appoint another person as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document, subject to notifying the Agent accordingly. In the case of any replacement of an existing agent for service of process, following the new process agent's appointment and notification to the Agent of such new appointment, the existing process agent may resign.

41.	Contractual Recognition of Bail-In

(a)	Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(i)	any Bail-In Action in relation to any such liability, including:

(A)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(B)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(C)	a cancellation of any such liability; and

(ii)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

(b)	For the purposes of this Clause 41:

"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

"Bail-In Legislation" means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to any state other than such an EEA Member Country and the UK, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

(c)	in relation to the United Kingdom, the UK Bail-in Legislation.

"EEA Member Country" means any member state of the EU, Iceland, Liechtenstein and Norway.

"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

"UK Bail-In Legislation" means Part I of the UK Banking Act 2009 and any other law or regulation applicable in the UK relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

"Write-down and Conversion Powers" means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or Affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and

(c)	in relation to the UK Bail-In Legislation any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or Affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

42.	Waiver of Jury Trial

EACH OF THE PARTIES TO THIS AGREEMENT AGREES TO WAIVE IRREVOCABLY ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN THIS AGREEMENT. This waiver is intended to apply to all Disputes. Each Party acknowledges that (a) this waiver is a material inducement to enter into this Agreement, (b) it has already relied on this waiver in entering into this Agreement and (c) it will continue to rely on this waiver in future dealings. Each Party represents that it has reviewed this waiver with its legal advisers and that it knowingly and voluntarily waives its jury trial rights after consultation with its legal advisers. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

43.	USA Patriot Act

(a)	Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower, a Beneficial Ownership Certification and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.

(b)	For the purposes of this Clause 43:

"Beneficial Ownership Certification" shall mean a certification regarding beneficial ownership, as required by the Beneficial Ownership Regulation.

"Beneficial Ownership Regulation" means 31 C.F.R. § 1010.230.

44.	Acknowledgement regarding any Supported QFC

To the extent that the Finance Documents provide support, through a guarantee or otherwise, for any Swap Obligation or any other agreement or instrument that is a QFC (as defined below) (such support, "QFC Credit Support", and each such QFC, a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Finance Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)	In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States (whether or not the Supported QFC is, in fact, governed by the laws of the United States or a state of the United States). In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime (as defined below, "Default Right") if the Supported QFC and the Finance Documents were governed by the laws of the United States or a state of the United States (whether or not the Supported QFC is, in fact, governed by the laws of the United States or a state of the United States). Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties hereto with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)	As used in this Clause 44, the following terms have the following meanings:

"BHC Act Affiliate" of a party means an "affiliate" (as such term is defined under, and interpreted in accordance with Title 12 of the United States Code (12 U.S.C. 1841(k))) of such party.

"Covered Entity" means any of the following: (i) a "covered entity" as that term is defined in, and interpreted in accordance with Title 12 of the Code of Federal Regulations (12 C.F.R. § 252.82(b)); (ii) a "covered bank" as that term is defined in, and interpreted in accordance with Title 12 of the Code of Federal Regulations (12 C.F.R. § 47.3(b)); or (iii) a "covered FSI" as that term is defined in, and interpreted in accordance with Title 12 of the Code of Federal Regulations (12 C.F.R. § 382.2(b)).

"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with Title 12 of the Code of Federal Regulations (12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

"QFC" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with Title 12 of the United States Code (12 U.S.C. 5390(c)(8)(D)).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The Lenders

Part I
The Original Lenders

Name of Original Lender	Facility B1 Commitment ($)	Facility B2 Commitment ($)	Original Revolving Facility Commitment ($)	Jurisdiction of Tax Residence
BNP Paribas	475,000,000	210,000,000	23,333,333.34	France
Citibank Europe PLC, Ireland Branch	0	45,000,000	5,000,000	Ireland
Crédit Agricole Corporate and Investment Bank	475,000,000	210,000,000	23,333,333.34	France
JPMorgan Chase Bank, N.A., London Branch	285,000,000	135,000,000	15,000,000	United States of America
Natixis	190,000,000	90,000,000	10,000,000	France
Société Générale	475,000,000	210,000,000	23,333,333.32	France
TOTAL	1,900,000,000	900,000,000	100,000,000

Part II
The Lenders as at the First Amendment Effective Date

Name of Original Lender	Facility B1 Commitment ($)	Facility B2 Commitment ($)	Facility B3 Commitment ($)	Original Revolving Facility Commitment ($)	Jurisdiction of Tax Residence
BNP Paribas	0	136,989,936.20	-	18,333,333.33	France
CACIB New York Branch	0	136,989,936.20	-	18,333,333.33	France
Citibank Europe PLC	0	37,360,891.69	-	5,000,000	Ireland
JPMorgan SE	0	112,082,675.07	-	15,000,000	United States of America
Mizuho Bank Europe N.V., Paris Branch	0	37,360,891.66	7,639,108.34	5,000,000	France
Natixis	0	74,721,783.39	10,000,000	10,000,000	France
SMBC Bank International plc, Paris Branch	N/A	74,721,783.39	-	10,000,000	United Kingdom
Société Générale	0	136,989,936.20	-	18,333,333.34	France
DNB Bank ASA, Sweden Branch	N/A	N/A	50,000,000	-	Norway
TOTAL	0	747,217,833.80	67,639,108.34	100,000,000

Schedule 2
Conditions Precedent and Subsequent

Part I
Conditions Precedent to Signing

1.	Borrower and Topco

(a)	Constitutional documents: a copy of the constitutional documents of the Borrower and Topco, being, in respect of Topco, a certified copy of the by-laws (statuts) and an original copy of (i) a company search (extrait K-Bis) and (ii) a non-bankruptcy certificate (certificat de non-faillite), each dated not earlier than 20 Business Days prior to the date of this Agreement.

(b)	An excerpt from the RCS dated no earlier than one Business Day prior to the date of this Agreement of the Borrower.

(c)	An electronic certificate as to the non-inscription of a court decision (certificat de non-inscription d'une décision judiciaire) of the Borrower issued by the insolvency register (Registre de l'insolvabilité) (Reginsol) held and maintained by the RCS dated no earlier than one (1) Business Day prior to the date of this Agreement certifying that no Luxembourg court decision as to inter alia bankruptcy (faillite), suspension of payments (sursis de paiement), judicial reorganisation (reorganisation judiciaire), liquidation (liquidation judiciaire) or foreign court decision as to bankruptcy (faillite), administrative dissolution without liquidation (dissolution administrative sans liquidation) or other analogous procedures which have to be filed with the RCS in accordance with the law of 19 December 2002 relating to the register of commerce and companies as well as the accounting and the annual accounts of companies, as amended, have been filed.

(d)	Board approvals: with respect to the Borrower and Topco, to the extent legally required or if required by its constitutional documents or customary in the relevant jurisdiction, a copy of a resolution of the board of directors or managers or equivalent body of the Borrower and Topco:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices.

(e)	Power of attorney: if applicable, a copy of the power of attorney authorising a specified person or persons, on behalf of Topco, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(f)	Specimen signatures: specimen signatures for the person(s) authorised in the resolutions and the power(s) of attorney referred to above (to the extent such person will execute a Finance Document).

(g)	Manager's certificates: A certificate from the Borrower and Topco (signed by an authorised signatory):

(i)	certifying that each copy document relating to it specified in paragraphs (a) to (e) above is correct, complete and (to the extent executed) in full force and effect and has not been amended or superseded prior to the date of this Agreement; and

(ii)	confirming that borrowing or securing (as relevant) the Total Commitments would not cause any borrowing, guarantee or security limit binding on it (as relevant) to be exceeded.

2.	Finance Documents

A copy of the counterparts of each of the following documents duly executed by the Borrower and Topco (in each case to the extent they are a party to such document):

(a)	this Agreement;

(b)	the Fee Letters; and

(c)	the Agency Fee Letters.

3.	Legal Opinions

The following legal opinions:

(a)	as to capacity:

(i)	a legal opinion from Kirkland & Ellis LLP as French law counsel to the Borrower in respect of Topco's capacity to enter into the Finance Documents; and

(ii)	a legal opinion from Arendt as Luxembourg law counsel to the Borrower in respect of the Borrower's capacity to enter into the Finance Documents;

(b)	as to enforceability a legal opinion from Latham & Watkins LLP as English law counsel to the Original Lenders in respect of the enforceability of this Agreement; and

(c)	as to enforceability a legal opinion from Latham & Watkins A.A.R.P.I. as French law counsel to the Original Lenders in respect of the enforceability of this Agreement.

4.	Offer Announcement

A copy of the Offer Announcement, provided that this condition precedent will be satisfactory to the Facility Agent if the Offer Announcement is provided in the form received by the Arrangers on or prior to the date of the Commitment Letter, save for any amendments or waivers:

(a)	which are not materially adverse to the interests of the Original Lenders (taken as a whole) under the Finance Documents; and/or

(b)	permitted under or not restricted by the terms of this Agreement.

5.	Tax Structure Memorandum

The tax structure report prepared by Bredin Prat SAS entitled "Project Meria – Tax Structure Memorandum" provided that:

(a)	no reliance will be given on the Tax Structure Memorandum as a condition precedent to funding; and

(b)	to the extent the Company (in its sole and absolute discretion) elects to deliver an updated Tax Structure Memorandum to the Arrangers, Original Lenders and Facility Agent after the date of this Agreement, such updated Tax Structure Memorandum shall be deemed to be in form and substance satisfactory to the Arrangers, Lenders and Facility Agent if the final Tax Structure Memorandum is, in form and substance, substantially the same as the final versions or drafts (as applicable) received by the Arrangers prior to the date of the Commitment Letter or, if later, this Agreement, save for any changes which are not materially adverse to the interests of the Original Lenders (taken as a whole) under the Finance Documents or any other changes approved by the Facility Agent (acting reasonably on the instructions of the Majority Lenders (each acting reasonably) with such approval not to be unreasonably withheld, made subject to any condition or delayed). For the avoidance of doubt, the Company and/or Topco may update the Tax Structure Memorandum from time to time and there shall be no requirement for any such updates to be provided to any Finance Party (and failure to provide such updates shall not affect the satisfaction of this condition).

6.	Other

(a)	Process Agent: evidence that the process agent appointed in respect of an Finance Document for the Borrower and Topco has accepted its appointment as agent for service of process.

(b)	KYC: completion of the Arrangers' reasonable "know your customer" checks on Topco and the Company which are required and which (in each case) have been notified to the Company not later than ten (10) Business Days prior to the date of this Agreement or if later, the date falling five (5) Business Days after the Arrangers receive notification of the incorporation of each such company.

Part II
Conditions Precedent to Closing

1.	Offer Documents

(a)	Offer Document: a copy of the Offer Document, provided that this condition precedent will be satisfactory to the Facility Agent if the Offer Document is provided in the form filed with the US Securities and Exchange Commission and published as approved by the Swedish Financial Supervisory Authority and made available to all holders of Target Shares.

(b)	Closing Certificate: a certificate from an authorised signatory of the Company confirming that on or prior to the Closing Date the Offers have become unconditional.

2.	Finance Documents

(a)	The Intercreditor Agreement; and

(b)	A copy of the counterparts of the following Security Document executed by the Investors (in each case to the extent they are a party to such document) on or prior to the Closing Date under this Agreement:

Name of Grantor	Security Document	Governing law of Security Document
Investors	Limited recourse security agreement granting third party security in respect of at least 25% of the total issued ordinary shares in Iliad Holding (it being specified that such security may be granted over the full ownership of such shares or granted separately over the bare ownership and the usufruct of such shares).	France

3.	Legal Opinions

(a)	A legal opinion from Latham & Watkins LLP as English law counsel to the Original Lenders in respect of the enforceability of the Finance Documents governed by English law.

(b)	A legal opinion from Kirkland & Ellis LLP as French law counsel to the Borrower in respect of Topco's capacity to enter into the Finance Documents.

(c)	A legal opinion from Latham & Watkins A.A.R.P.I. as French law counsel to the Original Lenders in respect of the enforceability of the Finance Documents governed by French law.

(d)	A legal opinion from Arendt as Luxembourg law counsel to the Borrower in respect of the Borrower's capacity to enter into the Finance Documents.

(e)	A capacity legal opinion issued by a French notary related to the capacity of the Investors to grant the Security Interest and enter into the Transaction Security Document in each case referred to in paragraph 2 (Finance Documents) above.

4.	Other

(a)	Funds Flow Statement: (only if a statement of sources and uses is not included in the Tax Structure Memorandum) the Funds Flow Statement, provided that such Funds Flow Statement shall not be required to be in a form and substance satisfactory to the Facility Agent.

(b)	Fees: reasonable evidence that all fees then due and payable to the Finance Parties for their own account under the Fee Letter and each Agency Fee Letter on the Closing Date in connection with the Facilities will be paid concurrently with, or out of, the first advances under the Facilities (or as otherwise agreed between the Company and the Facility Agent), provided that a reference to payment of such fees in a Drawdown Request, the Funds Flow Statement or the Tax Structure Memorandum shall be deemed to be reasonable evidence such that this condition precedent is satisfactory to the Facility Agent.

Part III
Conditions Subsequent

Subject to the other terms of this Agreement and the other Finance Documents (including the Agreed Security Principles), the Company and Topco (as applicable) shall enter into the documents listed below within the time periods specified below.

1.	[Reserved]

2.	Finance Documents

(a)	[Reserved];

(b)	On the Closing Date, a copy of the counterparts of each of the following Security Documents executed by Topco or the Company (as applicable):

Name of Grantor	Security Document	Governing law of Security Document
Topco	Limited recourse security agreement granting third party security in respect of Topco's shares in the capital of the Company.	Luxembourg
Topco	Limited recourse receivables pledge agreement in respect of the receivables owed to Topco (as lender) by the Company (as borrower).	Luxembourg

(c)	Within five (5) Business Days of the Closing Date, the Company shall also grant a Luxembourg law governed securities account pledge agreement with respect to the Target Shares owned (the “Target Securities Account Pledge Agreement”).

3.	Legal Opinions

On the Closing Date, the following legal opinions:

(a)	as to capacity a legal opinion from Kirkland & Ellis International LLP as French law counsel to the Borrower in respect of Topco's capacity to enter into the Finance Documents to which it is a party; and

(b)	as to enforceability:

(i)	a legal opinion from Latham & Watkins A.A.R.P.I. as French law counsel to the Original Lenders in respect of the enforceability of the Finance Documents governed by French law; and

(ii)	a legal opinion from Elvinger Hoss Prussen, société anonyme as Luxembourg law counsel to the Original Lenders in respect of the enforceability of the Finance Documents governed by Luxembourg law.

At the time of entry into the Target Securities Account Pledge Agreement, the following legal opinions:

(a)	as to capacity a legal opinion from Arendt as Luxembourg law counsel to the Borrower in respect of the Company’s capacity to enter into the Finance Documents to which it is a party; and

(b)	as to enforceability a legal opinion from Elvinger Hoss Prussen, société anonyme as Luxembourg law counsel to the Original Lenders in respect of the enforceability of the Finance Documents governed by Luxembourg law.

Schedule 3
Requests and Notices

Part I
Form of Utilisation Request – Loans

From:	[Borrower] [Company]

To:	[●] as Agent

Dated:	[●]

To whom it may concern

Meria: Senior Facilities Agreement originally dated 5 August 2024 (as amended) (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a [Loan]/[Pre-Funding Loan] on the following terms:

Borrower:	[●]

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[Facility B1] [Facility B2] [Facility B3] [Original Revolving Facility] [Additional Facility][2]

Currency of Loan:	[●]

Amount:	[●] or, if less, the Available Facility

Interest Period:	[●] [until we deliver a Selection Notice]

3.	[We confirm that the conditions specified in paragraph (a)(i) and (a)(iii) of Clause 4.5 (Utilisations during the Certain Funds Period)] / [Clause 4.2 (Further conditions precedent)] / [Clause 4.6 (Utilisations during an Agreed Certain Funds Period)] are or will be satisfied on the Utilisation Date.][3]

4.	[The proceeds of this Loan should be credited to [account]].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

2             Select the Facility to be utilised and delete references to the other Facilities.

3             To be included in the Utilisation Request for first Utilisation under this Agreement only.

[insert name of Company or relevant Borrower]4

4             Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Company on behalf of the Borrower.

Part II
Form of Selection Notice

From:	[Borrower] [Company]

To:	[●] as Agent

Dated:	[●]

To whom it may concern

Meria: Senior Facilities Agreement originally dated 5 August 2024 (as amended) (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following [Facility B1] [Facility B2] [Facility B3] [Additional Facility] Loan[s] with an Interest Period ending on [●].[5]

3.	[We request that the above [Facility B1] [Facility B2] [Facility B3] [Additional Facility] Loan[s] be divided into [●] [Facility B1] [Facility B2] [Facility B3] [Additional Facility] Loan[s] with the following Base Currency Amounts and Interest Periods:][6]

or

[We request that [the next] / [until we deliver a further Selection Notice, each] Interest Period for the above [Facility B1] [Facility B2] [Facility B3] [Additional Facility] Loan[s] is [●]]7.

4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

[insert name of Company or relevant Borrower]8

5             Insert details of all Term Loans for the relevant Facility which have an Interest Period ending on the same date.

6             Use this option if division of Term Loans is requested.

7             Use this option if sub division is not required.

8             Amend as appropriate. The Selection Notice can be given by the Borrower or by the Company on behalf of the Borrower.

Part III
Form of Transfer Consent Request

From:	[Existing Lender] (the "Existing Lender")

To:	[Company]

Copy:	[Agent]

[●]

Dated:	[●]

To whom it may concern

Meria: Senior Facilities Agreement originally dated 5 August 2024 (as amended) (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Transfer Consent Request. Terms defined in the Facilities Agreement have the same meaning in this Transfer Consent Request unless given a different meaning in this Transfer Consent Request.

2.	The Existing Lender wishes to [assign]/[transfer]/[sub-participate] its rights and obligations in respect of the following Commitments to [●] (the "New Lender") (the "Proposed Transfer"):

(a)	Facility: [●]

(b)	Amount: [●]

3.	We confirm that:

(a)	this consent request is made pursuant to Clause [●]; and

(b)	the Existing Lender and the New Lender have entered into a Confidentiality Undertaking which satisfies the conditions specified in paragraph (e) of Clause 24.3 (Conditions of Transfer).

4.	Please confirm your agreement to the Proposed Transfer by countersigning this Transfer Consent Request or confirming by email to [●] at [email address] copying the Agent on such distribution.

Yours faithfully

authorised signatory for
[Existing Lender]

We acknowledge the Transfer Consent Request and confirm our agreement to the Proposed Transfer.

authorised signatory for
[Company]

Schedule 4
Form of Transfer Certificate

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender") [and [Affiliate or Branch] (the "Designated Affiliate")]

To:	[●] as Agent and [●] as Security Agent

Dated:	[●]

To whom it may concern

Meria: Senior Facilities Agreement originally dated 5 August 2024 (as amended) (the "Facilities Agreement")

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the "Agreement") shall take effect as a Transfer Certificate for the purpose of the Facilities Agreement and as a "[Creditor/Agent Accession Undertaking]" for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 24.7 (Procedure for transfers) of the Facilities Agreement:

(a)	the Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.7 (Procedure for transfers);

(b)	the proposed Transfer Date is [●]; and

(c)	the Facility Office and address, electronic mail address and attention details for notices of the New Lender [and the Designated Affiliate] for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in Clause 24.6 (Limitation of responsibility of Existing Lenders).

4.	[The New Lender confirms that it [is]/[is not] a member of the Group / Investor Affiliate.]

5.	The New Lender confirms that it is:

(a)	in respect of a French Borrower:

(i)	[not a French Qualifying Lender [with respect to a payment of interest] [and] [with respect to a payment of fees]];

(ii)	[a French Qualifying Lender (other than by virtue of being a French Treaty Lender) [with respect to a payment of interest] [and] [with respect to a payment of fees]]; and / or

(iii)	[a French Qualifying Lender by virtue of being a French Treaty Lender (on the assumption that all procedural formalities have been completed) [with respect to a payment of interest] [and] [with respect to a payment of fees]];[9] and

9              Delete as applicable. Each New Lender is required to confirm which of these categories it falls within.

(b)	in respect of a Luxembourg Borrower:

(i)	[not a Luxembourg Qualifying Lender;]

(ii)	[a Luxembourg Qualifying Lender (other than by virtue of being a Luxembourg Treaty Lender); or]

(iii)	[a Luxembourg Qualifying Lender by virtue of being a Luxembourg Treaty Lender (on the assumption that all procedural formalities have been completed).][10]

6.	[We refer to clause [21.2 (Change of Secured Creditors)] of the Intercreditor Agreement:

(a)	in consideration of [each of the Designated Affiliate and] the New Lender being accepted as a [Senior Lender] for the purposes of the Intercreditor Agreement (and as defined therein), [each of the Designated Affiliate and] the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement]; and

(b)	it is expressly agreed that the security created or evidenced by the Transaction Security Documents will be preserved for the benefit of the New Lender[, the Designated Affiliate] and each other Lender.

7.	[The New Lender confirms that it [is]/[is not] a Rated Bank.][11]

8.	The New Lender confirms that it [is]/[is not] an Industry Competitor.

9.	The New Lender confirms that it [is]/[is not] a Sanctioned Person.

10.	The New Lender confirms that it [is]/[is not] a Defaulting Lender.

11.	The New Lender confirms that it [is]/[is not] a Non-Consenting Lender.

12.	The New Lender confirms that it [is]/[is not] a Loan to Own/Distressed Investor.

13.	The New Lender confirms that it is not incorporated or acting through a Facility Office situated in a Non-Cooperative State.

14.	[Pursuant to and subject to Clause 2.5 (Lender Affiliates) of the Facilities Agreement, the New Lender nominates the Designated Affiliate to discharge its obligations and participate in the following Revolving Facility Loans [●].]

15.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

16.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

[10]	Delete as applicable. Each New Lender is required to confirm which of these categories it falls within.
[11]	Include only if the transfer includes the transfer of (1) a Revolving Facility Commitment/ a participation in the Revolving Facility/ a transfer of Available Commitments or (2) a Guarantee Facility Commitment/ a participation in the Guarantee Facility/ a transfer of Available Commitments.

Note: The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE TO THE TRANSFER CERTIFICATE

COMMITMENT / RIGHTS AND OBLIGATIONS TO BE TRANSFERRED

[insert relevant details]

[Facility Office address, electronic mail address and attention details for notices and account details for payments]

[Existing Lender]

By:	[New Lender]

By:
[[Designated Affiliate]

By: ]

This Agreement is accepted as a Transfer Certificate for the purposes of the Facilities Agreement by the Agent, and as a [Creditor/Agent Accession Undertaking] for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [●].

[Agent]

By:

[Security Agent]

By:

Schedule 5
Form of Assignment Agreement

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender") [and [Affiliate or Branch] (the "Designated Affiliate")]

To:	[●] as Agent and [●] as Security Agent

Dated:	[●]

To whom it may concern

Meria: Senior Facilities Agreement originally dated 5 August 2024 (as amended) (the "Facilities Agreement")

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This is an Assignment Agreement. This agreement (the "Agreement") shall take effect as an Assignment Agreement for the purpose of the Facilities Agreement and as a "[Creditor/Agent Accession Undertaking]" for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 24.8 (Procedure for assignment) of the Facilities Agreement:

(a)	the Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender's Commitments and participations in Utilisations under the Facilities Agreement as specified in the Schedule;

(b)	the Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitments and participations in Utilisations under the Facilities Agreement specified in the Schedule; and

(c)	the New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [●].

4.	On the Transfer Date [each of the Designated Affiliate and] the New Lender becomes:

(a)	Party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)	Party to the Intercreditor Agreement as a [Senior Lender].

5.	The Facility Office and address, electronic mail address and attention details for notices of the New Lender [and the Designated Affiliate] for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in Clause 24.6 (Limitation of responsibility of Existing Lenders).

7.	[The New Lender confirms that it [is]/[is not] a member of the Group / Investor Affiliate.]

8.	The New Lender confirms that it is:

(a)	in respect of a French Borrower:

(i)	[not a French Qualifying Lender [with respect to a payment of interest] [and] [with respect to a payment of fees]];

(ii)	[a French Qualifying Lender (other than by virtue of being a French Treaty Lender) [with respect to a payment of interest] [and] [with respect to a payment of fees]]; and /; or

(iii)	[a French Qualifying Lender by virtue of being a French Treaty Lender (on the assumption that all procedural formalities have been completed) [with respect to a payment of interest] [and] [with respect to a payment of fees]];[12] and

(b)	in respect of a Luxembourg Borrower:

(i)	[not a Luxembourg Qualifying Lender;]

(ii)	[a Luxembourg Qualifying Lender (other than by virtue of being a Luxembourg Treaty Lender); or]

(iii)	[a Luxembourg Qualifying Lender by virtue of being a Luxembourg Treaty Lender (on the assumption that all procedural formalities have been completed).][13]

9.	[We refer to clause [21.2 (Change of Secured Creditors)] of the Intercreditor Agreement:

(a)	in consideration of [each of the Designated Affiliate and] the New Lender being accepted as a "[Senior Lender]" for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), [each of the Designated Affiliate and] the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement; and

(b)	it is expressly agreed that the security created or evidenced by the Transaction Security Documents will be preserved for the benefit of the New Lender, [the Designated Affiliate] and each other Lender.]

10.	[Pursuant to and subject to Clause 2.5 (Lender Affiliates) of the Facilities Agreement, the New Lender nominates the Designated Affiliate to discharge its obligations and participate in the following Revolving Facility Loans [●].]

11.	[The New Lender confirms that it [is]/[is not] a Rated Bank.][14]

12.	The New Lender confirms that it [is]/[is not] an Industry Competitor.

13.	The New Lender confirms that it [is]/[is not] a Sanctioned Person.

14.	The New Lender confirms that it [is]/[is not] a Defaulting Lender.

[12]	Delete as applicable. Each New Lender is required to confirm which of these categories it falls within.
[13]	Delete as applicable. Each New Lender is required to confirm which of these categories it falls within.
[14]	Include only if the transfer includes the transfer of (1) a Revolving Facility Commitment/ a participation in the Revolving Facility/ a transfer of Available Commitments or (2) a Guarantee Facility Commitment/ a participation in the Guarantee Facility/ a transfer of Available Commitments.

15.	The New Lender confirms that it [is]/[is not] a Non-Consenting Lender.

16.	The New Lender confirms that it [is]/[is not] a Loan to Own/Distressed Investor.

17.	1The New Lender confirms that it is not incorporated or acting through a Facility Office situated in a Non-Cooperative State.

18.	This Agreement acts as notice to the Agent (on behalf of each Finance Party) and to the Borrower of the assignment referred to in this Agreement.

19.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

20.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note: The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE TO THE ASSIGNMENT AGREEMENT

COMMITMENT / RIGHTS AND OBLIGATIONS TO BE TRANSFERRED BY ASSIGNMENT, RELEASE AND ACCESSION

[insert relevant details]

[Facility Office address, electronic mail address and attention details for notices and account details for payments]

[Existing Lender]

By:		[New Lender]

By:
[[Designated Affiliate]

By:	]

This Agreement is accepted as an Assignment Agreement for the purposes of the Facilities Agreement by the Agent, and as a [Creditor/Agent Accession Undertaking] for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [●].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

[Security Agent]

By:

Schedule 6
Form of Compliance Certificate

To:                      [●] as Agent

From:                  [Company]

Dated:                 [●]

To whom it may concern

Meria: Senior Facilities Agreement originally dated 5 August 2024 (as amended) (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that in respect of the Testing Period ended on [●] (the "Test Date") the Proportionate Net Leverage Ratio on the Test Date was [●] and the Financial Covenant [has/has not] been complied with.[15]

3.	We confirm that, so far as the we are aware, no Event of Default is continuing.[16]

Yours faithfully,

For and on behalf of

[Company]

[15]	Set out in reasonable detail any relevant calculations with respect to compliance with the Financial Covenant.
[16]	If this statement cannot be made, the certificate should identify any Event of Default that is continuing and the steps, if any, being taken to remedy it.

Schedule 7
Timetables

	Facility B Loans	Original Revolving Facility Loans
Delivery of a duly completed Utilisation Request in accordance with Clause 5.1 (Delivery of a Utilisation Request) or a duly completed Selection Notice in accordance with Clause 11.1 (Selection of Interest Periods and Terms):	U-3	U-3 (U-1 during the Certain Funds Period)
	11:30 a.m.	9:00 a.m.
Agent determines (in relation to Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders' participation):	U-3	U-3 (U-1 during the Certain Funds Period)
	1.00 p.m.	1.00 p.m.
Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders' participation):	U-3	U-3 (U-1 during the Certain Funds Period)
	1.30 p.m.	1.30 p.m.
Applicable Term SOFR rate is fixed:	Quotation Day as of 11.00 a.m in New York	Quotation Day as of 11.00 a.m in New York

"U"       =       the Utilisation Date (or, in relation to the delivery of a Selection Notice, the end of the prior Interest Period)

"U-X"   =      X Business Days prior to the Utilisation Date

Schedule 8
Agreed Security Principles

1.	Agreed Security Principles

(a)	The guarantees and security to be provided under the Finance Documents will be given in accordance with the security principles set out in this Schedule 8 (the "Agreed Security Principles"). This Schedule 8 identifies the Agreed Security Principles and addresses the manner in which the Agreed Security Principles will impact on and determine the extent and terms of the guarantees and security proposed to be provided under any Finance Document.

(b)	The Agreed Security Principles embody the recognition by all parties that there may be certain legal and practical difficulties in obtaining effective or commercially reasonable guarantees and/or security from all relevant members of the Group in each jurisdiction in which it has been agreed that guarantees and security will be granted by those members. In particular:

(i)	general legal and statutory limitations, regulatory restrictions, financial assistance, anti-trust and other competition authority restrictions, corporate benefit, fraudulent preference, equitable subordination, "transfer pricing", "thin capitalisation", "earnings stripping", "controlled foreign corporation" and other tax restrictions, "exchange control restrictions", "capital maintenance" rules and "liquidity impairment" rules, tax restrictions, retention of title claims, employee consultation or approval requirements and similar principles may limit the ability of a member of the Group to provide a guarantee or security or may require that the guarantee or security be limited as to amount or otherwise and, if so, the guarantee or security will be limited accordingly provided that, to the extent requested by the Security Agent before signing any applicable security or accession document, the relevant member of the Group shall use reasonable endeavours (but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle or otherwise such guarantee or security document shall be subject to such limit;

(ii)	without prejudice to the security to be granted pursuant to Schedule 2 (Conditions Precedent and Subsequent), a key factor in determining whether or not (and the terms on which) security will be taken (and in respect of the security, the extent of its perfection and/or registration) is the applicable time and cost (including adverse effects on taxes, interest deductibility, stamp duty, registration costs and taxes, notarial costs, translation costs and all applicable legal and notarial fees and adverse effects on the ability of the Group to obtain or maintain local facilities or other financing arrangements, including any factoring or similar arrangement in each case permitted under this Agreement) which will not be disproportionate to the benefit accruing to the Finance Parties of obtaining such security;

(iii)	without prejudice to the security to be granted pursuant to Schedule 2 (Conditions Precedent and Subsequent), members of the Group will not be required to give guarantees or enter into security documents if they are not wholly owned by another member of the Group or if it is not within the legal capacity of the relevant members of the Group or if it would conflict with the fiduciary or statutory duties of their Officers or contravene any applicable legal, regulatory or contractual prohibition or restriction or have the potential to result in a material risk of personal or criminal liability for any Officer of or for any member of the Group provided that, to the extent requested by the Security Agent before signing any applicable security document or accession document, the relevant member of the Group shall use reasonable endeavours (but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle or otherwise such guarantee or security document shall be subject to such limit;

(iv)	without prejudice to the security to be granted pursuant to Schedule 2 (Conditions Precedent and Subsequent), guarantees and security will be limited so that the aggregate of notarial costs and all registration and like taxes and duties relating to the provision of security will not exceed an amount to be agreed between the Company and the Security Agent;

(v)	without prejudice to the security to be granted pursuant to Schedule 2 (Conditions Precedent and Subsequent), where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit of such security, security will be granted over the material assets only;

(vi)	it is expressly acknowledged that it may be either impossible or impractical to create security over certain categories of assets in which event security will not be taken over such assets;

(vii)	without prejudice to the security to be granted pursuant to Schedule 2 (Conditions Precedent and Subsequent), any asset subject to a legal requirement, contract, lease, licence, instrument, regulatory constraint (including any agreement with any government or regulatory body) or other third party arrangement (other than restrictions contained in the constitutional documents of a member of the Group or in any intra-Group loan agreement), which may prevent or condition the asset from being charged, secured or being subject to the applicable security document (including requiring a consent of any third party, supervisory board or works council (or equivalent)) and any asset which, if subject to the applicable security document, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations with respect to any member of the Group in respect of the asset or require the relevant chargor to take any action materially adverse to the interests of the Group or any member thereof, in each case will be excluded from a guarantee or security document;

(viii)	without prejudice to the security to be granted pursuant to Schedule 2 (Conditions Precedent and Subsequent), the giving of a guarantee, the granting of security and the registration and/or the perfection of the security granted will not be required if it would have a material adverse effect on the ability of the relevant member of the Group to conduct its operations and business in the ordinary course as otherwise permitted by the Finance Documents (including dealing with the secured assets and all contractual counterparties or amending, waiving or terminating (or allowing to lapse) any rights, benefits or obligations, in each case prior to a Declared Default which is continuing), and any requirement under the Agreed Security Principles to seek consent of any person or take or not take any other action shall be subject to this sub-paragraph (viii);

(ix)	any security document will only be required to be notarised if required by law in order for the relevant security to become effective or admissible in evidence;

(x)	to the extent possible and unless required by applicable law, there should be no action required to be taken in relation to the guarantees or security when any lender assigns or transfers any of its participation to a new lender (and, unless explicitly agreed to the contrary in this Agreement, no member of the Group shall bear or otherwise be liable for any taxes, any notarial, registration or perfection fees or any other costs, fees or expenses that result from any assignment or transfer by a Finance Party);

(xi)	no title investigations or other diligence on assets will be required and no title insurance will be required;

(xii)	without prejudice to the security to be granted pursuant to Schedule 2 (Conditions Precedent and Subsequent), security will not be required over any assets subject to security in favour of a third party (other than in relation to security under general business conditions of account banks which do not prohibit or prevent the creation of Transaction Security over such accounts) or any cash constituting regulatory capital or customer cash (and such assets or cash shall be excluded from any relevant security document);

(xiii)	without prejudice to the security to be granted pursuant to Schedule 2 (Conditions Precedent and Subsequent), to the extent legally effective, all security will be given in favour of the Security Agent and not the secured creditors individually (with the Security Agent to hold one set of security documents for all the Finance Parties); "parallel debt" provisions will be used where necessary (and included in the Intercreditor Agreement and not the individual security documents); no member of the Group will be required to take any action in relation to any guarantees or security as a result of any assignment or transfer by a Lender;

(xiv)	without prejudice to the security to be granted pursuant to Schedule 2 (Conditions Precedent and Subsequent), guarantees and security will not be required from or over the assets of, any joint venture or similar arrangement, any minority interest or any member of the Group that is not wholly-owned by another member of the Group;

(xv)	each security document shall be deemed not to restrict or condition any transaction permitted under this Agreement or the Intercreditor Agreement and the security granted under each security document shall be deemed to be subject to these Agreed Security Principles, before and after the execution of the relevant security document and creation of the relevant security;

(xvi)	no security may be provided on terms which are inconsistent with the turnover or sharing provisions in the Intercreditor Agreement;

(xvii)	the Secured Parties (or any agent or similar representative appointed by them at the relevant time) will not be able to exercise any power of attorney or set-off granted to them under the terms of the Finance Documents prior to the occurrence of a Declared Default which is continuing;

(xviii)	no guarantee or security shall guarantee or secure any "Excluded Swap Obligations" defined in accordance with the LSTA Market Advisory Update dated February 15, 2013 entitled "Swap Regulations' Implications for Loan Documentation", and any update thereto by the LSTA;

(xix)	no guarantee or security shall be provided or required to the extent it would constitute or may constitute unlawful financial assistance within the meaning of French law or applicable law or any equivalent provision of any other applicable law or any Applicable Securities Law;

(xx)	other than a general filing relating to a floating charge or blanket lien, no perfection, filing or other action will be required with respect to assets of a type not owned by members of the Group; and

(xxi)	no translation of any document relating to any security or any asset subject to any security will be required to be prepared or provided to the Secured Parties, unless (i) required for such documents to become effective or admissible in evidence and (ii) a Declared Default is continuing.

2.	Guarantees

Notwithstanding any other provision in the Finance Documents to the contrary, the Borrower shall not be (and shall not be required to be) a guarantor under or in connection with the Finance Documents without its express prior written consent.

3.	Governing Law and Scope

Without prejudice to the security to be granted pursuant to Schedule 2 (Conditions Precedent and Subsequent), no security or guarantees shall be required to be given by (or over the shares or investments in any joint venture or similar arrangement, any minority interest or any member of the Group that is not wholly owned by another member of the Group.

4.	Terms of Security Documents

The following principles will be reflected in the terms of any security taken in connection with the Facilities:

(a)	security will not be enforceable or crystallise until the occurrence of a Declared Default which is continuing (or, in the case of the Target Securities Account Pledge Agreement, as set out therein);

(b)	the beneficiaries of the security or any Agent will only be able to exercise a power of attorney following the occurrence of a Declared Default which is continuing;

(c)	the security documents should only operate to create security rather than to impose new commercial obligations or repeat clauses in other Finance Documents; accordingly:

(i)	they should not contain additional representations, undertakings or indemnities (including in respect of insurance, information, maintenance or protection of assets, further assurance or the payment of fees, costs and expenses) unless required for the creation or perfection of security under applicable law; and

(ii)	nothing in any security document shall (or be construed to) prohibit any transaction, matter or other step (or a grantor of security taking or entering into the same) or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto) the subject of (or expressed to be the subject of) the security agreement if permitted by the terms of the other Finance Documents (and accordingly to such extent, the Security Agent shall promptly effect releases, confirmations, consents to deal or similar steps always at the cost of the relevant grantor of the security);

(d)	no security will be granted over parts, stock, moveable plant, equipment or receivables if it would require labelling, segregation or periodic listing or specification of such parts, stock, moveable plant, equipment or receivables;

(e)	perfection will not be required in respect of (i) vehicles and other assets subject to certificates of title or (ii) letter of credit rights and tort claims (or the local law equivalent);

(f)	without prejudice to the notice of pledge and acknowledgement thereof required to be delivered under the Target Securities Account Pledge Agreement, in no event shall control agreements (or perfection by control or similar arrangements) be required with respect to any assets (including deposit or securities accounts);

(g)	without prejudice to (x) the security to be granted pursuant to Schedule 2 (Conditions Precedent and Subsequent), security will, where possible and practical, automatically create security over future assets of the same type as those already secured; where local law requires supplemental pledges, lists of assets or notices to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental pledges, lists of assets or notices will be provided only upon request of the Security Agent and at intervals no more frequent than annually;

(h)	each security document must contain a clause which records that if there is a conflict between the security document and this Agreement or the Intercreditor Agreement then (to the fullest extent permitted by law) the provisions of this Agreement or (as applicable) the Intercreditor Agreement will take priority over the provisions of the security document (and that, if requested to do so by (and at the cost of) the Company, the Security Agent will enter into such amendments, waivers or consents as are necessary to remove such conflict); and

(i)	each security document must contain a clause substantially similar to the following:

Notwithstanding anything to the contrary in this Agreement but without prejudice to the creation or perfection of any security interest under this Agreement, the terms of this Agreement shall not operate or be construed so as to prohibit or restrict any transaction, matter or other step (or the [security grantor] taking or entering into the same or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto)) permitted by the [Debt Documents] (as defined in the Intercreditor Agreement) (other than this Agreement), and the Security Agent shall promptly enter into such documentation and/or take such other action in relation to this Agreement as is required by the [security grantor] (acting reasonably) in order to facilitate any such transaction, matter or other step, including by way of executing any confirmation, consent to dealing, release or other similar or equivalent document, or returning any physical collateral.

5.	Excluded Assets

The Borrower shall not be required to grant Security over any of its assets except, subject to the other terms of these Agreed Security Principles (including the Overriding Principle), as set out in this Agreement.

6.	Bank Accounts

(a)	Without prejudice to the Overriding Principle, if the Borrower grants security over its material current bank accounts it will be free to deal, operate and transact business in relation to those accounts (including opening and closing accounts) (except as set out in the Target Securities Account Pledge Agreement) until the occurrence of a Declared Default which is continuing (or, in the case of the Target Securities Account Pledge Agreement, as set out therein). For the avoidance of doubt, there will be no "fixed" security over bank accounts, cash or receivables or any obligation to hold or pay cash or receivables in a particular account until the occurrence of a Declared Default which is continuing (or, in the case of the Target Securities Account Pledge Agreement, as set out therein).

(b)	Subject to paragraph (c), no notice of security may be prepared or served on and consent to the security requested from, the account bank until the occurrence of a Declared Default which is continuing (or, in the case of the Target Securities Account Pledge Agreement, as set out therein).

(c)	If the Borrower grants security over its material current bank accounts (and (x) the giving of notice of security is market practice in the relevant jurisdiction and (y) it is possible to give such notice of security without disrupting the operation of the account(s) in question, in each case as determined by the Company in its sole discretion), notice of the security will be served on the account bank in relation to applicable accounts within ten (10) Business Days (or as otherwise set out in the Target Securities Account Pledge Agreement in respect thereof) from (and excluding) the date of the security document (or accession thereto) and the applicable grantor of the security will use its reasonable endeavours to obtain an acknowledgement of that notice within twenty (20) Business Days of service (or as otherwise set out in the Target Securities Account Pledge Agreement). If the grantor of the security has used its reasonable endeavours but has not been able to obtain acknowledgement or acceptance its obligation to obtain acknowledgement will cease on the expiry of that twenty (20) Business Day period. Irrespective of whether notice of the security is required for perfection, if the service of notice would prevent any member of the Group from using a bank account in the course of its business no notice of security will be served until the occurrence of a Declared Default which is continuing (or, in the case of the Target Securities Account Pledge Agreement, as set out therein).

(d)	Any security over bank accounts will be subject to any security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank. No member of the Group will be required to change its banking arrangements or standard terms and conditions in connection with the granting of bank account security.

7.	Intercompany Debts

Without prejudice to the Overriding Principle, if the Borrower or the Target grants security over any debt owed to it by any other member of the Group it will be free to deal with, amend, waive or terminate those debts in the course of its business until the occurrence of a Declared Default which is continuing. If required under local law, security over receivables will be registered subject to the general principles set out in these Agreed Security Principles following the occurrence of a Declared Default which is continuing.

8.	Real Estate

No security shall be granted over real property.

9.	Shares

(a)	Without prejudice the security to be granted pursuant to Schedule 2 (Conditions Precedent and Subsequent), security over shares will be limited to shares in the Borrower and the Target notwithstanding that the Borrower or Target may be a non-wholly owned member of the Group.

(b)	Until a Declared Default is continuing (or, in the case of the Target Securities Account Pledge Agreement, as set out therein), the legal title of the shares will remain with the relevant grantor of the security (unless transfer of title on granting such security is customary in the applicable jurisdiction (as agreed between the legal counsel of the Group and the legal counsel of the Agent in the relevant jurisdiction)) and any grantor of share security will be permitted to retain and to exercise voting rights and powers in relation to any shares and other related rights charged by it and receive, own and retain all assets and proceeds in relation thereto without restriction or condition.

(c)	Where customary and applicable as a matter of law, following a request by the Security Agent, the applicable share certificate (or other documents evidencing title to the relevant shares) and a stock transfer form executed in blank (or applicable law equivalent) will be provided to the Security Agent:

(i)	(with respect to any Transaction Security Document entered into pursuant to Part II (Conditions Precedent to Closing) and Part III (Conditions Subsequent) of Schedule 2 (Conditions Precedent and Subsequent), as soon as reasonably practicable following the Closing Date (and taking into account any stamping requirements in respect of any stock transfer form (or applicable law equivalent)); and

(ii)	(with respect to any other Transaction Security Document), as soon as reasonably practicable following execution (and taking into account any stamping requirements in respect of any stock transfer form (or applicable law equivalent)) of that Transaction Security Document.

10.	The Overriding Principle

(a)	The Parties agree that the overriding intention is for security in respect of the Secured Debt Documents only be granted by the Borrower, Topco and the Investors as set out in Schedule 2 (Conditions Precedent and Subsequent) (this paragraph (a), the "Overriding Principle").

(b)	Save as described in paragraph (a) above, no other security will be granted and for the avoidance of doubt, save as set out in paragraph (a) above, no member of the Group shall be required to grant a floating charge (or any floating "all asset" or similar security interest, however described) over its assets located in any jurisdiction. No guarantees or security will be required to be provided by any member of the Target Group.

(c)	If, in accordance with this Schedule 8, a person is not required to grant any guarantee or to grant security over an asset, the Company may, in its sole discretion, elect to (or to procure that such person will) grant such guarantee or security ("Voluntary Credit Support"), provided that the Secured Parties shall not be obliged to accept the benefit or any guarantee and/or security in the event of legal and/or regulatory constraints or restrictions.

(d)	Each Secured Party shall be required to accept such Voluntary Credit Support and shall enter into any document requested by the Borrower to create, perfect, register or notify third parties of such Voluntary Credit Support on such terms as the Borrower shall, in its sole discretion, elect, provided that the Secured Parties shall not be obliged to accept the benefit or any guarantee and/or security in the event of legal and/or regulatory constraints or restrictions.

11.	Amendment

In the event of any conflict or inconsistency between any term of these Agreed Security Principles and any term of a Transaction Security Document, the Secured Parties authorise, instruct and direct the Security Agent to, and the Security Agent shall promptly (at the option and upon request of the Borrower) (i) enter into such amendments to such Transaction Security Document or (ii) release and terminate such Transaction Security Document and enter into a replacement Transaction Security Document on such amended terms, in each case as shall be necessary or desirable to cure such conflict or inconsistency.

Schedule 9
Form of Increase Confirmation

To:	[●] as Agent, [●] as Security Agent, and [●] as the Borrower

From:	[Increase Lender] (the "Increase Lender")

Dated:	[●]

To whom it may concern

Meria: Senior Facilities Agreement originally dated 5 August 2024 (as amended) (the "Facilities Agreement")

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the "Agreement") shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement and as a "[Creditor/Agent Accession Undertaking]" for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.3 (Increase) of the Facilities Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the "Relevant Commitment") as if it was an Original Lender under the Facilities Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the "Increase Date") is [●].

5.	On the Increase Date, the Increase Lender becomes party to:

(a)	the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)	the Intercreditor Agreement as a Senior Lender.

6.	The Facility Office and address, electronic mail address and attention details for notices to the Increase Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender confirms that it is:

(a)	in respect of a French Borrower:

(i)	[not a French Qualifying Lender [with respect to a payment of interest] [and] [with respect to a payment of fees]];

(ii)	[a French Qualifying Lender (other than by virtue of being a French Treaty Lender) [with respect to a payment of interest] [and] [with respect to a payment of fees]]; and / or

(iii)	[a French Qualifying Lender by virtue of being a French Treaty Lender (on the assumption that all procedural formalities have been completed) [with respect to a payment of interest] [and] [with respect to a payment of fees]];[17] and

[17]	Delete as applicable. Each New Lender is required to confirm which of these categories it falls within.

(b)	in respect of a Luxembourg Borrower:

(i)	[not a Luxembourg Qualifying Lender;]

(ii)	[a Luxembourg Qualifying Lender (other than by virtue of being a Luxembourg Treaty Lender); or]

(iii)	[a Luxembourg Qualifying Lender by virtue of being a Luxembourg Treaty Lender (on the assumption that all procedural formalities have been completed).][18]

8.	The Increase Lender expressly acknowledges the limitations on the Lenders' obligations referred to in paragraph (f) of Clause 2.3 (Increase).

9.	The Increase Lender confirms that it is not a member of the Group / Investor Affiliate.

10.	[The Increase Lender confirms that it [is]/[is not] a Rated Bank.][19]

11.	The Increase Lender confirms that it [is]/[is not] an Industry Competitor.

12.	The Increase Lender confirms that it [is]/[is not] a Defaulting Lender.

13.	The Increase Lender confirms that it [is]/[is not] a Non-Consenting Lender.

14.	The Increase Lender confirms that it [is]/[is not] a Loan to Own/Distressed Investor.

15.	The Increase Lender confirms that it [is]/[is not] a Sanctioned Person.

16.	The Increase Lender confirms that it is not incorporated or acting through a Facility Office situated in a Non-Cooperative State.

17.	We refer to clause [21.2] (Change of Secured Creditors) of the Intercreditor Agreement. In consideration of the Increase Lender being accepted as a "[Senior Lender]" for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the Increase Lender confirms that, as from the Increase Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

18.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

19.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

20.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note: The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

[18]	Delete as applicable. Each Increase Lender is required to confirm which of these categories it falls within.
[19]	Include only if the transfer includes the transfer of a Revolving Facility Commitment/a participation in a Revolving Facility/ a transfer of Available Commitments.

SCHEDULE TO THE INCREASE CONFIRMATION

RELEVANT COMMITMENT/RIGHTS AND OBLIGATIONS

TO BE ASSUMED BY THE INCREASE LENDER

[insert relevant details]

[Facility office address, electronic mail address and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Agent, and as a [Creditor/Agent Accession Undertaking] for the purposes of the Intercreditor Agreement by the Security Agent and the Increase Date is confirmed as [●].

[Agent]

By:

[Security Agent]

Schedule 10
Forms of Notifiable Debt Purchase Transaction Notice

Part I
Form of Notice on Entering into Notifiable Debt Purchase Transaction

To:	[●] as Agent

From:	[The Lender]

Dated:	[●]

To whom it may concern

Meria: Senior Facilities Agreement originally dated 5 August 2024 (as amended) (the "Facilities Agreement")

1.	We refer to paragraph (h) of Clause 25 (Debt Purchase Transactions) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We have entered into a Notifiable Debt Purchase Transaction.

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below:

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)
[Facility B1 Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Facility B2 Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Facility B3 Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Revolving Facility Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Additional Facility Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

Part II
Form of Notice on Termination of Notifiable Debt Purchase Transaction

To:	[●] as Agent

From:	[The Lender]

Dated:	[●]

To whom it may concern

Meria: Senior Facilities Agreement originally dated 5 August 2024 (as amended) (the "Facilities Agreement")

1.	We refer to paragraph (i) of Clause 25 (Debt Purchase Transactions) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [●] has [terminated]/ [ceased to be with a member of the Group / Investor Affiliate].

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below:

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)
[Facility B1 Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Facility B2 Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Facility B3 Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Revolving Facility Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Additional Facility Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

Company

authorised signatory for [Company]

Schedule 11
Forms of Additional Facility Notifications

Part I
Form of Additional Facility Lender Accession Notice

To:	[●] as Agent and [●] as Security Agent

From:	[New Additional Facility Lender]

Dated:	[●]

To whom it may concern

Meria: Senior Facilities Agreement originally dated 5 August 2024 (as amended) (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is an Additional Facility Lender Accession Notice for the purpose of the Facilities Agreement and a "[Creditor/Agent Accession Undertaking]" for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Lender Accession Notice unless given a different meaning in this Additional Facility Lender Accession Notice.

2.	[Name of Additional Facility Lender] (the "New Additional Facility Lender") of [address/registered office] agrees to become an Additional Facility Lender and to be bound by the terms of the Facilities Agreement as a Lender under [insert details of relevant Additional Facility].

3.	On the date the Additional Facility referred to above becomes effective in accordance with Clause 2.2 (Additional Facilities) of the Facilities Agreement (the "Effective Date"), the New Additional Facility Lender shall become:

(a)	party to the Facilities Agreement as a Lender; and

(b)	party to the Intercreditor Agreement as a Senior Lender (as defined therein).

4.	In consideration of the New Additional Facility Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Additional Facility Lender confirms that, as from the Effective Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

5.	The New Additional Facility Lender assumes all the rights and obligations of a Lender in relation to the Commitments under the Facilities Agreement specified in the schedule to this Additional Facility Lender Accession Notice (the "Schedule") in accordance with the terms of the Facilities Agreement.

6.	The administrative details of the New Additional Facility Lender for the purposes of the Facilities Agreement and the Intercreditor Agreement are as follows:

Address:	[●]

Electronic mail address:	[●]

Attention:	[●]

[insert any other relevant details (if any)]

7.	The New Additional Facility Lender confirms that it is:

(a)	in respect of a French Borrower:

(i)	[not a French Qualifying Lender [with respect to a payment of interest] [and] [with respect to a payment of fees]];

(ii)	[a French Qualifying Lender (other than by virtue of being a French Treaty Lender) [with respect to a payment of interest] [and] [with respect to a payment of fees]]; and / or

(iii)	[a French Qualifying Lender by virtue of being a French Treaty Lender (on the assumption that all procedural formalities have been completed) [with respect to a payment of interest] [and] [with respect to a payment of fees]];[20] and

(b)	in respect of a Luxembourg Borrower:

(i)	[not a Luxembourg Qualifying Lender;]

(ii)	[a Luxembourg Qualifying Lender (other than by virtue of being a Luxembourg Treaty Lender); or]

(iii)	[a Luxembourg Qualifying Lender by virtue of being a Luxembourg Treaty Lender (on the assumption that all procedural formalities have been completed).][21] and

8.	The New Additional Facility Lender confirms that it [is]/[is not] an Industry Competitor.

9.	The New Additional Facility Lender confirms that it [is]/[is not] a Defaulting Lender.

10.	The New Additional Facility Lender confirms that it [is]/[is not] a Non-Consenting Lender.

11.	The New Additional Facility Lender confirms that it [is]/[is not] a Loan to Own/Distressed Investor.

12.	The New Additional Facility Lender confirms that it is not incorporated or acting through a Facility Office situated in a Non-Cooperative State.

13.	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

14.	This Additional Facility Lender Accession Notice has been executed and delivered as a deed on the date stated at the beginning of this Additional Facility Lender Accession Notice and is governed by English law.

20 Delete as applicable. Each New Lender is required to confirm which of these categories it falls within.

21 Delete as applicable. Each New Lender is required to confirm which of these categories it falls within.

THE SCHEDULE TO THE ADDITIONAL FACILITY LENDER ACCESSION NOTICE

COMMITMENT TO BE ASSUMED

[insert relevant details]

[Facility office address, electronic mail address and attention details for notices and account details for payments]

[New Additional Facility Lender]

By:

This Additional Facility Lender Accession Notice is accepted by the Agent and the Security Agent and the accession Effective Date is confirmed by the Agent as [●].

[Agent]

By:

[Security Agent]

By:

Part II
Form of Additional Facility Notice

To:	[ ●] as Agent

From:	[The Company], [Borrower] and [Additional Facility Lenders]

Dated:	[●]

To whom it may concern

Meria: Senior Facilities Agreement originally dated 5 August 2024 (as amended) (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of an Additional Facility. Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice unless given a different meaning in this Additional Facility Notice.

2.	We have agreed with the banks, financial institutions and other persons set out in the Schedule (Additional Facility Lenders and Additional Facility Commitments) to this Additional Facility Notice (the "Additional Facility Lenders") in respect of the Additional Facility Commitments detailed in this Additional Facility Notice that they will provide Additional Facility Commitments set out in the Schedule (Additional Facility Lenders and Additional Facility Commitments) to this Additional Facility Notice.

3.	The Additional Facility will be established on the following terms:

Borrower(s):	[●]

Base Currency:	[●]

Other available/optional currencies (if any, as applicable):	[●]

Purpose:	[●]

Additional conditions to drawdown (including any Agreed Certain Funds Period and related conditions (if any))

[The Additional Facility will be provided on a certain funds basis in accordance with the provisions set out in Clause 4.6 (Utilisations during an Agreed Certain Funds Period) of the Facilities Agreement on the basis that:

(a)        the "Agreed Certain Funds Entity" will be [●];

(b)        the "Agreed Certain Funds Period" will be the Availability Period for the [●] described in this Additional Facility Notice below; and

(c)        an "Agreed Certain Funds Utilisation" will be a reference to a Utilisation made or to be made under the Additional Facility.]

[The Additional Facility Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) of the Facilities Agreement in relation to a Utilisation of the Additional Facility if on or before the Utilisation Date for that Utilisation the Agent has received all of the documents and other evidence listed in Schedule to this Additional Facility Notice[22] in form and substance satisfactory to the Agent (acting reasonably) or receipt of such documents and evidence has been waived by the Majority Lenders participating in the Additional Facility. The Agent shall notify the Company and the Additional Facility Lenders upon being so satisfied.]

22 Note: Include schedule of any such requirements.

Interest rate (including applicable margin, basis and/or margin ratchet):	[●]

Commitment Fee	[●]

Additional Facility Commencement Date:	[The date of this Additional Facility Notice]

Availability Period:	[●]

Termination Date:	[●]

Repayment profile:	[●]

Amortisation schedule (if any):	[●]

Mandatory prepayment provisions (if any):	[●]

Summary of security:	[●]

Ranking	[Pari Passu with Facility B]

Financial Covenant (if applicable):	[The Additional Facility Lenders shall have the benefit of the Financial Covenant.]

Assignment, sub-participation and transfer conditions:	[●]

[Other:

[The Additional Facility will [be a standalone Facility]/[increase the existing [●] Facility Commitments] so that the Additional Facility is fungible with [●] and, on the Additional Facility Commencement Date, such Additional Facility shall be designated as "[●]" for the purposes of the Intercreditor Agreement.

[●]][23]

4.	This Additional Facility Notice may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Additional Facility Notice. Delivery of a counterpart of this Additional Facility Notice by email attachment or telecopy shall be an effective mode of delivery.

23 Include any other applicable information requests or directions applicable to the Additional Facility or required by Clause 2.2 (Additional Facilities).

5.	This Additional Facility Notice and any non-contractual obligations arising out of, or in connection with, it are governed by English law. The provisions of Clause 40 (Enforcement) of the Facilities Agreement shall be deemed to be incorporated into this Additional Facility Notice in full, mutatis mutandis.

This Additional Facility Notice has been entered into on the date stated at the beginning of this Additional Facility Notice.

Yours faithfully

For and on behalf of [●] as the Company

For and on behalf of [●] as Borrower

For and on behalf of [●] as Additional Facility Lender

Schedule

Additional Facility Lenders and Additional Facility Commitments

Name of Additional Facility Lender	Existing Lender (yes/no)	Additional Facility Commitment ([CURRENCY])
[●]	[Yes / No]	[●]
[●]	[Yes / No]	[●]
[●]	[Yes / No]	[●]
	Total	[●]

Yours faithfully

For and on behalf of
[●]
as the Company

For and on behalf of
[●]
as Borrower

For and on behalf of
[●]
as Additional Facility Lender

Schedule 12
Information Undertakings

The capitalized words and expressions in this Schedule 12 shall have the meaning ascribed to them in Schedule 15 (Certain New York Law Defined Terms) save that if a capitalized word or expression is not given a meaning in Schedule 15 (Certain New York Law Defined Terms), it shall be given the meaning ascribed to it in Clause 1.1 (Definitions) or otherwise pursuant to the recitals to this Agreement. The undertakings contained in this Schedule 12 shall be varied in accordance with the other provisions of this Agreement.

1.	Following the Closing Date, the Company will deliver to the Agent the following:

Annual Financial Statements

(a)	within one hundred and twenty (120) days after the end of each Accounting Period (or in respect of the first complete Accounting Period to end after the Closing Date or the first Accounting Period following any change in the Accounting Reference Date, within one hundred and fifty (150) days after the end of such Accounting Period), the audited unconsolidated financial statements of the Company for that Accounting Period (the "Annual Financial Statements"); and

Quarterly Financial Statements

(b)	within sixty (60) days (or in respect of the first two applicable Financial Quarters ending after the Closing Date or after a change in Accounting Reference Date, within ninety (90) days) after the end of each of the first three (3) Financial Quarters in any Financial Year, the unconsolidated management accounts for the Company for that Financial Quarter (which, for the avoidance of doubt, may also take the form of (x) cumulative management accounts for the Accounting Period to date or (y) cumulative management accounts for the Relevant Period ending on the last day of that Financial Quarter) (the "Quarterly Financial Statements"); provided that the first set of Quarterly Financial Statements required to be delivered shall be those relating to the first applicable complete Financial Quarter to commence after the Closing Date; and

Material Events

(c)	promptly after the occurrence of a material event that the Company announces publicly or any acquisition, disposition or restructuring, merger or similar transaction that is material to the Company, taken as a whole, or a change in a senior executive officer of the Company or a change in auditors of the Company, a report containing a description of such event; and

Target

(d)	promptly after distribution to the trustee under the Target Indenture, the reports delivered by the Target to the trustee under the Target Indenture pursuant to Section 4.03 (Provision of Financial Information) of the Target Indenture or, at the election of the Company, consolidated financial statements of the Company that comply with paragraphs (a) and (b) above.

2.	Notwithstanding anything to the contrary in paragraph 1 above:

(a)	if consolidated financial statements and/or management accounts cannot be provided due to the lack of appropriate financial systems and/or the accounting principles applied by members of the Group are not consistent, aggregated financial statements and/or management accounts may be provided (and appropriate adjustments made for any intra-Group transactions); and

(b)	delivery of financial statements and/or management accounts in the same format as customarily prepared by the Target Group shall satisfy the requirements of this Schedule 12.

Schedule 13
General Undertakings

The capitalized words and expressions in this Schedule 13 shall have the meaning ascribed to them in Schedule 15 (Certain New York Law Defined Terms) save that if a capitalized word or expression is not given a meaning in Schedule 15 (Certain New York Law Defined Terms), it shall be given the meaning ascribed to it in Clause 1.1 (Definitions) or otherwise pursuant to the recitals to this Agreement. The undertakings contained in this Schedule 13 shall be varied in accordance with the other provisions of this Agreement.

1.	Limitation on Debt

(a)	The Company shall not Incur any Debt.

(b)	Paragraph (a) above will not prohibit the Incurrence of the following Debt (collectively, "Permitted Debt"):

(i)	the Incurrence by the Company of Debt (i) under the Facilities under this Agreement and the Backstop Facilities, in each case, as in effect or committed on the First Amendment Effective Date plus (ii) in an aggregate principal amount at any time outstanding not to exceed $200,000,000; provided that any Debt or unutilised commitments in respect of Debt Incurred, available for Incurrence or deemed to be Incurred pursuant to this sub-paragraph (b)(i) may be refinanced at any time if such refinancing does not exceed the greater of (x) the aggregate principal amount of Debt permitted to be Incurred pursuant to this sub-paragraph (b)(i) on the applicable date of determination for such refinancing and (y) the aggregate principal amount of the Debt or unutilised commitments in respect of Debt being refinanced at such time (together with an amount necessary to pay accrued and unpaid interest and any fees and expenses (including original issue discount, upfront fees or similar fees), including any premium and defeasance costs, indemnity fees, discounts, premiums and other costs and expenses Incurred or payable in connection with such refinancing);

(ii)	without limiting the covenant set out in Section 3 (Limitation on Liens), Debt arising by reason of any Lien granted by or applicable to such person securing Debt of the Company, so long as the Incurrence of such Debt or other obligations is permitted by the terms of this Agreement;

(iii)	[Reserved];

(iv)	[Reserved];

(v)	[Reserved];

(vi)	Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes as determined in good faith by the Company);

(vii)	[Reserved];

(viii)	Debt in respect of:

(A)	[Reserved];

(B)	the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice; provided that such Debt is extinguished within forty-five (45) days of Incurrence;

(C)	[Reserved];

(D)	[Reserved];

(E)	any customary treasury, depositary, cash management, credit card processing, automatic clearinghouse arrangements, overdraft protections, credit or debit card, purchase card, electronic funds transfer, the collection of checks and direct debits, cash pooling or netting or setting off arrangements, operating facilities or similar arrangements;

(F)	[Reserved];

(G)	Debt owed on a short-term basis of no longer than thirty (30) Business Days owed to banks and other financial institutions Incurred in the ordinary course of business or consistent with past practice of the Company with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company;

(H)	[Reserved]; and

(I)	Settlement Debt;

(ix)	[Reserved];

(x)	[Reserved];

(xi)	[Reserved];

(xii)	[Reserved];

(xiii)	Debt in an aggregate outstanding principal amount which, when taken together with any Refinancing Debt in respect thereof and the principal amount of all other Debt Incurred pursuant to this sub-paragraph (xiii) and then outstanding, will not exceed $100.0 million;

(xiv)	[Reserved];

(xv)	[Reserved];

(xvi)	[Reserved];

(xvii)	Debt of the Company arising pursuant to any Permitted Tax Restructuring; and

(xviii)	[Reserved].

(c)	For purposes of determining compliance with, and without prejudice to the section 1.2 (Construction) of this Agreement, the outstanding principal amount of any particular Debt Incurred pursuant to and in compliance with, this Section 1:

(i)	in the event that all or any portion of any item of Debt (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred pursuant to paragraph (a) above, the Company, in its sole discretion, will classify such item of Debt and will only be required to include, in any manner that complies with this Section 1, the amount and type of such Debt (or any portion thereof) in one of the sub-paragraphs of paragraph (b) above, and Debt permitted by this Section 1 need not be permitted solely by reference to one provision permitting such Debt but may be permitted in part by one such provision and in part by one or more other provisions of this Section 1 permitting such Debt;

(ii)	[Reserved];

(iii)	for purposes of determining compliance with this Section 1, with respect to Debt Incurred under a Credit Facility, re-borrowings of amounts previously repaid pursuant to a "cash sweep" or "clean down" provisions or any similar provisions under a Credit Facility that provide that Debt is deemed to have been repaid periodically shall only be deemed for the purposes of this Section 1 to have been Incurred on the date such Debt was first Incurred and not on the date of any subsequent re-borrowing thereof;

(iv)	in the case of any Refinancing Debt, when measuring the outstanding amount of such Debt, such amount shall not include any amounts necessary to pay the aggregate amount of accrued and unpaid interest and any fees and expenses (including original issue discount, upfront fees or similar fees), including any premium and defeasance costs, indemnity fees, discounts, premiums and other costs and expenses Incurred or payable in connection with such refinancing;

(v)	Guarantees of, or obligations in respect of letters of credit, bankers' acceptances or other similar instruments relating to, or Liens securing, Debt that is otherwise included in the determination of a particular amount of Debt shall not be included;

(vi)	if obligations in respect of letters of credit, bankers' acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to paragraph (a) or (b) above and the letters of credit, bankers' acceptances or other similar instruments relate to other Debt, then such other Debt shall not be included;

(vii)	the principal amount of any Disqualified Stock of the Company will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(viii)	[Reserved];

(ix)	[Reserved]; and

(x)	except as otherwise specified herein, the amount of Debt issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of IFRS.

(d)	Accrual and/or capitalization of interest, accrual of dividends, the accretion of accreted value, the accretion or amortisation of original issue discount, the payment of interest in the form of additional Debt, the payment of dividends in the form of additional shares or Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not previously treated as Debt due to a change in IFRS, will not be deemed to be an Incurrence of Debt for purposes of the covenant described under this Section 1; provided that the amount of any Refinancing Debt in respect of any outstanding Debt may (in the Company's sole discretion) be increased by the amount of all such accrued and/or capitalised interest, accreted value, original issue discount and/or additional Debt in respect of such Debt and such Increased Amount will not be deemed to be Debt for the purpose of calculating any basket, permission or threshold under which such Refinancing Debt is permitted to be Incurred.

(e)	[Reserved].

(f)	For the purposes of determining compliance with any euro-denominated restriction on the Incurrence of Debt, the euro-equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred, in the case of term Debt, or first committed or first Incurred (whichever yields the lower euro equivalent), in the case of Debt Incurred under a revolving credit facility; provided that (a) if such determination is made with respect to Debt Incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Debt does not exceed (x) the principal amount of such Debt being refinanced plus (y) the aggregate amount of accrued and unpaid interest and any fees and expenses (including original issue discount, upfront fees or similar fees), including any premium and defeasance costs, indemnity fees, discounts, premiums and other costs and expenses Incurred or payable in connection with such refinancing and (b) if any such Debt that is denominated in a different currency is subject to a currency agreement (with respect to the euro) covering principal amounts payable on such Debt, the amount of such Debt expressed in euro will be adjusted to take into account the effect of such agreement

(g)	Notwithstanding any other provision of this covenant, the maximum amount of Debt that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Debt Incurred to refinance other Debt, if Incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to currencies in which such Refinancing Debt is denominated that is in effect on the date of such refinancing.

2.	Limitation on Restricted Payments

(a)	The Company will not:

(i)	declare or pay any dividend or make any distribution on or in respect of the Company's Capital Stock (including any such payment in connection with any merger or consolidation involving the Company) except:

(A)	dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company or in Subordinated Shareholder Funding; and

(B)	[Reserved];

(ii)	purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of the Company or any Parent Entity held by persons other than the Company other than in exchange for Capital Stock of the Company (other than Disqualified Stock) or in exchange for options, warrants or other rights to purchase such Capital Stock of the Company;

(iii)	purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Debt (other than (I) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal instalment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (II) any Debt Incurred pursuant to paragraph (b)(iii) of Section 1 (Limitation on Debt));

(iv)	make any payment (whether of principal, interest or other amounts) on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Shareholder Funding (other than any payment of interest thereon in the form of additional Subordinated Shareholder Funding); or

(v)	make any Restricted Investment,

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in sub-paragraphs (i) through (v) above are referred to herein as a "Restricted Payment").

(b)	The foregoing provisions will not prohibit any of the following (collectively, "Permitted Payments"):

(i)	the payment of any dividend or distribution or any purchase, redemption, defeasance, repurchase, other acquisition or retirement for value, completed within sixty (60) days after the date of declaration or notice thereof, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement or the redemption, repurchase or retirement of Debt if, at the date of any redemption or repayment notice, such payment would have complied with the provisions of this Agreement as if it were and is deemed at such time to be a Restricted Payment at the time of such notice;

(ii)	any:

(A)	prepayment, purchase, repurchase, redemption, defeasance or other acquisition, discharge or retirement of Capital Stock of the Company (including any accrued and unpaid dividends thereon) ("Treasury Capital Stock") or Subordinated Debt made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Subordinated Shareholder Funding or Capital Stock of the Company (other than Disqualified Stock) ("Refunding Capital Stock") or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock) of the Company, provided that to the extent so applied, the Net Cash Proceeds, or fair market value of property or assets or of marketable securities, from such sale of Subordinated Shareholder Funding or Capital Stock or such contribution will be excluded from paragraph (a)(iii)(II) above; and

(B)	if immediately prior to the retirement of Treasury Capital Stock the declaration and payment of dividends thereon was permitted under sub-paragraph (xiii) below, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Capital Stock of a Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii)	any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge or other acquisition or retirement of Subordinated Debt made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Debt permitted to be Incurred pursuant to Section 1 (Limitation on Debt);

(iv)	any prepayment, purchase, repurchase, redemption, defeasance, discharge or other acquisition or retirement of Preferred Stock of the Company made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Company that is permitted to be Incurred pursuant to Section 1 (Limitation on Debt);

(v)	[Reserved];

(vi)	a Restricted Payment to pay for the repurchase, redemption, prepayment, purchase, defeasance, cancellation, retirement or other acquisition or retirement for value of Capital Stock (including any options, warrants or other rights in respect thereof) (other than Disqualified Stock) or Subordinated Shareholder Funding of the Company or any Parent Entity held by any future, present or former employee, director or consultant of the Company, any of its Subsidiaries or any Parent Entity (or permitted transferees, assigns, estates, trusts or heirs of such employee, director, contractor or consultant); provided that such payments do not exceed an amount equal to the aggregate of:

(A)	the greater of (x) $10 million and (y) one and a quarter (1.25) per cent. of Proportionate Consolidated EBITDA in any Financial Year, plus

(B)	the Net Cash Proceeds received by the Company since the Closing Date from: (i) the sale of securities in the Target, so long as immediately after giving pro forma effect to the disposal of such securities, the net proceeds of which are used to make such Restricted Payment, and the payment of any such Restricted Payment, the Proportionate Net Leverage Ratio shall be no greater than 2.50:1.00, (ii) the issuance or sale of its Capital Stock or Subordinated Shareholder Funding to Topco, other than through the issuance of Disqualified Stock; and/or (iii) the issuance or sale to employees, directors or consultants of Capital Stock (including any options, warrants or other rights in respect thereof), plus

(C)	[Reserved],

provided further that cancellation of Debt owing to the Company from any future, present or former members of management, directors, employees, contractors or consultants of the Company or any Parent Entity in connection with a repurchase of Capital Stock of the Company or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 2 or any other provision of this Agreement;

(vii)	[Reserved];

(viii)	purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof or withholding or similar taxes in respect thereof and payments in respect of withholding or similar taxes payable upon exercise or vesting thereof;

(ix)	dividends, loans, advances or distributions to any Parent Entity or other payments by the Company in amounts equal to (without duplication):

(A)	the amounts required for any Parent Entity to pay any Parent Entity Expenses or any Related Taxes in an aggregate amount not to exceed $5.0 million per calendar year;

(B)	any Permitted Tax Distribution;

(C)	[Reserved]; and

(D)	[Reserved];

(x)	[Reserved];

(xi)	payments by the Company, or loans, advances, dividends or distributions to any Parent Entity to make payments, to holders of Capital Stock of the Company or any Parent Entity in lieu of the issuance of fractional shares of such Capital Stock; provided that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this covenant or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Company);

(xii)	[Reserved];

(xiii)	[Reserved];

(xiv)	[Reserved];

(xv)	[Reserved];

(xvi)	[Reserved];

(xvii)	any Restricted Payments (including loans or advances) in an amount equal to:

(A)	$10 million per calendar year; plus

(B)	any Excess Cashflow of the Company after giving effect to any mandatory prepayment pursuant to Clause 8.2 (Excess Cash Flow) of this Agreement;

(xviii)	[Reserved];

(xix)	payments or distributions in connection with the Transactions;

(xx)	[Reserved]

(xxi)	any dividends, repayments of equity, reductions of capital or any other distribution by the Company to any other company or Parent Entity that is a member of the same fiscal unity for corporate income tax, trade tax or value added tax or similar purposes; provided that in no event shall the amount of dividends, repayments of equity, reductions of capital or any other distribution made by the Company pursuant to this provision cause the Company to contribute a greater amount for corporate income tax, trade tax or value added tax or similar purposes than its tax liability would have been had it not been part of such same fiscal unity;

(xxii)	[Reserved];

(xxiii)	[Reserved];

(xxiv)	[Reserved]; and

(xxv)	[Reserved].

(c)	For purposes of determining compliance with this Section 2, in the event that a Restricted Payment (or portion thereof) (i) meets the criteria of more than one of the categories of Permitted Payments described in paragraph (b) above, and/or (ii) is permitted pursuant to paragraph (a) above and/or (iii) constitutes a Permitted Investment, the Company will be entitled to classify such Restricted Payment or Investment (or portion thereof) on the date of its payment.

(d)	The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of determination of the asset(s) or securities proposed to be paid, transferred or issued by the Company, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Company acting in good faith.

3.	Limitation on Liens

(a)	The Company will not, directly or indirectly, create, Incur or suffer to exist any Lien upon any of its property or assets, whether owned on the Closing Date or acquired after that date, or any interest therein or any income or profits therefrom, which Lien is securing any Debt (such Lien, the "Initial Lien"), except:

(i)	in the case of any property or asset that does not constitute Charged Property:

(A)	Permitted Liens; or

(B)	Liens on property or assets that are not Permitted Liens if obligations under this Agreement are directly secured equally and rateably with, or prior to, in the case of Liens with respect to Subordinated Debt, the Debt secured by such Initial Lien for so long as such Debt is so secured; and

(ii)	in the case of any property or asset that constitutes Charged Property, Permitted Collateral Liens.

(b)	Any Lien created in favour of the obligations under this Agreement pursuant to sub-paragraph (i)(B) above will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates and (ii) otherwise as set forth in this Agreement, Intercreditor Agreement and/or under the relevant Transaction Security Document.

(c)	With respect to any Lien securing Debt that was permitted to secure such Debt at the time of the Incurrence of such Debt, such Lien shall also be permitted to secure any Increased Amount of such Debt. The "Increased Amount" of any Debt shall mean any increase in the amount of such Debt in connection with any accrual of interest, the accretion of accreted value, the amortisation of original issue discount, the payment of interest in the form of additional Debt with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Debt outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Debt.

4.	Limitation on Sales of Assets and Subsidiary Stock

(a)	The Company will not make any Asset Disposition unless:

(i)	the Company receives consideration (including by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Company, of the shares and assets subject to such Asset Disposition;

(ii)	at least (i) 75% for sales of assets that do not constitute Charged Property or (ii) 100% for sales of assets that constitute Charged Property, of the consideration for such Asset Disposition received by the Company is in the form of cash or Cash Equivalents; and provided that, with respect to sales of assets that do not constitute Charged Property, the amount of

(A)	the greater of the principal amount and the carrying value of any liabilities (as reflected on the Company’s most recent consolidated balance sheet or in the footnotes thereto or, if Incurred or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Company’s consolidated balance sheet or in the footnotes thereto if such incurrence or increase had taken place on or prior to the date of such balance sheet, as determined by the Company) of the Company, other than liabilities that are by their terms subordinated to the Facilities, that are (1) assumed by the transferee of any such assets (or a third party in connection with such transfer) pursuant to a written agreement which releases or indemnifies the Company from such liabilities or (2) otherwise cancelled or terminated in connection with the transaction;

(B)	[Reserved]; and

(C)	[Reserved],

shall each be deemed to be Cash Equivalents for purposes of this provision and for no other purpose; and

(iii)	an amount equal to one hundred (100) per cent. of the Net Available Cash from such Asset Disposition is applied:

(A)	if the assets sold pursuant to such Asset Disposition constitute Charged Property, the Company shall be required to apply (I) one hundred (100) per cent. of the Net Available Cash from such Asset Disposition to promptly repay the Term Loans under each Term Facility (pro rata across such Term Facilities), pro forma for such disposition, the Proportionate Net Leverage Ratio is greater than 3.00:1.00; (II) fifty (50) per cent. of the Net Available Cash from such Asset Disposition to repay the Term Loans under each Term Facility (pro rata across such Term Facilities) if, pro forma for such disposition, the Proportionate Net Leverage Ratio is equal to or less than 3.00:1.00 but greater than 2.50:1.00 and (III); zero (0) per cent. of the Net Available Cash from such Asset Disposition to repay the Term Facilities if, pro forma for such disposition, the Proportionate Net Leverage Ratio is equal to or less than 2.50:1.00. For the avoidance of doubt, any proceeds of such Asset Disposition not required to be applied pursuant to this sub-paragraph (iii)(A) shall not constitute Excess Proceeds and may be used for any purposes not prohibited under this Agreement; and

(B)	if the assets sold pursuant to such Asset Disposition do not constitute Charged Property, an amount equal to one hundred (100) per cent. of the Net Available Cash from such Asset Disposition is applied to prepay, repay or purchase any Debt other than Debt owed to the Company or Subordinated Debt and/or to invest in or commit to invest in Additional Assets, provided that:

(1)	in connection with any prepayment, repayment or purchase of Debt pursuant to sub-paragraph (B) above, the Company will retire such Debt and will cause the related commitment (if any) (other than in the case of any asset-based credit facility) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased provided further that if the Company elects that any repayment of any revolving credit facility shall constitute an application of Net Available Cash under this paragraph (B) (the amount so elected to be applied being, the "RCF Election Amount"), such repayment shall be accompanied by a permanent cancellation of commitments under such revolving credit facility in an amount at least equal to such RCF Election Amount;

(2)	in the case of sub-paragraph (B) above, a binding commitment or letter of intent entered into not later than such 365th day shall be treated as a permitted application of the Net Available Cash from the date of such commitment or letter of intent so long as the Company enters into such commitment or letter of intent with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment or letter of intent within the later of such 365th day and one hundred and eighty (180) days of such commitment or letter of intent (an "Acceptable Commitment") or, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied in connection therewith, the Company enters into another Acceptable Commitment (a "Second Commitment") within one hundred and eighty (180) days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied, then such Net Available Cash shall constitute Excess Proceeds; and

(3)	pending the final application of the amount of any such Net Available Cash in accordance with sub-paragraph (B) above or otherwise in accordance with this Section 4, the Company may temporarily reduce Debt or otherwise use such Net Available Cash in any manner not prohibited by this Agreement.

(b)	The amount of Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in paragraph (a) above will be deemed to constitute "Excess Proceeds" under this Agreement; provided that, to the extent the Company has elected to prepay, repay or purchase any amount of Debt pursuant to sub-paragraph (a)(iii)(B) above (other than Obligations under this Agreement) at a price of no less than one hundred (100) per cent. of the principal amount thereof, and has extended such offer to the Lenders on at least a pro rata basis pursuant to Clause 8.5 (Application of prepayments), to the extent the creditors in respect of such Debt (including the Lenders) elect not to tender their Debt for such prepayment, repayment or purchase, the Company will be deemed to have applied an amount of Net Available Cash equal to such amount not tendered under this paragraph (b), and such amount shall not increase the amount of Excess Proceeds.

(c)	In the case of sub-paragraph (a)(iii)(B) above, on the 366th day (or such longer period permitted by paragraph (a) above) after the later of an Asset Disposition or the receipt of such Net Available Cash, , the Company will within ten (10) Business Days make an offer (an "Asset Disposition Offer") to each Lender under the Facility, and if required or permitted by the terms of any Debt, to the holders of such Debt, to prepay the outstanding Facility (and only to the extent the Facility is outstanding) held by any such Lender at par, and to purchase the maximum aggregate principal amount (or accreted value, as applicable) of any such Debt that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to the offer price required by the terms thereof, in accordance with the procedures set forth in the agreement(s) governing such Debt.

(d)	The Company may satisfy the foregoing obligations with respect to any Net Available Cash from an Asset Disposition in the case of sub-paragraph (a)(iii)(B) above, by making an Asset Disposition Offer with respect to such Net Available Cash prior to the expiration of the relevant three hundred and sixty-five (365) days (or such longer period provided above) with respect to all or part of the Net Available Cash (the "Advance Portion") in advance of being required to do so by this Agreement (an "Advance Offer").

(e)	Other than in the case of sub-paragraph (a)(iii)(A) above, Clause 8.5 (Application of prepayments) shall apply to any prepayment of the Facility.

(f)	If the aggregate principal amount (or accreted value, if applicable) of the Facility or other Debt elected to be repaid pursuant to sub-paragraph (a)(iii)(A) above, as the case may be, surrendered by such holders thereof exceeds the amount offered in the Asset Disposition Offer (or in the case of an Advance Offer, the Advance Portion), the Company shall repay the Facility and such Debt, as the case may be, on a pro rata basis based on the aggregate principal amount (or accreted value, if applicable) of the Facility offered to be repaid or such Debt, as the case may be, tendered with adjustments as necessary so that no Facility to be repaid or Debt, as the case may be, will be repurchased in part in an unauthorized denomination. Upon completion of any such Asset Disposition Offer (or Advance Offer), the amount of Excess Proceeds that resulted in the requirement to make an Asset Disposition Offer shall be reset to zero (0) (regardless of whether there are any remaining Excess Proceeds upon such completion). Upon consummation or expiration of any Asset Disposition Offer, any remaining Net Available Cash shall not be deemed Excess Proceeds and the Company may use such Net Available Cash for any purpose permitted by this Agreement.

(g)	To the extent that the aggregate amount (or accreted value, if applicable) of outstanding Facility prepaid and Debt, as the case may be, tendered pursuant to an Asset Disposition Offer is less than the amount offered in the Asset Disposition Offer (or, in the case of an Advance Offer, the Advance Portion), the Company may use any remaining Excess Proceeds (or in the case of an Advance Offer, the Advance Portion) for any purposes not otherwise prohibited under this Agreement.

5.	Limitation on Affiliate Transactions

The Company shall not enter into any transaction with any Affiliate except (i) on arm’s length terms or better and for full market value and (ii) with respect to dividends, loans, advances or distributions, pursuant to paragraph (b)(ix)(A) of Section 2 (Limitation on Restricted Payments).

6.	Merger and Consolidation

The Company will not consolidate with or merge with or into, or assign, convey, transfer, lease or otherwise dispose of all or substantially all its assets, in one transaction or a series of related transactions, to any person, other than (i) in connection with the Transaction, as identified in the Tax Structure Memorandum or (ii) pursuant to transactions that do not adversely affect the Lenders in any material respect (including for the avoidance of doubt, any impact on the validity or enforceability of security over Charged Property (other than any limitations required in accordance with the Agreed Security Principles)).

7.	Subsidiaries

The Company shall not have any direct Subsidiary other than the Target or any successor thereof.

8.	Additional Intercreditor Agreements

(a)	At the request of the Company, in connection with the Incurrence by the Company of:

(i)	any Debt secured on Charged Property or as otherwise required or not prohibited herein; and

(ii)	any Refinancing Debt in respect of Debt referred to in sub-paragraph (i) above,

the Company, the Agent and the Security Agent shall enter into with the holders of such Debt (or their duly authorized representatives) an intercreditor agreement (an "Additional Intercreditor Agreement") or a restatement, amendment or other modification of the existing Intercreditor Agreement on substantially the same terms as the Intercreditor Agreement (or terms not materially less favorable to the Lenders (taken as a whole)), including substantially the same terms with respect to release of Guarantees and priority and release of the Security Interests, provided that:

(A)	such Additional Intercreditor Agreement will not impose any personal obligations on the Agent or the Security Agent or, in the reasonable opinion of the Agent or the Security Agent, as applicable, adversely affect the rights, duties, liabilities or immunities of the Agent or the Security Agent under this Agreement, any Additional Intercreditor Agreement or the Intercreditor Agreement; and

(B)	if more than one such intercreditor agreement is outstanding at any time, the correlative terms of such intercreditor agreements must not conflict.

(b)	At the direction of the Company and without the consent of Lenders, the Agent and the Security Agent shall from time to time enter into one or more amendments to the Intercreditor Agreement or any Additional Intercreditor Agreement to:

(i)	cure any ambiguity, omission, defect, manifest error or inconsistency of any such agreement;

(ii)	increase the amount or types of Debt covered by any such agreement that may be Incurred by the Company that is subject to any such agreement (including with respect to any Intercreditor Agreement or Additional Intercreditor Agreement, the addition of provisions relating to new Debt ranking junior in right of payment to the Facility);

(iii)	[Reserved];

(iv)	further secure the Facilities;

(v)	[Reserved];

(vi)	to facilitate a Permitted Tax Restructuring, a Permitted Reorganization or the Transaction;

(vii)	implement any Permitted Collateral Liens;

(viii)	amend the Intercreditor Agreement or any Additional Intercreditor Agreement in accordance with the terms thereof; or

(ix)	make any other change to any such agreement that does not adversely affect the Lenders (taken as a whole) in any material respect, making all necessary provisions to ensure that the Facilities are secured by first-ranking Liens over the Charged Property.

(c)	The Company shall not otherwise direct the Agent or the Security Agent to enter into any amendment to any Intercreditor Agreement or Additional Intercreditor Agreement, other than:

(i)	in accordance with paragraph (b) above;

(ii)	with the consent of the requisite majority of Lenders except as otherwise permitted pursuant to Clause 36 (Amendments and Waivers); or

(iii)	or as otherwise permitted by such Intercreditor Agreement or Additional Intercreditor Agreement,

and the Company may only direct the Agent and the Security Agent to enter into any amendment to the extent such amendment does not impose any personal obligations on the Agent or the Security Agent or, in the reasonable opinion of the Agent or the Security Agent, adversely affect their respective rights, duties, liabilities or immunities under this Agreement or the Intercreditor Agreement or any Additional Intercreditor Agreement.

(d)	In relation to any Intercreditor Agreement or Additional Intercreditor Agreement, the Agent (and Security Agent, if applicable) shall consent on behalf of the requisite majority of Lenders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Facilities thereby, provided that such transaction would comply with the covenant described under Section 2 (Limitation on Restricted Payments).

(e)	Each Finance Party shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Agreement or any Additional Intercreditor Agreement, (whether then entered into or entered into in the future pursuant to the provisions described herein) and to have directed the Agent and the Security Agent to enter into any such Additional Intercreditor Agreement.

9.	Limited Condition Transactions

In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Company, be deemed satisfied, so long as no Default or Event of Default, as applicable, exists on the date the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is entered into. For the avoidance of doubt, if the Company has exercised its option under the first sentence of this paragraph, and any Default or Event of Default occurs following the date such definitive agreement for a Limited Condition Transaction is entered into and prior to the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

In connection with any action being taken in connection with a Limited Condition Transaction for purposes of: (1) determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test, including the Proportionate Net Leverage Ratio; or (2) testing baskets set forth in this Agreement; in each case, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an "LCT Election"), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is entered into (the "LCT Test Date"); provided, however, that the Company shall be entitled to subsequently elect, in its sole discretion, the date of consummation of such Limited Condition Transaction instead of the LCT Test Date as the applicable date of determination, and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Debt and the use of proceeds thereof), as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated EBITDA” and “Proportionate Net Leverage Ratio”, the Company, the Target or any Target Restricted Subsidiary could have taken such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with.

If the Company has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA, of the Target and its Target Restricted Subsidiaries at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Company has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, test or basket availability under this Agreement (including with respect to the Incurrence of Debt or Liens, or the making of Asset Dispositions, acquisitions, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Company) on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence of Debt and the use of proceeds thereof) have been consummated.

Schedule 14
Events of Default

The capitalized words and expressions in this Schedule 14 shall have the meaning ascribed to them in Schedule 15 (Certain New York Law Defined Terms) save that if a capitalized word or expression is not given a meaning in Schedule 15 (Certain New York Law Defined Terms), it shall be given the meaning ascribed to it in Clause 1.1 (Definitions) or otherwise pursuant to the recitals in this Agreement.

1.	Subject to Sections 2 and 3 below, each of the following is an Event of Default under this Agreement:

(a)	default by the Company in any payment of interest on any amount payable under a Finance Document when due and payable, continued for five (5) Business Days;

(b)	default by the Company in the payment of the principal amount of or premium, if any, on any amount payable under a Finance Document when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, continued for five (5) Business Days;

(c)	failure by the Company to comply for thirty (30) Business Days after written notice by the Agent with any agreement or obligation contained in this Agreement, other than any failure contemplated by Clauses 23.3 (Misrepresentation) and 23.4 (Unlawfulness and Invalidity);

(d)	the occurrence of any default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by the Company or the payment of which is Guaranteed by the Company, in each case, other than Debt owed to the Company, whether such Debt or Guarantee now exists, or is created after the date hereof, which default:

(i)	is caused by a failure to pay principal of such Debt, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Debt (a "payment default"); or

(ii)	results in the acceleration of such Debt prior to its stated final maturity (an "acceleration"),

and, in each case, the aggregate principal amount of all Debt subject to such payment defaults or accelerations (after giving effect to any applicable grace periods), is in excess of $10.0 million;

(e)	any of the following occurs:

(i)	a decree or order for relief in respect of the Company, Topco or the Target in an involuntary case or proceeding under any applicable Bankruptcy Law is sanctioned by a court of competent jurisdiction and becomes unconditional;

(ii)	a decree or order under any applicable Bankruptcy Law is sanctioned by a court of competent jurisdiction and becomes unconditional:

(A)	adjudging that the Company, Topco or the Target is bankrupt or insolvent;

(B)	other than on a solvent basis, seeking reorganisation, arrangement, adjustment, proposal or composition of or in respect of the Company, Topco or the Target under any Bankruptcy Law;

(C)	other than on a solvent basis, appointing a custodian, receiver, (provisional, interim or permanent) or manager, liquidator, trustee, sequestrator (or other similar official) thereof over part of the assets of the Company, Topco or the Target with a market value in excess of $10.0 million; or

(D)	other than on a solvent basis, ordering the winding up, dissolution or liquidation of the affairs of the Company, Topco or the Target,

and any such decree, order or appointment continues to be in effect and unstayed for a period of thirty (30) consecutive Business Days; or

(iii)	the Company, Topco or the Target:

(A)	consents to the filing of a petition, application, answer, proposal or consent seeking reorganisation or relief under any applicable Bankruptcy Law;

(B)	consents to the entry of a decree or order for relief in respect thereof in an involuntary case or proceeding under any applicable Bankruptcy Law;

(C)	consent to the commencement of any bankruptcy or insolvency in respect thereof under any applicable Bankruptcy Law;

(D)	other than on a solvent basis, consents to the appointment of, or taking possession by, a custodian, receiver, (provisional, interim or permanent) or manager, liquidator, administrator, examiner, supervisor, trustee, sequestrator or similar official over part of its assets with a market value in excess of the greater of $10.0 million;

(E)	other than on a solvent basis or with a Creditor (as defined in the Intercreditor Agreement), the Agent or the Security Agent, makes an assignment or proposal for the benefit of its creditors generally; or

(F)	expressly admits in writing that it is insolvent or unable to pay its debts generally as they become due or commits an "act of bankruptcy" under any applicable Bankruptcy Law,

which, in each case, is (1) sanctioned by a court and becomes unconditional; and (2) not with a Creditor (as defined in the Intercreditor Agreement) (in its capacity as such), the Agent or the Security Agent;

(f)	failure by the Company to pay final judgments aggregating in excess of $10.0 million, other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than sixty (60) days (after receipt of notice from the Agent) after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; and

(g)	the occurrence of any default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by the Target or the Target Restricted Subsidiaries or the payment of which is Guaranteed by the Target or the Target Restricted Subsidiaries, in each case, other than Debt owed to the Target or the Target Restricted Subsidiaries, whether such Debt or Guarantee now exists, or is created after the date hereof, which default:

(i)	is a payment default; or

(ii)	results in an acceleration of such Debt,

and, in each case, the aggregate principal amount of all Debt subject to such payment defaults or accelerations (after giving effect to any applicable grace periods), is in excess of $200.0 million; and

(h)	any Security Interest under the Transaction Security Documents cease to be in full force and effect (other than in accordance with the terms of the relevant Transaction Security Document, the Intercreditor Agreement, any Additional Intercreditor Agreement and this Agreement) for any reason other than the satisfaction in full of all obligations under this Agreement or the release of any such Security Interest in accordance with the terms of this Agreement, the Intercreditor Agreement, any Additional Intercreditor Agreement or the Transaction Security Documents or any such Security Interest created thereunder shall be declared invalid or unenforceable or the Company shall assert in writing that any such Security Interest is invalid or unenforceable and any such Default continues for thirty (30) Business Days.

2.	However, a Default under paragraphs (d), (f) or (g) of Section 1 above will not constitute an Event of Default unless (i) the Agent has notified the Company of the Default and (ii) the Company has not cured such Default within thirty (30) Business Days after receipt of such notice provided that a notice of Default may not be given with respect to any action taken and reported to the Agent, more than two (2) years prior to such notice of Default.

3.	In the event of a declaration of acceleration of the Loans because an Event of Default described in paragraph (d) or (g) of Section 1 above has occurred and is continuing, the declaration of acceleration of the Loans shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant paragraph (d) of Section 1 above shall be remedied or cured, or waived by the relevant holders of the Debt, or the Debt that gave rise to such Event of Default shall have been discharged in full, in each case, within thirty (30) days after the declaration of acceleration with respect thereto and the annulment of the acceleration of the Loans would not conflict with any judgment or decree of a court of competent jurisdiction.

Schedule 15
Certain New York Law Defined Terms

If a capitalised word or expression is used, but not given a meaning, in this Schedule 15, it shall be given the meaning ascribed to it in Clause 1.1 (Definitions), or otherwise pursuant to the recitals in this Agreement.

"Additional Assets" means:

(a)	any property or assets (other than Capital Stock) used or to be used by the Company or the Target Group or otherwise useful (including Investments in property or assets for potential future use) in a Similar Business (it being understood that capital expenditures on property or assets already used, or to be used, in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(b)	the Capital Stock of a person that is engaged in a Similar Business and becomes a Subsidiary as a result of the acquisition of such Capital Stock by the Company; or

(c)	Capital Stock constituting a minority interest in any person that at such time is a Subsidiary.

"Affiliate" of any specified person means any other person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Asset Disposition" means:

(a)	the voluntary sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale/Leaseback Transaction) of the Company (in each case other than Capital Stock of the Company) (each referred to in this definition as a "disposition"); or

(b)	[Reserved],

in each case, other than:

(i)	any conversion of Capital Stock of the Target into Target SDRs and any conversion of Target SDRs into Capital Stock of the Target; provided however, that the converted securities shall be credited to the securities account subject to Transaction Security, and pledged as Charged Property as soon as commercially possible thereafter;

(ii)	a disposition of cash or Cash Equivalent Investments;

(iii)	(other than any Charged Property) a disposition of inventory, receivables, trading stock, equipment or other assets (including IRUs and Settlement Assets) in the ordinary course of business or consistent with past practice or held for sale or no longer used in the ordinary course of business, or consistent with past practice including any disposition of disposed, abandoned or discontinued operations;

(iv)	(other than any Charged Property) a disposition of obsolete, worn-out, uneconomic, damaged, retired or surplus property, equipment, facilities or other assets or property, equipment or other assets that are no longer economically practical or commercially desirable to maintain or used or useful in the business of the Company and the Target Group whether now or hereafter owned or leased or acquired in connection with an acquisition or used or useful in the conduct of the business of the Company and the Target Group (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of the Company, no longer used or useful, or economically practicable to maintain, or in respect of which the Company determines in its reasonable judgment that such action or inaction is desirable);

(v)	transactions permitted under Section 6 (Merger and Consolidation) of Schedule 13 (General Undertakings), the Transaction, a Permitted Transaction or a transaction that constitutes a Change of Control;

(vi)	a disposition, issuance, sale or transfer of Capital Stock of the Company relating to directors' qualifying shares and shares issued to individuals as required by applicable law;

(vii)	[Reserved];

(viii)	any Restricted Payment that is permitted to be made, and is made, under the covenant described under Section 2 (Limitation on Restricted Payments) of Schedule 13 (General Undertakings) and the making of any Permitted Payment or Permitted Investment;

(ix)	dispositions in connection with Liens not prohibited by Section 3 (Limitation on Liens) of Schedule 13 (General Undertakings);

(x)	(other than any Charged Property) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements or any sale of assets received by the Company upon the foreclosure of a Lien granted in favour of the Company;

(xi)	(other than any Charged Property) conveyances, sales, transfers, licenses or sublicenses, lease or assignment or other dispositions of intellectual property rights, software or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business or consistent with past practice or pursuant to a research or development agreement in which the counterparty to such agreement receives a license in the intellectual property or software that result from such agreement;

(xii)	(other than any Charged Property) the lease, assignment, license, sublease or sublicense of any real or personal property in the ordinary course of business or consistent with past practice;

(xiii)	(other than any Charged Property) foreclosure, condemnation, forced dispositions, taking by eminent domain or any similar action with respect to any property or other assets;

(xiv)	[Reserved];

(xv)	[Reserved];

(xvi)	[Reserved];

(xvii)	[Reserved];

(xviii)	any disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice;

(xix)	[Reserved];

(xx)	[Reserved];

(xxi)	any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind;

(xxii)	the unwinding or termination of any Cash Management Services or Hedging Obligations;

(xxiii)	[Reserved]; and

(xxiv)	[Reserved].

"Associate" means (i) any person engaged in a Similar Business of which the Company are the legal and beneficial owners of between twenty (20) per cent. and fifty (50) per cent. of all outstanding Voting Stock and (ii) any joint venture entered into by the Company.

"Backstop Facilities" means, collectively, the Backstop Bridge Facility and the Backstop Revolving Facility (as defined in the Commitment Letter).

"Bankruptcy Law" means, in respect of any person, the law of any applicable jurisdiction accepting jurisdiction in respect of the bankruptcy, insolvency, receivership, winding up, liquidation or relief of debtors in respect of such person.

"Capital Stock" of any person means any and all shares of, rights to purchase or acquire, warrants, options or depositary receipts for, or other equivalents of, or partnership or other interests in (however designated), equity of such person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

"Capital Lease Obligations" of any Person means the obligation to pay rent or other payment amounts under a lease of real or personal property of such Person which is required to be classified and accounted for as a capital lease on the face of a statement of financial position of such Person in accordance with IFRS. The Stated Maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of Debt represented by such obligation shall be the capitalized amount thereof that would appear on the face of a statement of financial position of such Person in accordance with IFRS.

"Cash Equivalents" means:

(a)	(i) Government Securities and (ii) any direct obligations of, or obligations guaranteed by, a member of the European Union or the United Kingdom for the payment of which obligations or guarantees are backed by the full faith and credit of such member of the European Union or the United Kingdom is pledged and which have a remaining Weighted-Average Life to Maturity of not more than one year from the date of Investment therein;

(b)	term deposit accounts (excluding current and demand deposits), certificates of deposit, time deposits, money market deposits and bankers’ acceptances, in each case, issued by or held with (i) any Lender and their respective Affiliates, (ii) any bank or trust company which is organized under the laws of the United States of America, any state thereof, the United Kingdom, Switzerland, Canada, Australia or any member state of the European Union, which bank or trust company has capital, surplus and undivided profits aggregating in excess of $100 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated no less than Investment Grade by at least one Rating Agency, or (iii) money market funds rated at least AAA by at least one Rating Agency or managed by any Lender;

(c)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) entered into with any financial institution meeting the qualifications specified in clauses (b)(b) or (b)(b) above;

(d)	commercial paper having one of the two highest ratings obtainable from any Rating Agency and in each case maturing within 365 days after the date of acquisition;

(e)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the types described in clauses (a) through (d) of this definition;

(f)	with respect to any Person organized under the laws of, or having its principal business operations in, a jurisdiction outside the United States, the United Kingdom or the European Union, those investments that are of the same type as investments in clauses (a), (c) and (d) of this definition except that the obligor thereon is organized under the laws of the country (or any political subdivision thereof) in which such Person is organized or conducting business; and

(g)	up to US$100 million in the aggregate of term deposit accounts and overnight deposits held by such Person in countries where the Target Group operates its business.

"Cash Management Services" means any of the following: automated clearing house transactions, treasury, depository, credit or debit card, purchasing card, stored value card, electronic fund transfer services, daylight or overnight draft facilities and/or cash management services, including controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services or other cash management arrangements in the ordinary course of business or consistent with past practice.

"Consolidated EBITDA" means, for any period, operating profit, as such amount is determined on a consolidated basis in accordance with IFRS plus the sum of the following amounts, in each case, without duplication. Losses shall be added (as a positive number) and gains shall be deducted, in each case, to the extent such amounts were included in calculating operating profit:

(a)	depreciation and amortization expenses;

(b)	the net loss or gain on the disposal and impairment of assets;

(c)	share-based compensation expenses;

(d)	at the Company’s option, other non-cash charges reducing operating profit (provided that if any such non-cash charge represents an accrual of or reserve for potential cash charges in any future period, the cash payment in respect thereof in such future period shall reduce operating profit to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period) less other non-cash items of income increasing operating income (excluding any such non-cash item of income to the extent it represents (x) a receipt of cash payments in any future period, (y) the reversal of an accrual or reserve for a potential cash item that reduced operating income in any prior period and (z) any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase operating income in such prior period);

(e)	any material extraordinary, one-off, non-recurring, exceptional or unusual gain, loss, expense or charge, including any charges or reserves in respect of any restructuring, redundancy, relocation, refinancing, integration or severance or other post-employment arrangements, signing, retention or completion bonuses, transaction costs, acquisition costs, disposition costs, business optimization, information technology implementation or development costs, costs related to governmental investigations and curtailments or modifications to pension or postretirement benefits schemes, litigation or any asset impairment charges or the financial impacts of natural disasters (including fire, flood and storm and related events);

(f)	at the Company’s option, the effects of adjustments in its consolidated financial statements pursuant to IFRS (including inventory, property, equipment, software, goodwill, intangible assets, in process research and development, deferred revenue and debt line items) attributable to the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to any consummated acquisition or joint venture investment or the amortization or write-off or write-down of amounts thereof, net of taxes;

(g)	any reasonable expenses, charges or other costs related to any Equity Offering, Investment, acquisition, disposition, recapitalization or the Incurrence, waiver or amendment of any Debt (or the refinancing thereof) (whether or not successful or consummated), in each case, as determined in good faith by a responsible financial or accounting officer of the Company;

(h)	any gains or losses on associates;

(i)	any unrealized gains or losses due to changes in the fair value of equity Investments;

(j)	any unrealized gains or losses due to changes in the fair value of Permitted Interest Rate, Currency or Commodity Price Agreements;

(k)	any unrealized gains or losses due to changes in the carrying value of put options in respect of Capital Stock of, or voting rights with respect to, any Subsidiary, joint venture or associate;

(l)	any unrealized gains or losses due to changes in the carrying value of call options in respect of Capital Stock of, or voting rights with respect to, any Subsidiary, joint venture or associate;

(m)	any net foreign exchange gains or losses;

(n)	at the Company’s option, any adjustments to reduce the impact of the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies;

(o)	accruals and reserves that are established or adjusted within twelve months after the closing date of any acquisition that are so required to be established or adjusted as a result of such acquisition that are so required to be established as a result of such acquisition in accordance with IFRS;

(p)	any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as the Target or a Target Restricted Subsidiary has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period);

(q)	the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets;

(r)	any net gain (or loss) realized upon any Sale/Leaseback Transaction that is not sold or otherwise disposed of in the ordinary course of business, determined in good faith by a responsible financial or accounting officer of the Company;

(s)	the amount of loss on the sale or transfer of any assets in connection with an asset securitization program, receivables factoring transaction or other receivables transaction (including, without limitation, a Qualified Receivables Transaction (as defined in the Target Indenture); and

(t)	Specified Legal Expenses,

provided that notwithstanding the foregoing, Consolidated EBITDA in any period shall be reduced by an amount equal to the sum of (i) any interest expense related to Leases and (ii) any depreciation and amortization expenses related to right of use assets with respect to Leases, in each case, without double-counting.

For the purposes of calculating Consolidated EBITDA for any period, as of such date of determination:

(a)	if, since the beginning of such period Company, the Target or a Target Restricted Subsidiary, as applicable, has made any Asset Disposition or disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”), including any Sale occurring in connection with a transaction causing a calculation to be made hereunder, then Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(b)	if, since the beginning of such period the Company, the Target or a Target Restricted Subsidiary, as applicable, (by merger or otherwise) will have made an Investment in any Person that thereby becomes a Target Restricted Subsidiary, or otherwise acquires any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a “Purchase”), including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, then Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period;

(c)	if, since the beginning of such period any Person (that became a Target Restricted Subsidiary or was merged with or into the Target or any Target Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clauses (i) or (ii) above if made by the Target or a Target Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period, including anticipated synergies and cost savings as if such Sale or Purchase occurred on the first day of such period;

(d)	whenever pro forma effect is applied, the pro forma calculations will be as determined in good faith by a responsible financial or accounting officer of the Company (including in respect of anticipated synergies and cost savings) as though the full effect of synergies and cost savings were realized on the first day of the relevant period and shall also include the reasonably anticipated full run rate cost savings effect (as calculated in good faith by a responsible financial or chief accounting officer of the Company) of cost savings programs that have been initiated by the Company, the Target or its Target Restricted Subsidiaries as though such cost savings programs had been fully implemented on the first day of the relevant period; and

(e)	for the purposes of determining the amount of Consolidated EBITDA under this definition denominated in a foreign currency, the Company may, at its option, calculate the U.S. Dollar equivalent amount of such Consolidated EBITDA based on either (i) the weighted average exchange rates for the relevant period used in the consolidated financial statements of the Target for such relevant period or (ii) the relevant currency exchange rate in effect on the Closing Date.

For the purpose of calculating the Consolidated EBITDA of the Target, any Joint Venture Consolidated EBITDA shall be added to the amount determined in accordance with the foregoing.

"Consolidated Net Debt" means, as of any date of determination, the sum without duplication of (1) the total amount of Debt on a consolidated basis in accordance with IFRS, minus (2) the sum without duplication of (i) any Debt which is a contingent obligation of the Target or its Target Restricted Subsidiaries on such date, and (ii) all Debt outstanding under any Capital Lease Obligation or operating lease; minus (3) the amount of cash and Cash Equivalents (other than cash or Cash Equivalents received from the Incurrence of Debt by the Target or any of its Target Restricted Subsidiaries to the extent such cash or Cash Equivalents has not been subsequently applied or used for any purpose not prohibited by this Agreement) of the Target and its Target Restricted Subsidiaries on a consolidated basis that would be stated on the statement of financial position of the Target as of such date in accordance with IFRS, excluding, for the avoidance of doubt, Restricted Cash.

"Contingent Obligations" means, with respect to any person, any obligation of such person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Debt ("primary obligations") of any other person (the "primary obligor"), including any obligation of such person, whether or not contingent:

(a)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b)	to advance or supply funds:

(i)	for the purchase or payment of any such primary obligation; or

(ii)	to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

"Controlled Investment Affiliate" means, as to any person, any other person, which directly or indirectly is in control of, is controlled by, or is under common control with such person and is organized by such person (or any person controlling such person) primarily for making direct or indirect equity or debt investments in the Company and/or other companies.

"Credit Facility" means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, indentures, instruments or other arrangements (including the Facilities or commercial paper facilities and overdraft facilities) with banks, other financial institutions, funds, governmental or quasi-governmental agencies or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Debt, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the Facilities or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term "Credit Facility" shall include any agreement or instrument (i) changing the maturity of any Debt Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Debt Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

"Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent: (i) the principal of and premium, if any, in respect of every obligation of such Person for money borrowed; (ii) the principal of and premium, if any, in respect of every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) every reimbursement obligation of such person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person (but only to the extent such obligations are not reimbursed within 30 days following receipt by such Person of a demand for reimbursement); (iv) with respect to the Company, any Disqualified Stock or Preferred Stock of the Company; and (v) the principal component of every obligation of the type referred to in clauses (i) through (iv) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise to the extent not otherwise included in the Debt of such Person.

The “amount” or “principal amount” of Debt at any time of determination as used herein represented by (x) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with IFRS, (y) any Redeemable Stock (as defined in the Target Indenture), shall be the maximum fixed redemption or repurchase price in respect thereof; and (z) any amount of Debt that has been cash-collateralized, to the extent so cash-collateralized, shall be excluded from any calculation of Debt. Notwithstanding anything else to the contrary, for all purposes under this Agreement, the amount of Debt Incurred, repaid, redeemed, repurchased or otherwise acquired by a Target Restricted Subsidiary shall equal the liability in respect thereof determined in accordance with IFRS and reflected on the Target’s consolidated statement of financial position.

The term “Debt” shall not include:

(a)	obligations described in clauses (i) or (ii) of the first paragraph of this definition of Debt that are Incurred by a Target Restricted Subsidiary (the “Proceeds Recipient”) and owed to a bank or other lending institution (the “On-Lend Bank”) to facilitate the substantially concurrent on-lending of proceeds (the “Proceeds On-Loan”) from Debt Incurred by the Target or any of its Target Restricted Subsidiaries (other than the Proceeds Recipient) to the extent (i) the principal obligations in respect of the Proceeds On-Loan are secured by security over cash granted in favor of the On-Lend Bank or any of its affiliates in an amount not less than the principal amount of the Proceeds On-Loan or (ii) the Proceeds On-Loan is put in place substantially concurrently with a loan by the Target or any of its Target Restricted Subsidiaries (other than the Proceeds Recipient) to the On-Lend Bank (the “On-Lend Bank Borrowing”) pursuant to which the Proceeds Recipient is entitled to reduce the principal amount of the Proceeds On-Loan by an amount equal to the principal amount of the On-Lend Bank Borrowing if a default or acceleration occurs with respect to such On-Lend Bank Borrowing; or (iii) the substantial risks and rewards of the Proceeds On-Loan are transferred, using a synthetic instrument or any other arrangement or agreement, from the On-Lend Bank to the Target or any of its Target Restricted Subsidiaries (other than the Proceeds Recipient) in exchange for an amount not less than (x) the amount of cash granted in favor of the On-Lend Bank or any of its Affiliates or (y) the outstanding amount of the On-Lend Bank Borrowing, as applicable, in each case as at the effective date of such transfer;

(b)	any liability of the Target or any of the Target Restricted Subsidiaries (other than the Proceeds Recipient) attributable to a synthetic instrument or any other arrangement or agreement described in paragraph (a)(iii) above to the extent such obligation under the relevant instrument, arrangement or agreement has not come due but is classified as a financial liability in accordance with IFRS and recorded as a current liability on the Target’s consolidated statement of financial position;

(c)	any Restricted MFS Cash;

(d)	any liability of the Target attributable to a put option or similar instrument, arrangement or agreement entered into after the Closing Date granted by the Target relating to an interest in any other entity, in each case to the extent such option has not been exercised or such obligation under the relevant instrument, arrangement or agreement has not come due but is classified as a financial liability in accordance with IFRS, and recorded as a current liability on the Target’s consolidated statement of financial position;

(e)	any standby letter of credit, performance bond or surety bond provided by the Target or any Target Restricted Subsidiary that are customary in the Related Business to the extent such letters of credit or bonds are not drawn upon or, if and to the extent drawn upon, are honored in accordance with their terms;

(f)	any deposits or prepayments received by the Target or a Target Restricted Subsidiary from a customer or subscriber for its service and any other deferred or prepaid revenue;

(g)	any obligations to make payments in relation to earn outs;

(h)	Debt which is in the nature of equity (other than redeemable shares) or equity derivatives;

(i)	Capital Lease Obligations or operating leases (together “Leases”);

(j)	receivables sold or discounted, whether recourse or non-recourse, including for the avoidance of doubt any debt in respect of Qualified Receivables Transactions (as defined in the Target Indenture), including without limitation guarantees by a Receivables Entity of the obligations of another Receivables Entity;

(k)	pension obligations or any obligation under employee plans or employment agreements;

(l)	any “parallel debt” obligations to the extent that such obligations mirror other Debt;

(m)	any payments or liability for assets acquired or services supplied deferred (including Trade Payables) in accordance with the terms pursuant to which the relevant assets were or are to be acquired or services were or are to be supplied;

(n)	the principal component or liquidation preference of all obligations of any Target Restricted Subsidiary with respect to the redemption, repayment or other repurchase of any Preferred Stock (including any accrued dividends);

(o)	the net obligations of such Person under any Permitted Interest Rate, Currency or Commodity Price Agreement; and

(p)	any Subordinated Shareholder Funding.

"Disqualified Stock" means, with respect to any person, any Capital Stock of such person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(a)	matures or is mandatorily redeemable for cash or in exchange for Debt pursuant to a sinking fund obligation or otherwise; or

(b)	is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Debt at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of:

(i)	the Termination Date; or

(ii)	the date on which there are no Facilities outstanding;

provided that:

(A)	only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; and

(B)	any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant person with the covenant described under Section 2 (Limitation on Restricted Payments) of Schedule 13 (General Undertakings),

provided further that if such Capital Stock is issued to any future, current or former employee, director, officer, contractor or consultant (or their respective Controlled Investment Affiliates (excluding the Permitted Holders (but not excluding any future, current or former employee, director, officer, contractor or consultant) or Immediate Family Members), of the Company, any of its Subsidiaries, any Parent Entity or any other entity in which the Company has an Investment and is designated in good faith as an "affiliate" by the Board of Directors (or the compensation committee thereof) or any other plan for the benefit of current, former or future employees (or their respective Controlled Investment Affiliates or Immediate Family Members)) of the Company or its Subsidiaries or by any such plan to such employees (or their respective Controlled Investment Affiliates or Immediate Family Members), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory, contractual or regulatory obligations.

"Equity Offering" means:

(a)	a sale of Capital Stock of the Company (other than Disqualified Stock and other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions); or

(b)	the sale of Capital Stock or other securities by any person, the proceeds of which are contributed to the equity of the Company by any Parent Entity in any form other than Debt.

"Escrowed Proceeds" means the proceeds from the offering or Incurrence of any debt securities or other Debt paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events, provided that the term "Escrowed Proceeds" shall include any interest earned on the amounts held in escrow.

"fair market value" wherever such term is used (except as otherwise specifically provided in this Agreement), may be conclusively established by means of an Officer's Certificate or a resolution of the Board of Directors of the Company setting out such fair market value as determined by such Officer or Board of Directors in good faith.

"Fitch" means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

"Guarantee" means, any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Debt of any other person, including any such obligation, direct or indirect, contingent or otherwise, of such person:

(a)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(b)	entered into primarily for purposes of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part),

provided that the term "Guarantee" will not include:

(i)	endorsements for collection or deposit in the ordinary course of business or consistent with past practice; and

(ii)	standard contractual indemnities or product warranties provided in the ordinary course of business or consistent with past practice,

and provided further that the amount of any Guarantee shall be deemed to be the lower of:

(A)	an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made; and

(B)	the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.

The term "Guarantee" used as a verb has a corresponding meaning.

"Hedging Obligations" means, with respect to any person, the obligations of such person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate hedge agreement, commodity cap agreement, commodity collar agreement, commodity purchase agreement, commodity futures or forward agreement, commodity option agreement, commodities derivative agreement, foreign exchange contracts, currency swap agreement, currency futures agreement, currency option agreement, currency derivatives or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

"IFRS" means the International Financial Reporting Standards promulgated by the International Accounting Standards Board or any successor board or agency (and, at the irrevocable option of the Company, as adopted by the European Union), as in effect on the Closing Date; provided that the Company may, at any time, irrevocably elect by written notice to the Trustee to use IFRS as in effect from time to time, and, upon such notice, references herein to IFRS shall thereafter be construed to mean IFRS as in effect from time to time. The Company also may, at any time, irrevocably elect to use GAAP as in effect from time to time in lieu of IFRS and, upon such notice, references herein to IFRS shall thereafter be construed to mean GAAP as in effect from time to time.

"Incur" means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided that any Debt or Capital Stock of a person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary and the terms "Incurred" and "Incurrence" have meanings correlative to the foregoing and any Debt pursuant to any revolving credit or similar facility shall only be "Incurred" at the time any funds are borrowed thereunder.

"Investment" means, with respect to any person, all investments by such person in other persons (including Affiliates) in the form of advances, loans or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Debt or other similar instruments issued by, such other persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of IFRS; provided that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If the Company issues, sells or otherwise disposes of any Capital Stock of a person that is a Subsidiary such that, after giving effect thereto, such person is no longer a Subsidiary, any Investment by the Company in such person remaining after giving effect thereto will be deemed to be a new Investment at such time.

"Investment Grade Securities" means:

(a)	securities issued or directly and fully Guaranteed or insured by Australia, the Canadian government, the EU or a member state of the EU, Japan, Norway, Switzerland, the UK, the US government or, in each case, any agency or instrumentality thereof (other than Cash Equivalent Investments);

(b)	debt securities or debt instruments with a rating of "A-" or higher from S&P or Fitch or "A3" or higher by Moody's or the equivalent of such rating by such rating organization or, if no rating of Moody's, Fitch or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and

(c)	Investments in any fund that invests exclusively in investments of the type described in paragraphs (a) and (b), above which fund may also hold cash and Cash Equivalent Investments pending investment or distribution.

“Interest Rate, Currency or Commodity Price Agreement” of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates, currency exchange rates or commodity prices or indices (excluding contracts for the purchase or sale of goods in the ordinary course of business).

"IRU" means an indefeasible right of use of or operating lease or licence or payable for (a) lit or unlit (1) fiber optic cable, (2) telecommunications conduit, and/or (3) telecommunications line; and/or (b) mobile tower, whether active or inactive; or, in each case, any similar or equivalent infrastructure and/ or asset or equipment.

“Joint Venture Consolidated EBITDA” means an amount equal to the product of (i) the Consolidated EBITDA of any joint venture (determined in good faith by a responsible financial or accounting officer of the Target on the same basis as provided for in the definition of “Consolidated EBITDA” (with the exception of clause (i) and the last sentence thereof) as if each reference to the “Target and its Target Restricted Subsidiaries” in such definition was to such joint venture) whose financial results are not consolidated with those of the Target in accordance with IFRS and (ii) a percentage equal to the direct or indirect equity ownership percentage of the Target and/or its Target Restricted Subsidiaries in the Capital Stock of such joint venture and its Subsidiaries.

"Lien" means any mortgage, pledge, security interest, encumbrance, lien, hypothecation or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

"Limited Condition Transaction" means (i) any Investment or acquisition, including by way of merger, amalgamation or consolidation, in each case, by one or more of the Company, the Target and its Target Restricted Subsidiaries, as applicable, of any assets, business or Person whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Debt requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

"Management Advances" means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees, contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Parent Entity or the Company, or to any management equity plan, stock option plan, any other management or employee benefit, bonus or incentive plan or any trust, partnership or other entity of, established for the benefit of or the beneficial owner of which (directly or indirectly) is the directors, officers, employees, contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Parent Entity or the Company:

(a)	in respect of any expenses (including travel, entertainment and moving expenses) Incurred in the ordinary course of business or consistent with past practice;

(b)	for purposes of funding any such person's purchase (or the purchase by any management equity plan) of Capital Stock or Subordinated Shareholder Funding (or similar obligations) of the Company, its Subsidiaries or any Parent Entity with the approval of the Board of Directors of the Company, or otherwise relating to any management equity plan, stock option plan any other management or employee benefit, bonus or incentive plan, provided that loans or advances, or Guarantees with respect to loans or advances, made pursuant to this paragraph (b) shall not exceed $5.0 million per calendar year;

(c)	in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(d)	[Reserved].

"Management Stockholders" means the members of management of the Company (or any Parent Entity) or its Subsidiaries who are holders of Capital Stock of the Company or of any Parent Entity on the Closing Date or will become holders of such Capital Stock in connection with the Transaction.

“Minority Shareholder Loan” means Debt of a Target Restricted Subsidiary that is issued to and held by an equity owner of such Target Restricted Subsidiary, other than the Target or a subsidiary of the Target.

"Moody's" means Moody's Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

"Nationally Recognized Statistical Rating Organization" means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Securities Act.

"Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or instalment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Debt or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(a)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid, reasonably estimated to be actually payable or accrued as a liability under IFRS (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Company and after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition, including distributions for Related Taxes and Permitted Tax Distributions;

(b)	all payments made on any Debt which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such Asset Disposition;

(c)	all distributions and other payments required to be made to minority interest holders (other than any Parent Entity, the Company or any of its respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition;

(d)	the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of IFRS, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company after such Asset Disposition; and

(e)	any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such Asset Disposition.

"Net Cash Proceeds" with respect to any issuance or sale of Capital Stock or Subordinated Shareholder Funding, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of Taxes paid or reasonably estimated to be actually payable as a result of such issuance or sale (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Company and after taking into account any available tax credit or deductions and any tax sharing agreements, and including distributions for Related Taxes and Permitted Tax Distributions).

"Obligations" means any principal, interest (including Post-Petition Interest and fees accruing on or after the filing of any petition in bankruptcy or for reorganisation relating to the Company whether or not a claim for Post-Petition Interest or fees is allowed in such proceedings), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers' acceptances), damages and other liabilities payable under the documentation governing any Debt.

"Parent Entity" means any direct or indirect parent of the Company.

"Parent Entity Expenses" means:

(a)	costs (including all legal, accounting and other professional fees and expenses) Incurred by Topco in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, any agreement or instrument relating to any Debt of the Company or Topco (including the Facilities), including in respect of any reports filed or delivered with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(b)	customary indemnification obligations of Topco owing to directors, officers, employees or other persons under its articles, charter, by-laws, partnership agreement or other organizational documents or pursuant to written agreements with any such person to the extent relating to the Company and its Subsidiaries;

(c)	obligations of Topco in respect of director and officer insurance (including premiums therefor) to the extent relating to the Company and its Subsidiaries;

(d)	any (i) general corporate overhead expenses, including all legal, accounting and other professional fees and expenses and (ii) other operational expenses of Topco related to the ownership or operation of the business of the Company; and

(e)	expenses Incurred by Topco in connection with (i) any offering, sale, conversion or exchange of Subordinated Shareholder Funding, Capital Stock or Debt and (ii) any related compensation paid to officers, directors and employees of Topco.

"Permitted Collateral Liens" means Liens on the Charged Property:

(a)	that are described in one or more of paragraphs (d), (hh) and (kk) of the definition of "Permitted Liens" and Liens arising by operation of law that would not materially interfere with the ability of the Security Agent to enforce the Security Interests in the Charged Property;

(b)	to secure all obligations (including paid-in-kind interest) in respect of:

(i)	the obligations under the Finance Documents;

(ii)	Debt described under paragraphs (b)(i) and (b)(vi) of Section 1 (Limitation on Debt) of Schedule 13 (General Undertakings);

(iii)	[Reserved];

(iv)	[Reserved];

(v)	[Reserved]; or

(vi)	any Refinancing Debt in respect of Debt referred to in sub-paragraphs (i) to (v) above, provided that any undrawn portion of Debt committed in connection with such refinancing shall include an unwaivable condition to drawing that the ratio (expressed as a percentage) of (a) the aggregate principal amount of Debt secured on the Target Shares as of the date of any drawdown (pro forma for any drawdown) divided by (b) the Target Share Value as of that date shall not exceed 50%; or

(c)	[Reserved],

provided that, in the case of paragraphs (b) and (c) above, each of the secured parties to any such Debt that is to share in all or substantially all of the Transaction Security will have entered into the Intercreditor Agreement or an Additional Intercreditor Agreement and provided further that such Lien shall rank pari passu or junior to the Liens securing the Facilities (and no Debt incurred under paragraphs(b)(ii) or (vi) above may be granted super-senior status or otherwise receive priority as to enforcement proceeds from the Charged Property); provided moreover that for purposes of determining compliance with this definition, in the event that a Permitted Collateral Lien meets the criteria of more than one of the categories of Permitted Collateral Liens described in paragraphs (a) through (c) above, the Company will be permitted to classify such Permitted Collateral Lien on the date of its Incurrence in any manner that complies with this definition.

"Permitted Interest Rate, Currency or Commodity Price Agreement" of any Person means any Interest Rate, Currency or Commodity Price Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates or with respect to Debt Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby, or in the case of currency or commodity protection agreements against currency exchange or commodity price fluctuations in the ordinary course of business relating to then existing financial obligations and not for purposes of speculation.

"Permitted Investment" means (in each case, by the Company):

(a)	[Reserved];

(b)	Investments in another person and as a result of such Investment such other person is merged, amalgamated, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Company in compliance with Section 6 (Merger and Consolidation) of Schedule 13 (General Undertakings);

(c)	Investments in cash or Cash Equivalent Investments;

(d)	Investments in receivables owing to the Company created or acquired in the ordinary course of business or consistent with past practice;

(e)	Investments in payroll, travel, relocation, entertainment, moving related and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or consistent with past practice;

(f)	Management Advances;

(g)	[Reserved];

(h)	Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, or through the provision of any services, including an Asset Disposition;

(i)	Investments existing or pursuant to agreements or arrangements in effect or existence on the Closing Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (i) as required by the terms of such Investment as in existence on the Closing Date or (ii) as otherwise permitted under this Agreement;

(j)	Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 1 (Limitation on Debt) of Schedule 13 (General Undertakings);

(k)	pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or consistent with past practice or Liens otherwise described in the definition of "Permitted Liens" or made in connection with Liens permitted under the covenant described under Section 3 (Limitation on Liens) of Schedule 13 (General Undertakings);

(l)	[Reserved];

(m)	[Reserved];

(n)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business or consistent with past practice, and in accordance with this Agreement;

(o)	any:

(i)	Guarantees of Debt not prohibited by the covenant described under Section 1 (Limitation on Debt) of Schedule 13 (General Undertakings); and

(ii)	[Reserved];

(p)	[Reserved];

(q)	Investments of an entity merged or amalgamated into the Company after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(r)	[Reserved];

(s)	contributions to a "rabbi" trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company;

(t)	[Reserved];

(u)	[Reserved];

(v)	[Reserved];

(w)	[Reserved];

(x)	Investments in connection with the Transaction;

(y)	Investments (including repurchases) in Debt of the Company;

(z)	[Reserved];

(aa)	[Reserved];

(bb)	[Reserved];

(cc)	Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(dd)	[Reserved];

(ee)	transactions entered into in order to consummate a Permitted Tax Restructuring;

(ff)	Investments in Target SDRs, shares or other financial instruments issued by the Target as long as either (i) pro forma for such Investments, the LTV Ratio is not greater than 50%, or (ii) such Investments are funded from (I) Excess Cashflow of the Company after giving effect to any mandatory prepayment pursuant to Clause 8.2 (Excess Cash Flow) of this Agreement, or (II) the proceeds of any issuance of Capital Stock of the Company or Subordinated Shareholder Funding, and in each case, such Target SDRs, shares and other financial instruments are pledged as Charged Property promptly after any such Investment; and

(gg)	Investments consisting of Backstop Proceeds Loans.

"Permitted Liens" means, with respect to any person:

(a)	[Reserved];

(b)	pledges, deposits or Liens under workmen's compensation laws, old-age-part-time arrangements, payroll taxes, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements) or pension related liabilities and obligations, or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure the performance of bids, trade contracts, government contracts and leases, statutory obligations, surety, stay, indemnity, judgment, customs, appeal or performance bonds, (including pledges, deposits or Liens under any indemnities, undertakings, guarantees, counter guarantees or indemnities and contractual obligations provided in connection with such surety, stay, indemnity, judgment, customs, appeal or performance bonds), guarantees of government contracts, return-of-money bonds, bankers' acceptance facilities (or other similar bonds, instruments or obligations), obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, or as security for contested taxes or import or customs duties or for the payment of (or obligations of credit insurers with respect thereof) rent, or other obligations of like nature, in each case Incurred in the ordinary course of business or consistent with past practice;

(c)	[Reserved];

(d)	Liens for Taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days from the date on which the Company becomes aware such amounts are overdue or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to IFRS (or other applicable accounting principles) have been made in respect thereof;

(e)	[Reserved];

(f)	Liens:

(i)	on assets, capital stock or property of the Company securing Hedging Obligations or Cash Management Services permitted under this Agreement;

(ii)	that are statutory, common law or contractual rights of set-off (including, for the avoidance of doubt, Liens arising under the general terms and conditions of banks or saving banks) or, in the case of sub-paragraphs (A) or (B) below, other bankers' Liens:

(A)	relating to treasury, depository and Cash Management Services or any automated clearing house transfers of funds in the ordinary course of business or consistent with past practice and not given in connection with the issuance of Debt;

(B)	relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or consistent with past practice of the Company or any Subsidiary of the Company; or

(C)	relating to purchase orders and other agreements entered into with customers of the Company in the ordinary course of business or consistent with past practice;

(iii)	on cash accounts securing Debt and other Obligations permitted to be Incurred under paragraphs (b)(viii)(D) or (b)(viii)(E) of Section 1 (Limitation on Debt) of Schedule 13 (General Undertakings) with financial institutions;

(iv)	encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice and, in each case, not for speculative purposes;

(v)	of a collection bank arising under Section 4-210 of the UCC (or a similar statutory provision in another applicable jurisdiction) on items in the course of collection;

(vi)	in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business or consistent with past practice in connection with the maintenance of such accounts; and/or

(vii)	arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not secure any Debt;

(g)	leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business or consistent with past practice;

(h)	Liens securing or otherwise arising out of judgments, decrees, attachments, orders or awards not giving rise to an Event of Default so long as:

(i)	any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated;

(ii)	the period within which such proceedings may be initiated has not expired; or

(iii)	no more than sixty (60) days have passed after (A) such judgment, decree,

order or award has become final or (B) such period within which such proceedings may be initiated has expired;

(i)	[Reserved];

(j)	[Reserved];

(k)	[Reserved];

(l)	[Reserved];

(m)	Liens in favor of the Company;

(n)	Liens securing Refinancing Debt Incurred to refinance Debt that was previously so secured, and permitted to be secured under this Agreement (other than with respect to Liens Incurred under paragraph (cc) of this definition of "Permitted Liens"); provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Debt or other Obligations being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder provided that any undrawn portion of Debt committed in connection with such refinancing shall include an unwaivable condition to drawing that the ratio (expressed as a percentage) of (a) the aggregate principal amount of Debt secured on the Target Shares as of the date of any drawdown (pro forma for any drawdown) divided by (b) the Target Share Value as of that date shall not exceed 50%;

(o)	Liens constituting:

(i)	mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company has easement rights or on any leased property and subordination or similar arrangements relating thereto; and

(ii)	any condemnation or eminent domain proceedings affecting any real property;

(p)	[Reserved];

(q)	[Reserved];

(r)	[Reserved];

(s)	[Reserved];

(t)	Permitted Collateral Liens;

(u)	[Reserved];

(v)	[Reserved];

(w)	[Reserved];

(x)	[Reserved];

(y)	Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Agreement;

(z)	Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business or consistent with past practice securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(aa)	[Reserved];

(bb)	[Reserved]

(cc)	[Reserved];

(dd)	[Reserved];

(ee)	[Reserved];

(ff)	Settlement Liens;

(gg)	[Reserved]

(hh)	the rights reserved to or vested in any person or government, statutory or regulatory authority by the terms of any lease, license, franchise, grant or permit held by the Company or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(ii)	[Reserved];

(jj)	[Reserved];

(kk)	Liens arising or incurred in connection with any Permitted Tax Restructuring or the Transaction;

(ll)	[Reserved];

(mm)	Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Debt (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Debt or government securities purchased with such cash, in either case, to the extent such cash or government securities are held in an escrow account or similar arrangement, including in each case any interest or premium thereon;

(nn)	Liens arising in connection with any joint and several liability and any netting or set-off arrangement arising in each case by operation of law as a result of the existence or establishment of a fiscal unity solely for corporate income tax or value added tax purposes in any jurisdiction of which the Company or a Subsidiary is or becomes a member;

(oo)	standard terms relating to banker's Liens or similar general terms and conditions of banks with whom the Company maintains a banking relationship in the ordinary course of business or consistent with past practice, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution;

(pp)	Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or consistent with past practice or other trading activities, or liens over cash accounts and receivables securing cash pooling or cash management arrangements;

(qq)	(i) Liens on the Backstop Proceeds Loans created for the benefit of or to secure, directly or indirectly and the Backstop Facilities, (ii) Liens created for the benefit of or to secure, directly or indirectly, the Facilities, (iii) Liens pursuant to the Intercreditor Agreement, any Additional Intercreditor Agreement and/or the Transaction Security Documents, (iii) Liens in respect of property and assets securing Debt if the recovery in respect of such Liens is subject to loss-sharing as among the Lenders and the creditors of such Debt pursuant to the Intercreditor Agreement or an Additional Intercreditor Agreement and (iv) Liens securing Debt Incurred under paragraph (b)(i) of Section 1 (Limitation on Debt) of Schedule 13 (General Undertakings) to the extent the Agreed Security Principles would not permit such Lien to be granted to the Facilities;

(rr)	Liens created or subsisting in order to secure any pension liabilities or partial retirement liabilities or any liabilities arising in connection with any pension insurance plan; and

(ss)	any extension, renewal or replacement, in whole or in part, of any Lien described in this definition of Permitted Lien, provided that any such extension, renewal or replacement shall not extend in any material respect to any additional property or assets.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of Incurrence or at a later date), the Company in its sole discretion may divide, classify all or any portion of such Permitted Lien in any manner that complies with this Agreement and such Permitted Lien shall be treated as having been made pursuant only to the paragraph or paragraphs of the definition of Permitted Lien to which such Permitted Lien has been classified.

"Permitted Tax Distribution" means if and for so long as the Company is a member of a fiscal unity (whether resulting from a domination and profit or loss pooling agreement or otherwise) or a group filing a consolidated or combined tax return with any Parent Entity, any dividends, intercompany loans, other intercompany balances or other distributions to fund any income Taxes for which such Parent Entity is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis calculated as if the Company and its Subsidiaries had paid Tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company and its Subsidiaries.

"Permitted Tax Restructuring" means any reorganisations and other activities related to tax planning and tax reorganisation entered into prior to, on or after the date hereof so long as such Permitted Tax Restructuring is not materially adverse to the Lenders, individually or in the aggregate.

"Post-Petition Interest" means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

"Preferred Stock", as applied to the Capital Stock of any person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over shares of Capital Stock of any other class of such person.

"Purchase Money Obligations" means any Debt Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any person owning such property or assets, or otherwise.

"Refinance" means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms "refinances", "refinanced" and "refinancing" as used for any purpose in this Agreement shall have a correlative meaning.

"Refinancing Debt" means Debt that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Debt existing on the Closing Date or Incurred in compliance with this Agreement, including Debt that refinances Refinancing Debt, provided that:

(a)	such Refinancing Debt:

(i)	has a Weighted Average Life to Maturity at the time such Refinancing Debt is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Debt, Disqualified Stock or Preferred Stock being refunded or refinanced; and

(ii)	to the extent refinancing Subordinated Debt, Disqualified Stock or Preferred Stock, is Subordinated Debt, Disqualified Stock or Preferred Stock, respectively, and, in the case of Subordinated Debt, is subordinated to the Facilities on terms at least as favorable to the Lenders as those contained in the documentation governing the Debt being refinanced;

(b)	[Reserved];

(c)	such Refinancing Debt has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus the aggregate amount of accrued and unpaid interest and any fees and expenses (including original issue discount, upfront fees or similar fees), including any premium and defeasance costs, indemnity fees, discounts, premiums and other costs and expenses Incurred or payable in connection with such refinancing) under the Debt being Refinanced; and

(d)	Refinancing Debt in respect of any Credit Facility or any other Debt may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Debt.

"Related Taxes" means any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes and other fees and expenses (other than (x) Taxes measured by income and (y) withholding Taxes), required to be paid (provided that such Taxes are in fact paid) by any Parent Entity by virtue of its:

(a)	being organized or otherwise being established or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company's Subsidiaries) or otherwise maintain its existence or good standing under applicable law;

(b)	being a holding company parent, directly or indirectly, of the Company or any Subsidiaries of the Company;

(c)	issuing or holding Subordinated Shareholder Funding;

(d)	receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Company or any Subsidiaries of the Company, or

(e)	having made (i) any payment in respect to any of the items for which the Company is permitted to make payments to any Parent Entity pursuant to Section 2 (Limitation on Restricted Payments) of Schedule 13 (General Undertakings) or (ii) any Permitted Tax Distribution.

“Related Business” means (i) any business, services or activities engaged in by the Target or any of its Subsidiaries on the Closing Date and (ii) any business, services and activities that are related, complementary, incidental, ancillary or similar to any of the foregoing, or are extensions or developments thereof, including, without limitation, broadband internet, network-related services, cable television, broadcast content, network neutral services, electronic transactional, financial and commercial services related to provision of telephony or internet services.

“Restricted Cash” means the sum of (i) Restricted MFS Cash and (ii) without duplication, the amount of cash that would be stated as “restricted cash” on the consolidated statement of financial position of the Target as of such date in accordance with IFRS.

“Restricted MFS Cash” means, as of any date of determination, an amount equal to any cash paid in or deposited by or held on behalf of any customer or dealer of, or any other third party in relation to, one or more of the Target’s Subsidiaries engaged in the provision of mobile financial services and designated as “restricted cash” on the consolidated statement of financial position of the Target, together with any interest thereon.

"Restricted Investment" means any Investment other than a Permitted Investment.

"S&P" means Standard & Poor's Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

"Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company, the Target or the Target Restricted Subsidiaries, as applicable, transfers such property to a Person and the Company, the Target or the Target Restricted Subsidiaries, as applicable, leases it from such Person.

"SEC" means the Securities and Exchange Commission or any successor thereto.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

"Security Interests" means the security interests in the Charged Property that are created by the Transaction Security Documents.

"Settlement" means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business or consistent with past practice.

"Settlement Asset" means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a person in consideration for a Settlement made or arranged, or to be made or arranged, by such person or an Affiliate of such person.

"Settlement Debt" means any payment or reimbursement obligation in respect of a Settlement Payment.

"Settlement Lien" means any Lien relating to any Settlement or Settlement Debt (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

"Settlement Payment" means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

"Settlement Receivable" means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a person in consideration for a Settlement made or arranged, or to be made or arranged, by such person.

"Similar Business" means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates (including, for the avoidance of doubt, the Target Group) on the Closing Date and (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Specified Legal Expenses” means, to the extent not constituting an extraordinary, non-recurring or unusual loss, charge or expense, all attorneys’ and experts’ fees and expenses and all other costs, liabilities (including all damages, penalties, fines and indemnification and settlement payments) and expenses paid or payable in connection with any threatened, pending, completed or future claim, demand, action, suit, proceeding, inquiry or investigation (whether civil, criminal, administrative, governmental or investigative).

"Stated Maturity" means, with respect to any Debt, the date specified in the instrument governing such Debt as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any Contingent Obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

"Subordinated Debt" means, with respect to any person, any Debt (whether outstanding on the Closing Date or thereafter Incurred) which is expressly subordinated in right of payment or security to the Facilities pursuant to a written agreement or which constitutes Second Lien Liabilities (as defined in the Intercreditor Agreement). No Debt will be deemed to be subordinated in right of payment to any other Debt solely by virtue of being unsecured or by virtue of being secured on a junior basis or on different assets, or due to the fact that holders (or an agent, trustee or representative thereof) of any Debt have entered into intercreditor or similar arrangements giving one or more of such holders priority over the other holders in the collateral held by them or by virtue of the application of "waterfall" or similar payment ordering provisions affecting tranches of Debt.

"Subordinated Shareholder Funding" means, collectively, any funds provided to the Company by any Parent Entity, any Affiliate of any Parent Entity or any Permitted Holder or any Affiliate thereof, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by any of the foregoing persons, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided that such Subordinated Shareholder Funding:

(a)	does not mature or require any amortisation, redemption or other repayment of principal or any sinking fund payment prior to the date that is six (6) months after the Termination Date (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Company or any funding meeting the requirements of this definition) or the making of any such payment prior to the date that is six (6) months after the Termination Date is restricted by the Intercreditor Agreement, an Additional Intercreditor Agreement or another intercreditor agreement;

(b)	does not require, prior to the date that is six (6) months after the Termination Date, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts or the making of any such payment prior to the date that is six (6) months after the Termination Date is restricted by the Intercreditor Agreement or an Additional Intercreditor Agreement;

(c)	contains no change of control, asset sale or similar provisions and does not accelerate and has no right to declare a Default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the date that is six (6) months after the Termination Date or the payment of any amount as a result of any such action or provision or the exercise of any rights or enforcement action, in each case, prior to the date that is six (6) months after the Termination Date is restricted by the Intercreditor Agreement or an Additional Intercreditor Agreement;

(d)	does not provide for or require any security interest or encumbrance over any asset of the Company or any of its Subsidiaries;

(e)	pursuant to its terms or to the Intercreditor Agreement, an Additional Intercreditor Agreement or another intercreditor agreement, is fully subordinated and junior in right of payment to the Facilities and any Guarantee pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding or are no less favorable in any material respect to Lenders than those contained in the Intercreditor Agreement as in effect on the Closing Date with respect to the Subordinated Liabilities;

(f)	is not Guaranteed by any Subsidiary of the Company;

(g)	contains restrictions on transfer to a person who is not a Parent Entity, any Affiliate of any Parent Entity, any holder of Capital Stock of a Parent Entity or any Affiliate of a Parent Entity or any Permitted Holder or any Affiliate thereof; provided that any transfer of Subordinated Shareholder Funding to any of the foregoing persons shall not be deemed to be materially adverse to the interests of the Lenders; and

(h)	does not (including upon the happening of any event) restrict the payment of amounts due in respect of the Facilities or any Guarantee thereof or compliance by the Company with its obligations under the Facilities, any Guarantee thereof or this Agreement.

"Target Indenture" means the indenture dated on or about 2 April 2024 among Millicom International Cellular S.A., as issuer, and Citibank N.A., London branch, as trustee, and pursuant to which $450.0 million of 7.375% senior notes due 2032 were issued.

"Target Restricted Subsidiary" means any Subsidiary of the Target other than an Unrestricted Subsidiary (as defined in the Target Indenture).

"Temporary Cash Investments" means any of the following:

(a)	any Investment in:

(i)	direct obligations of, or obligations Guaranteed by, (A) the US or Canada, (B) any EU member state, (C) the UK, (D) Australia, Japan, Norway or Switzerland, (E) any country in whose currency funds are being held specifically pending application in the making of an investment or capital expenditure by the Company or a Subsidiary of the Company or any member of the Target Group in that country with such funds or (F) any agency or instrumentality of any such country or member state; or

(ii)	direct obligations of any country recognized by the US rated at least "A" by S&P or Fitch or "A-1" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P, Fitch or Moody's then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(b)	overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers' acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one (1) year after the date of acquisition thereof issued by:

(i)	any Lender;

(ii)	any institution authorized to operate as a bank in any of the countries or member states referred to in paragraph (a)(i) above; or

(iii)	any bank or trust company organized under the laws of any such country or member state or any political subdivision thereof, in each case, having capital and surplus aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long-term debt is rated at least "A" by S&P or Fitch or "A-2" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P, Fitch or Moody's then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(c)	repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in paragraphs (a) or (b) above entered into with a person meeting the qualifications described in paragraph (b) above;

(d)	Investments in commercial paper, maturing not more than two hundred and seventy (270) days after the date of acquisition, issued by a person (other than the Company or any of the Company's Subsidiaries or any member of the Target Group), with a rating at the time as of which any Investment therein is made of "P-2" (or higher) according to Moody's or "F2" (or higher) according to Fitch or "A-2" (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P, Fitch or Moody's then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(e)	Investments in securities maturing not more than one (1) year after the date of acquisition issued or fully Guaranteed by Australia, Canada, any European Union member state, Japan, Norway, Switzerland, the UK, any state, commonwealth or territory of the US, or by any political subdivision or taxing authority of any such state, commonwealth, territory, country or member state of any of the foregoing, and rated at least "BBB-" by S&P or Fitch or "Baa3" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P, Fitch or Moody's then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(f)	bills of exchange issued in Australia, Canada, a member state of the European Union, Japan, Norway, Switzerland, the UK or the US eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(g)	any money market deposit accounts issued or offered by a commercial bank organized under the laws of a country that is a member of the Organization for Economic Co-operation and Development, in each case, having capital and surplus in excess of $250 million (or the foreign currency equivalent thereof) or whose long term debt is rated at least "A" by S&P or Fitch or "A2" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P, Fitch or Moody's then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(h)	Investment funds investing ninety (90) per cent. of their assets in securities of the type described in paragraphs (a) through (g) above (which funds may also hold reasonable amounts of cash pending investment or distribution); and

(i)	investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the US Investment Company Act of 1940, as amended.

"UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of a collateral agent's security interest in any item or portion of the Charged Property is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term "UCC" shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

"Voting Stock" of a person means all classes of Capital Stock of such person then outstanding and normally entitled to vote in the election of directors.

"Weighted-Average Life to Maturity" means, when applied to any Debt, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(a)	the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(b)	the sum of all such payments.

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